Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 15, 2009

among

ROCKWOOD SPECIALTIES GROUP, INC.,
as US Borrower

ROCKWOOD SPECIALTIES LIMITED,
as UK Borrower

ROCKWOOD SPECIALTIES INTERNATIONAL, INC.,
as a Guarantor

The Several Lenders
from Time to Time Parties Hereto

CREDIT SUISSE,
as Administrative Agent

CREDIT SUISSE,

UBS SECURITIES LLC

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers and Joint Bookrunners

i

6.2.	Collateral	110
6.3.	Legal Opinions	112
6.4.	Receipt of Senior Subordinated Notes and Senior Subordinated Loan Agreement Proceeds	113
6.5.	Equity Contributions	113
6.6.	Closing Certificates	113
6.7.	Corporate Proceedings of Each Credit Party	113
6.8.	Corporate Documents	114
6.9.	Fees	114
6.10.	Escrow Agreements; Acquisition	114
6.11.	Patriot Act	114

SECTION 7.	Conditions Precedent to All Credit Events; Certain Funds Period; Clean-Up Period; Conditions Precedent to Restatement Date	115
7.1.	No Default; Representations and Warranties	115
7.2.	Notice of Borrowing; Letter of Credit Request	115
7.3.	Certain Funds Period	115
7.4.	Clean-Up Period	117
7.5.	UK Borrower	118
7.6.	Revolving Credit Loans and Extended Revolving Credit Loans	118
7.7.	Conditions Precedent to Restatement Date	118

SECTION 8.	Representations, Warranties and Agreements	118
8.1.	Corporate Status	118
8.2.	Corporate Power and Authority	119
8.3.	No Violation	119
8.4.	Litigation	119
8.5.	Margin Regulations	119
8.6.	Governmental Approvals	119
8.7.	Investment Company Act	120
8.8.	True and Complete Disclosure	120
8.9.	Financial Condition; Financial Statements	120
8.10.	Tax Returns and Payments	120
8.11.	Compliance with ERISA	121
8.12.	Subsidiaries	122
8.13.	Patents, etc.	122
8.14.	Environmental Laws	122
8.15.	Properties	122

SECTION 9.	Affirmative Covenants	123
9.1.	Information Covenants	123
9.2.	Books, Records and Inspections	126
9.3.	Maintenance of Insurance	126
9.4.	Payment of Taxes	127
9.5.	Consolidated Corporate Franchises	127
9.6.	Compliance with Statutes, Obligations, etc.	127
9.7.	ERISA	127

9.8.	Good Repair	128
9.9.	Transactions with Affiliates	128
9.10.	End of Fiscal Years; Fiscal Quarters	128
9.11.	Additional Guarantors and Grantors	129
9.12.	Pledges of Additional Stock and Evidence of Indebtedness	130
9.13.	Use of Proceeds	132
9.14.	Changes in Business	133
9.15.	Further Assurances	133
9.16.	UK Borrower	134
9.17.	Sale and Purchase Agreement	134
9.18.	Post-Closing Obligations	134

SECTION 10.	Negative Covenants	136
10.1.	Limitation on Indebtedness	136
10.2.	Limitation on Liens	139
10.3.	Limitation on Fundamental Changes	141
10.4.	Limitation on Sale of Assets	144
10.5.	Limitation on Investments	145
10.6.	Limitation on Dividends	148
10.7.	Limitations on Debt Payments and Amendments	150
10.8.	Limitations on Sale Leasebacks	151
10.9.	Senior Secured Debt to Consolidated EBITDA Ratio	151
10.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio	151
10.11.	Capital Expenditures	151

SECTION 11.	Events of Default	152
11.1.	Payments	152
11.2.	Representations, etc.	152
11.3.	Covenants	152
11.4.	Default Under Other Agreements	153
11.5.	Bankruptcy, etc.	153
11.6.	ERISA	154
11.7.	Guarantee	154
11.8.	Pledge Agreement	154
11.9.	Security Agreement	154
11.10.	Mortgages	154
11.11.	Foreign Guarantees	155
11.12.	Foreign Security Documents	155
11.13.	Subordination	155
11.14.	Judgments	155
11.15.	Change of Control	155

SECTION 12.	The Administrative Agent	156
12.1.	Appointment	156
12.2.	Delegation of Duties	156
12.3.	Exculpatory Provisions	156
12.4.	Reliance by Administrative Agent	157

12.5.	Notice of Default	157
12.6.	Non-Reliance on Administrative Agent and Other Lenders	158
12.7.	Indemnification	158
12.8.	Administrative Agent in its Individual Capacity	159
12.9.	Successor Agent	159
12.10.	Withholding Tax	159

SECTION 13.	Collateral Allocation Mechanism	160
13.1.	Implementation of CAM	160
13.2.	Letters of Credit	161
13.3.	Net Payments Upon Implementation of CAM Exchange	162

SECTION 14.	Miscellaneous	163
14.1.	Amendments and Waivers	163
14.2.	Notices	165
14.3.	No Waiver; Cumulative Remedies	166
14.4.	Survival of Representations and Warranties	167
14.5.	Payment of Expenses and Taxes	167
14.6.	Successors and Assigns; Participations and Assignments	167
14.7.	Replacements of Lenders under Certain Circumstances	172
14.8.	Adjustments; Set-off	172
14.9.	Counterparts	173
14.10.	Severability	173
14.11.	Integration	173
14.12.	GOVERNING LAW	173
14.13.	Submission to Jurisdiction; Waivers	173
14.14.	Acknowledgments	174
14.15.	WAIVERS OF JURY TRIAL	174
14.16.	Confidentiality	174
14.17.	Judgment Currency	175
14.18.	Permitted Amendments	176
14.19.	Effect of the Amendment and Restatement	176

SCHEDULES

Schedule 1.1 (a)	Additional Cost
Schedule 1.1 (b)	Mortgaged Properties
Schedule 1.1 (c)	Commitments and Addresses of Lenders
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A-1	Form of Canadian Guarantee

Exhibit A-2	Forms of Canadian Pledge Agreements
Exhibit A-3	Form of Canadian Security Agreement
Exhibit B	Forms of French Pledge Agreements
Exhibit C-1	Forms of German Abstract Acknowledgements of Indebtedness
Exhibit C-2	Form of German Assignment of Claims
Exhibit C-3	Form of German Guarantee
Exhibit C-4	Form of German Negative Pledge Agreement
Exhibit C-5	Form of German Pledge Agreement
Exhibit C-6	Forms of German Conditional Security Agreements
Exhibit C-7	German Pledge Agreement (Brockhues)
Exhibit D	Form of Guarantee
Exhibit E-1	Form of Italian Guarantee
Exhibit E-2	Forms of Italian Share Pledge Agreements
Exhibit E-3	Form of Italian Trademark Pledge Agreement
Exhibit F	Form of Mortgage (Real Property)
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Pledge Agreement
Exhibit I	Form of Security Agreement
Exhibit J-1	Form of Singapore Guarantee
Exhibit J-2	Forms of Singapore Pledge Agreements
Exhibit J-3	Form of Singapore Security Agreement
Exhibit K	Forms of Taiwan Pledge Agreements
Exhibit L-1	Form of UK Debenture
Exhibit L-2	Form of UK Guarantee
Exhibit L-3	Forms of UK Pledge Agreements
Exhibit M	Form of Luxembourg Pledge Agreements
Exhibit N	Form of Letter of Credit Request
Exhibit O-1	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit O-2	Form of Opinion of Tom Riordan
Exhibit O-3	Form of Opinion of Latham & Watkins LLP
Exhibit O-4	Form of Opinion of Latham & Watkins LLP
Exhibit O-5	Form of Opinion of Borden Ladner Gervais
Exhibit O-6	Form of Opinion of Latham & Watkins LLP
Exhibit O-7	Form of Opinion of Lee and Li
Exhibit O-8	Form of Opinion of Norton Rose Milan
Exhibit O-9	Form of Opinion of Burness
Exhibit O-10	Form of Opinion of Arendt & Medernach
Exhibit O-11	Form of Opinion of Local Counsel
Exhibit P	Form of Closing Certificate
Exhibit Q	Form of Assignment and Acceptance
Exhibit R-1	Form of Promissory Note (Tranche A-1 Term Loans)
Exhibit R-2	Form of Promissory Note (Tranche A-2 Term Loans)
Exhibit R-3	Form of Promissory Note (Tranche E Term Loans)
Exhibit R-4	Form of Promissory Note (Tranche G Term Loans)
Exhibit R-5	Form of Promissory Note (Revolving Credit Loans)
Exhibit R-6	Form of Promissory Note (Tranche H Term Loans

v

Exhibit R-7	Form of Promissory Note (Tranche I Term Loans)
Exhibit R-8	Form of Promissory Note (Extended Revolving Credit Loans and Swingline Loans)
Exhibit S	Form of Confidentiality Agreement
Exhibit T	Form of Post-Closing Schedule
Exhibit U	Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 15, 2009, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), the lending institutions from time to time parties hereto, CREDIT SUISSE, as Administrative Agent and as Collateral Agent (such terms and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1), and UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agents.

WHEREAS, on the Closing Date, the US Borrower, the UK Borrower, Holdings, the Administrative Agent and certain of the Lenders entered into the Existing Credit Agreement pursuant to which certain of the Lenders agreed to extend credit to the Borrowers on a revolving credit basis and/or to make term loans to the US Borrower and the UK Borrower as specified therein;

WHEREAS, the Borrowers desire that certain of the Lenders and the other parties hereto agree to amend and restate the Existing Credit Agreement in its entirety and to continue to extend credit under the Existing Credit Agreement as amended and restated by this Agreement;

WHEREAS, the Required Lenders have, on or prior to the Restatement Date, authorized and directed the Administrative Agent to execute this Agreement pursuant to the Amendment Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1.           Definitions

1.1.          Defined Terms.  (a)   As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Accepting Lenders” shall have the meaning provided in Section 14.18.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the sum of the amounts for such period of, without duplication, (a) income from continuing operations before income taxes and extraordinary items, (b) interest expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) non-recurring charges, (f) non-cash charges, (g) losses on asset sales and (h) restructuring charges or reserves less the sum of the amounts for such period of (i) non-recurring gains, (j) non-cash gains, (k) gains on asset sales and (l) interest income, all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition” shall mean the acquisition by the US Borrower and/or certain of its Affiliates pursuant to the Sale and Purchase Agreement of the outstanding capital stock (and the economic ownership of certain assets and businesses subject to a fiduciary trust agreement) of certain members of the Dynamit Nobel group (collectively, the “Target”) from the New Sellers.

“Acquisition Agreements” shall mean the Purchase Agreement and the Sale and Purchase Agreement.

“Acquisition Equity Contribution” shall mean, in connection with the Acquisition, (a) the contribution by investment entities controlled by KKR and DLJ Merchant Banking of approximately $488,000,000 (assuming an exchange rate of $1.20 to €1.00 and subject to adjustment based on the Sale and Purchase Agreement such that the amount of such contribution, together with the amount described in Section 6.4, the aggregate amount of the Term Loans funded on the Funding Date and the amount of any Revolving Credit Loans funded on the Funding Date to finance the Acquisition (which shall be accompanied by a proportionate increase in the amount of such equity contribution), shall be sufficient to pay the purchase price under the Sale and Purchase Agreement) in cash made on the Funding Date to Parent in the form of common equity, (b) the use by Parent of the full amount of such cash consideration described in clause (a) to purchase common equity of PIK Holdco and/or to make a cash equity contribution to the common equity of PIK Holdco, (c) the use by PIK Holdco of the full amount of such cash consideration described in clause (b) (less up to $21,000,000 used to refinance a portion of the PIK Notes and pay related fees and prepayment premiums) to purchase common equity of Holdings and/or to make a cash equity contribution to the common equity of Holdings and (d) the use by Holdings of the full amount of such cash consideration described in clause (c) to purchase common equity of the US Borrower and/or to make a cash equity contribution to the common equity of the US Borrower.

“Acquisition Escrow Agreement” shall mean the Acquisition Escrow Agreement dated as of the Funding Date among the New Sellers, the US Borrower, Knight Erste Beteiligungs GmbH and The Bank of New York, as Financing Escrow Agent.

“Additional Cost” shall mean, in relation to any Foreign Currency Borrowing, the cost as calculated by the Administrative Agent in accordance with Schedule 1.1(a) imputed to each Lender participating in such Borrowing of compliance with the mandatory liquid assets requirements of the Financial Services Authority (or other applicable regulatory authority) during the applicable Interest Period, expressed as a percentage.

“Adjusted Total Extended Revolving Credit Commitment” shall mean at any time the Total Extended Revolving Credit Commitment less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean CS, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.  With respect to Foreign Currency Borrowings, the Administrative Agent may be an Affiliate of CS for purposes of administering such Borrowings, and all references herein to the term “Administrative Agent” shall be deemed to refer to the Administrative Agent in respect of the applicable Borrowing or to all Administrative Agents, as the context requires.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control (i) a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise and (ii) any other Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Aggregate Extended Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b).

“Aggregate Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amendment Agreement” shall mean the Amendment Agreement dated as of June 15, 2009 among Holdings, the Borrowers, the Administrative Agent and the Lenders party thereto to which this Agreement shall be attached.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is (a) a Revolving Credit Loan, 1.75% per annum, (b) an Extended Revolving Credit Loan or a Swingline Loan, 3.25% per annum, (c) a Tranche E Term Loan, 1.50% per annum and (d) a Tranche H Term Loan, 3.00% per annum.  Notwithstanding the foregoing, in the event that the Tranche E Term Loans and/or the Tranche H Term Loans shall at any time be rated at least Ba3 by Moody’s and at least BB- by S&P, as applicable, the term “Applicable ABR Margin” shall mean, from and after such date and until such time as such rating shall no longer be applicable, with respect to each ABR Loan that is a Tranche E Term Loan and/or a Tranche H Term Loan, as applicable, the applicable percentage per annum set forth above minus 0.25%.

“Applicable Eurodollar Margin” shall mean at any date with respect to each Eurodollar Loan that is (a) a Revolving Credit Loan, 3.00% per annum, (b) an Extended Revolving Credit Loan, 4.50% per annum, (c) a Tranche A-1 Term Loan or a Tranche A-2 Term Loan, 3.00% per annum, (d) a Tranche E Term Loan, 2.75%, (e) a Tranche G Term Loan, 3.00% per annum, (f) a Tranche H Term Loan, 4.25% per annum and (g) a Tranche I Term Loan, 4.50%.  Notwithstanding the foregoing, (a) in the event that the Tranche E Term Loans and/or the Tranche H Term Loans shall at any time be rated at least Ba3 by Moody’s and at least BB- by S&P, as applicable, the term “Applicable Eurodollar Margin” shall mean, from and after such date and until such time as such ratings shall no longer be applicable, with respect to each Eurodollar Loan that is a Tranche E Term Loan and/or a Tranche H Term Loan, as applicable, the applicable percentage per annum set forth above minus 0.25% and (b) in the event that the Tranche G Term Loans and/or the Tranche I Term Loans shall at any time be rated at least Ba3 by

Moody’s and at least BB- by S&P, as applicable, the term “Applicable Eurodollar Margin” shall mean, from and after such date and until such time as such ratings shall no longer be applicable, with respect to each Eurodollar Loan that is a Tranche G Term Loan and/or a Tranche I Term Loan, as applicable, the applicable percentage per annum set forth above minus 0.25%.

“Approved Fund” shall have the meaning provided in Section 14.6.

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business units, assets or other properties of the US Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of the US Borrower owned by the US Borrower or a Restricted Subsidiary).  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Section 10.4(b) and the transactions permitted by Section 10.4(e) to the extent any Net Cash Proceeds in respect of accounts receivable subject to receivables financing facilities or factoring arrangements thereunder shall exceed $200,000,000 at any one time.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit Q.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the US Borrower designated as such in writing to the Administrative Agent by the US Borrower.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication, (i) for the purposes of Section 10.5(j), Section 10.5(m), Section 10.11(b) and the first proviso to Section 10.7 (to the extent, in the case of the first proviso to Section 10.7, that the Consolidated Total Debt to Consolidated EBITDA Ratio at such time and after giving effect to the prepayment, repurchase, redemption or defeasance to be completed on the Reference Date is less than 2.25 to 1.00), $600,000,000; provided, however, that any portion of such $600,000,000 in excess of $90,000,000 can only be used to make investments permitted pursuant to Section 10.5(j) and Section 10.5(m) and in no case shall such portion in excess of $90,000,000 be used, directly or indirectly, to declare or pay any Dividends or make any payments pursuant to Section 10.7, (ii) the aggregate amount of Net Cash Proceeds from Prepayment Events refused by Term Loan Lenders and retained by the US Borrower or the UK Borrower, as the case may be, in accordance with Section 5.2(c)(iv) after the Closing Date and on or prior to the Reference Date, (iii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (or will be) applied to (A) the prepayment of Loans in accordance with Section 5.2(a)(ii), (B) the payment and or distribution of dividends by the US Borrower to Holdings to pay cash interest of the 2011 Senior Notes in accordance with Section 10.6(f) or (C) the redemption, repurchase or retirement of the 2011 Senior Notes, the PIK Notes or the PIK

Refinancing Preferred Stock in accordance with Section 10.6(g), (iv) the amount of any capital contributions made in cash to the US Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with the proceeds from any issuance of equity securities by any of the Borrower, the Parent Companies or Holdings, (v) the aggregate amount of all cash dividends and other cash distributions received by the US Borrower or any Restricted Subsidiary so long as such dividends or distributions are then immediately distributed to the US Borrower or a Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the US Borrower or any Guarantor to pay taxes), (vi) the aggregate amount of all cash repayments of principal received by the US Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date in respect of loans made by the US Borrower or any Guarantor to such Minority Investments or Unrestricted Subsidiaries and (vii) the aggregate amount of all net cash proceeds received by the US Borrower or any Restricted Subsidiary so long as such proceeds are then immediately distributed to the US Borrower or a Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date minus (b) the sum at such time of (i) the aggregate amount of any investments (including loans) made by the US Borrower or any Restricted Subsidiary pursuant to the proviso to Section 10.5(j) or pursuant to Section 10.5(m) after the Restatement Date and on or prior to the Reference Date, (ii) the aggregate amount of Capital Expenditures made by the US Borrower or any of the Restricted Subsidiaries after the Restatement Date and on or prior to the Reference Date pursuant to Section 10.11(b) and (iii) the aggregate price paid by the US Borrower in connection with any prepayment, repurchase or redemption of the Subordinated Notes (other than any such prepayment made pursuant to sub-clause (z) of the proviso of Section 10.7(a)) or the Senior Subordinated Notes pursuant to Section 10.7(a) after the Restatement Date and on or prior to the Reference Date.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate applicable Letter of Credit Outstanding at such time.

“Available Excess Cash Flow” shall mean at any time (the “Reference Date”) (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion at such time of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (A) applied to (i) the prepayment of Loans in accordance with Section 5.2(a)(ii), (ii) the payment and or distribution of dividends by the US Borrower to Holdings to pay cash interest of the 2011 Senior Notes in accordance with Section 10.6(f) or (iii) the redemption, repurchase or retirement of the 2011 Senior Notes, the PIK Notes or the PIK Refinancing Preferred Stock in accordance with Section 10.6(g) or (B) utilized by the US Borrower or any Restricted Subsidiary (i) to make any investments (including loans) pursuant to Section 10.5(j) or Section 10.5(m) after the Closing Date and on or prior to the Reference Date, (ii) to make Capital Expenditures after the Closing Date and on or prior to the Reference Date pursuant to Section 10.11(b) or (iii) in connection with any prepayment, repurchase or redemption of the Subordinated Notes (other than any such prepayment made pursuant to sub-clause (z) of the proviso of Section 10.7(a))or the Senior Subordinated Notes pursuant to Section 10.7(a) after the Closing Date and on or prior to the Reference Date.

“Available Extended Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Total Extended Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Extended Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate applicable Letter of Credit Outstanding at such time.

“Available Tranche A Commitment” shall mean an amount equal to the excess, if any, of the Tranche A Term Loan Commitment over the aggregate principal amount of all Tranche A-1 Term Loans and Tranche A-2 Term Loans then outstanding.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall mean the US Borrower and the UK Borrower.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Funding Date (or resulting from conversions on a given date after the Funding Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans), (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans) and (d) the incurrence of one Type of Extended Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Extended Revolving Credit Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Extended Revolving Credit Loans).

“Brockhues” shall mean Brockhues GmbH & Co. KG.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York or London a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on,

Eurodollar Loans denominated in Euro, any day that is a Business Day described in clause (a) and which is also a day on which the TARGET payment system is open for the settlement of payment in Euro; provided, that when used in connection with any Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealing in the London interbank market.

“Calculation Date” means (a) each date on which a Borrowing of Foreign Currency Revolving Credit Loans or a Borrowing of Foreign Currency Extended Revolving Credit Loans is requested, (b) each date on which a Foreign Currency Letter of Credit is issued, (c) if requested by the Administrative Agent, the last Business Day of a calendar month, (d) if at any time the Aggregate Revolving Credit Outstandings exceed 75% of the Total Revolving Credit Commitment or the Aggregate Extended Revolving Credit Outstandings exceed 75% of the Total Extended Revolving Credit Commitment, the last Business Day of each week and (e) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Administrative Agent or the Required Lenders shall specify.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 13.

“CAM Dollar Lender” shall mean any Lender that has made or holds no Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans or Tranche I Term Loans and has no Revolving Credit Commitment or Extended Revolving Credit Commitment.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 13.1.

“CAM Exchange Date” shall mean the date on which (a) any event referred to in Section 11.5 shall occur in respect of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary or (b) an acceleration of the maturity of the Loans pursuant to Section 11 shall occur.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate Letter of Credit Outstanding immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate Letter of Credit Outstanding immediately prior to such CAM Exchange Date.  For purposes of computing each Lender’s CAM Percentage, all Specified Obligations and Letter of Credit Exposures which are denominated in Foreign Currencies shall be translated into Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Guarantee” shall mean the Canadian Guarantee Agreement, made by each of the Canadian Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Canada or any province or territory thereof and is a party to the Canadian Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Canada or any province or territory thereof and that becomes a party to the Canadian Guarantee after the Funding Date pursuant to Section 9.11.

“Canadian Pledge Agreements” shall mean (a) the Canadian Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Canadian Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein in each case, substantially in the form of Exhibit A-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Security Agreement” shall mean the Canadian Security Agreement entered into by the Canadian Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit A-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the US Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the US Borrower and its Subsidiaries; provided, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change of Control” shall mean and be deemed to have occurred if (a)(i) KKR, DLJ Merchant Banking, their respective Affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Parent (other than as the result of one or more widely distributed offerings of Parent Common Stock, in each case whether by Parent or by KKR, DLJ Merchant Banking, their respective Affiliates or the Management Group) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of Parent that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, DLJ Merchant Banking, their respective Affiliates and the Management Group, unless, in the case of either clause (i) or (ii) above, KKR, DLJ Merchant Banking, their respective Affiliates and the Management Group have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of Parent; and/or (c) any Person, other than any of the Parent Companies and any Person who receives capital stock in PIK Holdco in connection with an investment made pursuant to Section 10.5(g), acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than Qualified Preferred Stock or PIK Refinancing Preferred Stock) of any nature in PIK Holdco; and/or (d) any Person, other than any of the Parent Companies, acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than PIK Refinancing Preferred Stock) of any nature in Holdings; and/or (e) any Person, other than Holdings (directly) or any of the Parent Companies (indirectly), acquires ownership, directly or indirectly, beneficially or of record, of any equity interest of any nature in the US Borrower; and/or (f) a Change of Control (as defined in any of the Subordinated Note Indenture, the 2011 Senior Notes Indenture, the Senior Subordinated Notes Indenture, the Senior Subordinated Loan Agreement or any PIK Notes Documents) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans, New Revolving Loans, New Extended Revolving Loans, Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans, New Tranche H Term Loans (or each Series), New Tranche I Term Loans (or each Series), Tranche G Term Loans, Tranche H Term Loans, Tranche I Term Loans, Incremental Refinancing Term Loans (or each Series) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving

Credit Commitment, Extended Revolving Credit Commitment, New Revolving Credit Commitment, New Extended Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche E Term Loan Commitment, New Tranche H Term Loan Commitment, New Tranche I Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment, Tranche I Term Loan Commitment or Incremental Refinancing Term Loan Commitment.

“Clean-Up Period” shall have the meaning provided in Section 7.4.

“Closing Date” shall mean July 31, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the Funding Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral Agent” shall mean CS, together with its Affiliates, as the collateral agent for the Lenders and the other Secured Parties under this Agreement and the other Credit Documents.

“Collateral” shall have the meaning provided in the Pledge Agreement, the Security Agreement, any Foreign Security Document or any Mortgage, as applicable.

“Collateral Escrow Agent” shall mean JPMorgan Chase Bank, as the collateral agent for the Administrative Agent under the Financing Escrow Agreement.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate

Level I Status, Level II Status and Level III Status	0.50%

Level IV Status	0.375%

Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.50%, during the period from and including the Funding Date to but excluding the Initial Financial Statement Delivery Date.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitments, New Tranche H Term Loan Commitment (if applicable), New Tranche I Term Loan Commitment (if applicable), New Revolving Credit Commitment (if applicable), New Extended Revolving Credit Commitment (if applicable) or Incremental Refinancing Term Loan Commitment (if applicable).

 “Confidential Information” shall have the meaning provided in Section 14.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the US Borrower dated June 2004, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of the US Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements most recently required to be delivered pursuant to Section 9.1(a).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings, (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, (f) non-cash charges, (g) losses on asset sales, (h) restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and costs relating to the closures of facilities), (i) Transaction Expenses to the extent deducted in determining Consolidated Earnings, (j) any expenses or charges incurred in connection with any issuance of debt or equity securities, (k) any fees and expenses related to Permitted Acquisitions, (l) any deduction for minority interest expense and (m) items arising in connection with litigation related to the timber business of the US Borrower and its Subsidiaries (not exceeding $4,000,000 in the aggregate for any such period and $9,000,000 in the aggregate during the term of this Agreement), less the sum of the amounts for such period of (n) extraordinary gains and non-recurring gains, (o) non-cash gains and (p) gains on asset sales, all as determined on a consolidated basis for the US Borrower and the Restricted Subsidiaries in accordance with GAAP; provided, that (i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the US Borrower or its Restricted Subsidiaries during such period through dividends or other distributions (it being understood that, to the extent that such income from continuing operations before income taxes and extraordinary items of any such Unrestricted Subsidiaries is excluded, the amounts set forth in clauses (b) through (p) above with respect to any such Unrestricted Subsidiaries shall not be included for purposes of determining Consolidated EBITDA for such period), (ii) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of each Foreign Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Foreign Joint Venture not owned by the US Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) (it being understood that, to the extent that such income from continuing operations before income taxes and extraordinary items of such Foreign Joint Venture is excluded, the ratable amounts allocable to such non-owned capital stock or equity interests of the amounts set forth in clauses (b) through (p) above with respect to such Foreign Joint Venture shall not be included for purposes of determining Consolidated EBITDA for such period), (iii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iv)(x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the sum of (x) cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the US Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the US Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP plus (y) the aggregate amount of all cash Dividends paid by the US Borrower to Holdings for such period pursuant to Section 10.6 to the extent such Dividends were used, either directly or indirectly, to make cash interest payments on any outstanding 2011 Senior Notes; provided, that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the US Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the US Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Sales” shall mean, for any fiscal year or any Test Period, as the case may be, “net sales” of the US Borrower and the Restricted Subsidiaries as set forth in the Section 9.1 Financials with respect to such Test Period or fiscal year, as applicable.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets as set forth on the most recent consolidated balance sheet of the US Borrower delivered pursuant to Section 9.1(a) or (b), as applicable, and the Restricted Subsidiaries prepared in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of the US Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of the US Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the US Borrower and the Restricted Subsidiaries as at such date (other than any such cash attributable to transactions consummated pursuant to Section 10.4(e) in respect of accounts receivable (or any portion thereof) that have not been collected during the Test Period that includes such date of determination) up to a maximum amount of $100,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the US Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the US Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the US Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Parent on the Funding Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR, DLJ Merchant Banking or one of their respective Affiliates or Persons nominated by KKR, DLJ Merchant Banking or one of their respective Affiliates or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Continuing Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Second Amendment Effective Date that execute and deliver a signature page to the Second Amendment specifically in the capacity of a “Continuing Lender”.

“Continuing Tranche C Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Third Amendment Effective Date that execute and deliver a signature page to the Third Amendment specifically in the capacity of a “Continuing Tranche C Term Loan Lender”.

“Continuing Tranche D Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Third Amendment Effective Date that execute and deliver a signature page to the Third Amendment specifically in the capacity of a “Continuing Tranche D Term Loan Lender”.

“Continuing Tranche F Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Fourth Amendment Effective Date that execute and deliver a signature page to the Fourth Amendment specifically in the capacity of a “Continuing Tranche F Term Loan Lender.

“Converting Letters of Credit” shall mean each Letter of Credit issued under the Existing Credit Agreement and outstanding immediately prior to the Restatement Date.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Co-Syndication Agents” shall mean UBS Securities LLC and Goldman Sachs Credit Partners L.P.

“Credit Documents” shall mean this Agreement, the Security Documents, the Financing Escrow Agreement, the Amendment Agreement, each Letter of Credit and any promissory notes issued by the US Borrower or the UK Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the US Borrower, the UK Borrower, the Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of the US Borrower that is a party to a Credit Document.

“CS” shall mean Credit Suisse and any successor thereto.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Funding Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the US Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the US Borrower of Permitted Additional Subordinated Notes, any incurrence of Incremental Refinancing Term Loans pursuant to Section 2.15, any incurrence of Indebtedness pursuant to clause (ii) of Section 10.1(n) and any incurrence of Indebtedness pursuant to Section 10.1(q) but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1 that is not expressly included herein).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividends” shall have the meaning provided in Section 10.6.

“DLJ Merchant Banking” shall mean DLJ Merchant Banking Partners III, L.P. and its Affiliates.

“Dollar Borrowing” shall mean a Borrowing denominated in Dollars.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(b) using the applicable Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section 1.2.

“Dollar Extended Revolving Credit Loan” shall mean an Extended Revolving Credit Loan denominated in Dollars and made pursuant to Section 2.1(b).

“Dollar Letter of Credit” shall mean a Letter of Credit denominated in Dollars and issued pursuant to Section 3.1.

“Dollar Revolving Credit Loan” shall mean a Revolving Credit Loan denominated in Dollars and made pursuant to Section 2.1(b).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the US Borrower that is organized under the laws of the United States, any state or territory thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Lender” shall mean, at any time, a Person who, on any date on which interest is payable under this Agreement, is a Person which is (a) beneficially entitled to the interest payable to it under this Agreement and (b)(i) a UK Lender or (ii) a Treaty Lender.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the US Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the Funding Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the US Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurodollar Extended Revolving Credit Loan” shall mean any Extended Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Loan” shall mean any Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Term Loan, Eurodollar Revolving Credit Loan, Eurodollar Extended Revolving Credit Loan (other than the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche G Term Loans, the Tranche I Term Loans, any Foreign Currency Revolving Credit Loan or any Foreign Currency Extended Revolving Credit Loan), with respect to each day during each Interest Period pertaining to such Eurodollar Loan, a rate equal to the higher of (a) 2.0% per annum and (b) (i) the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount comparable to such Borrowing are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period multiplied by (ii) the Statutory Reserve Rate.  With respect to Eurodollar Borrowings denominated in a Foreign Currency, the Eurodollar Rate for any Interest Period shall be a rate equal to the higher of (a) 2.0% per annum and (b) (i) the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this sentence, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing in an amount comparable to such Borrowing are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the US Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the US Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iii) the aggregate amount of all prepayments of Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitments or the Total Extended Revolving Credit Commitments, (iv) the aggregate amount of all principal payments of Indebtedness of the US Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Extended Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the US Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period, (vii) payments by the US Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the US Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of investments made during such period pursuant to Section 10.5 to the extent that such investments were financed with internally generated cash flow of the US Borrower and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (b), (c), (d) or (e) of the proviso to Section 10.6 to the extent such dividends were paid with the proceeds of any amount referred to in paragraph (a) of this definition, (x) the aggregate amount of expenditures actually made by the US Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the US Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness.

“Exchange Rate” shall mean on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg Key Cross-Currency Rates Page for such Foreign Currency.  In the event that such rate does not appear on any Bloomberg Key Cross-Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the US Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (Local Time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the US Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of the Closing Date, among the US Borrower, the UK Borrower, Holdings, Credit Suisse, as the Administrative Agent and Collateral Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents, as amended or modified and in effect immediately prior to the Restatement Date.

“Extended Commitment Fee Rate” shall mean, with respect to the Available Extended Commitment on any day, 0.75% per annum.

“Extended Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is an Extending Revolving Credit Lender on the Restatement Date, the amount set forth on Schedule A to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) as such Lender’s Extended Revolving Credit Commitment and (b) in the case of any Lender that becomes a Lender after the Restatement Date, the amount specified as such Lender’s Extended Revolving Credit Commitment in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Extended Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Extended Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Extended Revolving Credit Commitment by (b) the aggregate amount of the Extended Revolving Credit Commitments; provided, that at any time when the Total Extended Revolving Credit Commitment shall have been terminated, each Lender’s Extended Revolving Credit Commitment Percentage shall be its Extended Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Extended Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Extended Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Extended Revolving Credit Maturity Date” shall mean July 30, 2012, or, if such date is not a Business Day, the next preceding Business Day.

“Extending Revolving Credit Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Restatement Date that execute and deliver a signature page to the Amendment Agreement specifically in the capacity of an Extending Revolving Credit Lender.

“Extending Tranche E Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Restatement Date that execute and deliver a signature page to the Amendment Agreement specifically in the capacity of an Extending Tranche E Term Loan Lender.

“Extending Tranche G Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Restatement Date that execute and deliver a signature page to the Amendment Agreement specifically in the capacity of an Extending Tranche G Term Loan Lender.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Senior Secured Facilities Fee Letter dated April 19, 2004 among the US Borrower, CS, UBS Loan Finance LLC, UBS Securities LLC and Goldman Sachs Credit Partners L.P.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the applicable Letter of Credit Outstandings shall have been reduced to zero.

“Final Extended Date” shall mean the date on which the Extended Revolving Credit Commitments shall have terminated, no Extended Revolving Credit

Loans shall be outstanding and the applicable Letter of Credit Outstandings shall have been reduced to zero.

“Financing Escrow Agent” shall mean The Bank of New York.

“Financing Escrow Agreement” shall mean the Financing Escrow Agreement dated as of the Funding Date among the US Borrower, the UK Borrower, PIK Holdco, Knight Erste Beteiligungs GmbH, the Administrative Agent, the administrative agent under the Senior Subordinated Loan Agreement, Allianz Lebensversicherungs-AG, Stuttgart, Allianz Capital Partners GmbH, The Bank of New York, as Financing Escrow Agent, and JPMorgan Chase Bank, as Collateral Escrow Agent.

“First Amendment” shall mean the First Amendment to this Agreement, dated as of October 8, 2004.

“First Amendment Effective Date” shall mean the date on which the First Amendment becomes effective.

“Foreign Currencies” shall mean Euro and Sterling.

“Foreign Currency Borrowing” shall mean a Borrowing comprised of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans, Tranche I Term Loans, Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans.

“Foreign Currency Extended Revolving Credit Loan” shall mean an Extended Revolving Loan denominated in a Foreign Currency and made pursuant to Section 2.1(b).

“Foreign Currency Letter of Credit” shall mean a Letter of Credit denominated in a Foreign Currency and issued pursuant to Section 3.1.

“Foreign Currency Loan” shall mean a Tranche A-1 Term Loan, Tranche A-2 Term Loan, Tranche G Term Loan, Tranche I Term Loan, Foreign Currency Revolving Loan or Foreign Currency Extended Revolving Loan.

“Foreign Currency Revolving Credit Loan” shall mean a Revolving Loan denominated in a Foreign Currency and made pursuant to Section 2.1(b).

“Foreign Joint Venture” shall mean any Restricted Foreign Subsidiary in which the US Borrower and its Restricted Subsidiaries own, collectively, less than 100% of the equity interests and designated as such in a written notice to the Administrative Agent by the US Borrower; provided, that in the event a Restricted Subsidiary not previously designated by the US Borrower as a Foreign Joint Venture is subsequently re-designated as a Foreign Joint Venture, (x) such re-designation shall be deemed to be an investment on the date of such re-designation in a Foreign Joint Venture in an amount equal to the product of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the percentage of capital stock or other equity interests in such Foreign Joint Venture owned by the US Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) and (y) no Default or Event of Default would result from such re-designation.

“Foreign Security Documents” shall mean, collectively, (a) the UK Guarantee, (b) the UK Pledge Agreements, (c) the UK Debenture, (d) the German Guarantee, (e) the German Pledge Agreement, (f) the German Pledge Agreement (Brockhues), (g) the German Assignment of Claims, (h) the German Conditional Security Agreements, (i) the German Negative Pledge Agreement, (j) the German Abstract Acknowledgments of Indebtedness, (k) the Italian Guarantee, (l) the Italian Share Pledge Agreements, (m) the Italian Trademark Pledge Agreement, (n) the Canadian Guarantee, (o) the Canadian Pledge Agreements, (p) the Canadian Security Agreement, (q) the French Pledge Agreements, (r) the Singapore Guarantee, (s) the Singapore Pledge Agreements, (t) the Singapore Security Agreement, (u) the Taiwan Pledge Agreements, (v) the Luxembourg Pledge Agreements, (w) any Mortgage over Mortgaged Property of a Foreign Subsidiary, (x) any security document entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12 and (y) any other security document entered into by a Restricted Foreign Subsidiary, including, without limitation, any other security document entered into by a Restricted Foreign Subsidiary as required by the Amendment Agreement to secure any of the Obligations.

“Foreign Subsidiary” shall mean each Subsidiary of the US Borrower that is not a Domestic Subsidiary, including the UK Borrower.

“Foreign Subsidiary Guarantees” shall mean (a) the UK Guarantee, (b) the German Guarantee, (c) the Italian Guarantee, (d) the Canadian Guarantee, (e) the Singapore Guarantee, (f) any guarantee agreement entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12 and (g) any other guarantee agreement entered into by a Restricted Foreign Subsidiary to guarantee any of the Obligations.

“Foreign Subsidiary Guarantors” shall mean the UK Guarantors, the German Guarantors, the Italian Guarantors, the Canadian Guarantors, the Singapore Guarantors and any other Foreign Subsidiary that becomes a Foreign Subsidiary Guarantor pursuant to Section 9.11.

“Fourth Amendment” shall mean the Fourth Amendment to this Agreement, dated as of March 23, 2007.

“Fourth Amendment Effective Date” shall mean March 23, 2007, the date on which the conditions set forth in Section 3(c) of the Fourth Amendment are satisfied.

“French Pledge Agreements” shall mean (a) the French Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the French Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other

Secured Parties named therein, substantially in the form of Exhibit B(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Funded Debt” shall mean all Indebtedness of the US Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the US Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the US Borrower, Indebtedness in respect of the Loans.

“Funding Date” shall mean July 30, 2004.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the Funding Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the US Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the US Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Funding Date and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“German Abstract Acknowledgments of Indebtedness” shall mean (x) the agreement between the UK Borrower and the Administrative Agent and (y) the agreement between the US Borrower and the Administrative Agent, in each case substantially in the form of Exhibit C-1(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“German Assignment of Claims” shall mean the agreement entered into by the German Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

“German Conditional Security Agreements” shall mean the Agreements and all attachments and exhibits thereto, substantially in the form of Exhibit C-6, as the same may be amended, supplemented or otherwise modified from time to time.

“German Guarantee” shall mean the German Guarantee Agreement, made by each of the German Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.

“German Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Germany and is a party to the German Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Germany and that becomes a party to the German Guarantee after the Funding Date pursuant to Section 9.11.

“German Negative Pledge Agreement” shall mean the letter and all attachments and exhibits thereto from Rockwood Pigmente Holding GmbH and Silo Pigmente GmbH to the Administrative Agent, substantially in the form of Exhibit C-4, as the same may be amended, supplemented or otherwise modified from time to time.

“German Pledge Agreement” shall mean the German Pledge Agreement entered into among the US Borrower, Rockwood Specialties GmbH and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit C-5, as the same may be amended, supplemented or otherwise modified from time to time.

“German Pledge Agreement (Brockhues)” shall mean the German Pledge Agreement entered into among Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit C-7, as the same may be amended, supplemented or otherwise modified from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a)(i) $100,000,000 so long as the Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent period for which Section 9.1 Financials are delivered by the US Borrower to the Lenders under Section 9.1 is less than 2.00 to 1.00, (ii) $75,000,000 if the Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent period for which Section 9.1 Financials are delivered by the US Borrower to the Lenders under Section 9.1 is equal to or greater than 2.00 to 1.00 but less than 3.00 to 1.00 or (iii) $50,000,000 if the Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent period for which Section 9.1 Financials are delivered by the US Borrower to the Lenders under Section 9.1 is greater than or equal to 3.00 to 1.00 minus (b) the sum of (i) the aggregate amount of

Indebtedness incurred or assumed following the Restatement Date prior to such time pursuant to Section 10.1(j) or (k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the lesser of (x) the aggregate Increased Commitment Amount at such time and (y) $50,000,000, (iii) any Indebtedness incurred following the Restatement Date by any Foreign Joint Venture and (iv) the aggregate fair market value at the time each such investment was made of all outstanding investments made following the Restatement Date pursuant to Section 10.5(j) in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12; provided, that the Guarantee and Collateral Exception Amount shall be increased to the extent that the Indebtedness and Investments deducted from the Guarantee and Collateral Exception Amount prior to the Restatement Date are no longer outstanding; provided further, that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings and the US Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the US Borrower or any of the Restricted Subsidiaries in the ordinary course of business (and not for speculative purposes) in order to protect the US Borrower, the UK Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14.

“Increased Commitment Amount” shall have the meaning given to such term in Section 14.1.

“Incremental Refinancing Amount Date” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Revolving Credit Commitments” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Revolving Credit Lender” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Revolving Credit Loan” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Term Loan Commitments” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Term Loan Lender” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Term Loan” shall have the meaning given to such term in Section 2.15.

“Incremental Revolving OID” shall have the meaning given to that term in Section 2.15.

“Incremental Revolving Yield Differential” shall have the meaning given to that term in Section 2.15.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such

Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person; provided, that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter following the Closing Date.

“Interest Period” shall mean, with respect to any Term Loan, Revolving Credit Loan or Extended Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Italian Guarantee” shall mean the Italian Guarantee Agreement, made by each of the Italian Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Italian Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Italy and is a party to the Italian Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Italy and that becomes a party to the Italian Guarantee after the Funding Date pursuant to Section 9.11.

“Italian Share Pledge Agreements” shall mean (a) the Italian Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Italian Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case, substantially in the form of Exhibit E-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Italian Trademark Pledge Agreement” shall mean the unilateral pledge letter entered into by Rockwood Italia S.p.A. in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit E-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Joinder Agreement” means an agreement substantially in the form of Exhibit U.

“Judgment Currency” shall have the meaning set forth in Section 14.17.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 14.17.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is (a) with respect to any Letters of Credit issued under the Revolving Credit Commitment, five Business Days prior to the Revolving Credit Maturity Date and (b) with respect to any Letters of Credit under the Extended Revolving Credit Commitment, five Business Days prior to the Extended Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Reserve Account” shall have the meaning provided in Section 13.2(a)

“Lender Default” shall mean (a) with respect to the determination as to whether a Lender is a Defaulting Lender for purposes of Section 5.1, Section 5.2 and Section 14.1 (and any definitions used in such sections), (i) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (ii) a Lender having notified the Administrative Agent and/or the US Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (i) or clause (ii) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority and (b) with respect to the determination as to whether a Lender is a Defaulting Lender for purposes of Section 3.7, Section 4.1 and Section 14.7, (i) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3, (ii) the notification by a Lender to any Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or a Lender making a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (iii) the failure, within three Business Days after request by the Administrative Agent, of a Lender to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (iv) the failure of a Lender to otherwise pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (v) a Lender (A)

becoming or being insolvent or having a parent company that has become or is insolvent or (B) becoming the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee or custodian appointed for it, or taking any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or having a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Lenders” shall mean (a) the Persons listed on Schedule 1.1(c), (b) effective as of the Third Amendment Effective Date, the Persons listed on Schedule A to the Third Amendment (as appended to the Third Amendment on the Third Amendment Effective Date), (c) effective as of the Fourth Amendment Effective Date, the Persons listed on Schedule A to the Fourth Amendment (as appended to the Fourth Amendment on the Fourth Amendment Effective Date), (d) effective as of the Restatement Date, the Persons listed on Schedules A and B to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) and (e) any other Person that becomes a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise ceases to have any Loans or Commitments hereunder.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $100,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the Letter of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Issuer” shall mean CS, any of its Affiliates or any successor pursuant to Section 3.6.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, including with respect to Foreign Currency Letters of Credit, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the

Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit issued under the Revolving Credit Commitment and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit issued under the Revolving Credit Commitment and (b) the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit issued under the Extended Revolving Credit Commitment and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit issued under the Extended Revolving Credit Commitment.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Level I Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.00 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.00 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.00 to 1.00 as of such date.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan, Term Loan, New Revolving Loan, New Extended Revolving Loan, New Tranche H Term Loan, New Tranche I Term Loans, Incremental Refinancing Revolving Credit Loan, or Incremental Refinancing Term Loan made by any Lender hereunder.

“Local Time” shall mean (a) with respect to a Loan, Borrowing or Letter of Credit denominated in Dollars, New York time, and (b) with respect to a Eurodollar Loan or Eurodollar Borrowing denominated in any Foreign Currency, London time.

“Luxembourg Pledge Agreements” shall mean the Luxembourg Pledge Agreements entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, substantially in the form of Exhibit M, as the same may be amended, supplemented or otherwise modified from time to time.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of the Parent Companies, Holdings, the US Borrower or any Subsidiaries at such time.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Material Adverse Change” shall mean any change in the business, assets, operations, properties or financial condition of Holdings, the US Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of Holdings, the US Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the US Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the US Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (a) the UK Borrower and (b) each other Restricted Subsidiary of the US Borrower (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the US Borrower and the Restricted Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the US Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Tranche A-1 Term Loan Maturity Date, the Tranche A-2 Term Loan Maturity Date, Tranche E Term Loan Maturity Date, the Tranche G Term Loan Maturity Date, Tranche H Term Loan Maturity Date, Tranche I Term Loan Maturity Date, Extended Revolving Credit Maturity Date or the Revolving Credit Maturity Date.

“Minimum Borrowing Amount” shall mean (a) with respect to a Dollar Borrowing of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans, $1,000,000, (b) with respect to a Foreign Currency Borrowing of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans, the smallest amount of the applicable Foreign Currency that has a Dollar Equivalent in excess of $1,000,000 and (c) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the US Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other Security Document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Lenders and the other Secured Parties named therein in respect of that Mortgaged Property, substantially in the form of Exhibit F or, in the case of Mortgaged Properties located outside the United States of America, in such form as agreed between the US Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event or the issuance after the Funding Date by the US Borrower of any Senior Subordinated Notes or capital stock, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of Holdings, the US Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i)  in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings, the US Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)  in the case of any Prepayment Event (other than a Debt Incurrence Prepayment Event), the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings, the US Borrower or any of the Restricted Subsidiaries; provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii)  in the case of any Prepayment Event (other than a Debt Incurrence Prepayment Event), the amount of any Indebtedness (other than any Indebtedness hereunder) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such

Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)  in the case of any Asset Sale Prepayment Event (other than an Asset Sale Prepayment Event consummated pursuant to Section 10.4(e)), the amount of any proceeds of such Asset Sale Prepayment Event that the US Borrower has reinvested (or intends to reinvest within one year of the date of such Asset Sale Prepayment Event) in the business of the US Borrower or any of the Restricted Subsidiaries (subject to Section 9.14), provided that any portion of such proceeds that has not been so reinvested within such one-year period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of such one-year period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); provided further that, for purposes of the preceding proviso, such one-year period shall be extended by up to twelve months (or, if less, extended by up to the shortest period of time in excess of one year that such a reinvestment period exists pursuant to, or may be extended under the terms of, any instrument governing any publicly offered or privately placed Indebtedness of Holdings or the US Borrower) from the last day of such one-year period so long as (A) such proceeds are to be reinvested within such additional twelve-month period under the US Borrower’s business plan as most recently adopted in good faith by its Board of Directors and (B) the US Borrower believes in good faith that such proceeds will be so reinvested within such additional twelve-month period, and

(v)  in the case of any Prepayment Event or the issuance by the US Borrower of any Senior Subordinated Notes or capital stock, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by either of the Parent Companies, Holdings, the US Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to either of the Parent Companies, Holdings, the US Borrower or any Subsidiary of the US Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Extended Revolving Loan” shall have the meaning provided in Section 2.14.

“New Extended Revolving Loan Commitments” shall have the meaning provided in Section 2.14.

“New Extended Revolving Loan Lender” shall have the meaning provided in Section 2.14.

“New Loan Commitments” shall have the meaning provided in Section 2.14.

“New Revolving Loan” shall have the meaning provided in Section 2.14.

“New Revolving Loan Commitments” shall have the meaning provided in Section 2.14.

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14.

“New Sellers” shall mean mg technologies ag and certain of its subsidiaries that are parties to the Sale and Purchase Agreement.

“New Tranche H Term Loan” shall have the meaning provided in Section 2.14.

“New Tranche H Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Tranche H Term Loan Lender” shall have the meaning provided in Section 2.14.

“New Tranche I Term Loan” shall have the meaning provided in Section 2.14.

“New Tranche I Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Tranche I Term Loan Lender” shall have the meaning provided in Section 2.14.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall have the meaning assigned to such term in the applicable Security Documents.

“OID” shall have the meaning given to that term in Section 2.15.

“Original Seller” shall mean Laporte Plc.

“Parent” shall mean Rockwood Holdings, Inc., a Delaware corporation.

“Parent Common Stock” shall mean any class of common stock of Parent outstanding after the Funding Date.

“Parent Companies” shall mean the Parent, PIK Holdco and any direct or indirect wholly owned Subsidiary of Parent or PIK Holdco that is a direct or indirect parent company of Holdings.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the US Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii)(x) in the case of a Restricted Domestic Subsidiary, a US Subsidiary Guarantor or (y) in the case of a Restricted Foreign Subsidiary, a Foreign Subsidiary Guarantor, in each case to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean senior or senior subordinated notes, issued by the US Borrower, (i) the terms of which (1) do not provide for any scheduled repayment or redemption, mandatory repayment or redemption or sinking fund obligation prior to the date that is 182 days following the date that is eight years after the Funding Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) to the extent senior subordinated notes, provide for customary subordination to the Obligations under the Credit Documents, (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the US Borrower and the Subsidiaries than those in the Subordinated Notes, (iii) which shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of their issuance, (iv) of which no Subsidiary of the US Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Subordinated Notes and (v) the principal amount of which, when taken together with the amount of any New Loan Commitments hereunder (or New Revolving Loans, New Extended Revolving Loans, New Tranche H Term Loans or New Tranche I Term Loans made pursuant thereto), shall not exceed $250,000,000 in the aggregate.

“Permitted Additional PIK Notes” shall mean (a) PIK Notes other than PIK Notes issued as Permitted PIK Debt and (b) PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock issued in connection with any refinancing or replacement of PIK Notes issued under clause (a) of this definition; provided, that the aggregate principal amount of Permitted Additional PIK Notes and Permitted Additional Subordinated Notes outstanding at any time shall not exceed $250,000,000, plus accrued interest thereon as provided in the PIK Notes Documents or the Subordinated Note Indenture, as the case may be.

“Permitted Additional Subordinated Notes” shall mean (i) Subordinated Notes other than Subordinated Notes issued as Permitted Subordinated Debt and/or (ii) Senior Subordinated Notes other than Senior Subordinated Notes issued as Permitted Senior Subordinated Debt; provided, that the aggregate principal amount of Permitted Additional PIK Notes and Permitted Additional Subordinated Notes outstanding at any time shall not exceed $250,000,000, plus accrued interest thereon as provided in the PIK Notes Documents, the Subordinated Note Indenture or the Senior Subordinated Notes Indenture, as the case may be.

“Permitted Amendments” shall mean an extension of the final maturity date of the Extended Revolving Credit Loans and the Extended Revolving Credit Commitments of the Accepting Lenders (provided, that such extensions may not result in having more than two additional final maturity date under this Agreement in any year without the consent of the Administrative Agent) and in, connection therewith, any increase in the Applicable ABR Margin and Applicable Eurodollar Margin with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees to the Accepting Lenders (such increase and/or payments to be in the form of cash, equity interest or other property to the extent not prohibited by this Agreement).

“Permitted Capital Expenditure Amount” shall have the meaning provided in Section 10.11(a).

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the US Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.14; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the US Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings, the US Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the US Borrower or any of its Subsidiaries; provided, that such Lien secures only the obligations of the US Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases and licenses or sub-licenses granted to others not interfering in any material respect with the business of Holdings, the US Borrower and its Subsidiaries, taken as a whole; (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of the Parent Companies, Holdings, the US Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; and (l) Liens on accounts receivables, the account into which such accounts receivable are paid and other related rights in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, in each case, in favor of the factoring or financing party in respect of such accounts receivable; provided, that the applicable accounts receivable financing facilities or factoring arrangements are permitted by Section 10.4(e).

“Permitted PIK Debt” shall mean (a) the PIK Notes and (b) the 2011 Senior Notes; provided, that the aggregate principal amount of such PIK Notes and 2011 Senior Notes (together with the aggregate principal amount of the PIK Refinancing Indebtedness and the aggregate liquidation preference of PIK Refinancing Preferred Stock, in each case to the extent replacing the foregoing) outstanding at any time shall not exceed $170,000,000, plus accrued interest and dividends in accordance with the PIK Notes Documents or the 2011 Senior Notes Indenture, as applicable.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the US Borrower or any of the Restricted Subsidiaries after the Funding Date; provided, that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the US Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors of the US Borrower (which such determination may take into account any retained interest or other investment of the US Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Senior Subordinated Debt” shall mean (a) the Senior Subordinated Loans and (b) the Senior Subordinated Notes to the extent that the Net Cash Proceeds therefrom are applied to prepay the principal of, and accrued interest on, the Senior Subordinated Loans or refinance or replace other Senior Subordinated Notes; provided that the aggregate principal amount of such Senior Subordinated Loans and Senior Subordinated Notes outstanding at any time shall not exceed the sum of $350,000,000 and €419,076,355.71 plus any redemption or prepayment premiums payable in respect of the Senior Subordinated Loans.

“Permitted Subordinated Debt” shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $375,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Holdco” shall mean Rockwood Specialties Consolidated, Inc., a Delaware corporation.

“PIK Notes” shall mean pay-in-kind loans and notes of PIK Holdco issued pursuant to the documents listed in clauses (a) and (b) of the definition of the PIK Notes Documents.

“PIK Notes Documents” shall mean (a) the PIK Bridge Loan Agreement dated as of November 20, 2000, as amended, supplemented or otherwise modified from time to time, among PIK Holdco, as Borrower, the lenders from time to time parties thereto, Merrill Lynch Capital Corporation, as agent, and Merrill Lynch International, as arranger, pursuant to which the PIK Notes were issued, (b) the PIK Note Purchase Agreement between PIK Holdco and Allianz Lebensversicherungs-AG, Stuttgart, dated as of February 7, 2001, as the same may be amended, supplemented or otherwise modified from time to time and (c) all agreements and instruments governing the issuance or terms of any PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock.

“PIK Proceeds Equity Contribution” shall mean the contribution by Holdings to the US Borrower as common equity of an amount in cash equal to the amount of the Net Cash Proceeds of Permitted Additional PIK Notes (other than Permitted Additional PIK Notes described in clause (b) of the definition thereof) issued by PIK Holdco, with such contribution made using the Net Cash Proceeds of a prior contribution in cash by PIK Holdco to Holdings from the Net Cash Proceeds of the issuance by PIK Holdco of such Permitted Additional PIK Notes.

“PIK Refinancing Indebtedness” shall mean any Indebtedness of PIK Holdco or Holdings issued or given in exchange for, or the proceeds of which are used substantially simultaneously with the issuance thereof to refinance or replace, PIK Notes or Permitted Additional PIK Notes incurred pursuant to the terms of this Agreement, so long as (i) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount of the PIK Notes or Permitted Additional PIK Notes for which such Indebtedness is being exchanged, or to be refinanced or replaced with such Indebtedness, plus accrued interest, redemption premiums or dividends in accordance with the PIK Notes Documents, (ii) such Indebtedness has a maturity no earlier than the maturity of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iii) such Indebtedness does not provide for the payment of interest in cash on any date that is earlier than the date upon which interest or dividends may be paid in cash under the terms of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iv) all other terms of such refinancing or replacement Indebtedness are, taken as a whole, no more adverse to the interests of the Lenders than those previously existing with respect to the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced and (v) such refinancing or replacement Indebtedness shall bear a rate of interest determined by the Board of Directors of PIK Holdco or Holdings, as applicable, to be a market rate of interest at the date of such refinancing or replacement and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“PIK Refinancing Preferred Stock” shall mean any preferred capital stock or preferred equity interest of PIK Holdco or Holdings issued or given in exchange for, or the proceeds of which are used substantially simultaneously with the issuance thereof to refinance or replace, PIK Notes or Permitted Additional PIK Notes incurred pursuant to the terms of this Agreement, so long as (i) the aggregate liquidation preference of such preferred capital stock or preferred equity interest does not exceed the aggregate principal amount of the PIK Notes or Permitted Additional PIK Notes for which such preferred capital stock or preferred equity interest is being exchanged, or to be refinanced or replaced with such preferred capital stock or preferred equity interest, plus accrued interest or dividends in accordance with the PIK Notes Documents, (ii) such capital stock or equity interest has a maturity no earlier than the maturity of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iii) such capital stock or equity interest does not provide for the payment of dividends in cash on any date that is earlier than the date upon which interest or dividends may be paid in cash under the terms of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iv) all other terms of such refinancing or replacement capital stock or equity interest are, taken as a whole, no more adverse to the interests of the Lenders than those previously existing with respect to the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced and (v) such refinancing or replacement capital stock or equity interest shall bear a dividend rate determined by the Board of Directors of PIK Holdco or Holdings, as applicable, to be a market dividend rate at the date of such refinancing or replacement and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the US Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by Holdings, the US Borrower, the other pledgors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Closing Schedule” shall have the meaning provided in Section 9.18.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by CS as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by CS in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the US Borrower in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the US Borrower and its Subsidiaries; provided, that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the US Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Purchase Agreement” shall mean the Business and Share Sale and Purchase Agreement dated September 25, 2000, between the Original Seller and Parent pursuant to which Parent, the US Borrower and the Subsidiaries (i) acquired from the Original Seller (x) all the Original Seller’s assets (including capital stock) primarily used in the conduct of the Original Seller’s Plastics & Compounding, Water Technologies, Timber Treatments, Water Treatments, GD Holmes, Electronics, Pigments and Additives business divisions and (y) all the outstanding capital stock of Laporte Electronics France, S.A. and (ii) assumed certain liabilities of the Original Seller, all as provided in such purchase agreement, for consideration payable to the Original Seller in the aggregate amount of $1,175,000,000 in cash (subject to certain purchase price adjustments in accordance with such purchase agreement).

“Qualified Preferred Stock” shall mean any preferred capital stock or preferred equity interest of any of the Parent Companies (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Tranche G Term Loan Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Tranche G Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents.

“Quotation Day” shall mean, with respect to any Eurodollar Borrowing denominated in a Foreign Currency and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Real Estate” shall have the meaning given to that term in Section 9.1(f).

“Recalculation Date” shall have the meaning provided in Section 1.2.

“Reference Lender” shall mean CS.

“Refinancing Date” shall mean the date that is 182 days prior to the maturity of the Subordinated Notes.

“Refinancing Series” shall have the meaning given to that term in Section 2.15.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean any Tranche A-1 Repayment Amount, any Tranche A-2 Repayment Amount, any Tranche E Repayment Amount, any Tranche G Repayment Amount, any Tranche H Repayment Amount or any Tranche I Repayment Amount.

“Repayment Date” shall mean a Tranche A-1 Repayment Date, a Tranche A-2 Repayment Date, a Tranche E Repayment Date, a Tranche G Repayment Date, any Tranche H Repayment Date or any Tranche I Repayment Date.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Extended Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the Adjusted Total Extended Revolving Credit Commitment at such date or (b) if the Total Extended Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Dollar Equivalent of the Extended Revolving Credit Loans and Letter of Credit Exposures relating to Letters of Credit issued under the Extended Revolving Credit Commitment (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of the Dollar Equivalent of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Extended Revolving Credit Commitment at such date, (iii) the Adjusted Total Term Loan Commitment at such date and (iv) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment, the Total Extended Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the Dollar Equivalent of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Dollar Equivalent of the Revolving Credit Loans and Letter of Credit Exposures relating to Letters of Credit issued under the Revolving Credit Commitment (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Tranche A Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche A Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche A-1 Term Loans and the Tranche A-2 Term Loans (excluding the Tranche A-1 Term Loans and Tranche A-2 Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche E Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche E Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche E Term Loans (excluding the Tranche E Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche G Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche G Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche G Term Loans (excluding the Tranche G Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche H Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche H Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche H Term Loans (excluding the Tranche H Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche I Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche I Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche I Term Loans (excluding the Tranche I Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restatement Date” shall mean the date on which the conditions to the effectiveness of the amendment and restatement of the Existing Credit Agreement as set forth herein that are specified in the Amendment Agreement shall be satisfied.

“Restricted Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the US Borrower other than an Unrestricted Subsidiary.

“Revolver Refinancing Indebtedness” shall mean Indebtedness issued or incurred under a new revolving credit facility (a “Additional Refinancing Revolver”) that permanently refinances, refunds, extends, renews or replaces all or a portion of the Revolving Credit Commitments or the Extended Revolving Credit Commitments hereunder; provided that (a) the available commitments under such Additional Refinancing Revolver when added to any Revolving Credit Commitments and Extended Revolving Credit Commitments not permanently refinanced with such Additional Refinancing Revolver shall not exceed the sum of the Total Revolving Credit Commitments and the Total Extended Revolving Credit Commitments outstanding immediately prior to the Restatement Date, (b) the US Borrower and the UK Borrower shall be the only borrowers under such Additional Refinancing Revolver and the Subsidiary Guarantors shall be the only guarantors, if any, with respect thereto, (c) such Additional Refinancing Revolver contains covenants and events of default which, taken as a whole, are determined in good faith by the Chief Financial Officer of the US Borrower to be the same in all material respects as (or less restrictive than) the covenants and events of default contained herein, (d) the maturity date of the Additional Refinancing Revolver shall be no shorter than the final maturity of the Revolving Credit Commitments or the Extended Revolving Credit Commitments that it is refinancing, (e) the Indebtedness under such Additional Refinancing Revolver, if secured, is secured only by Liens on the Collateral (and not by any other assets) granted in favor of the Collateral Agent or another agent appointed in connection with such Additional Refinancing Revolver that are subject to the terms of an intercreditor agreement that is reasonably satisfactory to the Collateral Agent and (f) the interest rate applicable to the Additional Refinancing Revolver shall be determined by the US Borrower and the applicable new lenders.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Funding Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Funding Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments; provided, that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day.

“Rockwood Group” shall mean the US Borrower and its Restricted Subsidiaries immediately prior to the Acquisition.

“RSGI Dollar Debt Escrow Account” shall mean Dollar Account Number 313122 established with the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

“RSGI Euro Debt Escrow Account” shall mean Euro Account Number 7357879780 established with the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

“Sale and Purchase Agreement” shall mean the Sale and Purchase Agreement, notarized on April 19, 2004, between mg technologies ag, MG North America Holdings Inc., Knight Erste Beteiligungs-GmbH, Knight Zweite Beteiligungs-GmbH, Knight Dritte Beteiligungs-GmbH, Knight Vierte Beteiligungs-GmbH, Knight Fünfte Beteiligungs-GmbH and RW Holding Corp. as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the US Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean the Second Amendment to this Agreement, dated as of December 10, 2004.

“Second Amendment Effective Date” shall mean the date on which the Second Amendment becomes effective.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into by the US Borrower, the other grantors party thereto and the Administrative Agent for the benefit of the Lenders and the other Secured Parties named therein, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Foreign Security Documents, (e) the Mortgages and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Seller” shall mean any Original Seller or New Seller.

“Senior Secured Debt” shall mean, at any time, Consolidated Total Debt at such time minus any unsecured Indebtedness included therein.

“Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Senior Subordinated Loan Agreement” shall mean the Senior Subordinated Loan Agreement dated as of the Funding Date among the US Borrower, as borrower, the several lenders from time to time party thereto, CS, as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, UBS AG, Stamford Branch, as documentation agent, CS, UBS Loan Finance LLC and Goldman Sachs Credit Partners L.P., as initial lenders, and CS, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as lead arrangers, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Senior Subordinated Loans” shall mean (a) subordinated loans made pursuant to the Senior Subordinated Loan Agreement and having a final maturity not earlier than the date that is ten years after the Closing Date and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof; provided, that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Notes” shall mean (a) any Senior Subordinated Notes of the US Borrower issued after the Funding Date pursuant to the Senior Subordinated Notes Indenture to refinance any amounts outstanding under the Senior Subordinated Loan Agreement plus any redemption or prepayment premiums payable in respect thereof and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof; provided, that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Notes Indenture” shall mean any Indenture entered into after the Funding Date pursuant to which the Senior Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Series” shall have the meaning provided in Section 2.14.

“Singapore Guarantee” shall mean the Singapore Guarantee Agreement, made by each of the Singapore Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit J-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Singapore Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Singapore P.O.C. and is a party to the Singapore Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Singapore P.O.C. and that becomes a party to the Singapore Guarantee after the Funding Date pursuant to Section 9.11.

“Singapore Pledge Agreements” shall mean (a) the Singapore Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Singapore Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case, substantially in the form of Exhibit J-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Singapore Security Agreement” shall mean the Singapore Fixed and Floating Charge entered into by the Singapore Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit J-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Specified Obligations” shall mean Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the Consolidated Total Assets of the US Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the US Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean, as of any date of determination, the maximum amount then available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the US Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status or Level IV Status on such date.  Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the US Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided, that (i) if the US Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the US Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio or the Senior Secured Debt to Consolidated EBITDA Ratio, as applicable, pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” shall mean the lawful money of the United Kingdom.

“Subordinated Note Indenture” shall mean any Indenture (including the Indenture dated as of July 23, 2003, among the US Borrower, the guarantors party thereto and The Bank of New York, as trustee), pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Subordinated Notes” shall mean (a) the 10 5/8% Senior Subordinated Notes due 2011 of the US Borrower issued pursuant to the Subordinated Note Indenture and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof; provided, that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the US Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor UK Borrower” shall have the meaning provided in Section 10.3(b).

“Swingline Commitment” shall mean $75,000,000.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans then outstanding.  The Swingline Exposure of any Lender at any time shall mean the sum of (a) the aggregate principal amount of Swingline Loans then outstanding in respect of which such Lender has made (or is required to have made) payments to the Swingline Lender pursuant to Section 2.1(d) and (b) such Lender’s Extended Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time (excluding the portion thereof consisting of Swingline Loans in respect of which the Lenders have made (or are required to have made) payments to the Swingline Lender pursuant to Section 2.1(d)).

“Swingline Lender” shall mean CS in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Extended Revolving Credit Maturity Date.

“Taiwan Pledge Agreements” shall mean (a) the Taiwan Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Taiwan Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case, substantially in the form of Exhibit K(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Target” shall have the meaning provided in the definition of the term “Acquisition.”

“Term Loan” shall mean any Tranche A-1 Term Loan, Tranche A-2 Term Loan, Tranche E Term Loan, Tranche G Term Loan, Tranche H Term Loan or Tranche I Term Loan (or, as the context may require, any other term loan made hereunder prior to the Restatement Date).

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment, Tranche E Term Loan Commitment, Tranche G Term Loan Commitment , Tranche H Term Loan Commitment and Tranche I Term Loan Commitment”.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the US Borrower then last ended.

“Third Amendment” shall mean the Third Amendment to this Agreement, dated as of December 13, 2005.

“Third Amendment Effective Date” shall mean the date on which the Third Amendment becomes effective.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment, the Total Revolving Credit Commitment and the Total Extended Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Total Extended Revolving Credit Commitment at such date, (c) the Total Term Loan Commitment at such date and (d) the outstanding principal amount of all Term Loans at such date.

“Total Extended Revolving Credit Commitment” shall mean the sum of the Extended Revolving Credit Commitments of all the Lenders.  The Total Extended Revolving Credit Commitment on the Restatement Date is $180,000,000.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.  The Total Revolving Credit Commitment on the Funding Date was $250,000,000.  The Total Revolving Credit Commitment on the Restatement Date is $70,000,000.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments, New Tranche H Term Loan Commitments (if applicable), New Tranche I Term Loan Commitments (if applicable) and the Incremental Refinancing Term Loan Commitment (if applicable) of all the Lenders.

“Tranche A Loans” shall have the meaning provided in Section 14.6(b)(ii)(B).

“Tranche A-1 Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Tranche A-2 Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“Tranche A-1 Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Tranche A-2 Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“Tranche A-1 Term Loan” shall have the meaning provided in Section 2.1(a).

“Tranche A-2 Term Loan” shall have the meaning provided in Section 2.1(a).

“Tranche A Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Funding Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Tranche A Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Funding Date, the amount specified as such Lender’s “Tranche A Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate Tranche A Term Loan Commitment on the Funding Date is €209,538,177.86.  It is understood and agreed that any Lender having a Tranche A Term Loan Commitment or holding Tranche A-1 Term Loans or Tranche A-2 Term Loans shall have (or hold) a pro rata share of the Tranche A Term Loan Commitment, Tranche A-1 Term Loans and Tranche A-2 Term Loans, as the case may be.

“Tranche A-1 Term Loan Maturity Date” shall mean the date that is seven years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche A-1 Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is seven years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche A-2 Term Loan Maturity Date” shall mean the date that is seven years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche A-2 Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is seven years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche C Term Loan Lender” shall mean each Lender with a Tranche C Term Loan Commitment or with outstanding Tranche C Term Loans.

“Tranche D Term Loan Lender” shall mean each Lender with a Tranche D Term Loan Commitment or with outstanding Tranche D Term Loans.

“Tranche E Repayment Amount” shall have the meaning provided in Section 2.5(b)(iii).

“Tranche E Repayment Date” shall have the meaning provided in Section 2.5(b)(iii).

“Tranche E Term Loan” shall mean a Loan made to the US Borrower in Dollars on the Third Amendment Effective Date pursuant to Section 3 of the Third Amendment.  On the Third Amendment Effective Date, the aggregate principal amount of the Tranche E Term Loans shall be $1,139,275,000.00.  On the Restatement Date, the aggregate principal amount of the Tranche E Term Loans shall be $140,068,441.63.

“Tranche E Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche E Term Loans hereunder pursuant to Section 3 of the Third Amendment on the Third Amendment Effective Date.  The amount of each Lender’s Tranche E Term Loan Commitment is set forth on Schedule A to the Third Amendment (as appended to the Third Amendment on the Third Amendment Effective Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche E Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche E Term Loan Lender” shall mean each Lender with a Tranche E Term Loan Commitment or with outstanding Tranche E Term Loans.

“Tranche E Term Loan Maturity Date” shall mean the date that is eight years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche E Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is eight years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche F Term Loan Lender” shall mean each Lender with a Tranche F Term Loan Commitment or with outstanding Tranche F Term Loans.

“Tranche G Repayment Amount” shall have the meaning provided in Section 2.5(b)(iv).

“Tranche G Repayment Date” shall have the meaning provided in Section 2.5(b)(iv).

“Tranche G Term Loan” shall mean a Loan made to the US Borrower in Euro on the Fourth Amendment Effective Date pursuant to Section 3 of the Fourth Amendment.  On the Fourth Amendment Effective Date, the aggregate principal amount of the Tranche G Term Loans shall be €269,314,259.17. On the Restatement Date, the aggregate principal amount of the Tranche G Term Loans shall be €65,435,999.09.

“Tranche G Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche G Term Loans hereunder pursuant to Section 3 of the Fourth Amendment on the Fourth Amendment Effective Date.  The amount of each Lender’s Tranche G Term Loan Commitment is set forth on Schedule A to the Fourth Amendment (as appended to the Fourth Amendment on the

Fourth Amendment Effective Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche G Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche G Term Loan Lender” shall mean each Lender with a Tranche G Term Loan Commitment or with outstanding Tranche G Term Loans.

“Tranche G Term Loan Maturity Date” shall mean the date that is eight years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche G Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is eight years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche H Repayment Amount” shall have the meaning provided in Section 2.5(b)(v).

“Tranche H Repayment Date” shall have the meaning provided in Section 2.5(b)(v).

“Tranche H Term Loan” shall mean a Loan made to the US Borrower in Dollars on the Restatement Date pursuant to Section 3 of the Amendment Agreement.  On the Restatement Date, the aggregate principal amount of the Tranche H Term Loans shall be $941,956,558.37.

“Tranche H Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche H Term Loans hereunder pursuant to Section 3 of the Amendment Agreement on the Restatement Date.  The amount of each Lender’s Tranche H Term Loan Commitment is set forth on Schedule A to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche H Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche H Term Loan Lender” shall mean each Lender with a Tranche H Term Loan Commitment or with outstanding Tranche H Term Loans.

“Tranche H Term Loan Maturity Date” shall mean May 15, 2014, or, if such date is not a Business Day, the next preceding Business Day.

“Tranche I Repayment Amount” shall have the meaning provided in Section 2.5(b)(vi).

“Tranche I Repayment Date” shall have the meaning provided in Section 2.5(b)(vi).

“Tranche I Term Loan” shall mean a Loan made to the US Borrower in Euro on the Restatement Date pursuant to Section 4 of the Amendment Agreement.  On the Restatement Date, the aggregate principal amount of the Tranche I Term Loans shall be €195,633,946.04.

“Tranche I Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche I Term Loans hereunder pursuant to Section 4 of the Amendment Agreement on the Restatement Date.  The amount of each Lender’s Tranche I Term Loan Commitment is set forth on Schedule B to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche I Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche I Term Loan Lender” shall mean each Lender with a Tranche I Term Loan Commitment or with outstanding Tranche I Term Loans.

“Tranche I Term Loan Maturity Date” shall mean May 15, 2014, or, if such date is not a Business Day, the next preceding Business Day.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents, the Senior Subordinated Loan Agreement and the Senior Subordinated Notes Indenture, in each case, to the extent they are a party thereto, (b) the Borrowings hereunder, the borrowings under the Senior Subordinated Loan Agreement, the issuance of the Senior Subordinated Notes, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents, (d) the Acquisition, (e) the refinancing of the 2003 Credit Agreement and of certain existing Indebtedness of the Target and (f) any other transaction related to or entered into in connection with any of the foregoing.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Parent or any of its Subsidiaries in connection with the Transactions.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed in Maastricht on February 7, 1992 and came into force on November 1, 1993).

“Treaty Lender” shall mean a Person who, by virtue of a double taxation agreement between the United Kingdom and the country of residence of that Person, is (subject only to a prior direction given to the UK Borrower by the United Kingdom Inland Revenue following an application by that Person) eligible to receive payments from the UK Borrower under this Agreement, (a) in the case of an original Lender under this Agreement, without any deduction in respect of taxes or (b) in the case of a Transferee, subject to a deduction in respect of taxes to an extent no greater than that which applied to the original Lender from which the Transferee acquired its Commitments.

“2003 Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of December 8, 2003 among the US Borrower, the UK Borrower, Holdings, PIK Holdco, Parent, the Lenders party thereto and JPMorgan Chase Bank, as administrative agent.

“2011 Senior Notes” shall mean (a) the $70,000,000 initial aggregate principal amount ($112,341,229 aggregate principal amount at maturity) of 12% Senior Discount Notes due 2011 of Holdings issued pursuant to the 2011 Senior Notes Indenture and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof.

“2011 Senior Notes Indenture” shall mean any Indenture (including the Indenture dated as of July 23, 2003) issued by Holdings, pursuant to which the 2011 Senior Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Type” shall mean (a) as to any Tranche A-1 Term Loan, Tranche A-2 Term Loan, Tranche G Term Loan or Tranche I Term Loan, its nature as a Eurodollar Term Loan, (b) as to any Tranche E Term Loan or Tranche H Term Loans, its nature as an ABR Loan or a Eurodollar Term Loan, (c) as to any Dollar Revolving Credit Loan or Dollar Extended Revolving Credit Loan, its nature as an ABR Loan, a Eurodollar Revolving Credit Loan or a Eurodollar Extended Revolving Credit Loan and (d) as to any Foreign Currency Revolving Credit Loan or Foreign Currency Extended Revolving Credit Loan, its nature as a Eurodollar Revolving Credit Loan or a Eurodollar Extended Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Funding Date, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“UK Borrower” shall have the meaning provided in the preamble to this Agreement.

“UK Borrower Debt Escrow Account” shall mean Euro Account Number 8371059780 established by the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

“UK Debenture” shall mean the Debenture entered into by the UK Borrower, the UK Guarantors and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit L-1, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantee” shall mean the UK Guarantee Agreement, made by the US Borrower and each of the UK Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit L-2, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than the UK Borrower and any Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of England and Wales and (b) each Subsidiary of the US Borrower that is incorporated under the laws of England and Wales and that becomes a party to the UK Guarantee after the Funding Date pursuant to Section 9.11.

“UK Lender” shall mean a Person who is (a) a company resident in the United Kingdom for tax purposes, (b) a partnership each of whose members is a company so resident or (c) a company not so resident in the United Kingdom for tax purposes, but which carries on a trade in the United Kingdom through a branch or agency and is subject to corporation tax on interest paid to it under this Agreement.

“UK Pledge Agreements” shall mean (a) the Charge Over Shares, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Charge Over Shares, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case substantially in the form of Exhibit L-3(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the US Borrower that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder); provided, that at such time (or promptly thereafter) the US Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-designated as an Unrestricted Subsidiary by the US Borrower in a written notice to the Administrative Agent; provided, that (x) such re-designation shall be deemed to be an investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such re-designated Restricted Subsidiary to the US Borrower or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written re-designation by the US Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such re-designation.  On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“US Borrower” shall have the meaning provided in the preamble to this Agreement.

“US Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Funding Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Funding Date pursuant to Section 9.11.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Yield Differential” shall have the meaning given to that term in Section 2.15.

(b)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.                              Exchange Rates.  (a)    Not later than 1:00 p.m. (New York time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the US Borrower (on behalf of itself and the UK Borrower).  The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Recalculation Date”), shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b)  Not later than 5:00 p.m. (New York time) on each Recalculation Date and each date on which Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans are made, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of (A) the principal amounts of the Foreign Currency Revolving Credit Loans then outstanding (after giving effect to any Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as applicable, made or repaid on such date), (B) the face value of outstanding Foreign Currency Letters of Credit and (C) Unpaid Drawings in respect of Foreign Currency Letters of Credit and (ii) notify the Lenders and the US Borrower (on behalf of itself and the UK Borrower) of the results of such determination.

(c)  For purposes of determining compliance under Sections 10.4, 10.5, 10.6, 10.9, 10.10 and 10.11 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average daily Exchange Rate for such Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period.  For purposes of determining compliance with Sections 10.1 and 10.2, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

1.3.                              Redenomination of Certain Foreign Currencies.  (a)    Each obligation of any party to this Agreement to make a payment denominated in Sterling on or after the date the United Kingdom adopts the Euro as its lawful currency after the Funding Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to Sterling, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the Euro as its lawful currency; provided, that if any Foreign Currency Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Foreign Currency Borrowing, at the end of the then current Interest Period.

(b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, in consultation with the US Borrower and the UK Borrower, may from time to time specify to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro.

SECTION 2.                                Amount and Terms of Credit

2.1.                              Commitments.  (a)    Subject to and upon the terms and conditions herein set forth,

(i)  each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche A-1 Term Loan” and, collectively, the “Tranche A-1 Term Loans”) to the US Borrower on the Funding Date in Euro, which Tranche A-1 Term Loans shall not exceed for any such Lender such Lender’s pro rata share of all Tranche A-1 Term Loans to be made on the Funding Date (based on the percentage which such Lender’s Tranche A Term Loan Commitment represents of the aggregate Tranche A Term Loan Commitments of all Lenders); provided, that the aggregate principal amount of all Tranche A-1 Term Loans made on the Funding Date shall not exceed €39,129,762.71;

(ii)  each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche A-2 Term Loan” and, collectively, the “Tranche A-2 Term Loans”) to the UK Borrower on the Funding Date in Euro, which Tranche A-2 Term Loans shall not exceed for any such Lender such Lender’s pro rata share of all Tranche A-2 Term Loans to be made on the Funding Date (based on the percentage which such Lender’s Tranche A Term Loan Commitment represents of the aggregate Tranche A Term Loan Commitments of all Lenders); provided, that the aggregate principal amount of all Tranche A-2 Term Loans made on the Funding Date shall not exceed €128,500,779.57;

(iii)  each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans on a single date on or prior to September 30, 2004 to the US Borrower and/or the UK Borrower, as directed by the US Borrower in a Notice of Borrowing delivered in accordance with Section 2.3, the amount of which loans shall not exceed for any such Lender such Lender’s pro rata share of all such loans to be made on the applicable date of borrowing (based on the percentage which such Lender’s Tranche A Term Loan Commitment represents of the aggregate Tranche A Term Loan Commitments of all Lenders); provided, that the aggregate principal amount of all such loans made on the date of such borrowing shall not exceed €41,907,635.58.  The portion of such loans, if any, made on the date of such borrowing to the US Borrower shall be “Tranche A-1 Term Loans” and the portion of such loans, if any, made on the date of such borrowing to the UK Borrower shall be “Tranche A-2 Term Loans” for all purposes under this Agreement.  In the event that the US Borrower shall not deliver a Notice of Borrowing with respect to such loans on or prior to September 30, 2004 in accordance with Section 2.3, the US Borrower shall be deemed to have requested on behalf of itself a Tranche A-1 Term Loan in the amount of €41,907,635.58 (and such Tranche A-1 Term Loan shall be funded on September 30, 2004 as stated above), unless the US Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (Local Time) at least three Business Days prior to September 30, 2004 that no such loans are to be made to the US Borrower or the UK Borrower;

(iv)  each Lender having a Tranche E Term Loan Commitment severally agrees, pursuant to the Third Amendment, to make a Tranche E Term Loan or

Tranche E Term Loans on the Third Amendment Effective Date to the US Borrower in Dollars, which Tranche E Term Loans shall not exceed for any such Lender the Tranche E Term Loan Commitment of such Lender as of the Third Amendment Effective Date; provided, that each Continuing Tranche D Term Loan Lender having a Tranche E Term Loan Commitment shall make Tranche E Term Loans on the Third Amendment Effective Date by exchanging its existing term loans designated as “Tranche D Term Loans” under the Credit Agreement immediately prior to the Third Amendment Effective Date for Tranche E Term Loans in the manner contemplated by Section 3 of the Third Amendment;

(v)  each Lender having a Tranche G Term Loan Commitment severally agrees, pursuant to, and in accordance with, the Fourth Amendment, to make a Tranche G Term Loan or Tranche G Term Loans on the Fourth Amendment Effective Date to the US Borrower in Euro, which Tranche G Term Loans shall not exceed for any such Lender the Tranche G Term Loan Commitment of such Lender as of the Fourth Amendment Effective Date, provided that each Continuing Tranche F Term Loan Lender having a Tranche G Term Loan Commitment shall make Tranche G Term Loans on the Fourth Amendment Effective Date by exchanging its existing term loans designated as “Tranche F Term Loans” under the Credit Agreement immediately prior to the Fourth Amendment Effective Date for Tranche G Term Loans in the manner contemplated by Section 3 of the Fourth Amendment;

(vi)  each Lender having a Tranche H Term Loan Commitment severally agrees, pursuant to the Amendment Agreement, to be deemed to have made a Tranche H Term Loan or Tranche H Term Loans on the Restatement Date to the US Borrower in Dollars, which Tranche H Term Loans shall not exceed for any such Lender the Tranche H Term Loan Commitment of such Lender as of the Restatement Date, by converting its existing term loans designated as “Tranche E Term Loans” under the Existing Credit Agreement immediately prior to the Restatement Date for Tranche H Term Loans in the manner contemplated by Section 3 of the Amendment Agreement; and

(vii)  each Lender having a Tranche I Term Loan Commitment severally agrees, pursuant to the Amendment Agreement, to be deemed to have made a Tranche I Term Loan or Tranche I Term Loans on the Restatement Date to the US Borrower in Euro, which Tranche I Term Loans shall not exceed for any such Lender the Tranche I Term Loan Commitment of such Lender as of the Restatement Date, by converting its existing term loans designated as “Tranche G Term Loans” under the Existing Credit Agreement immediately prior to the Restatement Date for Tranche I Term Loans in the manner contemplated by Section 4 of the Amendment Agreement.

Such Term Loans shall be made on the Funding Date (except as provided in clause (iii), clause (iv), clause (v), clause (vi) or clause (vii) above).  On the Restatement Date, the US Borrower shall pay all amounts owing under Section 2.11 as a result of the repayment or conversion of Tranche E Term Loans and Tranche G Term Loans as required above in this Section 2.1(a).  Such Term Loans (i) may, in respect of Tranche E Term Loans or Tranche H Term Loans and at the option of the US Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term

Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) shall, in respect of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans and Tranche I Term Loans, be incurred and maintained as Eurodollar Term Loans, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (iv) shall not exceed in the aggregate the total of all Tranche A Term Loan Commitments, Tranche E Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments or Tranche I Term Loan Commitments, as applicable.  On the Tranche A-1 Term Loan Maturity Date, all Tranche A-1 Term Loans shall be repaid in full.  On the Tranche A-2 Term Loan Maturity Date, all Tranche A-2 Term Loans shall be repaid in full.  On the Tranche E Term Loan Maturity Date, all Tranche E Term Loans shall be repaid in full.  On the Tranche G Term Loan Maturity Date, all Tranche G Term Loans shall be repaid in full.  On the Tranche H Term Loan Maturity Date, all Tranche H Term Loans shall be repaid in full.  On the Tranche I Term Loan Maturity Date, all Tranche I Term Loans shall be repaid in full.

(b)  (i)  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “Dollar Revolving Credit Loan” and, collectively, the “Dollar Revolving Credit Loans” and, together with the Foreign Currency Revolving Credit Loans, the “Revolving Credit Loans”) and each Lender having an Extended Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “Dollar Extended Revolving Credit Loan” and, collectively, the “Dollar Extended Revolving Credit Loans” and, together with the Foreign Currency Extended Revolving Credit Loans, the “Extended Revolving Credit Loans”) to the US Borrower or the UK Borrower, as the case may be, which Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Funding Date and prior to the Revolving Credit Maturity Date or the Extended Revolving Credit Maturity Date, as applicable, (B) may, at the option of the US Borrower or the UK Borrower, as the case may be, be incurred and maintained as, and/or converted into, ABR Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans; provided, that all Dollar Revolving Credit Loans and all Dollar Extended Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, at such time exceeding such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable, at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures or Extended Revolving Credit Exposures, as applicable, at such time exceeding the Total Revolving Credit Commitment or the Total Extended Revolving Credit Commitment, as applicable, then in effect; provided further, that (x) as of the Restatement Date there shall be no Dollar Revolving Credit Loans outstanding and

(y) from and after the Restatement Date, no Dollar Revolving Credit Loans may be requested of or made by any Lender having a Revolving Credit Commitment until the Extended Revolving Credit Exposures shall be equal to no less than the Total Extended Revolving Credit Commitment; provided, however, that if, at such time that the Extended Revolving Credit Exposure equals or exceeds the Total Extended Revolving Credit Commitment, the US Borrower or the UK Borrower requests a Dollar Letter of Credit otherwise permitted in accordance with Section 3, a portion of the outstanding Dollar Extended Revolving Credit Loans shall be automatically deemed to be refinanced and replaced by Revolving Credit Loans under the Revolving Credit Commitment in an amount sufficient to allow such Letter of Credit to be issued at such time under the Extended Revolving Credit Commitments so long as such refinancing shall not result in any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.

(ii)  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in a Foreign Currency (each a “Foreign Currency Revolving Credit Loan” and, collectively, the “Foreign Currency Revolving Credit Loans”) or an Extended Revolving Credit Commitment severally agrees to make a loan or loans denominated in a Foreign Currency (each a “Foreign Currency Extended Revolving Credit Loan” and, collectively, the “Foreign Currency Extended Revolving Credit Loans”) to the US Borrower or the UK Borrower, as the case may be, which Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Funding Date and prior to the Revolving Credit Maturity Date or the Extended Revolving Credit Maturity Date, as applicable, (B) shall be incurred and maintained entirely as Eurodollar Foreign Currency Revolving Credit Loans or Eurodollar Foreign Currency Extended Revolving Credit Loans, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, at such time exceeding such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable, at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures or Extended Revolving Credit Exposures, as applicable, at such time exceeding the Total Revolving Credit Commitment or the Total Extended Revolving Credit Commitment, as applicable, then in effect; provided further, that (x) as of the Restatement Date there shall be no Foreign Currency Revolving Credit Loans outstanding and (y) from and after the Restatement Date, no Foreign Currency Revolving Credit Loans may be requested of or made by any Lender having a Revolving Credit Commitment until the Extended Revolving Credit Exposures shall be equal to no less then than the Total Extended Revolving Credit Commitment; provided, however, that if, at such time that the Extended Revolving Credit Exposure equals or exceeds the Total Extended Revolving Credit Commitment, the US Borrower or the UK Borrower requests a Foreign Currency Letter of Credit otherwise permitted in accordance with Section 3, a portion of the outstanding Foreign Currency Extended Revolving Credit Loans shall be automatically deemed to be refinanced and replaced by Revolving Credit Loans under the Revolving Credit

Commitment in an amount sufficient to allow such Letter of Credit to be issued at such time under the Extended Revolving Credit Commitments so long as such refinancing shall not result in any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.

(iii)  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (A) any exercise of such option shall not affect the obligation of the US Borrower or the UK Borrower as the case may be, to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the US Borrower or the UK Borrower as the case may be, resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).  On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.  On the Extended Revolving Credit Maturity Date, all Extended Revolving Credit Loans shall be repaid in full.

(c)  Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Funding Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the US Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Extended Revolving Credit Exposures at such time exceeding the Total Extended Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the US Borrower, the UK Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

(d)  On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Extended Revolving Credit Loans, in which case Extended Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s Extended Revolving Credit Commitment Percentage, as applicable, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make such Extended Revolving Credit Loans upon one Business

Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Extended Revolving Credit Commitment Percentages, as applicable; provided, that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

2.2.                              Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans or Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)).  More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

2.3.                              Notice of Borrowing.  (a)    The US Borrower (on its own behalf and on behalf of the UK Borrower) shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans (i) prior to 12:00 Noon (Local Time) at least three Business Days prior to the date of Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans and (ii) prior to 10:00 a.m.(New York time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans or Extended Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the borrower of the Term Loans, which shall be either the US Borrower or the UK Borrower, (ii) the currency in which the Borrowing is to be made, which shall be either Dollars or Euro, (iii) the aggregate principal amount of the Term Loans to be made, (iv) the date of the borrowing (which shall be a Business Day and (other than in the case of the Term Loans made available pursuant to Section 2.1(a)(iii), (iv), (v) and (vi)) shall be the Funding Date) and (v) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto.  The

Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)  Whenever the US Borrower or the UK Borrower desires to incur Revolving Credit Loans or Extended Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office as specified in Section 14.2, (i) prior to 12:00 Noon (Local Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans; provided that for any deemed borrowing of Revolving Credit Loans pursuant to Section 2.1(b)(i) and (ii) such notice will not be required.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the borrower of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, which shall be either the US Borrower or the UK Borrower, (ii) the currency in which the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, are to be made, which shall be Dollars or a Foreign Currency, (iii) the aggregate principal amount of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, to be made pursuant to such Borrowing (which, in the case of a Foreign Currency Borrowing, shall be stated in both the applicable Foreign Currency and the Dollar Equivalent thereof), (iii) the date of Borrowing (which shall be a Business Day), (iv) whether the respective Borrowing shall consist of ABR Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans and, if Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the Interest Period to be initially applicable thereto and (v) the number and location of the account to which funds are to be disbursed.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)  Whenever the US Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) the number and location of the account to which funds are to be disbursed.

(d)  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the US Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f)  Without in any way limiting the obligation of the US Borrower or the UK Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the US Borrower or the UK Borrower, as the case may be.  In each such case, the US Borrower and the UK Borrower each hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4.                              Disbursement of Funds.  (a)    No later than 12:00 Noon (Local Time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided, that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

(b)  Each Lender shall make available all amounts it is to fund under any Borrowing in Dollars or in the applicable Foreign Currency, as the case may be, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to (i) the US Borrower by depositing to the US Borrower’s account that is designated to the Administrative Agent the aggregate of the amounts so made available in Dollars or in the applicable Foreign Currency, as the case may be, and the type of funds received and (ii) the UK Borrower, by depositing to the UK Borrower’s account that is designated to the Administrative Agent the aggregate of the amounts so made available in Dollars or in the applicable Foreign Currency, as the case may be, and the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the US Borrower or the UK Borrower, as the case may be, a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the US Borrower or the UK Borrower, as the case may be, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the US Borrower or the UK Borrower, as the case may be, and the US Borrower or the UK Borrower, as the case may be, shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the US Borrower or the UK Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the US Borrower or the UK Borrower, as the case may be, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the US Borrower or the UK Borrower, as the case may be, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

(c)  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the US Borrower or the UK Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.                            Repayment of Loans; Evidence of Debt.  (a)    The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche A-1 Term Loan Maturity Date, the then-unpaid Tranche A-1 Term Loans, in Euro.  The UK Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche A-2 Term Loan Maturity Date, the then-unpaid Tranche A-2 Term Loans, in Euro.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche E Term Loan Maturity Date, the then-unpaid Tranche E Term Loans, in Dollars.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche G Term Loan Maturity Date, the then-unpaid Tranche G Term Loans, in Euro.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche H Term Loan Maturity Date, the then-unpaid Tranche H Term Loans, in Dollars.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche I Term Loan Maturity Date, the then-unpaid Tranche I Term Loans, in Euro.  The US Borrower and the UK Borrower, as the case may be, shall repay to the Administrative Agent in Dollars or the applicable Foreign Currency, as the case may be, for the benefit of the Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans.  The US Borrower and the UK Borrower, as the case may be, shall repay to the Administrative Agent in Dollars or the applicable Foreign Currency, as the case may be, for the benefit of the Lenders, on the Extended Revolving Credit Maturity Date, the then-unpaid Extended Revolving Credit Loans.  The US Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.

(b)  (i)  The US Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche A-1 Term Loans, on each date set forth below (each a “Tranche A-1 Repayment Date”), the principal amount of the Tranche A-1 Term Loans equal to (x) the sum of the outstanding principal amount of Tranche A-1 Term Loans immediately after funding on the Funding Date and, if applicable, the outstanding principal amount of additional Tranche A-1 Term Loans funded after the Funding Date pursuant to Section 2.1(a)(iii) multiplied by (y) the percentage set forth below opposite such Tranche A-1 Repayment Date (each a “Tranche A-1 Repayment Amount”):

Number of Months From Funding Date	Tranche A-1 Repayment Amount

18	5.00%
24	5.00%
30	7.50%
36	7.50%
42	8.33%
48	8.33%
54	8.33%
60	8.33%
66	9.16%
72	9.16%
78	11.66%
Tranche A-1 Term Loan Maturity Date	11.70% or remainder

(ii)  The UK Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche A-2 Term Loans, on each date set forth below (each a “Tranche A-2 Repayment Date”), the principal amount of the Tranche A-2 Term Loans equal to (x) the sum of the outstanding principal amount of Tranche A-2 Term Loans immediately after funding on the Funding Date and, if applicable, the outstanding principal amount of additional Tranche A-2 Term Loans funded after the Funding Date pursuant to Section 2.1(a)(iii) multiplied by (y) the percentage set forth below opposite such Tranche A-2 Repayment Date (each a “Tranche A-2 Repayment Amount”):

Number of Months From Funding Date	Tranche A-2 Repayment Amount

18	5.00%
24	5.00%
30	7.50%
36	7.50%
42	8.33%
48	8.33%
54	8.33%
60	8.33%
66	9.16%
72	9.16%
78	11.66%
Tranche A-2 Term Loan Maturity Date	11.70% or remainder

(iii)  The US Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche E Term Loans, on each date set forth below (each a “Tranche E Repayment Date”), the principal amount of the Tranche E Term Loans equal to (x) the outstanding principal amount of Tranche E Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche E Repayment Date (each a “Tranche E Repayment Amount”):

Number of Months From Funding Date	Tranche E Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
Tranche E Term Loan Maturity Date	93.0% or remainder

(iv)  The US Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche G Term Loans, on each date set forth below (each a “Tranche G Repayment Date”), the principal amount of the Tranche G Term Loans equal to (x) the outstanding principal amount of Tranche G Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche G Repayment Date (each a “Tranche G Repayment Amount”):

Number of Months From Funding Date	Tranche G Repayment Amount

60	0.5%

Number of Months From Funding Date	Tranche G Repayment Amount
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
Tranche G Term Loan Maturity Date	93.0% or remainder

(v)  The US Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche H Term Loans, on each date set forth below (each a “Tranche H Repayment Date”), the principal amount of the Tranche H Term Loans equal to (x) the outstanding principal amount of Tranche H Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche H Repayment Date (each a “Tranche H Repayment Amount”):

Number of Months From Funding Date	Tranche H Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
96	0.5%
102	0.5%
108	0.5%
114	0.5%
Tranche H Term Loan Maturity Date	95.0% or remainder

(vi)  The US Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche I Term Loans, on each date set forth below (each a “Tranche I Repayment Date”), the principal amount of the Tranche I Term Loans equal to (x) the outstanding principal amount of Tranche I Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche I Repayment Date (each a “Tranche I Repayment Amount”):

Number of Months From Funding Date	Tranche I Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
96	0.5%
102	0.5%
108	0.5%
114	0.5%
Tranche I Term Loan Maturity Date	95.0% or remainder

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the US Borrower and the UK Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)  The Administrative Agent shall maintain the Register pursuant to Section 14.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, whether such Loan is a Term Loan, a Revolving Credit Loan or Extended Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower and the UK Borrower, as the case may be, to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the US Borrower and the UK Borrower, as the case may be, and each Lender’s share thereof.

(e)  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower and the UK Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower or the UK Borrower to repay (with applicable interest) the Loans made to the US Borrower or the UK Borrower by such Lender in accordance with the terms of this Agreement.

2.6.                            Conversions and Continuations.  (a)    The US Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum

Borrowing Amount of the outstanding principal amount of Tranche E Term Loans, Tranche H Term Loans, Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and the US Borrower or the UK Borrower, as the case may be, shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans as Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as the case may be, for an additional Interest Period; provided, that (i) no partial conversion of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the US Borrower or the UK Borrower, as the case may be, by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (Local Time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans to be so converted or continued, the Type of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans to be converted or continued into and, if such Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans are to be converted into or continued as Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans.

(b)  If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans shall be automatically converted on the last day of the then-current Interest Period (i) in respect of Tranche E Term Loans, Tranche H Term Loans, Dollar Revolving Credit Loans and Dollar Extended Revolving Credit

Loans, into ABR Loans, and (ii) in respect of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans, Tranche I Term Loans, Foreign Currency Revolving Credit Loans and Foreign Currency Extended Revolving Credit Loans, into Eurodollar Loans with an Interest Period of one month.  If upon the expiration of any Interest Period in respect of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the US Borrower or the UK Borrower, as the case may be, has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, (i) the US Borrower or the UK Borrower, as the case may be, shall be deemed to have elected to convert such Dollar Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as the case may be, into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period and (ii) the US Borrower or the UK Borrower, as the case may be, shall be deemed to have elected to convert such Foreign Currency Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as the case may be, into a Borrowing of Eurodollar Loans with an Interest Period of one month effective as of the expiration date of such then-current Interest Period.

2.7.                            Pro Rata Borrowings.  Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments.  Each Borrowing of Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.                            Interest.  (a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)  The unpaid principal amount of each Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate plus, in the case of Foreign Currency Loans, any Additional Cost incurred by such Lender in respect of such Foreign Currency Loans from time to time.

(c)  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)  Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first Business Day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  It is understood and agreed that, in the event that the Acquisition is not consummated on July 31, 2004 and the Loans are prepaid, interest on each Loan made on the Funding Date shall accrue from and including the Funding Date to but excluding the date of the repayment thereof in accordance with this Agreement and such interest shall be payable on the date of such prepayment.

(e)  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)  The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the US Borrower (on its own behalf and on behalf of the UK Borrower) and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.                            Interest Periods.  At the time the US Borrower or the UK Borrower, as the case may be, gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (Local Time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the US Borrower or the UK Borrower, as the case may be, shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the US Borrower or the UK Borrower, as the case may be, be a one, two, three, six or (in the case of Revolving Credit Loans or Extended Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period; provided, that the initial Interest Period may be for a period less than one month if agreed upon by the US Borrower and the Administrative Agent.  Notwithstanding anything to the contrary contained above:

(a)  the initial Interest Period for any Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)  if any Interest Period relating to a Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)  the US Borrower or the UK Borrower, as the case may be, shall not be entitled to elect any Interest Period in respect of any Eurodollar Term Loan, any Eurodollar Revolving Credit Loan or any Eurodollar Extended Revolving Credit Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10.                        Increased Costs, Illegality, etc.  (a)    In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)  on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Borrowing and in the currency in which such Loan is to be denominated are not generally available in the relevant market or (y) by reason of any changes arising on or after the Funding Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the Funding Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)  at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Funding Date that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the US Borrower (on its own behalf and on behalf of the UK Borrower) and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans, Eurodollar Revolving Credit Loans and Eurodollar Extended Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the US Borrower (on its own behalf and on behalf of the UK Borrower) and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the US Borrower or the UK Borrower with respect to Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the US Borrower or the UK Borrower, (y) in the case of clause (ii) above, the US Borrower or the UK Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the US Borrower or the UK Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the US Borrower or the UK Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)  At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the US Borrower or the UK Borrower, as the case may be, may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the US Borrower or the UK Borrower, as the case may be, was notified by a Lender pursuant to Section

2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is a Tranche E Term Loan, a Tranche H Term Loan, a Dollar Revolving Credit Loan or a Dollar Extended Revolving Credit Loan and is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Revolving Credit Loan, Eurodollar Extended Revolving Credit Loan and Eurodollar Term Loan into an ABR Loan; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)  If, after the Funding Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Funding Date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the US Borrower or the UK Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Funding Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the US Borrower (on its own behalf and on behalf of the UK Borrower), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the US Borrower’s or the UK Borrower’s, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)  Notwithstanding the foregoing, in the case of Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans affected by the circumstances described in Section 2.10(a)(i), as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Lenders) shall negotiate with the US Borrower in good faith in order to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of existing Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans.  If a Substitute Rate is agreed upon by the US Borrower and all the Lenders, such Substitute Rate shall apply.  If a Substitute Rate is not so agreed upon by the US Borrower and all the Lenders within such time, each Lender’s Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as applicable, shall thereafter bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as applicable, plus (ii) the Applicable Eurodollar Margin plus (iii), in the case of Foreign Currency Loans denominated in Sterling only, any Additional Cost incurred by such Lender in respect of such Sterling Foreign Currency Loans from time to time.

2.11.                        Compensation.  If (a) any payment of principal of any Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan is made by the US Borrower or the UK Borrower, as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the US Borrower or the UK Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the US Borrower or the UK Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the US Borrower or the UK Borrower, as the case may be, or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.                        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the US Borrower or the UK Borrower, as the case may be.

2.14.                        Incremental Facilities.  The US Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (x) new Tranche H Term Loan Commitments (the “New Tranche H Term Loan Commitments”) and/or new Tranche I Term Loans Commitments (the “New Tranche I Term Loan Commitments”) and/or (y) new Revolving Credit Commitments (the “New Revolving Credit Commitment”) and/or new Extended Revolving Credit Commitments (the “New Extended Revolving Loan Commitments” and, together with the New Tranche H Term Loan Commitments, the New Tranche I Term Loan Commitment and the New Revolving Credit Commitments, the “New Loan Commitments”), by an aggregate amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between $250,000,000 and all such New Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount, and in any event, by an aggregate amount which, when taken together with the principal amount of any Permitted Additional Notes, shall not exceed $250,000,000 in the aggregate.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the US Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided, that the US Borrower shall first offer the Lenders to provide all of the New Loan Commitments prior to offering any other Person that is an eligible assignee pursuant to Section 14.6(b); provided further, that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment.  Such New Loan Commitments shall become effective, as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Tranche H Term Loans, New Tranche I Term Loans, New Revolving Loans, or New Extended Revolving Loans, each of the conditions set forth in Section 7.1 and 7.2 shall be satisfied; (3) the US Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Loan Commitments and any investment to be consummated in connection therewith; (4) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the US Borrower and Administrative Agent, and each of which shall be recorded in the Register by the US Borrower and Administrative Agent, and shall be subject to the requirements set forth in Section 5.4(b); (5) the US Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (6) the US Borrower shall deliver or cause to be delivered (i) a certificate of the US Borrower and Holdings dated the Increased Amount Date, substantially in the form of Exhibit P, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 6.7 and 6.8 and, where applicable, certifying as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection therewith on behalf of such Credit Party, (ii) the executed legal opinions of Simpson Thacher and Bartlett LLP and Tom Riordan, general counsel of the Credit Parties, in each case, substantially in the forms previously delivered in connection with this Agreement and (iii) any other applicable documents reasonably required by the Administrative Agent in connection with any such transaction.  Any New Tranche H Term Loans or New Tranche I Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Tranche H Term Loans or New Tranche H Term Loans, as applicable, for all purpose of this Agreement.

On any Increased Amount Date on which New Revolving Loan Commitments or New Extended Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with New Revolving Loan Commitments or Extended Revolving Credit Commitments, as applicable, shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) or a New Extended Revolving Loan Commitments (each, a “New Extended Revolving Loan Lender”), as applicable, and each of the New Revolving Loan Lenders or New Extended Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, will be held by existing Lenders with Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, and New Revolving Loan Lenders or New Extended Revolving Loan Lenders, as applicable, ratably in accordance with their Revolving Credit Commitments or Extended Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments or New Extended Revolving Credit Commitments to the New Revolving Credit Commitments or Extended Revolving Credit Commitments, (b) each New Revolving Credit Commitment or New Extended Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as applicable, and each Loan made thereunder (a “New Revolving Loan” or a “New Extended Revolving Loan”, as applicable) shall be deemed, for all purposes, a Revolving Credit Loan or an Extended Revolving Credit Loan and (c) each New Revolving Loan Lender and New Extended Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment or New Extended Revolving Loan Commitment, as applicable, and all matters relating thereto.

On any Increased Amount Date on which any New Tranche H Term Loan Commitments or New Tranche I Term Loan Commitments of any Series are effective,

subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Tranche H Term Loan Commitment (each, a “New Tranche H Term Loan Lender”) or New Tranche I Term Loan Commitment (each, a “New Tranche I Term Loan Lender”) of any Series shall make a Loan to the US Borrower (a “New Tranche H Term Loan” or a “New Tranche I Term Loan”, as applicable) in an amount equal to its New Tranche H Term Loan Commitment or New Tranche I Term Loan Commitment, as applicable, of such Series, and (ii) each New Tranche H Term Loan Lender and New Tranche I Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Tranche H Term Loan Commitment or New Tranche I Term Loan Commitment, as applicable, of such Series and the New Tranche H Term Loans or New Tranche I Term Loans, as applicable, of such Series made pursuant thereto.

The terms and provisions of the New Tranche H Term Loans, New Tranche I Term Loans, New Tranche H Term Loan Commitments and New Tranche I Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche H Term Loans or the Tranche I Term Loans, as applicable; provided, however, that (i) the applicable maturity date of each Series shall be no shorter than the final maturity of the Extended Revolving Credit Loans and the Tranche H Term Loans and (ii) the rate of interest applicable to the New Tranche H Term Loans and the New Tranche H Term Loans of each Series shall be determined by the US Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. The terms and provisions of the New Revolving Loans, New Extended Revolving Loans, New Revolving Credit Commitments and New Extended Revolving Credit Commitments shall be identical to the Revolving Credit Loans, the Extended Revolving Credit Loans, the Revolving Credit Commitments and the Extended Revolving Credit Commitments.

Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

2.15.                        Incremental Refinancing Facilities.  The US Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new tranches of (x) Term Loan Commitments (the “Incremental Refinancing Term Loan Commitments”), by an aggregate amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $5,000,000 in excess of that amount, the proceeds of which shall be used solely to repay the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans or the Tranche G Term Loans as required by Section 5.2 and (y) Revolving Credit Commitments or Extended Revolving Credit Commitments (the “Incremental Refinancing Revolving Credit Commitments”), by an aggregate amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $5,000,000 in excess of that amount, the proceeds of which shall be used solely to permanently replace Revolving Credit Commitments or Extended Revolving Credit Commitments.  Each such notice shall specify the date (each, an “Incremental Refinancing Amount Date”) on which the US

Borrower proposes that the Incremental Refinancing Term Loan Commitments or Incremental Refinancing Revolving Credit Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided, that the US Borrower shall first offer the Lenders to provide all of the Incremental Refinancing Term Loan Commitments or all Incremental Refinancing Revolving Credit Commitments, as applicable, prior to offering any other Person that is an eligible assignee pursuant to Section 14.6(b); provided further, that any Lender offered or approached to provide all or a portion of the Incremental Refinancing Term Loan Commitments or the Incremental Refinancing Revolving Credit Commitments may elect or decline, in its sole discretion, to provide an Incremental Refinancing Term Loan Commitment or Incremental Refinancing Revolving Credit Commitment, as applicable.  Such Incremental Refinancing Term Loan Commitments and such Incremental Refinancing Revolving Credit Commitments, as applicable, shall become effective, as of such Incremental Refinancing Amount Date; provided, that (1) no Default or Event of Default shall exist on such Incremental Refinancing Amount Date before or after giving effect to such Incremental Refinancing Term Loan Commitments or such Incremental Refinancing Revolving Credit Commitments, as applicable; (2) both before and after giving effect to the making of any Series of Incremental Refinancing Term Loans or any Incremental Refinancing Revolving Credit Commitments, each of the conditions set forth in Section 7.1 and 7.2 shall be satisfied; (3) the US Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such Incremental Refinancing Term Loan Commitments or such Incremental Refinancing Revolving Credit Commitments; (4) the Incremental Refinancing Term Loan Commitments and the Incremental Refinancing Revolving Credit Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the US Borrower and Administrative Agent, and each of which shall be recorded in the Register by the US Borrower and Administrative Agent, and shall be subject to the requirements set forth in Section 5.4(b); (5) the US Borrower shall make any payments required pursuant to Section 2.11 in connection with the Incremental Refinancing Term Loan Commitments or Incremental Refinancing Revolving Credit Commitments, as applicable; and (6) the US Borrower shall deliver or cause to be delivered (i) a certificate of the US Borrower and Holdings dated the Incremental Refinancing Amount Date, substantially in the form of Exhibit P, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 6.7 and 6.8 and, where applicable, certifying as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection therewith on behalf of such Credit Party, (ii) the executed legal opinions of Simpson Thacher and Bartlett LLP and Tom Riordan, general counsel of the Credit Parties, in each case, substantially in the forms previously delivered in connection with this Agreement and (iii) any other applicable documents reasonably required by the Administrative Agent in connection with any such transaction.  Any Incremental Refinancing Term Loans or Incremental Refinancing Revolving Credit Commitments made on an Incremental Refinancing Amount Date shall be designated a separate series (a “Refinancing Series”) of Incremental Refinancing Term Loans or

Incremental Refinancing Revolving Credit Commitments, as applicable, for all purpose of this Agreement.

The terms and provisions of any Term Loans made under the Incremental Refinancing Term Loan Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to those of the Tranche H Term Loans; provided, however, that (i) the applicable maturity date of each Refinancing Series shall be no shorter than the final maturity of the Tranche H Term Loans and (ii) the rate of interest applicable to the Incremental Refinancing Term Loans of each Refinancing Series shall be determined by the US Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided further, that if the initial yield on any Incremental Refinancing Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the Eurodollar Rate (including any applicable Eurodollar Rate floor) plus the Applicable Eurodollar Margin applicable to the Incremental Refinancing Term Loans and (y) if the Incremental Refinancing Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, either Borrower or any Subsidiary for doing so (the amount of such fee, expressed as a percentage of the Incremental Refinancing Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Incremental Refinancing Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Eurodolloar Rate plus the Applicable Eurodollar Margin then in effect for any Eurodollar Rate Tranche H Term Loan or Tranche I Term Loan, then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Refinancing Term Loans (and if the Eurodollar Rate margins on the Incremental Refinancing Term Loans are subject to a leveraged-based pricing grid, appropriate increases to the other Applicable Margins for the Term Loans, consistent with the foregoing, shall be made).

On any Incremental Refinancing Amount Date on which any Incremental Refinancing Term Loan Commitments of any Refinancing Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a Incremental Refinancing Term Loan Commitment (each, a “Incremental Refinancing Term Loan Lender”) of any Refinancing Series shall make a Loan to the US Borrower (a “Incremental Refinancing Term Loan”) in an amount equal to its Incremental Refinancing Term Loan Commitment of such Refinancing Series, and (ii) each Incremental Refinancing Term Loan Lender of any Refinancing Series shall become a Lender hereunder with respect to the Incremental Refinancing Term Loan Commitment of such Refinancing Series and the Incremental Refinancing Term Loans of such Refinancing Series made pursuant thereto.

The terms and provisions of any Incremental Refinancing Revolving Credit Loans made under the Incremental Refinancing Revolving Credit Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to those of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable; provided, however, that (i) the applicable maturity date of such Refinancing Series shall be no shorter than the final maturity of the Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable and (ii) the rate of interest applicable to the Incremental Refinancing Revolving Credit Loans of each Refinancing Series shall be determined by the US Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement.

On any Incremental Refinancing Amount Date on which any Incremental Refinancing Revolving Credit Commitments of any Refinancing Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a Incremental Refinancing Revolving Credit Commitment (each, a “Incremental Refinancing Revolving Credit Lender”) of any Refinancing Series shall commit to make Extended Revolving Credit Loans to the US Borrower (“Incremental Refinancing Revolving Credit Loans”) in an amount equal to its Incremental Refinancing Revolving Credit Commitment of such Refinancing Series, and (ii) each Incremental Refinancing Revolving Credit Lender of any Refinancing Series shall become a Lender hereunder with respect to the Incremental Refinancing Revolving Credit Commitment of such Refinancing Series.

Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.15.

SECTION 3.                                Letters of Credit

3.1.                              Letters of Credit.  (a)    Subject to and upon the terms and conditions herein set forth, (i) the US Borrower or the UK Borrower, at any time and from time to time on or after the Funding Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue for the account of the US Borrower or the UK Borrower, as the case may be, a standby letter of credit or letters of credit in Dollars (each a “Dollar Letter of Credit” and, collectively, the “Dollar Letters of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion and (ii) the US Borrower or the UK Borrower, at any time and from time to time on or after the Funding Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue for the account of the US Borrower or the UK Borrower, as the case may be, a standby letter of credit or letters of credit in a Foreign Currency (each a “Foreign Currency Letter of Credit” and, collectively, the “Foreign Currency Letters of Credit” and, together with the Dollar Letters of Credit, the “Letters of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.  Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that, from and after the Restatement Date, (a) all Letter of Credit Exposure with respect to Converting Letters of Credit and any related Unpaid Drawings shall be deemed for all purposes hereunder to be issued under the Extended Revolving Credit Commitment, (b) there shall be an automatic adjustment to the participations held by each Lender thereunder pursuant to Section 3.3 so that the undivided participation and interest of the Lenders in each such Converting Letter of Credit and any related Unpaid Drawing is deemed to be made in respect of the Extended Revolving Credit Commitment as if such

Converting Letter of Credit were made on or after the Restatement Date and (c) all Letters of Credit issued after the Restatement Date shall be issued under the Extended Revolving Credit Commitment; provided, however, that if, the Extended Revolving Credit Exposure equals or exceeds the Total Extended Revolving Credit Commitment and all possible automatic refinancings of Extended Revolving Loans have occurred pursuant to Section 2.1(b)(i) or (ii), as applicable, then Letters of Credit may be issued under the Revolving Credit Commitment.

(b)  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Letter of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which would cause (A) the aggregate amount of the Lenders’ Revolving Credit Exposures at such time to exceed the Total Revolving Credit Commitment then in effect or (B) the aggregate amount of the Lenders’ Extended Revolving Credit Exposures at such time to exceed the Total Extended Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, that any Letter of Credit may, upon request of the US Borrower or the UK Borrower, as the case may be, provide for the automatic renewal thereof for additional consecutive periods of one year or less (which in no event shall extend beyond the L/C Maturity Date), subject to any conditions specified in such Letter of Credit; and provided further, that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars or in a Foreign Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the US Borrower, the UK Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

(c)  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the US Borrower (on its own behalf and on behalf of the UK Borrower) shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided, that, after giving effect to such termination or reduction, the Letter of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2.                              Letter of Credit Requests.  (a)    Whenever the US Borrower or the UK Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer)

Business Days’ written notice thereof.  Each notice shall be executed by the US Borrower or the UK Borrower, as the case may be, and shall be in the form of Exhibit N (each a “Letter of Credit Request”). The Administrative Agent shall promptly notify each Lender of such issuance.

(b)  The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the US Borrower or the UK Borrower, as the case may be, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.                              Letter of Credit Participations.  (a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as applicable (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage or Revolving Credit Commitment Percentage, as applicable, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the US Borrower or the UK Borrower, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(c) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)  In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)  In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the US Borrower or the UK Borrower, as the case may be, shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent who will notify each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of such unreimbursed payment in Dollars or in the applicable Foreign Currency, as the case may be, and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or

Extended Revolving Credit Commitment Percentage, as applicable, of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (Local Time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the amount of such payment on such Business Day in immediately available funds (or, if such notification is given after 11:00 a.m. (Local Time) on any Business Day, such amount shall be made available on the immediately following Business Day).  If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any such payment.

(d)  Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of such reimbursement obligation, in Dollars or the applicable Foreign Currency, as the case may be, and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e)  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)  any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)  the existence of any claim, set-off, defense or other right that the US Borrower or the UK Borrower, as the case may be, may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the US Borrower or the UK Borrower and the beneficiary named in any such Letter of Credit);

(iii)  any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)  the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4.                              Agreement to Repay Letter of Credit Drawings.  (a)    The US Borrower or the UK Borrower, as the case may be, hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars or in the applicable Foreign Currency, as the case may be, in immediately available funds at the Administrative Agent’s Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount (including the Dollar Equivalent thereof) so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (Local Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time; provided, that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the US Borrower or the UK Borrower, as the case may be, shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (Local Time) on the date of such drawing that the US Borrower or the UK Borrower, as the case may be, intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the US Borrower or the UK Borrower, as the case may be, shall be deemed to have given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans, as applicable, (each of which shall initially be ABR Loans) or Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans (each of which shall be Eurodollar Loans with an Interest Period of one month denominated in Sterling or Euro), as the case may be, on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan or Extended Revolving Credit Loan, as applicable, to be made in respect thereof, and (x) in respect of Dollar Letters of Credit, each L/C Participant shall be irrevocably obligated to make a Dollar Revolving Credit Loan or a Dollar Extended Revolving Credit Loan, as applicable, in each case that is an ABR Loan to the US Borrower or the UK Borrower, as the case may be, in the amount of its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the applicable Unpaid Drawing by 12:00 noon (Local Time) on such Business Day by making the amount of such Dollar Revolving Credit Loan or Dollar Extended Revolving Credit Loan, as applicable, available to the Administrative Agent at the Administrative Agent’s Office and (y) in respect of Foreign Currency Letters of Credit, each L/C Participant shall be irrevocably obligated to make a Foreign Currency Revolving Credit Loan or a Foreign Currency Extended Revolving Credit Loan, as applicable, in each case that is a Eurodollar Loan with an Interest Period of one month to the US Borrower or the UK Borrower, as the case may be, denominated in Sterling or Euro, as the case may be, in the amount of its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the applicable Unpaid Drawing by 12:00 noon (London time) on such Business Day by making the amount of such Foreign Currency Revolving Credit Loan or Foreign Currency Extended Revolving Credit Loan, as applicable, available to the Administrative Agent at the Administrative Agent’s Office.  Such Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans, Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as the case may be, shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, solely for the purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)  The US Borrower’s and the UK Borrower’s obligations under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the US Borrower, the UK Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, that the US Borrower or the UK Borrower, as the case may be, shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5.                              Increased Costs.  If after the Funding Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Funding Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the US Borrower or the UK Borrower, as the case may be, by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the US Borrower or the UK Borrower, as the case may be, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Funding Date.  A certificate submitted to the US Borrower or the UK Borrower, as the case may be, by the Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the US Borrower and the UK Borrower absent clearly demonstrable error.

3.6.                              Successor Letter of Credit Issuer.  The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the US Borrower.  If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the US Borrower shall appoint from among the Lenders with Extended Revolving Credit Commitments a successor issuer of

Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the US Borrower and the UK Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(d) and (e).  The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the US Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents.  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

3.7.                              Defaulting Lenders and Letters of Credit.  If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(a)  all or any part of such Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Extended Revolving Credit Commitment Percentage but only to the extent (x) the sum of all non-Defaulting Lenders’ Extended Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Extended Revolving Credit Commitments and (y) no Default or Event of Default exists and is continuing;

(b)  if the reallocation described in clause (a) above cannot, or can only partially, be effected, the US Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 5.2(b) for so long as such Letter of Credit Exposure is outstanding;

(c)  if the US Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to Section 3.7(b), the US Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(d)  if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 3.7(a), then the fees payable to the Lenders pursuant to

Sections 4.1(c) or (d) shall be adjusted in accordance with such non-Defaulting Lenders’ Extended Revolving Credit Commitment Percentages; or

(e)  if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 3.7(a), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit Fees payable under Sections 4.1(c) or (d) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is cash collateralized and/or reallocated.

So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.7(c).

SECTION 4.                                Fees; Commitments

4.1.                              Fees.  (a)    The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Revolving Credit Commitment (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Funding Date to but excluding the Final Date.  Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.  In addition, the US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Euro, for the account of each Lender having a Tranche A Term Loan Commitment (in each case pro rata according to the respective Tranche A Term Loan Commitments of all such Lenders), a commitment fee for each day from and including the Funding Date to but excluding the earlier of September 30, 2004 and the date of any Borrowing of Tranche A-1 Term Loans or Tranche A-2 Term Loans pursuant to Section 2.1(a)(iii).  Such commitment fee shall be payable in arrears on the earlier of September 30, 2004 and the date of any Borrowing of Tranche A-1 Term Loans or Tranche A-2 Term Loans pursuant to Section 2.1(a)(iii), and shall be computed for each day during such period at a rate per annum equal to 0.50% on the Available Tranche A Commitment in effect on such day.  Notwithstanding the foregoing, the US Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having an

Extended Revolving Credit Commitment (in each case pro rata according to the respective Extended Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Restatement Date to but excluding the Final Extended Date.  Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Extended Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Extended Commitment Fee Rate on the Available Extended Commitments in effect on such day.  Notwithstanding the foregoing, the US Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(c)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Eurodollar Margin for Extended Revolving Credit Loans, or with respect to Letters of Credit issued under the Revolving Credit Commitments, the Applicable Eurodollar Margin for Revolving Credit Loans, in each case, minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Extended Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(d)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Extended Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(e)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the US Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

4.2.                              Voluntary Reduction of Revolving Credit Commitments and Extended Revolving Credit Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative

Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the US Borrower (on behalf of itself and the UK Borrower) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce (i) the Revolving Credit Commitments and/or the Foreign Currency Revolving Commitments in whole or in part; provided, that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment or the Foreign Currency Revolving Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and in integral multiples of the Dollar Equivalent of $100,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment or (ii) the Extended Revolving Credit Commitments and/or the Foreign Currency Extended Revolving Commitments in whole or in part; provided, that (a) any such reduction shall apply proportionately and permanently to reduce the Extended Revolving Credit Commitment or the Foreign Currency Extended Revolving Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and in integral multiples of the Dollar Equivalent of $100,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Extended Revolving Credit Exposures shall not exceed the Total Extended Revolving Credit Commitment.

4.3.                              Mandatory Termination of Commitments.  (a)    €167,630,542.28 of the Tranche A Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Funding Date.  €41,907,635.58 of the Tranche A Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on September 30, 2004. All of the Tranche E Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Third Amendment Effective Date.  All of the Tranche G Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Fourth Amendment Effective Date.  All of the Tranche H Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Restatement Date.  All of the Tranche I Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Restatement Date.

(b)  The Total Revolving Credit Commitment, including the Total Foreign Currency Revolving Commitment, shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(c)  The Total Extended Revolving Credit Commitment, including the Total Foreign Currency Extended Revolving Commitment, shall terminate at 5:00 p.m. (New York time) on the Extended Revolving Credit Maturity Date.

(d)  The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(e)  In the event, that the US Borrower or the UK Borrower incur any Revolver Refinancing Indebtedness or Incremental Refinancing Revolving Credit Commitments, the portion of the Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, permanently refinanced with such Revolver Refinancing Indebtedness or such Incremental Refinancing Revolving Credit Commitments shall be reduced by the amount of the new Revolver Refinancing Indebtedness or the new Incremental Refinancing Revolving Credit Commitments.

SECTION 5.                                Payments

5.1.                              Voluntary Prepayments.  The US Borrower and the UK Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the US Borrower (on its own behalf and on behalf of the UK Borrower) shall give the Administrative Agent at the Administrative Agent’s Office (or, in the case of a Swingline Loan, the Swingline Lender) written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Term Loans, Eurodollar Revolving Credit Loans and Eurodollar Extended Revolving Credit Loans) the specific Borrowing(s) pursuant to which such prepayment shall be applied, which notice shall be given by the US Borrower no later than (i) in the case of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans, 10:00 a.m. (Local Time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (Local Time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of the Dollar Equivalent of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of at least the Dollar Equivalent of $100,000; provided, that no partial prepayment of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans; and (c) any prepayment of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the US Borrower or the UK Borrower, as the case may be, with the applicable provisions of Section 2.11.  Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be (a) applied to Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans, Tranche G Term Loans, Tranche H Term Loans or Tranche I Term Loans in such manner as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine and (b) applied to reduce Tranche A-1 Repayment Amounts, Tranche A-2 Repayment Amounts, Tranche E Repayment Amounts, Tranche G Repayment Amounts,

Tranche H Repayment Amounts or Tranche I Repayment Amounts in such order as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine; provided, however, that any prepayment pursuant to this Section 5.1 made prior to July 30, 2011 in respect of (i) Tranche E Term Loans or Tranche H Term Loans shall be applied on a pro rata basis collectively to both such tranches and (ii) Tranche G Term Loans or Tranche I Term Loans shall be applied on a pro rata basis collectively to both such tranches; provided further, that with respect to any prepayment of Term Loans pursuant to this Section 5.1 made with the Net Cash Proceeds from any incurrence of Indebtedness pursuant to clause (ii) of Section 10.1(n) which are not required to be applied in accordance with Section 5.2, the US Borrower (on its own behalf and on the behalf of the UK Borrower) may apply such proceeds, at its election, to the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans and/or the Tranche G Term Loans in such manner as it may determine and, following the repayment of the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans and the Tranche G Term Loans in full, in such manner as it may determine.  At the US Borrower’s election (on its own behalf and on behalf of the UK Borrower) in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan, Revolving Credit Loan or Extended Revolving Credit Loan of a Defaulting Lender.  All voluntary prepayments of all but not less than all of the Tranche H Term Loans and/or the Tranche I Term Loans effected on or prior to the first anniversary of the Restatement Date with the proceeds of a substantially concurrent issuance or incurrence of new bank loans which (x) are incurred for the primary purpose of refinancing the Tranche H Term Loans or Tranche I Term Loans, as the case may be, and decreasing the Applicable ABR Margin or Applicable Eurodollar Margin with respect thereto, (y) otherwise have terms and conditions (and are in an aggregate principal amount) substantially the same as those of the Tranche H Term Loans or Tranche I Term Loans, as the case may be, as in effect prior to the prepayment thereof and (z) are not otherwise in connection with a transaction and any transactions related thereto not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction and related transactions), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment.

5.2.                              Mandatory Prepayments.  (a)    Term Loan Prepayments.  (i)  On each occasion that a Prepayment Event occurs, the US Borrower and the UK Borrower shall, within five Business Days after the occurrence of such Prepayment Event, offer to prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that if such Prepayment Event is a Debt Incurrence Prepayment Event arising pursuant to clause (ii) of Section 10.1(n), a prepayment pursuant to this Section 5.2(a)(i) shall only be required from and after such time as there is $250,000,000 of Indebtedness outstanding under such clause and such prepayment shall be in an amount equal to 50% of the Net Cash Proceeds from such Prepayment Event.  For avoidance of doubt, no prepayment shall be required pursuant to this Section 5.2(a)(i) for any Prepayment Events that have occurred prior to the Fourth Amendment Effectiveness Date.

(ii)  Not later than the date that is six months after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2004), if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is greater than or equal to 3.50 to 1.00, the US Borrower and the UK Borrower shall offer to prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (w) 50% of Excess Cash Flow for such fiscal year, minus (x) the amount of any such Excess Cash Flow that the US Borrower has, after the end of such fiscal year and prior to such date, reinvested in the business of the US Borrower or any of its Subsidiaries (subject to Section 9.14), minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year and minus (z) an amount equal to $10,000,000 for such fiscal year.

(b)  Aggregate Revolving Credit Outstandings and Aggregate Extended Revolving Credit Outstandings.  If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds 103% of the Total Revolving Credit Commitment as then in effect or the aggregate amount of the Lenders’ Extended Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Extended Revolving Credit Outstandings”) exceeds 103% of the Total Extended Revolving Credit Commitment as then in effect, the US Borrower and/or the UK Borrower, as the case may be, shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect or the Aggregate Extended Revolving Credit Outstandings exceed the Total Extended Revolving Credit Commitment then in effect, as applicable, the US Borrower and/or the UK Borrower, as the case may be, shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the US Borrower and the UK Borrower hereunder (including obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)  Application to Repayment Amounts.  Each prepayment of Term Loans required by Section 5.2(a) shall (unless otherwise indicated below) be initially allocated pro rata among the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans, the Tranche G Term Loans, the Tranche H Term Loans and the Tranche I Term Loans and each such prepayment of Term Loans (including those prepayments described below) shall be applied to reduce the applicable Repayment Amounts in such order as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine up to an amount equal to the aggregate amount of the applicable Repayment Amounts required to be made by the US Borrower or the UK Borrower pursuant to Section 2.5(b)(i), (ii), (iii), (iv), (v) or (vi), as the case may be, during the two year period immediately following the date of the prepayment (such amount being, the “Amortization Amount”); provided, that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts under such Term Facility; provided further, that, notwithstanding anything to the contrary contained herein, with respect to any prepayment of Term Loans required by Section 5.2(a) that results from a Debt Incurrence Prepayment Event in respect of any incurrence of Incremental Refinancing Term Loans pursuant to Section 2.15, any incurrence of Indebtedness pursuant to clause (ii) of Section 10.1(n) and any incurrence of Indebtedness pursuant to Section 10.1(q), such prepayment shall be initially allocated pro rata among the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans and the Tranche G Term Loans until such time as all such Term Loans have been repaid in full and, other than with respect to a Debt Incurrence Prepayment Event in respect of any incurrence of Indebtedness pursuant to Section 10.1(q), thereafter, pro rata among the remaining Term Loans.  With respect to each such prepayment, (i) the US Borrower (on its own behalf and on behalf of the UK Borrower) will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender, (ii) each Tranche E Term Loan Lender, each Tranche G Term Loan Lender, each Tranche H Term Loan Lender and each Tranche I Term Loan Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent within fifteen Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the US Borrower and the UK Borrower shall not prepay any such Tranche E Term Loans, Tranche G Term Loan, Tranche H Term Loans and Tranche I Term Loans until the date that is specified in the immediately following clause), (iii) the US Borrower and the UK Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the Administrative Agent has received notice from each Lender that it consents to or refuses such prepayment and (iv) any prepayment so refused may be retained by the US Borrower or the UK Borrower, as the case may be; provided, that any prepayment so refused that relates to Net Cash Proceeds from a Debt Incurrence Prepayment Event in respect of the issuance of Permitted Additional Subordinated Notes shall be allocated pro rata to the then outstanding Tranche A-1 Term Loans and Tranche A-2 Term Loans and shall be applied as set forth above in this paragraph (c).

(d)  Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the US Borrower (on its own behalf and on behalf of the UK Borrower) may, subject to Section 5.2(c), designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that (i) Eurodollar Term Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans with Interest Periods ending on such date of required prepayment and all Term Loans that are ABR Loans have been paid in full; (ii) if any prepayment of Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans, such Borrowing shall immediately be converted into ABR Loans; and (iii) in the case of a prepayment of Tranche E Term Loans or Tranche G

Term Loans required by Section 5.2(a), the prepayment amount shall be applied on a pro rata basis to the then outstanding Loans of the applicable Class, regardless of Type and, in the case of Eurodollar Term Loans of the applicable Class, the Interest Period therefor.  In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)  Application to Revolving Credit Loans and Extended Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans or Extended Revolving Credit Loans elected by the US Borrower pursuant to Section 5.1 or required by Section 5.2(b), the US Borrower (on its own behalf and on behalf of the UK Borrower) may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Dollar Revolving Credit Loans, Foreign Currency Revolving Credit Loans, Dollar Extended Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans to be prepaid; provided, that (w) Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Revolving Credit Loans or all Eurodollar Extended Revolving Credit Loans, as applicable, with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the US Borrower of Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Dollar Equivalent of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as applicable, such Borrowing shall immediately be converted into ABR Loans; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans or Extended Revolving Credit Loans shall be applied to the Revolving Credit Loans or Extended Revolving Credit Loans of any Defaulting Lender.  In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)  Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower or the UK Borrower, as the case may be, at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Obligations;

provided, that the US Borrower or the UK Borrower, as the case may be, may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)  Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate.

(h)  Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States or the United Kingdom, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or the United Kingdom (the US Borrower and the UK Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the US Borrower (on its own behalf and on behalf of the UK Borrower) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary; provided, that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the US Borrower or the UK Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the US Borrower or the UK Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.                              Method and Place of Payment.  (a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the US Borrower or the UK Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than

12:00 Noon (Local Time) on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent’s Office and (ii) in the case of amounts payable in a Foreign Currency, in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the US Borrower or the UK Borrower, as the case may be, to the Administrative Agent to make a payment from the funds in the US Borrower’s or the UK Borrower’s, as the case may be, account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated, (iii) in the case of any indemnification or expense reimbursement payment, in Dollars or Euro, as requested by the Person entitled to receive such payment, or (iv) in all other cases, in Dollars, in each case except as otherwise expressly provided herein.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Local Time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)  Any payments under this Agreement that are made later than 2:00 p.m. (Local Time) shall be deemed to have been made on the next succeeding Business Day at the Administrative Agent’s discretion.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.                              Net Payments.  (a)    All payments made by the US Borrower and the UK Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes)

interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4.  Whenever any Non-Excluded Taxes are payable by the US Borrower or the UK Borrower, as the case may be, as promptly as possible thereafter such US Borrower or UK Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such US Borrower or the UK Borrower showing payment thereof.  In addition, if the US Borrower or the UK Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the US Borrower or the UK Borrower, as the case may be, shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Non-U.S. Lender shall:

(i)  deliver to the US Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the US Borrower and is not a controlled foreign corporation related to the US Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement;

(ii)  deliver to the US Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Borrower; and

(iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the US Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the US Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b); provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.  Notwithstanding anything to the contrary, no Lender or Participant shall be required to deliver any form or certification that it is not legally able to deliver.

(c)  The US Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Participant”), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the US Borrower or the UK Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non U.S. Lender or Non U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(d)  Where a Lender is not, or has ceased to be, an Eligible Lender on the due date for payment of any sum under this Agreement, the increased amount due under Section 5.4(a) hereof shall be limited to the amount the UK Borrower would have had to pay if:

(i)  where that Lender had been a UK Lender before ceasing to be an Eligible Lender, the Lender had remained a UK Lender;

(ii)  where that Lender had been a Treaty Lender before ceasing to be an Eligible Lender, the Lender had remained a Treaty Lender and an appropriate direction had been given by the United Kingdom Inland Revenue authorizing the UK Borrower to make payment with deduction of tax at a reduced rate in accordance with the provisions of the relevant double taxation agreement; or

(iii)  where that Lender had not been a Eligible Lender, the Lender had been a UK Lender;

this Section 5.4(d) shall not apply to the extent that the UK Borrower would have been required to make a deduction or withholding on account of tax regardless of whether such Lender is an Eligible Lender.

This Section 5.4(d) shall not apply in circumstances where a Lender ceases to be an Eligible Lender due to a change in the Requirement of Law or double taxation treaty or in its application or interpretation, in each case taking effect after the Funding Date.

(e)  If the US Borrower or the UK Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such US Borrower or UK Borrower in challenging such taxes at such US Borrower’s or UK Borrower’s expense if so requested by such US Borrower or UK Borrower.  If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the US Borrower or the UK Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such US Borrower or UK Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse such US Borrower or UK Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the US Borrower or the UK Borrower in connection with this paragraph (e) or any other provision of this Section 5.4.

(f)  Each Lender represents and agrees that, on the Funding Date and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the US Borrower has consented to such arrangement prior thereto.

5.5.                              Computations of Interest and Fees.  (a)    Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on (i) Foreign Currency Revolving Credit Loans and Foreign Currency Extended Revolving Credit Loans denominated in Sterling and (ii) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)  Fees and Letter of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

SECTION 6.                                Conditions Precedent to Initial Borrowing

Subject to Section 7.3 and, in the case of Sections 6.1(e) to 6.1(w) inclusive, Sections 6.2(b) to 6.2(h) inclusive, Sections 6.2(k) and 6.2 (l) and Sections 6.3(c) to 6.3 (k) inclusive (unless, in the case of Section 6.3(c), the UK Borrower shall be a borrower hereunder on the Funding Date) and Sections 6.6 to 6.8 inclusive (in each case, to the extent they relate to the UK Borrower (unless the UK Borrower shall be a borrower hereunder on the Funding Date) and/or any Foreign Subsidiary Guarantor), subject to Section 9.18 (but only to the extent set forth on Schedule 9.18), the earlier of the initial Borrowing and the initial issuance of any Letter of Credit under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1.                              Credit Documents.  The Administrative Agent shall have received each of the following:

(a)  this Agreement, executed and delivered by a duly authorized officer of each of Holdings, the US Borrower, the UK Borrower and each Lender;

(b)  the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c)  the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(d)  the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(e)  a Mortgage in respect of each Mortgaged Property, executed and delivered by a duly authorized officer of each mortgagor party thereto;

(f)  the UK Guarantee, executed and delivered by a duly authorized officer of the UK Borrower;

(g)  the UK Pledge Agreements, executed and delivered by a duly authorized officer of the US Borrower;

(h)  the UK Debenture, executed and delivered by a duly authorized officer of the UK Borrower;

(i)  the German Abstract Acknowledgements of Indebtedness, executed and delivered by a duly authorized officer of each guarantor party thereto;

(j)  the German Assignment of Claims, executed and delivered by a duly authorized officer of each guarantor party thereto;

(k)  the German Guarantee, executed and delivered by a duly authorized officer of each guarantor party thereto;

(l)  the German Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(m)  the German Negative Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(n)  [Reserved];

(o)  the Canadian Guarantee, executed and delivered by a duly authorized officer of each guarantor party thereto;

(p)  the Canadian Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(q)  the Canadian Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(r)  the French Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(s)  the Taiwan Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(t)  the Italian Guarantee, executed and delivered by a duly authorized officer of each guarantor party thereto;

(u)  the Italian Share Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(v)  the Italian Trademark Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto; and

(w)  the Luxembourg Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto.

6.2.                              Collateral.  (a)    All outstanding equity interests in whatever form of the US Borrower and each Restricted Subsidiary owned by or on behalf of any Credit Party (other than a Restricted Foreign Subsidiary) shall have been pledged pursuant to the Pledge Agreement (except that the Restricted Subsidiaries shall not be required to pledge more than 65% of the outstanding equity interests of any Restricted Foreign Subsidiary) and all certificates representing securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(b)  All outstanding equity interests in whatever form of the UK Borrower shall, except to the extent pledged pursuant to the Pledge Agreement, have been pledged pursuant to the UK Pledge Agreements and all certificates representing securities pledged under the UK Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(c)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the German Pledge Agreement shall have been pledged pursuant to the German Pledge Agreement and all certificates representing securities pledged under the German Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(d)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Canadian Pledge Agreements shall have been pledged pursuant to the Canadian Pledge Agreements and all certificates representing securities pledged under the Canadian Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(e)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the French Pledge Agreements shall have been pledged pursuant to the French Pledge Agreements and all certificates representing securities pledged under the French Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(f)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Taiwan Pledge Agreements shall have been pledged pursuant to the Taiwan Pledge Agreements and all duly endorsed certificates representing securities pledged under the Taiwan Pledge Agreements, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(g)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Italian Share Pledge Agreements shall have been pledged pursuant to the Italian Share Pledge Agreements and all certificates representing securities pledged under the Italian Share Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(h)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Luxembourg Pledge Agreements shall have been pledged pursuant to the Luxembourg Pledge Agreements and all certificates representing securities pledged under the Luxembourg Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(i)  All Indebtedness of Holdings, the US Borrower and each Subsidiary that is owing to any Credit Party party to the Pledge Agreement shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(j)  All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and to perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been delivered to the Administrative Agent for filing, registration or recording pending the Closing Date.

(k)  All documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by each of the Foreign Security Documents and to perfect such Liens to the extent required by, and with the priority required by, each of the Foreign Security Documents shall have been delivered to the Administrative Agent for filing, registration or recording pending the Closing Date.

(l)  The Administrative Agent shall have received, in respect of each Mortgaged Property owned by the US Borrower or a US Subsidiary Guarantor a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 (and subject to the release on the Closing Date of the liens thereon in respect of the Existing Credit Agreement), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request.

It is understood and agreed that the pledges described in clauses (a) through (i) inclusive of this Section 6.2 shall become effective immediately and automatically upon the occurrence of the Closing Date, but that prior to the Closing Date, such pledges (and the Liens created thereby) shall not be effective.

6.3.                              Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the US Borrower, substantially in the form of Exhibit O-1, (b) Tom Riordan,

General Counsel to the US Borrower, substantially in the form of Exhibit O-2, (c) Latham & Watkins LLP, English legal counsel to the Administrative Agent, substantially in the form of Exhibit O-3, (d) Latham & Watkins LLP, German legal counsel to the Administrative Agent, substantially in the form of Exhibit O-4, (e) Borden Ladner Gervais, Canadian legal counsel to the Borrower, substantially in the form of Exhibit O-5, (f) Latham & Watkins, LLP French legal counsel to the Administrative Agent substantially in the form of Exhibit O-6, (g) Lee and Li, Taiwan legal counsel to the Administrative Agent, substantially in the form of Exhibit O-7, (h) Norton Rose Milan, Italian legal counsel to the Administrative Agent, substantially in the form of Exhibit O-8, (i) Burness, Scotland legal counsel to the Administrative Agent, substantially in the form of Exhibit O-9, (j) Arendt & Medernach, Luxembourg legal counsel to the Administrative Agent, substantially in the form of Exhibit O-10 and (k) local counsel to the US Borrower in each jurisdiction where a Mortgaged Property in the United States of America is located, substantially in the form of Exhibit O-11.  The US Borrower, the UK Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4.                              Receipt of Senior Subordinated Notes and Senior Subordinated Loan Agreement Proceeds.  Gross proceeds of not less than $350,000,000 and Є419,076,355.71 from the issuance of the Senior Subordinated Notes under the Senior Subordinated Notes Indenture in a public offering or in a Rule 144A or other private placement and/or borrowings under the Senior Subordinated Loan Agreement shall have been deposited on the Funding Date in the RSGI Dollar Debt Escrow Account and the RSGI Euro Debt Escrow Account, respectively, to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.

6.5.                              Equity Contributions.  The Acquisition Equity Contribution shall have been made and the full amount of the proceeds thereof shall have been deposited on the Funding Date in escrow accounts held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.

6.6.                              Closing Certificates.  The Administrative Agent shall have received a certificate of each Credit Party (other than the Singapore Guarantors), dated the Funding Date, substantially in the form of Exhibit P, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.7 and 6.8 and, where applicable, certifying as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party.

6.7.                              Corporate Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or equivalent governing body) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party, (b) in the case of the US Borrower and the UK Borrower, the extensions of credit contemplated hereunder and (c) the granting of the Liens contemplated to be granted under the Security Documents.

6.8.                              Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.9.                              Fees.  The fees in the amounts previously agreed in writing by the Agents and the Lenders to be received by the Lenders on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent) for which invoices have been presented on or prior to the Funding Date shall, in each case, have been deposited on the Funding Date in an escrow account held by the Financing Escrow Agent on behalf and for the account of the Administrative Agent (or its nominee) pursuant to the terms of the Financing Escrow Agreement.

6.10.                        Escrow Agreements; Acquisition.  The full amount of the proceeds of the Tranche A-1 Term Loans made on the Funding Date funded pursuant to Section 2.1(a)(v)(x) shall be deposited on the Funding Date in the RSGI Euro Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.  The full amount of the proceeds of the Tranche A-2 Term Loans made on the Funding Date shall be deposited on the Funding Date in the UK Borrower Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.  The Administrative Agent shall have received the Financing Escrow Agreement executed and delivered by a duly authorized officer of each Person party thereto, which shall provide, among other things, that as a condition precedent to the release of all funds held in the RSGI Euro Debt Escrow Account, the RSGI Dollar Debt Account and the UK Borrower Debt Escrow Account the Acquisition shall have been, or simultaneously with the initial release of funds thereunder shall be, consummated in accordance in all material respects with applicable law and the Sale and Purchase Agreement without any amendment or waiver of any provision relating to conditionality to closing thereunder.  The Administrative Agent shall have received the Acquisition Escrow Agreement executed and delivered by a duly authorized officer of each Person party thereto.

6.11.                        Patriot Act.  The Administrative Agent shall have received, at least five Business Days prior to the Funding Date, all documents and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and requested by the Administrative Agent at least ten Business Days prior to the Funding Date.

SECTION 7.                                Conditions Precedent to All Credit Events; Certain Funds Period; Clean-Up Period; Conditions Precedent to Restatement Date

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.                              No Default; Representations and Warranties.  Subject to Section 7.3 and Section 7.4, at the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (it being understood that no such representation or warranty made on the Funding Date shall be deemed to be not true and correct solely as a result of the fact that the Funding Date shall not occur simultaneously with the Closing Date).

7.2.                              Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), each Extended Revolving Credit Loan (other than any Extended Revolving Credit Loan made pursuant to Section 3.4(a))  and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)  Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

7.3.                              Certain Funds Period.  Once each of the conditions precedent set forth in Section 6.1(a), 6.4, 6.5 and 6.10 shall have been satisfied and if each of the conditions precedent set forth in Sections 6.2(m) and 6.9 shall be satisfied contemporaneously with the initial Borrowings hereunder, the Lenders shall only be entitled to (a) decline to make available any Term Loan to be made on the Funding Date or any Revolving Credit Loan to be made on the Funding Date or (b) exercise any right to cancel or terminate any Term Loan Commitment to make a Term Loan on the Funding Date or any Revolving Credit Commitment to make a Revolving Credit Loan on the Funding Date, in each case to finance the Acquisition, the refinancing of the 2003 Credit Agreement, the refinancing of certain existing Indebtedness of the Target, the payment of

Transaction Expenses and any other transactions relating to the foregoing, if any of the following events, circumstances or conditions shall be present:

(i)  all outstanding equity interests in whatever form of each Restricted Subsidiary owned directly by the US Borrower (after giving effect to the Acquisition) shall not have been pledged pursuant to the Pledge Agreement pending the Closing Date (except that the US Borrower shall not be required to pledge more than 65% of the equity interests of any Restricted Foreign Subsidiary to support the obligations of the US Borrower) or all certificates representing such pledged securities, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall not have been delivered to the Collateral Escrow Agent to be held in escrow pursuant to the terms of the Financing Escrow Agreement;

(ii)  any failure of any condition precedent set forth in Section 6.1 clauses (b) through (d) inclusive, 6.2(a) (except, in the case of Section 6.2(a), to the extent any actions are required to be taken by a Foreign Subsidiary), 6.2(i), 6.2(j), 6.3(a), 6.3(b), 6.3(c) (in the case of Section 6.3(c), only if the UK Borrower shall be a borrower hereunder on the Funding Date), 6.6, 6.7, 6.8 (except, in the case of Sections 6.6, 6.7 and 6.8, to the extent such Sections relate to a Foreign Subsidiary, other than the UK Borrower if the UK Borrower shall be a borrower hereunder on the Funding Date) or 6.11 to be satisfied to the extent that such condition relates directly to (x) the US Borrower or (y) any Restricted Subsidiary that is a member of the Rockwood Group that is legally able to satisfy such condition, provided that, in the case of this clause (y), each Restricted Subsidiary that is a member of the Rockwood Group shall have used reasonable efforts to avoid any such legal prohibition;

(iii)  any default of any covenant in the first sentence of Section 9.17;

(iv)  any event described in Section 11.5 shall occur with respect to the US Borrower or the UK Borrower, provided that, in the case of any such event with respect to the UK Borrower, the Lenders shall not be required to make any Loan to the UK Borrower but instead shall be required to make such Loan to the US Borrower subject to the terms of Section 6 and this Section 7.3;

(v)  the US Borrower or the UK Borrower shall fail to pay any amounts due and payable under this Agreement, any other Credit Document or the Fee Letter;

(vi)  any Credit Document or any material provision thereof shall cease to be in full force and effect with respect to the US Borrower or any Restricted Subsidiary that is a member of the Rockwood Group (other than (x) pursuant to the terms hereof or thereof, (y) as a result of acts or omissions of the Administrative Agent or any Lender or (z) as a result of any legal prohibition affecting any Restricted Subsidiary that is a member of the Rockwood Group; provided, that, in the case of this clause (z), each Restricted Subsidiary that is a member of the Rockwood Group shall have used reasonable efforts to avoid any such legal prohibition) or any of the US Borrower or any

Restricted Subsidiary that is a member of the Rockwood Group shall deny or disaffirm in writing its obligations under any Credit Document (other than pursuant to the terms hereof or thereof);

(vii)  any breach by the US Borrower (with respect to itself) or by any Restricted Subsidiary that is a member of the Rockwood Group (other than, in the case of any Restricted Subsidiary that is a member of the Rockwood Group, as a result of any legal prohibition affecting such Restricted Subsidiary; provided, that such Restricted Subsidiary shall have used reasonable efforts to avoid any such legal prohibition) of any covenant in Section 10.1, 10.2, 10.6 or 10.7; or

(viii)  any breach by the US Borrower (with respect to itself) or by any Restricted Subsidiary that is a member of the Rockwood Group (other than, in the case of any Restricted Subsidiary that is a member of the Rockwood Group, as a result of any legal prohibition affecting such Restricted Subsidiary; provided, that such Restricted Subsidiary shall have used reasonable efforts to avoid any such legal prohibition) of any representation or warranty in Section 8.1 or 8.2.

Further, the Lenders shall not be entitled to exercise any right of set-off against the proceeds of the Term Loans or any Revolving Credit Loan made on the Funding Date to finance the Acquisition, the refinancing of the 2003 Credit Agreement, the refinancing of certain existing Indebtedness of the Target, the payment of Transaction Expenses and any other transaction related to any of the foregoing.

Notwithstanding the foregoing, if any condition precedent to the initial Borrowing set forth in Section 6 of this Agreement is not satisfied but as a result of the foregoing provisions of this Section 7.3 the Lenders are nonetheless required to make Loans on the Funding Date, there shall be, subject to Section 7.4, an Event of Default under Section 11 on the day following the Closing Date and all rights and remedies shall be available to the Lenders to the extent they would have been available but for this Section 7.3 (even though they were not available prior to such date).

7.4.                              Clean-Up Period.  From the period from the Funding Date until the date which falls (a) 25 days after the Funding Date, in the case of circumstances affecting the US Borrower and any Subsidiary that is a member of the Rockwood Group or (b) 90 days after the Funding Date, in the case of circumstances affecting any other Subsidiary (such period described in clauses (a) and (b), the “Clean-Up Period”), a breach of representation or warranty or a breach of covenant or a Default or an Event of Default hereunder shall not be deemed to be a breach of representation or warranty or a breach of covenant or a Default or an Event of Default hereunder, as the case may be, if and for so long as, during such Clean-Up Period, the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Default or Event of Default:

(i)  are capable of being cured and, if Holdings, the US Borrower or any Subsidiary that is a member of the Rockwood Group or (after the date that is 30 days after the Funding Date) any other Restricted Subsidiary is aware of the relevant circumstances at the time and there exists no legal prohibition affecting any Restricted Subsidiary which would prevent such cure, reasonable efforts are being made to cure the same;

(ii)  have not been procured by or approved by Holdings, the US Borrower or any Subsidiary that is a member of the Rockwood Group or (if arising after the date that is 30 days after the Funding Date) any other Restricted Subsidiary that is not a member of the Rockwood Group unless such other Restricted Subsidiary was legally bound to take such action; and

(iii)  do not have a Material Adverse Effect;

provided, that if the relevant circumstances are continuing at the end of the applicable Clean-Up Period there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, on such date.

7.5.                              UK Borrower.  Notwithstanding any of the foregoing provisions in this Section 7 (but subject to the proviso contained in Section 7.3(iv)), the agreement of each Lender to make any Loan to the UK Borrower on any date and the obligation of the Letter of Credit Issuer to issue Letters of Credit for the account of the UK Borrower on any date is subject to the satisfaction of the conditions set forth in Section 6.3(c) and Sections 6.6 to 6.8 inclusive (in each case, to the extent they relate to the UK Borrower) on or prior to such date.

7.6.                              Revolving Credit Loans and Extended Revolving Credit Loans.  In the case of any Revolving Credit Loan, at the time of the applicable Credit Event the Extended Revolving Credit Exposures shall be equal to no less than the Total Extended Revolving Credit Commitment.

7.7.                              Conditions Precedent to Restatement Date.  The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions set forth in Section 6 of the Amendment Agreement.

SECTION 8.                                Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings, the US Borrower and the UK Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1.                              Corporate Status.  Each of Holdings, the US Borrower, the UK Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.                              Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.                              No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Subordinated Notes Indenture, the Senior Subordinated Loan Agreement, the Subordinated Note Indenture, and the 2011 Senior Notes Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which any of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries.

8.4.                              Litigation.  There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of any of Holdings, the US Borrower or the UK Borrower, threatened with respect to any of Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.                              Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.                              Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with

(a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.                              Investment Company Act.  Neither Holdings nor the US Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.                              True and Complete Disclosure.  (a)  None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of Holdings, the US Borrower, the UK Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Funding Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)  The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.                              Financial Condition; Financial Statements.  The (a) unaudited and audited historical consolidated financial information of the US Borrower as set forth in the Confidential Information Memorandum, (b) audited financial statements of the Target for each of the fiscal years ended September 30, 2001 and September 30, 2002, the three months ended December 31, 2002 and the twelve months ended December 31, 2003 and (c) audited balance sheet of the US Borrower and the related audited statements of operations and cash flows (in each case to be provided pursuant to Section 9.1(a) and (b)), in each case present or will, when provided, present fairly in all material respects the combined financial position of each of the US Borrower and the Target (as applicable) at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The audited financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  There has been no Material Adverse Change since December 31, 2003, other than solely as a result of changes in general economic conditions.

8.10.                        Tax Returns and Payments.  Each of Holdings, the US Borrower, the UK Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith.  Each of, Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the US Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.  To the extent that any breach of any of the representations or warranties in this Section 8.10 relates to a period, event or action prior to the Closing Date in respect of which Holdings, the US Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by any Seller pursuant to either Acquisition Agreement, there shall be deemed to be no breach thereof; provided, that such a breach will exist if the applicable Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by Holdings, the US Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the applicable Seller promptly of such circumstances).

8.11.                        Compliance with ERISA.  Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the US Borrower contained in the Confidential Information Memorandum.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to

(a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the US Borrower.  To the extent that any breach of any of the representations or warranties in this Section 8.11 relates to a period, event or action prior to the Closing Date in respect of which Holdings, the US Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by any Seller pursuant to either Acquisition Agreement, there shall be deemed to be no breach thereof; provided, that such a breach will exist if the applicable Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by Holdings, the US Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the applicable Seller promptly of such circumstances).

8.12.                        Subsidiaries.  Holdings does not have any Subsidiaries other than the US Borrower and its Subsidiaries.  Schedule 8.12 lists each Subsidiary of the US Borrower (and the direct and indirect ownership interest of the US Borrower therein), in each case existing on the Funding Date (after giving effect to the Acquisition).  To the knowledge of the US Borrower, after due enquiry, each Material Subsidiary as of the Funding Date (after giving effect to the Acquisition) has been so designated on Schedule 8.12.

8.13.                        Patents, etc.  Holdings, the US Borrower, the UK Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.                        Environmental Laws.  (a)    Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings, the US Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of Holdings, the US Borrower and the UK Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)  None of Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.                        Properties.  Each of Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries have good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.                                Affirmative Covenants

Each of the US Borrower and the UK Borrower and, with respect to Section 9.12(c) and 9.15 only, Holdings, hereby covenants and agrees that on the Funding Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1.                              Information Covenants.  The US Borrower will furnish to each Lender and the Administrative Agent:

(a)  Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) the US Borrower and the Restricted Subsidiaries and (ii) the US Borrower and its Subsidiaries, in each case as at the end of such fiscal year prepared in accordance with GAAP, and the related consolidated statement of operations and cash flows for such fiscal year, each prepared in accordance with GAAP, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the US Borrower, the UK Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the US Borrower, the UK Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)  Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the US Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the US Borrower and the Restricted Subsidiaries and (ii) the US Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such quarterly period in the prior fiscal year, each prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer of the US Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c)  Budgets.  Within 60 days after the commencement of each fiscal year of the US Borrower, consolidated budgets of each of the US Borrower, the US Borrower and its Restricted Subsidiaries, the UK Borrower and the UK Borrower and its Restricted Subsidiaries in reasonable detail for the fiscal year as customarily prepared by management of the US Borrower and the UK Borrower for their internal use, setting forth the principal assumptions upon which such budgets are based.

(d)  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the US Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the US Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Funding Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the US Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the US Borrower (x) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Funding Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (y) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e)  Notice of Default or Litigation.  Promptly after an Authorized Officer of any of the US Borrower, the UK Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or

Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action any of the US Borrower or the UK Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against any of the US Borrower, the UK Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)  Environmental Matters.  The US Borrower and the UK Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)  any pending or threatened Environmental Claim against any of the US Borrower, the UK Borrower or any of the Subsidiaries or any Real Estate;

(ii)  any condition or occurrence on any Real Estate that (x) results in noncompliance by any of the US Borrower, the UK Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any of Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries or any Real Estate;

(iii)  any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)  the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by any of the US Borrower, the UK Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)  Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by any of the US Borrower, the UK Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any of the US Borrower, the UK Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of any of Holdings, the US Borrower, the UK Borrower and/or any of the Subsidiaries (including any Senior Subordinated Notes and Subordinated Notes, (in each case whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)  Pro Forma Adjustment Certificate.  Not later than the consummation of the acquisition of any Acquired Entity or Business by the US Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment and not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the US Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the US Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i)  Collection of Accounts Receivable.  Promptly following written request of the same from the Administrative Agent, but no more frequently than on one occasion during each 10-Business Day period following the delivery of each officer’s certificate referred to in Section 9.1(d), such information regarding the collection by the US Borrower or any of the Restricted Subsidiaries or, to the extent that such information is available to the US Borrower or any of the Restricted Subsidiaries with the use of commercially reasonable efforts, any other Person of accounts receivable that have been subjected to a transaction consummated pursuant to Section 10.4(e).

9.2.                              Books, Records and Inspections.  Each of the US Borrower and the UK Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the US Borrower, the UK Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the US Borrower, the UK Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the US Borrower, the UK Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3.                              Maintenance of Insurance.  Each of the US Borrower and the UK Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the US Borrower believes (in the good faith judgment of the management of the US Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4.                              Payment of Taxes.  Each of the US Borrower and the UK Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the US Borrower, the UK Borrower or any of the Restricted Subsidiaries; provided, that neither the US Borrower, the UK Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the US Borrower) with respect thereto in accordance with GAAP.

9.5.                              Consolidated Corporate Franchises.  Each of the US Borrower and the UK Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the US Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.                              Compliance with Statutes, Obligations, etc.  Each of the US Borrower and the UK Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.                              ERISA.  Promptly after any of the US Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the US Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the US Borrower setting forth details as to such occurrence and the action, if any, that the US Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by US Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability

(including the giving of written notice thereof); that a proceeding has been instituted against the US Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the US Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the US Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the US Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8.                              Good Repair.  Each of the US Borrower and the UK Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9.                              Transactions with Affiliates.  Each of the US Borrower and the UK Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the US Borrower, the UK Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR, DLJ Merchant Banking and/or their respective Affiliates for management, consulting and financial services rendered to the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries and investment banking fees paid to KKR, DLJ Merchant Banking and/or their respective Affiliates for services rendered to the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors (in their capacity as such) of the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

9.10.                        End of Fiscal Years; Fiscal Quarters.  The US Borrower will, for financial reporting purposes, cause (a) its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the US Borrower’s past practice; provided, however, that the US Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the US Borrower and the Administrative Agent will, and are hereby authorized by the

Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.                        Additional Guarantors and Grantors.  (a)    Except as provided in Section 10.1(j) or (k), the US Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the Funding Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the Funding Date but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.  The US Borrower will, and will cause each of the Restricted Subsidiaries to, use commercially reasonable efforts to structure the ownership of any such Domestic Subsidiary so as to avoid any such legal prohibition or material adverse tax consequences described in the immediately preceding sentence that may result from such ownership structure.

(b)  Each of the US Borrower and the UK Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, cause (i) any direct or indirect Subsidiary of the US Borrower (other than any Unrestricted Subsidiary or Foreign Joint Venture) incorporated under the laws of any of England and Wales, Scotland, Germany, Italy, Canada or Singapore that is formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any member of the Rockwood Group (other than an Unrestricted Subsidiary or Foreign Joint Venture) that is not incorporated under the laws of any such country on the Closing Date but subsequently becomes incorporated under such laws, in each case to execute a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or guarantee and security arrangements in relation to the Obligations of the UK Borrower, as the case may be, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Foreign Subsidiary Guarantees and the Foreign Security Documents), in order to become a Foreign Subsidiary Guarantor and a grantor under the applicable Foreign Security Documents; provided, that the US Borrower and the UK Borrower shall not be required to comply with the requirements of subclause (i) above with respect to any Permitted Acquisition of such direct or indirect Subsidiary of the US Borrower to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.

(c)  Each of the US Borrower and the UK Borrower will cause each Foreign Subsidiary that is a Restricted Foreign Subsidiary or that is required to become a Restricted Foreign Subsidiary for an investment to constitute a Permitted Acquisition, in each case that makes an investment constituting a Permitted Acquisition pursuant to Section 10.5(j) to enter into guarantee and security arrangements in relation to the Obligations of the UK Borrower in respect of the capital stock and/or assets acquired pursuant to such Permitted Acquisition to the extent the target of such Permitted Acquisition is incorporated under the laws of (or has assets located in) any of England and Wales, Scotland, Germany, Italy, Canada or Singapore, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Foreign Subsidiary Guarantees and the Foreign Security Documents, and to comply with Section 9.15 in respect of such arrangements; provided, that (i) no such Restricted Foreign Subsidiary shall be required to enter into such arrangements to the extent that such arrangements would (x) be prohibited by the law of the jurisdiction of incorporation or formation of such Restricted Subsidiary or of the entity whose capital stock is acquired or (y) have material adverse tax consequences for any of the Parent Companies, Holdings, the US Borrower or any of the Restricted Subsidiaries and (ii) the US Borrower and the UK Borrower shall not be required to comply with the requirements of this clause (c) with respect to any Permitted Acquisition of any such Restricted Foreign Subsidiary to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.

9.12.                        Pledges of Additional Stock and Evidence of Indebtedness.  (a)    The US Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, pledge, and, if applicable, will cause each Domestic Subsidiary to pledge, to the Administrative Agent, for the benefit of the Secured Parties, (i) all the capital stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary) and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any capital stock representing in excess of 65% of the issued and outstanding capital stock in any Foreign Subsidiary) held by the US Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the Funding Date, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the US Borrower or any of the Domestic Subsidiaries (other than any Unrestricted

Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto and (iii) any global promissory notes executed after the Funding Date evidencing Indebtedness of any of Holdings, the US Borrower and each Subsidiary that is owing to any of the US Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto; provided, that the US Borrower and any such Domestic Subsidiary shall not be required to comply with the requirements of this clause (a) with respect to any Permitted Acquisition of (1) any such Foreign Subsidiary or (2) any such Domestic Subsidiary to the extent in the case of this subclause (2) that Indebtedness is incurred pursuant to Section 10.1(j) or (k) in connection therewith, in each case, to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.  The US Borrower will, and will cause each of the Restricted Subsidiaries to, use commercially reasonable efforts to structure the ownership of any such Domestic Subsidiary so as to avoid any such legal prohibition or material adverse tax consequences described in the immediately preceding sentence that may result from such ownership structure.

(b)  The US Borrower will pledge, and, if applicable, will cause each Subsidiary (other than any Foreign Joint Venture or any Subsidiary of such a Foreign Joint Venture) to pledge, to the Administrative Agent, for the benefit of the Lenders to the UK Borrower, (i) all the capital stock of each Subsidiary of the UK Borrower and of any Foreign Subsidiary Guarantor owned or held by the US Borrower or any Restricted Subsidiary, in each case formed or otherwise purchased or acquired after the Closing Date to the extent such Subsidiary is incorporated under the laws of any of England and Wales, Scotland, Germany, Italy, Canada or Singapore, in each case pursuant to a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the UK Borrower, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Foreign Security Documents) and (ii) all evidences of Indebtedness with a Dollar Equivalent in excess of $5,000,000 received by any of the Foreign Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the UK Borrower, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Foreign Security Documents); provided, that the US Borrower and any such Subsidiary shall not be required to comply with the requirements of subclause (i) above with respect to any Permitted Acquisition of any such Subsidiary of the UK Borrower or of any such Foreign Subsidiary Guarantor to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.

(c)  Holdings will pledge to the Administrative Agent, for the benefit of the Lenders, all capital stock of the US Borrower acquired by it after the Funding Date (including any capital stock issued in connection with (i) PIK Proceeds Equity Contributions, (ii) loans and advances made pursuant to Section 10.5(c)(i) and (iii) dividends paid by the Borrower solely in its capital stock pursuant to Section 10.6) and the US Borrower will pledge to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement or the UK Pledge Agreements, as the case may be, all capital stock of the UK Borrower acquired by it after the Funding Date.

(d)  The US Borrower and the UK Borrower agree that all Indebtedness in excess of $5,000,000 of any of the US Borrower and each Subsidiary that is owing to any Credit Party party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13.                        Use of Proceeds.  The US Borrower and the UK Borrower will use the Letters of Credit and the proceeds of all Revolving Credit Loans, all Extended Revolving Credit Loans and Swingline Loans solely for general corporate purposes.  The US Borrower and the UK Borrower will use the proceeds of all Term Loans (other than any Term Loans funded under the Tranche A Term Loan Commitment pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii), as applicable, after the Funding Date, any Tranche E Term Loans funded pursuant to Section 2.1(a)(iv) on the Third Amendment Effective Date, any Tranche G Term Loans funded pursuant to Section 2.1(a)(v) on the Fourth Amendment Effective Date, any Tranche H Term Loans deemed made pursuant to Section 2.1(a)(vi) on the Restatement Date and any Tranche I Term Loans deemed made pursuant to Section 2.1(a)(vii) on the Restatement Date), together with the proceeds of the Acquisition Equity Contribution and the borrowings under the Senior Subordinated Loan Agreement, to pay the consideration for the Acquisition, to refinance the 2003 Credit Agreement, PIK Notes (and related fees and prepayment premiums) of PIK Holdco and certain existing Indebtedness of the Target and to pay Transaction Expenses.  The US Borrower and the UK Borrower will use the proceeds of all Tranche A-1 Term Loans and/or Tranche A-2 Term Loans that are funded after the Funding Date pursuant to Section 2.1(a)(iii) solely for general corporate purposes.  The US Borrower will (i) use the proceeds of all Tranche E Term Loans funded on the Third Amendment Effective Date solely to repay in full the outstanding principal amount of those existing term loans designated as “Tranche D Term Loans” under the Credit Agreement immediately prior to the Third Amendment Effective Date and to pay fees and expenses in connection with such prepayments and with the Third Amendment, (ii) use the proceeds of all Tranche G Term Loans funded on the Fourth Amendment Effective Date solely to repay in full the outstanding principal amount of those existing term loans designated as “Tranche F Term Loans” under the Credit Agreement immediately prior to the Fourth Amendment Effective Date and to pay fees and expenses in connection with such prepayments and with the Fourth Amendment, (iii) use the aggregate amount of all Tranche H Term Loans deemed made on the Restatement Date solely to convert a portion of the outstanding principal amount of those existing term loans designated as “Tranche E Term Loans” under the Credit Agreement immediately prior to the Restatement Date, (iv) use the aggregate amount of all Tranche I Term Loans deemed made on the Restatement Date solely to convert a portion of the outstanding principal amount of those existing term loans designated as “Tranche G Term Loans” under the Credit Agreement immediately prior to the Restatement Date and (v) use the proceeds of all Incremental Refinancing Term Loans to solely repay Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans and Tranche G Term Loans as required by Section 5.2.

9.14.                        Changes in Business.  The US Borrower, the UK Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the US Borrower, the UK Borrower and the Subsidiaries, taken as a whole, on the Funding Date and other business activities incidental or related to any of the foregoing.

9.15.                        Further Assurances.  (a)    Each of Holdings, the US Borrower and the UK Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement, any Foreign Security Document or any Mortgage, all at the expense of Holdings, the US Borrower and the Restricted Subsidiaries.

(b)  If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $5,000,000 are acquired by the US Borrower, the UK Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement or any Foreign Security Document that become subject to the Lien of the Security Agreement or the applicable Foreign Security Documents, as the case may be, upon acquisition thereof) that are of the nature secured by the Security Agreement, any Foreign Security Document or any Mortgage, as the case may be, the US Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the US Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the

Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of Exhibit O-12.

(c)  The US Borrower further agrees that, as promptly as practicable after the Funding Date it shall cause Brockhues to enter into the German Conditional Security Agreements substantially in the form attached hereto as Exhibit C-6 immediately upon satisfaction of either of the following conditions:

(i)  Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH hold together 100% of the partners’ interests (or, following the change of legal status of Brockhues to a stock corporation, 100% of the shares) in Brockhues; or

(ii)  the legal obligation in the Federal Republic of Germany changes to the effect that in the reasonable judgment of the US Borrower, in consultation with the Administrative Agent, the execution of the German Conditional Security Agreements by Brockhues is possible without running material legal risks under German law.

9.16.                        UK Borrower.  The US Borrower shall ensure that the UK Borrower is on the Funding Date, and shall at all times thereafter be, a direct wholly owned Subsidiary of the US Borrower, and Holdings and the US Borrower agree that the UK Borrower is not permitted to be sold, transferred or otherwise disposed of pursuant to Section 10.4.

9.17.                        Sale and Purchase Agreement.  The US Borrower and any applicable Restricted Subsidiary shall not amend or waive any of the terms of the Sale and Purchase Agreement in any way that would reasonably be expected to be materially adverse to the interests of the Lenders.  The US Borrower and any applicable Restricted Subsidiary shall consult with the Agents in connection with any litigation or arbitration proceeding to which it is a party involving the Sale and Purchase Agreement.

9.18.                        Post-Closing Obligations.  (a)    To the extent any of the documents listed in Sections 6.1(e) to 6.1(w) inclusive, Sections 6.2(b) to 6.2(h) inclusive, Sections 6.2(k) and 6.2 (l), Sections 6.3(c) to 6.3(k) inclusive and Sections 6.6 to 6.8 inclusive shall not be delivered on or prior to the Funding Date or any of the other documents or actions required to be delivered or taken pursuant to Section 6 shall not be delivered or taken on or prior to the Funding Date, each of the US Borrower and the UK Borrower (as applicable) shall, on or prior to the Funding Date, prepare a schedule (the “Post-Closing Schedule”), substantially in the form of Exhibit T, identifying such documents that are not delivered and/or actions that are not taken and shall (i) deliver, or cause the applicable Subsidiaries to deliver, the documents listed on the Post-Closing Schedule to the Administrative Agent within 30 days following the Funding Date and (ii) take, or cause the applicable Subsidiaries to take, each of the actions specified in Section 6.2 within 30 days following the Funding Date; provided, that, without the consent of any Lender, the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion) within 30 days following the Funding Date extend such 30 day period on a one-time basis for an additional period not to exceed 30 days.  It is understood and agreed that any period available for the delivery of documents and the taking of actions provided by this Section 9.18 shall not be in addition to, and shall run concurrently with, any Clean-Up Period provided in Section 7.4.

(b)  Each of Holdings, the US Borrower and the UK Borrower shall, as promptly as practicable after the Funding Date (but in any event, no later than October 31, 2004), cause (i) the Singapore Guarantee and the Singapore Security Agreement to be executed by the Singapore Guarantors and the other Restricted Subsidiaries party thereto, (ii) the Singapore Pledge Agreements to be executed by the US Borrower and (iii) Section 9.15(a) to be complied with in respect of such collateral.  Concurrently with the delivery of the Singapore Guarantee, the Singapore Security Agreement and the Singapore Pledge Agreements, the Administrative Agent shall have received an executed legal opinion of Allen & Gledhill (or such other counsel acceptable to the Administrative Agent, acting reasonably), in form and substance acceptable to the Administrative Agent, acting reasonably, delivered to the Administrative Agent and for the benefit of the Lenders to the US Borrower and the UK Borrower.  Concurrently with the delivery of the Singapore Pledge Agreements, all outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Singapore Pledge Agreements shall have been pledged pursuant to the Singapore Pledge Agreements and the Administrative Agent shall have received all certificates representing securities pledged under the Singapore Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(c)  The US Borrower agrees that, as promptly as practicable after the Funding Date (but in any event, no later than October 31, 2004), it shall cause Rockwood Specialties GmbH to exercise its voting rights in each of Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH to the effect that:

(i)  a partners’ resolution of Brockhues shall be passed to resolve that Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH may pledge all of the partners’ interests in Brockhues owned by them in favor of the Administrative Agent; and

(ii)  Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH shall pledge all of the partners’ interests in Brockhues owned by them in the form substantially set forth in Exhibit C-7 hereto following the partners’ resolution described in clause (i) above.

SECTION 10.                          Negative Covenants

Each of Holdings (with respect to Section 10.3(B) and Section 10.6 only), the US Borrower and the UK Borrower hereby covenant and agree that on the Funding Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1.                        Limitation on Indebtedness.  The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness arising under the Credit Documents and arising under any Revolver Refinancing Indebtedness;

(b)  Indebtedness of (i) the US Borrower to any Subsidiary of the US Borrower and (ii) any Subsidiary to the US Borrower or any other Restricted Subsidiary of the US Borrower;

(c)  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d)  except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the US Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the US Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided, that there shall be no Guarantee Obligations (a) by a Restricted Foreign Subsidiary of any Indebtedness of the US Borrower and (b) in respect of the Permitted Subordinated Debt, Permitted Senior Subordinated Debt or Permitted Additional Notes, unless such Guarantee Obligations are made by a Guarantor (other than Holdings) and such Guarantee is unsecured and subordinated (other than in the case of Permitted Additional Notes which are senior notes) to the Obligations to the same extent as the applicable Permitted Subordinated Debt or Permitted Senior Subordinated Debt, as the case may be;

(e)  Guarantee Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(f)  (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.11, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Fourth Amendment Effective Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $75,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided further, that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)  Indebtedness outstanding on the Closing Date and listed on Schedule 10.1, and any refinancing, refunding, renewal or extension thereof; provided, that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)  Indebtedness in respect of Hedge Agreements;

(i)  Indebtedness in respect of (i) Permitted Subordinated Debt, and (ii) Permitted Senior Subordinated Debt and (iii) Permitted Additional Notes, in each case, subject, in the case of any Guarantee Obligations in respect thereof, to clause (d) above;

(j)  (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the US Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided, that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the US Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary), (y)(A) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.11 or Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement, the applicable Foreign Guarantee and/or the applicable Foreign Security Documents and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable; provided, that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (z) in respect of any such Indebtedness incurred on and after the Fourth Amendment Effective Date, the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (k) below, when taken together, does not exceed $450,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)  (i) Indebtedness of the US Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided, that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the US Borrower, (y)(A) the US Borrower or such Restricted Subsidiary pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.11 or Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement, the applicable Foreign Guarantee and/or the applicable Foreign Security Documents and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable; provided, that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (z) in respect of any such Indebtedness incurred on and after the Fourth Amendment Effective Date, the aggregate amount of such Indebtedness and all Indebtedness assumed or permitted to exist under clause (j) above, when taken together, does not exceed $450,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l)  (i) Indebtedness of Restricted Foreign Subsidiaries existing as of the Fourth Amendment Effective Date and any refinancing, refunding, renewal or extension thereof; provided, that the principal amount thereof is not increased above the principal amount thereof outstanding as of the Fourth Amendment Effective Date and (ii)(x) Indebtedness of Restricted Foreign Subsidiaries incurred after the Fourth Amendment Effective Date in an aggregate amount at any time outstanding not to exceed $150,000,000;

(m)  (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n)  (i) additional Indebtedness incurred and outstanding pursuant to this clause (n) prior to the Restatement Date, (ii) additional Indebtedness incurred after the Restatement Date in an aggregate amount not to exceed $1,000,000,000 at any time outstanding; provided, that with respect to any Indebtedness incurred pursuant to this subclause (ii) of this clause (n) on or after the Restatement Date the Net Cash Proceeds therefrom are (A) applied, immediately after the receipt thereof, to the prepayment of Term Loans in accordance with Section 5.2 to the extent required thereby or (B) to the extent not required to be so applied, used solely for Permitted Acquisitions or other general corporate purposes of the Borrowers and the Subsidiaries; provided, further that any Net Cash Proceeds of such Indebtedness applied, immediately after the receipt thereof, to the prepayment of Term Loans in accordance with Section 5.2 will not reduce the portion of such $1,000,000,000 available pursuant to this subclause (ii) of this clause (n) and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in sub-clauses (i) and (ii) above; provided, that in the case of any such refinancing, refunding, renewal or extension relating to Indebtedness under sub-clause (i), the principal amount thereof is not increased above the principal amount thereof outstanding as of the Restatement Date;

(o)  Indebtedness in respect of Permitted Additional Subordinated Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2;

(p)  the incurrence by the US Borrower or any Restricted Subsidiary of Indebtedness represented by letters of credit, bank guarantees or other similar instruments; provided, that such Indebtedness shall not exceed $50,000,000 in the aggregate at any time outstanding; and

(q)  Indebtedness incurred by the US Borrower to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans and Tranche G Term Loans in accordance with Section 5.2; provided, that (A) the terms of such Indebtedness will not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Tranche I Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (B) no Subsidiary of the US Borrower (other than the UK Borrower) is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is a Credit Party which shall have previously or substantially concurrently guaranteed the Obligations.

10.2.                        Limitation on Liens.  The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the US Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)  Liens arising under the Credit Documents;

(b)  Permitted Liens;

(c)  Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided, that such Liens attach at all times only to the assets so financed;

(d)  Liens existing on the Closing Date and listed on Schedule 10.2;

(e)  the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f)  Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided, that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)  (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the US Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary or any such Indebtedness of the US Borrower or any other Restricted Subsidiary;

(h)  (i) Liens existing as of the Fourth Amendment Effective Date and any replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby and (ii) additional Liens incurred after the Fourth Amendment Effective Date so long as the aggregate principal amount of the obligations so secured does not exceed $75,000,000 at any time outstanding;

(i)  Liens securing Indebtedness permitted pursuant to Section 10.1(p); provided, that if such Liens shall exist on any Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Collateral Agent that is reasonably satisfactory to the Collateral Agent;

(j)  Liens securing Revolver Refinancing Indebtedness permitted pursuant to Section 10.1(a); and

(k)  Liens securing Indebtedness permitted pursuant to Section 10.1(q); provided, that such Liens may be either a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any other assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Collateral Agent that is reasonably satisfactory to the Collateral Agent.

10.3.                        Limitation on Fundamental Changes.  (A) Except as expressly permitted by Section 10.4 or 10.5, each of the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)  any Subsidiary of the US Borrower or any other Person may be merged or consolidated with or into the US Borrower; provided, that (i) the US Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the US Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the US Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the US Borrower) shall expressly assume all the obligations of the US Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the US Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further, that if the foregoing are satisfied, the Successor Borrower (if other than the US Borrower) will succeed to, and be substituted for, the US Borrower under this Agreement;

(b)  any Subsidiary of the UK Borrower or any other Person may be merged or consolidated with or into the UK Borrower, provided, that (i) the UK Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the UK Borrower) shall be a corporation organized or existing under the laws of England and Wales (the UK Borrower or such Person, as the case may be, being herein referred to as the “Successor UK Borrower”), (ii) the Successor UK Borrower (if other than the UK Borrower) shall expressly assume all the obligations of the UK Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) the US Borrower, each Guarantor and each Foreign Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee or Foreign Subsidiary Guarantee, as the case may be, confirmed that its Guarantee or Foreign Subsidiary Guarantee, as the case may be, shall apply to the Successor UK Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Document confirmed that its obligations thereunder shall apply to the Successor UK Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor UK Borrower’s obligations under this Agreement, and (viii) the UK Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation, such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement; provided further, that if the foregoing are satisfied, the Successor UK Borrower (if other than the UK Borrower) will succeed to, and be substituted for, the UK Borrower under this Agreement;

(c)  any Subsidiary of the US Borrower (other than the UK Borrower) or any other Person may be merged or consolidated with or into any one or more Subsidiaries of the US Borrower (other than the UK Borrower); provided, that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the US Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger or consolidation involving one or more Guarantors and/or Foreign Subsidiary Guarantors, as the case may be, a Guarantor or Foreign Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than a Guarantor or Foreign Subsidiary Guarantor, as the case may be) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage or the analogous Foreign Security Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor or Foreign Subsidiary Guarantor, as the case may be, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the US Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger or consolidation and such supplements to any Security Document comply with this Agreement;

(d)  any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower, the UK Borrower, a Guarantor, a Foreign Subsidiary Guarantor or any other Restricted Subsidiary of the US Borrower;

(e)  any Guarantor or any Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower, the UK Borrower or any other Guarantor or Foreign Subsidiary Guarantor; and

(f)  any Restricted Subsidiary (other than the UK Borrower) may liquidate or dissolve if (x) the US Borrower determines in good faith that such liquidation or dissolution is in the best interests of the US Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

(B) Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the US Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (d) the performance of the Credit Documents to which it is a party, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the US Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6, (f) the performance of the 2011 Senior Notes Indenture, (g) the issuance of PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock and the performance under such PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock, (h) so long as no Default or Event of Default has occurred and is continuing, the prepayment, repurchase, retirement or redemption of the 2011 Senior Notes, PIK Refinancing Indebtedness and/or PIK Refinancing Preferred Stock (x) from the proceeds of Dividends received in accordance with Section 10.6(g) and (y) from the amount of any capital contributions made in cash to Holdings from and including the Business Day immediately following the Closing Date through and including the date of such redemption, repurchase or retirement, including contributions with the proceeds from any issuance of equity securities by any of the Parent Companies or Holdings and (i) activities incidental to the businesses or activities described in clauses (a) to (h) of this Section 10.3(B).  Holdings will not own or acquire any assets (other than shares of capital stock of the US Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Subordinated Notes and the Senior Subordinated Notes (provided, that Holdings shall not guarantee the Subordinated Notes or the Senior Subordinated Notes unless (x) Holdings also has guaranteed the Obligations pursuant to the Guarantee, (y) such guarantee of the Subordinated Notes or the Senior Subordinated Notes is unsecured and subordinated to such guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Notes or the Senior Subordinated Notes, as the case may be, and (z) such guarantee of the Subordinated Notes or the Senior Subordinated Notes provides for the release and termination thereof, without action by any party, upon any release and termination of such guarantee of the Obligations), liabilities under the 2011 Senior Notes Indenture, liabilities in respect of PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

10.4.                        Limitation on Sale of Assets.  Each of the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of the US Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the US Borrower, a Guarantor or a Restricted Foreign Subsidiary) any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a)  the US Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b)  the US Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value, provided, that in the case of any such sale, transfer or other disposition on and after the Restatement Date (i) the amount of any such sale, transfer or disposal, together with the aggregate amount of any previous sales, transfers and disposals made by the US Borrower and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) on and after the Restatement Date, shall not exceed in the aggregate an amount equal to 20% of Consolidated Total Assets as of March 31, 2009, (ii) any consideration in excess of $5,000,000 received by the US Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $25,000,000 the US Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)  the US Borrower and the Restricted Subsidiaries may make sales of assets to the US Borrower or to any Restricted Subsidiary; provided, that any such sales to Restricted Foreign Subsidiaries shall be for fair value;

(d)  any Restricted Subsidiary may effect any transaction permitted by Section 10.3;

(e)  in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the US Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities or factoring arrangements; provided, that the aggregate amount of accounts receivable subject to such receivables financing facilities or factoring arrangements at any one time shall not exceed $200,000,000 or any greater amount so long as any Net Cash Proceeds in respect of accounts receivable in excess of $200,000,000 subject to such receivables financing facilities or factoring arrangements at any one time are promptly applied to prepay the Term Loans in the manner set forth in Sections 5.2(c) and (d); and

(f)  the sale of the Groupe Novasep segment.

10.5.                        Limitation on Investments.  The US Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person, except:

(a)  extensions of trade credit and asset purchases in the ordinary course of business;

(b)  Permitted Investments;

(c)  loans and advances to officers, directors and employees of Parent or any of its Subsidiaries (i) to finance the purchase of capital stock of Parent (provided, that the amount of such loans and advances used to acquire such capital stock shall be contributed by Holdings to the US Borrower in cash as common equity using the proceeds of prior contributions of common equity by Parent to PIK Holdco and by PIK Holdco to Holdings, respectively) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $25,000,000;

(d)  investments existing on the Closing Date and listed on Schedule 10.5, and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the Closing Date;

(e)  investments in Hedge Agreements permitted by Section 10.1(h);

(f)  investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)  investments to the extent that payment for such investments is made solely with capital stock of any of the Parent Companies;

(h)  investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i)  investments in any Guarantor (other than Holdings), the US Borrower, the UK Borrower or any Foreign Subsidiary Guarantor, and investments (other than investments representing a Permitted Acquisition or any other acquisition, by merger or otherwise, of any assets or capital stock or other equity interests of any Person who is not, immediately prior to such acquisition, a Restricted Subsidiary) by any Restricted Subsidiary that is not a US Subsidiary Guarantor or a Foreign Subsidiary Guarantor in another Restricted Subsidiary that is not a US Subsidiary Guarantor or a Foreign Subsidiary Guarantor;

(j)  investments constituting Permitted Acquisitions; provided, that, in the case of any Permitted Acquisition on or after the Restatement Date the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by the US Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Foreign Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Available Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

(k)  investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by the US Borrower or its applicable Restricted Subsidiaries of assets (including capital stock) to such person or persons; provided, that, in the case of any such investment made on or after the Fourth Amendment Effective Date (i) the fair market value of such assets, determined on arms-length basis, so contributed pursuant to this paragraph (k) shall not in the aggregate exceed $150,000,000, (ii) with respect to investments in Foreign Joint Ventures, the sum of all investments in Foreign Joint Ventures made pursuant to this Section 10.5(k) prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to Section 10.5(m)(ii) below prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $250,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate and (iii) in respect of each such contribution, an Authorized Officer of the US Borrower shall certify, in a form to be agreed upon by the US Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(l)  investments made to repurchase or retire common stock of Parent owned by any employee stock ownership plan or key employee stock ownership plan of the Parent Companies, Holdings or the US Borrower;

(m)  (i) additional investments (including investments in Minority Investments and Unrestricted Subsidiaries) made under this clause (m) prior to the Restatement Date or (ii) such additional investments (including investments in Minority Investments and Unrestricted Subsidiaries) made thereafter, as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount at the time of such investment not in excess of the Available Amount at such time plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made); provided, that with respect to investments in Foreign Joint Ventures made on or after the Restatement Date, the sum of all investments in Foreign Joint Ventures made pursuant to Section 10.5 (k) above prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to this Section 10.5(m)(ii) prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $250,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate;

(n)  investments permitted under Section 10.6; and

(o)  contributions to a “rabbi” trust within the meaning of Revenue Procedure 92-64 or contributions to a trust which is qualified under Section 401(a) of the Code or other grantor trust subject to the claims of creditors in the case of a bankruptcy of the US Borrower.

10.6.                        Limitation on Dividends.  Neither Holdings nor the US Borrower will declare or pay any dividends (other than, (a) in respect of Holdings, dividends payable solely in its capital stock or rights, warrants or options to purchase its capital stock and (b) in respect of the US Borrower, dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any shares of any class of the capital stock of Holdings or the US Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “Dividends”); provided, that, so long as no Default or Event of Default exists or would exist after giving effect thereto subject to the last sentence of this Section, (a) each of Holdings and the US Borrower may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock; provided, that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) Holdings may repurchase shares of its capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) held by officers, directors and employees of Parent and its Subsidiaries, with the proceeds of dividends from the US Borrower which shall also be permitted, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (c) the US Borrower and the Restricted Subsidiaries may make investments permitted by Section 10.5, (d) each of Holdings and the US Borrower may pay dividends to, seriatim, Holdings and any Parent Company; provided, that (i) the aggregate amount of such dividends (without duplication) paid pursuant to this clause (d) shall not at any time exceed 50% of Cumulative Consolidated Net Income Available to Stockholders at such time less the amount of dividends previously paid pursuant to this clause (d) following the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1 and (ii) at the time of the payment of any such dividends and after giving effect thereto, the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 3.50:1.00, (e) each of the US Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, the proceeds of which will be used by Parent solely to pay taxes of Parent, PIK Holdco, Holdings, the US Borrower and the Subsidiaries as part of a consolidated tax filing group, along with franchise taxes, administrative and similar expenses related to its existence and ownership of PIK Holdco, Holdings, the US Borrower, as applicable; provided, that the amount of such dividends does not exceed in any fiscal year the amount of such taxes and expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $5,000,000 in the aggregate per fiscal year, except that such expenses may exceed $5,000,000 in fiscal year 2007; provided, that such expenses for the period from the Fourth Amendment Effective Date to December 31, 2007 shall in no event exceed $5,000,000 in the aggregate), (f) the US Borrower may declare and pay dividends and/or make distributions on its capital stock, the proceeds of which will be used by Holdings on and after August 15, 2007 solely to pay cash interest, if any, of the 2011 Senior Notes as and to the extent that payment of such interest in cash is required by the 2011 Senior Notes Indenture, (g) the US Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, from Available Excess Cash Flow, the proceeds of which will be used by Holdings and PIK Holdco solely to redeem, repurchase or retire 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness if (x) at the time of the payment of such dividends and after giving effect thereto the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 2.25 to 1.00 and (y) the US Borrower applies an amount equal to the proceeds used for such redemption, repurchase or retirement of 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness to prepay Term Loans outstanding hereunder in accordance with Section 5.1 hereof on the date of any such redemption, repurchase or retirement of 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness (except to the extent that the US Borrower has already applied not less than 50.0% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the date of such redemption, repurchase or retirement of 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness pursuant to Section 5.1 or Section 5.2 hereof) and (h) Holdings may issue PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock in exchange for, or declare and pay dividends and/or make distributions on its capital stock from the proceeds of the issuance by Holdings of any PIK Refinancing Indebtedness or PIK

Refinancing Preferred Stock to the extent such proceeds are utilized by PIK Holdco substantially simultaneously with such issuance to redeem, repurchase or retire, PIK Notes or Permitted Additional PIK Notes of PIK Holdco that are being refinanced or replaced by such PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock.  Notwithstanding anything contained in this Section 10.6 to the contrary, on and after the Restatement Date until after the first anniversary of the Restatement Date, neither Holdings nor the US Borrower will be permitted to declare or pay any Dividends that would otherwise be permitted by subsections (d) and (g) described above.

10.7.                        Limitations on Debt Payments and Amendments.  (a)    Neither the US Borrower nor any Restricted Subsidiary will prepay, repurchase or redeem or otherwise defease any Senior Subordinated Notes or any Subordinated Notes as applicable (it being understood that any payment of principal prior to May 15, 2011, in the case of Subordinated Notes shall be deemed a prepayment for purposes of this Section 10.7); provided, however, that the US Borrower may prepay, repurchase or redeem Senior Subordinated Notes and/or Subordinated Notes (x) so long as no Default or Event of Default has occurred and is continuing, for an aggregate price not in excess of the Available Amount at the time of such prepayment, repurchase or redemption; provided, that to the extent the Available Amount so utilized is attributable to Excess Cash Flow in accordance with clause (a)(iii) of the definition of “Available Amount”, the US Borrower applies an amount equal to the proceeds used for such prepayment, repurchase or redemption of Senior Subordinated Notes and/or Subordinated Notes to prepay Term Loans outstanding hereunder in accordance with Section 5.1 hereof on the date of any such prepayment, repurchase or redemption of Senior Subordinated Notes and/or Subordinated Notes (except to the extent that the US Borrower has already applied not less than 50.0% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the date of such prepayment, repurchase or redemption of Senior Subordinated Notes and/or Subordinated Notes pursuant to Section 5.1 or Section 5.2 hereof), (y) so long as no Event of Default described in Section 11.1 or 11.5 has occurred and is continuing,  with the proceeds of subordinated Indebtedness that (1) is permitted by Section 10.1 and (2) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of the Senior Subordinated Notes and/or Subordinated Notes, as the case may be or (z) so long as no Default or Event of Default has occurred and is continuing, in the case of the Subordinated Notes only, at any time on or after May 15, 2007 (it being understood that any such prepayment, repurchase or redemption pursuant to this sub-clause (z) shall be made without utilization of the Available Amount).

(b)  The US Borrower will not waive, amend, modify, terminate or release the Senior Subordinated Notes Indenture, the Senior Subordinated Loan Agreement or the Subordinated Note Indenture, to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect; provided, that this clause (b) shall not prohibit the repayment of obligations under the Senior Subordinated Loan Agreement with the Net Cash Proceeds from the issuance of the Senior Subordinated Notes.

10.8.                        Limitations on Sale Leasebacks.  The US Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9.                        Senior Secured Debt to Consolidated EBITDA Ratio.  The US Borrower will not permit the Senior Secured Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
Restatement Date to and including March 31, 2010	4.40 to 1.00
April 1, 2010 to and including September 30, 2010	4.25 to 1.00
October 1, 2010 and thereafter	4.00 to 1.00

10.10.                  Consolidated EBITDA to Consolidated Interest Expense Ratio.  The US Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the applicable ratio set forth below opposite such period:

Period	Ratio
October 1, 2004 to March 31, 2005	1.60 to 1.00
April 1, 2005 to September 30, 2005	1.70 to 1.00
October 1, 2005 to March 31, 2007	1.75 to 1.00
April 1, 2007 to March 31, 2008	1.85 to 1.00
April 1, 2008 to December 31, 2008	1.95 to 1.00
January 1, 2009 and thereafter	2.00 to 1.00

10.11.                  Capital Expenditures.  The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by the US Borrower and the Restricted Subsidiaries in any fiscal year of the US Borrower set forth below to exceed the sum of (a) the greater of (i) the amount set forth in the table below opposite such fiscal year and (ii) an amount equal to 10% multiplied by Consolidated Net Sales for such fiscal year (such greater amount, the “Permitted Capital Expenditure Amount”) and (b) the Available Amount as of the last day of such fiscal year (provided, that no portion of the Available Amount may be used for Capital Expenditures until the entire amount of the sum of (i) the Permitted Capital Expenditure Amount for such year and (ii) the carry-forward amount (as defined below in this Section 10.11) for such year shall have been used to make Capital Expenditures).

Period	Amount
January 1, 2004 to December 31, 2004	$275,000,000
January 1, 2005 to December 31, 2005	$275,000,000
January 1, 2006 to December 31, 2006	$240,000,000

Period	Amount
January 1, 2007 to December 31, 2007	$225,000,000
January 1, 2008 to December 31, 2008	$225,000,000
January 1, 2009 to December 31, 2009	$225,000,000
January 1, 2010 to December 31, 2010	$225,000,000
January 1, 2011 and thereafter	$225,000,000

To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the US Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used (it being understood and agreed that (a) no carry-forward amount may be carried forward beyond the first two fiscal years immediately succeeding the fiscal year in which it arose, (b) no portion of the carry-forward amount available for any fiscal year may be used until the entire amount of the Permitted Capital Expenditure Amount for such fiscal year (without giving effect to such carry-forward amount) shall have been used to make Capital Expenditures and (c) if the carry-forward amount available for any fiscal year is the sum of amounts carried forward from each of the two immediately preceding fiscal years, no portion of such carry-forward amount from the earlier of the two immediately preceding fiscal years may be used until the entire portion of such carry-forward amount from the more recent immediately preceding fiscal year shall have been used for such Capital Expenditures made in such fiscal year).

SECTION 11.                          Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.                        Payments.  The US Borrower or the UK Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.                        Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.                        Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 9.16, Section 9.18 or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the US Borrower from the Administrative Agent or the Required Lenders; or

11.4.                        Default Under Other Agreements.  Any of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $30,000,000 in the aggregate, for Holdings, the US Borrower, the UK Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or (except in the case of Indebtedness consisting of any Hedge Agreement) any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness (other than Indebtedness consisting of any Hedge Agreement) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5.                        Bankruptcy, etc.  Any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary shall commence a voluntary case concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of the UK Borrower and any Foreign Subsidiary that is a Specified Subsidiary, the bankruptcy and/or insolvency legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case is commenced against any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case; or an involuntary case is commenced against any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar person is appointed for, or takes charge of, all or substantially all of the property of any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary; or any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary; or there is commenced against any of the US Borrower, the UK Borrower or any Specified Subsidiary any such proceeding that remains undismissed for a period of 60 days; or any of the Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of the Holdings, the US Borrower, the UK Borrower or any

Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.                        ERISA.  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.                        Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee (other than pursuant to the terms thereof); or

11.8.                        Pledge Agreement.  The Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement (other than pursuant to the terms thereof); or

11.9.                        Security Agreement.  The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (other than pursuant to the terms thereof); or

11.10.                  Mortgages.  Any Mortgage or any material provision of any Mortgage shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any Mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any Mortgagor’s obligations under any Mortgage (other than pursuant to the terms thereof); or

11.11.                  Foreign Guarantees.  Any Foreign Guarantee or any material provision of any Foreign Guarantee shall cease to be in full force or effect or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Foreign Guarantee (other than pursuant to the terms thereof); or

11.12.                  Foreign Security Documents.  Any Foreign Security Document or any material provision of any Foreign Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Foreign Security Document (other than pursuant to the terms thereof); or

11.13.                  Subordination.  The Obligations of the US Borrower and the UK Borrower, or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee or any of the Foreign Subsidiary Guarantees, shall cease to constitute senior Indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes, the Senior Subordinated Notes, any loans under the Senior Subordinated Loan Agreement or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.14.                  Judgments.  One or more judgments or decrees shall be entered against the US Borrower, the UK Borrower or any of the Restricted Subsidiaries involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the US Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.15.                  Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, in each case subject to Section 7.4, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the US Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the US Borrower and the UK Borrower, except as otherwise specifically provided for in this Agreement (provided, that, if an Event of Default specified in Section 11.5 shall occur with respect to the US Borrower, the UK Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the Total Term Loan Commitment, the Total Revolving Credit Commitment and the Total Extended Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all

Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the US Borrower and the UK Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the US Borrower and the UK Borrower to pay (and the US Borrower and the UK Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the US Borrower, the UK Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the US Borrower’s and the UK Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

SECTION 12.                          The Administrative Agent

12.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Neither Co-Syndication Agent, in its capacity as such, shall have any obligations, duties or responsibilities under this Agreement.

12.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3.                        Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the US Borrower or the UK Borrower.

12.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the US Borrower and/or the UK Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the US Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the US Borrower or the UK Borrower and without limiting the obligation of the US Borrower and the UK Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.        Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9.        Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the US Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the US Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10.      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  For the avoidance of doubt, the foregoing shall have no effect on any obligations of the Borrowers hereunder.

SECTION 13.         Collateral Allocation Mechanism

13.1.        Implementation of CAM.  (a)    On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 11, (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 14.6) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Credit Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Credit Party in respect of each such Credit Facility and each L/C Reserve Account established pursuant to Section 13.2 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, in the case of any CAM Dollar Lender that has prior to the date thereof notified the Administrative Agent and the US Borrower in writing that it has elected to have this clause (iii) apply to it, the interests in the Loans to be received by such CAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such CAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided, that such CAM Exchange will not affect the aggregate amount of the Obligations of the US Borrower and the UK Borrower to the Lenders under the Credit Documents.  Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Credit Facility.  Each Credit Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

13.2.        Letters of Credit.  (a)    In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall constitute an Unpaid Drawing, each Lender in respect of Unpaid Drawings on Letters of Credit shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, (as notified to such Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an Extended Revolving Credit Loan or, with respect to Letters of Credit issued under the Revolving Credit Commitments, a Revolving Credit Loan, that is an ABR Loan in a principal amount equal to such amount, as the case may be.  The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of the US Borrower or the UK Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3.

(b)  In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Letter of Credit Issuer withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Letter of Credit Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 3 (but not of the US Borrower and the UK Borrower under Section 3, respectively).  In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, the Letter of Credit Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 13.1.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)  In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)  With the prior written approval of the Administrative Agent and the Letter of Credit Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the  Administrative Agent, for the account of the Letter of Credit Issuer on demand, its CAM Percentage of such drawing.

(e)  Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

13.3.        Net Payments Upon Implementation of CAM Exchange.  Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, the US Borrower or the UK Borrower is required to withhold Non-Excluded Taxes from amounts payable to the Administrative Agent, any Lender or any Participant hereunder, the amounts so payable to the Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such Participant (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower and the UK Borrower shall not be required to increase any such amounts payable to such Lender or Participant under this Section 13.3 (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 5.4) if such Lender or Participant was prior to or on the CAM Exchange Date already a Lender or Participant with respect to such US Borrower or UK Borrower.  If a Non-U.S. Lender (or Non-U.S. Participant), in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement, the US Borrower shall not be required to increase any such amounts payable to such Non-U.S. Lender (or Non-U.S. Participant) if such Non-U.S. Lender (or Non-U.S. Participant) fails to comply with the requirements of paragraph (b) of Section 5.4.  Upon a CAM Exchange, a Lender (or Participant) will use commercially reasonable efforts, and complete any procedural formalities necessary, to become an Eligible Lender with respect to the UK Borrower and, if such Lender (or Participant) fails to do so, the UK Borrower shall not be required to increase any such amounts payable to such Lender (or Participant).  If the US Borrower or the UK Borrower, as the case may be, fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such US Borrower or UK Borrower shall indemnify the Administrative Agent, the Lenders and the Participants for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, such Lenders or such Participants as a result of any such failure.

SECTION 14.         Miscellaneous

14.1.        Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required Extended Revolving Credit Lenders”, “Required Tranche A Lenders”, “Required Tranche E Lenders”, “Required Tranche G Lenders”, “Required Tranche H Lenders”, “Required Tranche I Lenders” or consent to the assignment or transfer by the US Borrower or the UK Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) change any Revolving Credit Commitment or Extended Revolving Credit Commitment to a Term

Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment or an Extended Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee Agreement), release all or substantially all of the Foreign Subsidiary Guarantors under any Foreign Subsidiary Guarantee (except as permitted by any Foreign Subsidiary Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement, the Foreign Security Documents and the Mortgages, in each case without the prior written consent of each Lender, or (viii) decrease any Tranche A-1 Repayment Amount, extend any scheduled Tranche A-1 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche A-1 Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche A Lenders, or (ix) decrease any Tranche A-2 Repayment Amount, extend any scheduled Tranche A-2 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche A-2 Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche A Lenders, or (x) decrease any Tranche E Repayment Amount, extend any scheduled Tranche E Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche E Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche E Term Loan Lenders, or (xi) decrease any Tranche G Repayment Amount, extend any scheduled Tranche G Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche G Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche G Term Loan Lenders, or (xii) decrease any Tranche H Repayment Amount, extend any scheduled Tranche H Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche H Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche H Term Loan Lenders, (xiii) decrease any Tranche I Repayment Amount, extend any scheduled Tranche I Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche I Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche I Term Loan Lenders; and; provided further, that at any time that no Default or

Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased to finance a Permitted Acquisition, with the consent of such Lender, the US Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, so long as (i) the Increased Commitment Amount at such time, when added to the amount of Indebtedness incurred pursuant to Section 10.1(k) and outstanding at such time, does not exceed the limits set forth therein, (ii) the US Borrower or its applicable Restricted Subsidiary shall pledge the capital stock of any person acquired pursuant thereto to the Administrative Agent for the benefit of the Lenders to the extent required under Section 9.12 and (iii) to the extent determined by the Administrative Agent to be necessary to ensure pro rata borrowings commencing with the initial borrowing after giving effect to such increase, the US Borrower shall prepay any Eurodollar Loans outstanding immediately prior to such initial borrowing; as used herein, the “Increased Commitment Amount” means, at any time, the aggregate amount of all increases pursuant to this proviso made at or prior to such time less the aggregate amount of all voluntary reductions of the Revolving Credit Commitments made prior to such time and provided further, that without the consent of any Lender, the relevant Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any other Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the US Borrower, the UK Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the US Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Upon any sale or other transfer to any Person (other than the US Borrower and any Restricted Domestic Subsidiary) by any Credit Party of any Collateral that is permitted under the Credit Agreement, the relevant Credit Party, together with the Administrative Agent and/or Collateral Agent, shall be permitted, without consent of any Lender, to amend, modify or waive any provision of the Pledge Agreement, the Security Agreement, the Foreign Security Documents or the Mortgages, as applicable, to the extent necessary to effect release of the security interest in such Collateral.

14.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the US Borrower, the UK Borrower and the Administrative Agent, and as set

forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The US Borrower and the UK Borrower:	Rockwood Specialties Group, Inc. 100 Overlook Center Princeton, NJ 08540 Attention: Tom Riordan Fax: +1-609-514-8722

with a copy to: Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street Suite 4200 New York, NY 10019 Attention: Brian Carroll Fax: +1-212-750-0003

The Administrative Agent:	Credit Suisse Eleven Madison Avenue New York, NY 10010 Attention: Carloyn Tee Fax: +1-212-325-8304

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and, with regard to Letters of Credit, the Letter of Credit Issuer.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures  may be limited to particular notices or communications.

14.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5.        Payment of Expenses and Taxes.  The US Borrower and the UK Borrower agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the US Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided, that the US Borrower and the UK Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees, trustees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees.  The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6.        Successors and Assigns; Participations and Assignments.  (a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that

(i) other than as provided in Section 10.3, the US Borrower and the UK Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the US Borrower or the UK Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld; it being understood that, without limitation, the US Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the US Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the US Borrower; provided, that no consent of the US Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and, in the case of an assignment of a Extended Revolving Credit Commitment, the Letter of Credit Issuer; provided, that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $5,000,000 or, in the case of a Tranche E Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment,

Tranche I Term Loan Commitment, Tranche E Term Loan, Tranche G Term Loan, Tranche H Term Loan or Tranche I Term Loan, the Dollar Equivalent of $1,000,000 unless each of the US Borrower and the Administrative Agent otherwise consents; provided, that no such consent of the US Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; provided further, however, that any assignment of any right or interest in a Tranche A-1 Term Loan, a Tranche A-2 Term Loan or a Tranche A Term Loan Commitment (collectively, “Tranche A Loans”) shall be accompanied by, and shall not be permitted to be made independently of, an assignment of a proportionate amount of such Lender’s other Tranche A Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC or (y) manually executed and delivered together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent.

For the purpose of this Section 14.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the US Borrower and the UK Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the US Borrower, the UK Borrower, the Letter of Credit Issuer and by the Administrative Agent on behalf of any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the US Borrower and the UK Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided, such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower and the UK Borrower, to comply with Section 5.4(b) as though it were a Lender.

(d)  Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the US Borrower and the UK Borrower hereby agree that, upon request of any Lender at any time and from time to time after the US Borrower has made its initial borrowing hereunder, the US Borrower or the UK Borrower, as the case may be, shall provide to such Lender, at the US Borrower’s or the UK Borrower’s own expense, a promissory note, substantially in the form of Exhibit R-1, R-2, R-3, R-4, R-5, R-6, R-7 or R-8, as the case may be, evidencing the Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans, Tranche G Term Loans, Tranche H Term Loans, Tranche I Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)  Subject to Section 14.16, the US Borrower and the UK Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the US Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the US Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the US Borrower and its Affiliates in connection with such Lender’s credit evaluation of the US Borrower and its Affiliates prior to becoming a party to this Agreement; provided, that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such person shall have previously executed a Confidentiality Agreement in the form of Exhibit S.

14.7.        Replacements of Lenders under Certain Circumstances.  The US Borrower (on its own behalf and on behalf of the UK Borrower) shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the US Borrower and/or the UK Borrower, as applicable, shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided, that the US Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the UK Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

14.8.        Adjustments; Set-off.  (a)    If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the US Borrower or the UK Borrower, any such notice being expressly waived by the US Borrower and the UK Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the US Borrower or the UK Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the US Borrower or the UK Borrower, as the case may be.  Each Lender agrees promptly to notify the US Borrower or the UK Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

14.9.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.

14.10.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11.      Integration.  This Agreement and the other Credit Documents represent the agreement of the US Borrower, the UK Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13.      Submission to Jurisdiction; Waivers.  The US Borrower and the UK Borrower each hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the US Borrower at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14.      Acknowledgments.  The US Borrower and the UK Borrower each hereby acknowledge that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the US Borrower or the UK Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the US Borrower or the UK Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the US Borrower, the UK Borrower and the Lenders.

14.15.     WAIVERS OF JURY TRIAL.  THE US BORROWER, THE UK BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16.      Confidentiality.  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the US Borrower or the UK Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates; provided, that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the US Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the US Borrower or any Subsidiary of the US Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit S.

14.17.      Judgment Currency.  (a)    The obligations of the US Borrower and the UK Borrower hereunder and under the other Loan Documents to make payments in Dollars or in the Foreign Currencies, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against the US Borrower, the UK Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the US Borrower and the UK Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)  For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

14.18.      Permitted Amendments.  (a)    The US Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers to all Lenders holding Extended Revolving Credit Commitments to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the US Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which each such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days no more than 30 Business Days after the date of such notice).  Only those Lenders holding Extended Revolving Credit Commitments that consent to such Permitted Amendment (“Accepting Lenders”) will have the maturity of their Extended Revolving Credit Commitments extended and be entitled to receive any increase in the Applicable ABR Margin or Applicable Eurodollar Margin and any fees, in each case, as provided therein.

(b)  The US Borrower, the UK Borrower, Holdings and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, the Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 14.18 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and officer’s certificates consistent with those delivered on the Restatement Date.

14.19.      Effect of the Amendment and Restatement.  (a)  On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except to evidence (i) the incurrence by the Borrowers of the Obligations under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Restatement Date), (ii) the representations and warranties made by the Borrowers prior to the Restatement Date (which representations and warranties made prior to the Restatement Date shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Restatement Date) and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Date (including any failure, prior to the Restatement Date, to comply with the covenants contained in Existing Credit Agreement).  The parties hereto acknowledge and agree that (a) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Obligations under the

Existing Credit Agreement or the other Credit Documents as in effect prior to the Restatement Date and which remain outstanding as of the Restatement Date, (b) the Obligations under the Existing Credit Agreement and the other Security Documents are in all respects continuing (as amended and restated hereby and which are in all respects hereinafter subject to the terms herein) and (c) the Liens and security interests as granted under the applicable Credit Documents securing payment of such Obligations are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b)  On and after the Restatement Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby.

(c)  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Credit Document.

(d)  Except to the extent specifically amended on the Restatement Date, this amendment and restatement shall not alter, modify or in any way amend the schedules and exhibits to the Existing Credit Agreement (and such schedules and exhibits shall continue to be schedules and exhibits hereto).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Senior Vice President, Law and Administration

ROCKWOOD SPECIALTIES LIMITED

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Director

ROCKWOOD SPECIALTIES INTERNATIONAL, INC.

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Senior Vice President, Law and Administration

CREDIT SUISSE,
Cayman Islands Branch, as Administrative Agent, Collateral Agent, Letter of Credit Issuer and Swingline Lender

By:	/s/ Karl M. Studer
Name: Karl M. Studer
Title: Director

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

Schedule 1.1(a)

Additional Cost Formulae

The Additional Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirement of the European Central Bank.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Additional Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

In relation to a Sterling Loan:

AB + C(B - D) + E x 0.01

Per cent. per annum

100 - (A + C)

in relation to a Loan in any currency other than Sterling:

E x 0.01

Per cent. per annum

300

Where:

A             is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as

[Signature Page to Amended and Restated Credit Agreement]

an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B             is the percentage rate of interest (excluding the applicable Foreign Currency Borrowing margin and the Additional Cost and, if the Loan is an overdue amount, the additional rate of interest specified in Section 2.8(c)) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Lender to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per ₤1,000,000.

For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following the date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(c)                                  “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.I.  Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee rules but taking into account any applicable discount rate);

(e)                                  “Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union; and

(f)                                    “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

If requested by the Administrative Agent, the Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by the Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Lender as being the average of the Fee Tariffs applicable to the Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Lender.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

the jurisdiction of its Facility Office; and

any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

The percentages of each Lender for the purpose of A and C above and the rates of charge of the Reference Lender for the purposes of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender including the Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

The Administrative Agent shall distribute the additional amounts received as a result of the Additional Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Lender pursuant to paragraphs 3, 7 and 8 above.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

The Administrative Agent may from time to time, after consultation with the US Borrower (on behalf of itself and the UK Borrower) and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule 1.1(b)

to the Credit Agreement

MORTGAGED PROPERTIES

1.             3700 E. Olympic Blvd.

Los Angeles, CA 90023

(Los Angeles County)

USA

Owner: Rockwood Pigments N.A., Inc.

2.             170 Pioneer Drive

Leominster, MA 01453

(Worcester County)

USA

Owner: AlphaGary Corporation

3.             5910 Pharr Mill Road

Harrisburg, NC 28075

(Cabarrus County)

USA

Owner: Chemical Specialties, Inc.

4.             5630 Pioneer Creek Drive

Maple Plain, MN 55359

(Hennepin County)

USA

Owner: Electrochemicals Inc.

5.             15 Clarkson Street

Providence, RI 02908

(Providence County)

USA

Owner: Exsil, Inc.

6.             7011 Muirkirk Road

Beltsville, MD 20705

(Prince George’s County)

USA

Owner: Rockwood Pigments N.A., Inc.

7.             303 East Hoffmeister

Lemay, MO 63125

(St. Louis County)

USA

Owner: Rockwood Pigments N.A., Inc.

8.             1 & 7 Swisher Drive

Cartersville, GA 30120

(Bartow County)

USA

Owner: Southern Color N.A., Inc.

9.             13177 Huran River Drive

Romulus, MI 48174

(Wayne County)

USA

Owner: Oakite Products, Inc.

10.           50 Valley Road

Berkeley Heights, NJ 07922

(Union County)

USA

Owner: Oakite Products, Inc.

11.           1033 State Route 20

New Lebanon, NY 12125

(Columbia County)

USA

Owner: CeramTec North America Innovative Ceramic Engineering Corporation

12.           One Technology Place — Highway 14

Laurens, SC 29360

(Laurens County)

USA

Owner: CeramTec North America Innovative Ceramic Engineering Corporation

13.           9635 Industrial Drive

Pineville, NC 28134

(Mecklenburg County)

USA

Owner: AlphaGary Corporation

14.           348 Holiday Inn Drive

Kings Mountain, NC 28086

(Cleveland County)

USA

Owner: Chemetall Foote Corp.

15.          Beler Way

Leicester Road Industrial Estate

Melton Mowbray

Leicestershire B60 1BS

United Kingdom

(registered at HM Land Registry under Title Number LT303692)

16.           Property in Widnes

United Kingdom

17.           Units B, F and G West

Newark Road North

Eastfield Industrial Estate,

Glenrothes

Scotland

18.           Netherfield Chemical Works

Duke Street

Glasgow

Scotland

19.           Real estate located in Turin

Italy

20.           Real estate located in Azeglio

Italy

Schedule 1.1(c)

Commitments and Address of Lenders

Commitments

		Lender
	Total 100%	CSKB 40%	GSCP 30%	UBS 30%
Revolver	$250,000,000.00	$100,000,000.00	$75,000,000.00	$75,000,000.00

Tranche A1-Drawn	€39,129,762.71	€15,651,905.08	€11,738,928.81	€11,738,928.81

Tranche A1-Delayed Draw	€41,907,635.58	€16,763,054.23	€12,572,290.67	€12,572,290.67

Total A1 Facility	€81,037,398.29	€32,414,959.32	€24,311,219.49	€24,311,219.49

Tranche A2	€128,500,779.57	€51,400,311.83	€38,550,233.87	€38,550,233.87

Tranche B	$985,000,000.00	$394,000,000.00	$295,500,000.00	$295,500,000.00

Tranche C	€222,110,468.53	€88,844,187.41	€66,633,140.56	€66,633,140.56

Addresses

Credit Suisse First Boston, acting through its Cayman Islands branch

Eleven Madison Avenue

New York, New York 10011

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

UBS Loan Finace LLC

677 Washington Boulevard

Stamford, Connecticut 06901

SCHEDULE 8.12

to the Credit Agreement

SUBSIDIARIES

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Rockwood America Inc.*	Delaware	100% directly
RS Funding Corporation *	Delaware	100% indirectly through Rockwood America Inc.
Rockwood Specialties Inc.*	Delaware	100% indirectly through Rockwood America Inc.
Rockwood Pigments NA, Inc.*	Delaware	100% indirectly through Rockwood Specialties Inc.
Advantis Technologies, Inc.	Delaware	100% indirectly through Rockwood Specialties Inc.
AlphaGary Corporation	Delaware	100% indirectly through Rockwood Specialties Inc.
Chemical Specialties, Inc.	North Carolina	100% indirectly through Rockwood Specialties Inc.
Compugraphics U.S.A. Inc.	Delaware	100% indirectly through Rockwood Specialties Inc.
Cyantek Corporation	Delaware	100% indirectly through Rockwood

* Denotes a Material Subsidiary

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Specialties Inc.
Electrochemicals Inc.	Delaware	100% indirectly through Rockwood Specialties Inc.
Exsil, Inc.	Delaware	100% indirectly through Rockwood Specialties Inc.
Southern Clay Products, Inc.	Texas	100% indirectly through Rockwood Specialties Inc.
RS Receivables Corporation	Delaware	100% indirectly through Rockwood Specialties Inc.
RS Receivables II Corporation	Delaware	100% indirectly through Rockwood Specialties Inc.
RS Receivables III Corporation	Delaware	100% indirectly through Rockwood Specialties Inc.
Lurex, Inc	Delaware	100% indirectly through Rockwood Pigments NA, Inc.
Southern Color N.A., Inc.	Delaware	100% indirectly through Rockwood Pigments NA, Inc.
Rockwood Specialties Limited *	United Kingdom	100% directly
Creambay Limited	United Kingdom	100% indirectly through Rockwood Specialties Limited
Chillihurst Limited	United Kingdom	100%

* Denotes a Material Subsidiary

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
indirectly through Rockwood Specialties Limited
Creamglade Limited	United Kingdom	100% indirectly through Rockwood Specialties Limited
Mustardgrange Limited	United Kingdom	100% indirectly through Rockwood Specialties Limited
CSI Wood Protection Limited	United Kingdom	100% indirectly through Rockwood Specialties Limited
Rockwood Additives Limited	United Kingdom	100% indirectly through Rockwood Specialties Limited
Rockwood Absorbents (Baulking) Limited	United Kingdom	100% indirectly through Rockwood Additives Limited
AlphaGary Limited	United Kingdom	100% indirectly through Rockwood Additives Limited
Caledonian Applied Technology Limited	United Kingdom	100% indirectly through Creamglade Limited
Rockwood Pigments (UK) Limited	United Kingdom	100% indirectly through Creambay Limited
Inorganic Pigments Limited	United Kingdom	100% indirectly through Creambay Limited
Rockwood Electronic Materials Limited	United Kingdom	100% indirectly through Mustardgrange Limited
Compugraphics International Limited	United Kingdom	100% indirectly through Caledonian Applied

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Technology Limited
IC Masks Limited	United Kingdom	100% indirectly through Caledonian Applied Technology Limited
Colorbatch Limited	United Kingdom	100% indirectly through Rockwood Pigments (UK) Limited
Rockwood (Ningbo) Chemicals Corporation Limited	China	100% indirectly through Inorganic Pigments Limited
Changshu Rockwood Pigments Company Limited	China	51% indirectly through Inorganic Pigments Limited
Fuyang Golden Autumn Chemicals Company Limited	China	30% indirectly through Inorganic Pigments Limited
Rockwood Specialties GmbH	Germany	100% directly
Rockwood Pigmente Holding GmbH	Germany	100% indirectly through Rockwood Specialties GmbH
Silo Pigmente GmbH	Germany	100% indirectly through Rockwood Specialties GmbH
Brockhues GmbH & Co. KG	Germany	10.00% indirectly through Silo Pigmente GmbH and 89.93% indirectly through Rockwood Pigmente Holding GmbH **
Rockwood Italia SpA	Italy	100% directly
Rockwood Industries Spain SL	Spain	100%

**           The remaining 0.07% interest held by minority shareholders.

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
directly
Rockwood Specialties (Singapore) Pte Limited	Singapore	100% directly
CSI Kemwood AB	Sweden	100% directly
CSI Kemwood Oy	Finland	100% directly
Rockwood Electrochemicals Asia Limited	Taiwan	99.9% directly and 0.0012% indirectly through Subsidiaries(1)
AlphaGary (Canada) Limited	Canada	100% directly
Rockwood Chemicals (Ireland) Limited	Ireland	100% directly
Rockwood Group Pension Trustees (Ireland) Limited	Ireland	100% indirectly through Rockwood Chemicals (Ireland) Limited
Rockwood Electronic Materials France	France	100% directly(2)
Rockwood Electrochemicals (Suzhou) Co., Ltd.	China	100% indirectly through Rockwood Electronic Materials Limited
ISiltec Innovative Silicon Technologies GmbH	Germany	85% indirectly through

(1)           Each of Compugraphics U.S.A., Inc., Cyantek Corp.oration, Southern Clay Products, Inc.., Exsil, Inc.., Eletrochemicals, Inc.. and Rockwood Specialties, Inc.. own a 0.0002% interest in Rockwood Electrochemicals Asia Limited.

(2)           Rockwood Specialties Group, Inc.. holds 275,514 of the 275,520 issued and outstanding ordinary shares of Rockwood Electronic Materials SA. Under French law, a société anonyme type of company, such as the Company is required to have at least 7 shareholders. Therefore, 6 minority shareholders hold 1 ordinary share each.

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Rockwood Specialities GmbH(3)
Isiltec, Inc.	Georgia	100% indirectly through ISiltec Innovative Silicon Technologies GmbH
Isiltec Wafer Reclaim GmbH	Germany	100% indirectly through ISiltec Innovative Silicon Technologies GmbH
RW Holding Corp.	Delaware	100% directly
Ceram Tec North America Corp.	Delaware	100% indirectly through RW Holding Corp.
Sachtleben Corporation	Delaware	100% indirectly through R W Holding Corp.
Chemetall Corp.	Delaware	100% indirectly through R W Holding Corp.
Oakite Products, Inc.	Delaware	100% indirectly through Chemetall Corporation.
Chemetall Mexicana, S.A. de C.V.	Mexico	99.99% indirectly through Chemetall Corporation.
Oakite Canada Ltd.	Canada	100% indirectly through Chemetall Corporation.

(3)  The remaining 15% interest held by minority shareholders

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Chemetall Chemical Products Inc.	Delaware	100% indirectly through Chemetall Corporation.
Chemetall Foote Corp.	Delaware	100% indirectly through Chemetall Corporation.
Foote Chile Holding Company	Delaware	100% indirectly through Chemetall Corporation.
Foote Minera a Inversiones Ltda.	Chile	50% indirectly through Chemetall Corporation.
Sociedad Chilena de Litio Ltda.	Chile	55% indirectly through Chemetall Corporation.
Sales de Magnesio Ltda.	Chile	50% indirectly through Chemetall Corporation.
Knight Lux 1 Sa.r.l.	Luxembourg	89.6% directly and 10.4% indirectly through RS Funding Corporation
Knight Lux 2 Sa.r.l.	Luxembourg	100% indirectly through Knight Lux 1 Sa.r.l.
Knight Erste Beteiligungs GmbH	Germany	100% indirectly through Knight Lux 2 Sa.r.l.
Knight Zweite Beteiligungs GmbH	Germany	100% indirectly through Knight Erste Beteiligungs GmbH
Knight Dritte Beteiligungs	Germany	100%

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
GmbH		indirectly through Knight Erste Beteiligungs GmbH
Knight Vierte Beteiligungs GmbH	Germany	100% indirectly through Knight Erste Beteiligungs GmbH
Knight Fünfte Beteiligungs GmbH	Germany	100% indirectly through Knight Erste Beteiligungs GmbH
Knight Chimiques De Specialite SAS	France	100% indirectly through Knight Erste Beteiligungs GmbH
Knight Specialite Synthesis SAS	France	100% indirectly through Knight Vierte Beteiligungs GmbH
Dynamit Nobel AG	Germany	100% indirectly through Knight Erste Beteiligungs GmbH
DNJV Vermögensverwaltung GmbH	Germany	99.95% indirectly through Dynamit Nobel AG
Dynamit Nobel Beteiligungen GmbH	Germany	100% indirectly through Dynamit Nobel AG
Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	Germany	100% indirectly through Dynamit Nobel AG
Dynamit Nobel AIS GmbH Automotive Ignition Systems	Germany	100% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
LRG Recycling GmbH	Germany	33.33% indirectly through Dynamit Nobel GmbH Explosivstoff-und

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Systemtechnik
GHGS Gesellschaft für Hülsenlose Gewehrsysteme GmbH	Germany	100% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
Petri-DN GmbH Inflator Systems	Germany	30% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
Würgendorf Gehemigungshaltergesellschaft mbH	Germany	34% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
RUAG Deutschland GmbH	Germany	20% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
Dynamic Synthesis GmbH	Germany	100% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
Troisdorf Genehmigungshaltergesellschaft mbH	Germany	16% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
DynITEC GmbH	Germany	15% indirectly through Dynamit Nobel GmbH

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Explosivstoff-und Systemtechnik
Rohner AG	Switzerland	100% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
bci Betriebs-AG	Switzerland	3.86% indirectly through Rohner AG
Dynamit Nobel Chimie Specialisée Pharmaceutique SAS	France	100% indirectly through Knight Chimiques De Specialite SAS
Finorga S.A.	France	100% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
Bedec Tir S.A.	France	30% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
DICON Explosives Company Ltd.	Nigeria	34.08% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik
Nigerian Development and Construction Company Ltd.	Nigeria	25% indirectly through Dynamit Nobel GmbH Explosivstoff-und Systemtechnik

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
CHEMETALL GmbH	Germany	49% indirectly through Dynamit Nobel AG and 51% indirectly through Dynamit Nobel Beteiligungen GmbH
Chemetall Sp. zo.o.	Poland	100% indirectly through CHEMETALL GmbH
CM-Hilfe GmbH Unterstützungskasse	Germany	100% indirectly through CHEMETALL GmbH
CHEMETALL TAIWAN CO., LTD.	Taiwan	100% indirectly through CHEMETALL GmbH
Shanghai Chemetall Chemicals Co., Ltd.	China	60% indirectly through CHEMETALL GmbH
Chongqing Chemetall Chemicals Co., Ltd.	China	35% indirectly through CHEMETALL GmbH
CHEMETALL SA	France	99.98% indirectly through Knight Specialite Synthesis SAS
CHEMETALL TRAITEMENT DE SURFACE SAS	France	100% indirectly through CHEMETALL GmbH
Chemical Spécialités Chimiques S.A.S.	France	100% indirectly through CHEMETALL

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
GmbH
Chemetall Lusitana-Sociedade Tratamento	Portugal	99.98% indirectly owned through CHEMETALL GmbH and 0.02% indirectly through CHEMETALL SA
Superficies Metalicas	Portugal	100% indirectly through CHEMETALL GmbH
SureChem Industries Pty Ltd.	Australia	100% indirectly through CHEMETALL GmbH
Chemetall s.r.o.	Prague	90% indirectly through CHEMETALL GmbH
Cetema B.V.	Netherlands	100% CHEMETALL GmbH
Chemetall N.V.	Belgium	58.88% indirectly through CHEMETALL GmbH
CM Services B.V.	Netherlands	100% indirectly through CHEMETALL GmbH
CHEMETALL (PROPRIETARY) LTD.	South Africa	100% indirectly through CHEMETALL GmbH
Metalon Stolberg Gesellschaft mit beschränkter Haftung	Germany	100% indirectly through CHEMETALL GmbH

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
ChemStore GmbH	Germany	50% indirectly through CHEMETALL GmbH
Chemetall (Australasia) Pty. Ltd.	Australia	100% indirectly through CHEMETALL GmbH
Chemetall Japan K.K.	Japan	100% indirectly through CHEMETALL GmbH
Bonder Iran S.S.K.	Iran	100% indirectly through CHEMETALL GmbH
Chemetall do Brasil Ltda.	Brasil	100% indirectly through CHEMETALL GmbH
Breisach Empreendimentos e Participações Ltda.	Brasil	99% indirectly through CHEMETALL GmbH
Chemetall Sanayi Kimyasallari Ticaret ve Sanayi A.S.	Turkey	100% indirectly through CHEMETALL GmbH
Chemetall Polska Sp.zo.o.	Poland	100% indirectly through CHEMETALL GmbH
Chemetall Hungaria Vegyianyagokat Gyártó es Fomalmazó Kft	Hungary	100% indirectly through CHEMETALL GmbH
PMG Corp.	Japan	50%

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
indirectly owned by CHEMETALL GmbH
Chemetall (Schweiz) AG	Switzerland	100% indirectly through CHEMETALL GmbH
CM Gesellschaft für Funktionsadditive GmbH	Germany	100% indirectly through CHEMETALL GmbH
CHEMETALL Ges.m.b.H.	Austria	100% indirectly through CHEMETALL GmbH
Industrieservice Ges.mbH	Austria	10% indirectly through CHEMETALL GmbH
Aachener Chemische Werke Ges.für Glastechnische Produckte und Verfahren mbH	Germany	100% indirectly through CHEMETALL GmbH
CHEMETALL INDIA COMPANY LTD.	UK	100% indirectly through CHEMETALL GmbH
Chemetall-Rai India Ltd.	India	40% indirectly through CHEMETALL GmbH
Brent International GmbH	Germany	100% indirectly through CHEMETALL GmbH
hebro chemie GmbH	Germany	100% indirectly through

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
CHEMETALL GmbH
Chemetall Hispania S.A.	Spain	100% indirectly through CHEMETALL GmbH
Agena Resinas y Colas Ltda.	Brasil	20% indirectly through CHEMETALL GmbH
Ardrox – Agena Quimica Ltda.	Brasil	49% indirectly through CHEMETALL GmbH
SMC Productos Fundicion S.A.	Spain	56.56% indirectly through CHEMETALL GmbH and 43.44% indirectly through Chemetall Hispania S.A.
Chemetall Asia Pte. Ltd.	Singapore	100% indirectly through CHEMETALL GmbH
CHEMETALL HONG KONG LTD.	China	100% indirectly through CHEMETALL GmbH
Chemetall Philippines Co. Ltd., Inc.	Philippines	100% indirectly through CHEMETALL GmbH
CHEMETALL s.r.l.	Italy	100% indirectly through CHEMETALL GmbH
CHEMETALL ITALIA s.r.l.	Italy	100% indirectly through CHEMETALL GmbH

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
KENDELL s.r.l.	Italy	75% indirectly through CHEMETALL GmbH
CHEMETALL SPECIALITY CHEMICALS LTD.	UK	100% indirectly through CHEMETALL GmbH
SMC FOUNDRY PRODUCTS LTD.	UK	100% indirectly through CHEMETALL GmbH
CHEMETALL PLC	UK	100% indirectly through CHEMETALL GmbH
AM Craig Ltd.	UK	100% indirectly through CHEMETALL GmbH
Brent International B.V.	UK	100% indirectly through CHEMETALL GmbH
THE BRENT MANUFACTURING COMPANY LTD.	UK	100% indirectly through CHEMETALL GmbH
CHEMSERVE LTD.	UK	100% indirectly through CHEMETALL GmbH
ARDROX LTD.	UK	100% indirectly through CHEMETALL GmbH
WINNETS INKS LTD.	UK	100%

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
indirectly through CHEMETALL GmbH
BCI PENSIONS TRUSTEE LTD.	UK	100% indirectly through CHEMETALL GmbH
BRENT EUROPE LTD.	UK	100% indirectly through CHEMETALL GmbH
PROCESS INK HOLDINGS LTD.	UK	100% indirectly through CHEMETALL GmbH
PROCESS INKS AND COATINGS LTD.	UK	100% indirectly through PROCESS INKS HOLDINGS LTD.
Chemetall Skandinavien Ytteknik AB	Sweden	100% indirectly through CHEMETALL GmbH
Chemetall Danmark A/S	Denmark	100% indirectly through CHEMETALL GmbH
Chemetall Finland Oy	Finland	100% indirectly through CHEMETALL GmbH
CeramTec AG Innovative Ceramic Engineering	Germany	51% indirectly through Dynamit Nobel Beteiligungen GmbH and 49% indirectly through

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Dynamit Nobel AG
Cerasiv GmbH Innovatives Keramik-Engineering	Germany	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec Italia S.r.l.	Italy	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec UK Ltd.	UK	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec Czech Republic spol s.r.o.	Czech Republic	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec Innovativ Ceramic Engineering (M) Sdn. Bhd.	Malaysia	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec Substrates s.r.o.	Czech Republic	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec France S.A.R.L.	France	100% indirectly through CeramTec AG Innovative Ceramic Engineering
CeramTec Ibérica Innovative Ceramic Engineering s.l.	Spain	100% indirectly through CeramTec AG Innovative Ceramic Engineering

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
CeramTec Korea Ltd.	Korea	100% indirectly through CeramTec AG Innovative Ceramic Engineering
Suzhou CeramTec High-Tech Ceramics Co., Ltd.	China	100% indirectly through CeramTec AG Innovative Ceramic Engineering
Shanghai CeramTec Innovative Ceramic Engineering Co., Ltd.	China	90% indirectly through CeramTec AG Innovative Ceramic Engineering
ProCeram spol. s.r.o.	Czech Republic	55.8% indirectly through CeramTec AG Innovative Ceramic Engineering
Sachtleben Chemie GmbH	Germany	51% indirectly through Dynamit Nobel Beteiligungen GmbH and 49% indirectly through Dynamit Nobel AG
Deutsche Baryt-Industrie Dr. Rudolf Albert GmbH & Co. KG	Germany	25% indirectly through Sachtleben Chemie GmbH
Alberti & Co. GmbH	Germany	25% indirectly through Sachtleben Chemie GmbH
Guangzhou Huali Sachtleben Chemicals Company Ltd.	China	40% indirectly through Dynamit Nobel AG
Pigment Chemie GmbH	Germany	100% indirectly through

Name of Subsidiary	State/Jurisdiction of Incorporation	Ownership Interest of US Borrower
Sachtleben Chemie GmbH
MIWAC Mitteldeutsche Wasserchemie GmbH	Germany	100% indirectly through Dynamit Nobel AG
EKOKEMI GmbH	Germany	96.64% indirectly through Dynamit Nobel AG
CeramTec Anlagen und Betriebs GmbH I.G.	Germany	100% indirectly through Dynamit Nobel AG
BAE Vermögensverwaltungs GmbH	Germany	100% indirectly through Dynamit Nobel AG
Dynamit Nobel Unterstützungsfonds GmbH	Germany	100% indirectly through Dynamit Nobel AG
SERTO Beteiligungs GmbH & Co. Vermietungs KG	Germany	94% indirectly through Dynamit Nobel AG
Chemetall Anlagen-und Betriebs-GmbH	Germany	100% indirectly through Dynamit Nobel AG
hebro chemie Anlagen-und Betriebs-GmbH	Germany	100% indirectly through Dynamit Nobel AG
Sachtleben Chemie Anlagen-und Betriebs-GmbH	Germany	100% indirectly through Dynamit Nobel AG
Dynamit Nobel Kunststoff Anlagen-und Betriebs-GmbH	Germany	100% indirectly through Dynamit Nobel AG

Schedule 10.1

CLOSING DATE INDEBTEDNESS
(Excluding Trade Payables and Accrued Liabilities)

Bank Debt – Consolidated under US Gaap

Company	Bank	Amount	Maturity Date	Interest Rate
Dynamit Nobel AG	WestLB	EUR 5,112,918.81	7/17/2006	6-M-Euribor+0,49%
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	WestLB Düsseldorf	EUR 219,855.53	9/30/2005	5.00%
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	WestLB Düsseldorf	EUR 40,392.04	9/30/2004	6.25%
Chemetall GmbH	WestLB AG	EUR 2,556,459.41	11/21/2004	5.91%
MIWAC Mitteldeutsche Wasserchemie GmbH	Dresdner Bank AG, Duisburg / KfW	EUR 639,114.85	9/30/2006	4.75%
Rohner AG Pratteln	Bassellandschaftliche Kantonalbank	CHF 3,000,000.00	8/02/2004	3.50%
Rohner AG Pratteln	Bassellandschaftliche Kantonalbank	CHF 5,000,000.00	12/15/2004	4.02%
Dynamit Nobel AG	Commerzbank AG	EUR 5,112,918.81	6/30/2007	3-M-Euribor+1,45%
Dynamit Nobel AG	Commerzbank AG	EUR 7,669,378.22	8/15/2008	3-M-Euribor+1,40%
Dynamit Nobel GmbH Explosivstoff uns Systemtechnik	WestLB Irland	EUR 5,112,577.00	12/31/2008	Libor+039%
Chemetall GmbH	Westfalenbank AG (KfW- Umweltdarlehen)	EUR 3,834,689.10	6/30/2008	4.25%
Chemetall GmbH	Westfalenbank AG (DtA Umweltprogramm)	EUR 876,221.33	3/31/2008	4.25%
Chemetall GmbH	Westfalenbank AG (ERP - Energiesparprogramm)	EUR 1,079,935.38	9/30/2008	4.25%
Chemetalll Taiwan Co., Ltd.	Commerzbank AG – Koeln	JPY 410,000,000.00	3/31/2006	1.38%
Chemetalll Taiwan Co., Ltd.	The International Commercial Bank of China, Dah Tong	TWD 59,400,000.00	12/30/2005	2.50%

Company	Bank	Amount	Maturity Date	Interest Rate
	Branch
Chemetalll Taiwan Co., Ltd.	The International Commercial Bank of China, Dah Tong Branch	TWD 66,000,000.00	12/31/2008	2.50%
Chemetalll Taiwan Co., Ltd.	First Commercial Bank, Shuang Ho Branch	TWD 14,500,000.00	12/31/2005	3.50%
Chemetalll Taiwan Co., Ltd.	First Commercial Bank, Shuang Ho Branch	TWD 3,194,200.00	12/31/2005	3.50%
Chemetalll Taiwan Co., Ltd.	First Commercial Bank, Shuang Ho Branch	TWD 14,555,800.00	12/31/2005	3.50%
Chemetall Ges.m.b.H., Wien	Bank Austria Creditanstalt AG	EUR 3,840,000.00	unlimited	2.05%
Chemetall Ges.m.b.H., Wien	Bank Austria Creditanstalt AG	EUR 315,109.40	1/1/2006	2.50%
Chemetall Ges.m.b.H., Wien	Bank Austria Creditanstalt AG	EUR 435,000.00	1/1/2009	2.90%
Sachtleben Chemie GmbH	WestLB / KfW	EUR 498,509.64	5/15/2010	1.40%
Sachtleben Chemie GmbH	WestLB / KfW	EUR 612,906.04	5/15/2011	1.20%
Rohner AG Pratteln	Dresdner Bank AG	CHF 32,500,000.00	12/31/2010	3.61%
Rohner AG Pratteln	Dresdner Bank AG	CHF 21,875,000.00	3/31/2011	4.02%

Other debt-like instruments under US Gaap

Company	Bank/Instrument	Amount
Dynamit Nobel AG	Commerzbank AG, Leases “SERTO” *	EUR 7,881,000.00
Chemetall GmbH	Bayrische Landesbank, Leases “Costa” *	EUR 168,000.00
Sachtleben Chemie GmbH	Skandifinanz Bank AG	EUR 12,000,000.00
Dynamit companies	Capital Leases	EUR 35,600,000.00
Dynamit companies	Preferred Dividend Shares	EUR 18,000,000.00

Indebtedness of a second person secured by a lien on Rockwood property:

Southern Clay Products, Inc.	Real Estate Lien Note due September 2, 2013 (Gonzales County, Texas)	$300,000.00 initial principal amt. ($246,292.23 outstanding as of July 23, 2003)

* the leasing entities SERTO and costa are not owned by Dynamit Nobel but have to be consolidated according to US Gaap.

Interest rate swap, cap or other hedge agreement:

(e) Company	(f) Interest Rate Product	(g) Counterparty	(h) Current Notional Amount (as of July 31, 2004)
(i) Rockwood Specialties Group, Inc.	(j) EUR Swap due February 26, 2006	(k) Goldman Sachs International	(l) EUR 18,519,000.00
(m) Rockwood Specialties Group, Inc.	(n) USD Swap due February 26, 2006	(o) Goldman Sachs International	(p) USD 83,080,000.00
(q) Rockwood Specialties Group, Inc.	(r) USD Collar due February 26, 2006	(s) Goldman Sachs International	(t) USD 83,080,000.00
(u) Rockwood Specialties Group, Inc.	(v) EUR Collar due February 26, 2006	(w) Goldman Sachs International	(x) USD 18,519,000.00
(y) Rockwood Specialties Limited	(z) EUR Swap due February 26, 2006	(aa) Goldman Sachs International	(bb) EUR 43,211,000.00
(cc) Rockwood Specialties Limited	(dd) EUR Collar due February 26, 2006	(ee) Goldman Sachs International	(ff) EUR 43,211,000.00
(gg) Rockwood Specialties Limited	(hh) Cross currency swap	(ii) Goldman Sachs International	(jj) EUR 49,500,000.00

(kk)

(ll)  Guarantee Obligations:

Guarantor	Beneficiary	Maximum Amount
Rockwood Specialties Group, Inc.	Adva 15(GA) LLC	15-year lease with two 10-year renewals; $1,275,000 per year; payable quarterly in advance and subject to CPI adjustments
Rockwood Specialties Inc.	Vic-Vin Enterprises	USD 280,000.00
Rockwood Specialties Inc.	Travelers Casualty	USD 235,052.00
Rockwood Specialties Inc.	Berg Family Trust	USD 950,000
Rockwood Specialties Inc.	Bedford Property Investment	USD 263,240.00

Other Guarantee or Similar Obligations:

Obligor	Guarantor	Beneficiary	Maximum Amount
Rockwood Italia SpA	IntesaBci Spa	Guarantee in connection with litigation re: Mssr. Jungk	EUR 164,000.00
Rockwood Specialties Limited and its UK	Barclays Bank	HM Customs & Excise (bond issued by Barclays)	EUR 800,000.00

Subsidiaries
Rockwood Specialties Limited and its UK Subsidiaries	Barclays Bank	Charge cards (credit line)	GBP 700,000.00
Dynamit Nobel AG	Dynamit Nobel AG	KSK Siegburg	EUR 6,340
Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	Dynamit Nobel AG	Orica Europe Gmbh	EUR 43,459,809
Rohner AG	Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	Dresdner Bank AG, Köln	CHF 40,000,000
Suzhou CeramTec High-Tech Ceramics Co.Ltd.	CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG, Esslingen	EUR 1,700,000
Chemetall Japan KK	Chemetall GMBH	HypoVereinsbank München	JPY 500,000,000
Chemetall (Pty.) Ltd.	Chemetall GMBH	First National Bank of Southern Africa	ZAR 6,000,000
Chemetall GMBH	Chemetall GMBH	Commerzbank AG	JPY 410,000,000
Chemetall GMBH	Chemetall GMBH	Commerzbank AG	TWD 70,000,000
Chemetall GMBH	Chemetall GMBH	Commerzbank AG	TWD 64,000,000
Chemetall GMBH	Chemetall GMBH	Commerzbank AG	TWD 49,000,000
Chemetall GMBH	Chemetall GMBH	Commerzbank AG	TWD 30,000,000
Chemetall GMBH	Chemetall GMBH	Commerzbank AG	TWD 24,800,000
Sachtleben Chemie GmbH	Satchtleben Chemie GmbH	Dresdner Bank AG	EUR 639,115
Sachtleben Chemie GmbH	Satchtleben Chemie GmbH	Investitutionsbank des Landes Brandenburg	EUR 50,000
Dynamit Nobel AG	Deutsche Bank Köln	Changchun AOQI Automobile Plastic Pint Comp., China	EUR 428,898.18
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	Novartis Pharma AG, Basel, Schweiz	EUR 10,000,000.00
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	Dynamit Nobel Defence GmbH	EUR 5,000,000.00
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	Government of the Republic of Singapore	EUR 3,237,000.00
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	Government of the Republic of Singapore	EUR 1,879,704.00
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	Government of the Republic of Singapore	EUR 647,400.00
Dynamit Nobel GmbH	Commerzbank Köln	Hauptzollamt Köln	EUR 25,000.00
Dynamit Nobel GmbH	Deutsche Bank Köln	Government of the Republic of Singapore	EUR 2,556,600.00
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Deutsche Bank Köln	Government of the Republic of Singapore	EUR 720,498.00
Dynamit Nobel GmbH Explosivstoff- uns	West LB Düsseldorf	Hauptzollamt Köln	EUR 10,225.84

Systemtechnik
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	West LB Düsseldorf	Hauptzollamt Köln	EUR 29,143.64
Chemetall Hispania, S.A.	Deutsche Bank Sociedad Anonima Espanola	CENTRO MANT.HELICOP	EUR 1,000.00
Chemetall Hispania, S.A.	Deutsche Bank Sociedad Anonima Espanola	FAMET	EUR 1,000.00
Chemetall Hispania, S.A.	Deutsche Bank Sociedad Anonima Espanola	PURIFICACION GARCIA	EUR 6,000.00
Chemetall Hispania, S.A.	Deutsche Bank Sociedad Anonima Espanola	MAESTRANZA SEVILLA	EUR 2,000.00
Chemetall Hispania, S.A.	Deutsche Bank Sociedad Anonima Espanola	FAMET	EUR 1,000.00
hebro chemie GmbH	Stadtsparkasse Moenchengladbach	FBB Frankfurter Bau-Beteiligungs GmbH	EUR 86,000.00
Aachener Chemische Werke GmbH	Deutsche Bank AG	Hanseatische Investment GmbH	EUR 48,600.00
CHEMETALL GMBH	Deutsche Bank AG	Familie Hermann	EUR 2,147.43
CHEMETALL GMBH	Deutsche Bank AG	Andrea Miosga	EUR 1,500.00
CHEMETALL GMBH	Deutsche Bank AG	Dr. Gerald Miosga	EUR 1,500.00
CM Services B.V.	ABN Amro Bank N.V.	Tax authorities BE	EUR 17,000.00
Chemetall S.r.l.	Banca Popolare Commercio E Industria S.C.A.R.L.	COMUNE DI GIUSSANO	EUR 70,000.00
Chemetall Italia Srl	Banca Popolare Commercio E Industria S.C.A.R.L.	LA MAGONA D’ITALIA	EUR 155,000.00
CHEMETALL GMBH	Deutsche Bank AG	Zollamt Goslar	EUR 1,000.00
Chemetall Traitements de Surface SAS	Credit Lyonnais	SNVI	EUR 5,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	OLTCIT	EUR 1,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	STE TUNISIENNE DE LUBRIFIANTS	EUR 10,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	METAFRAM	EUR 2,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	PHILIPS	EUR 3,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	CIAPEM	EUR 29,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	CIAPEM	EUR 20,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	CIAPEM	EUR 5,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	MACHINEXPORT	EUR 7,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	MACHINEXPORT	EUR 4,000.00
Chemetall Traitements de Surface SAS	BNP-Paribas SA	MERS EL KEBIR	EUR 1,000.00
Chemetall Hispania, S.A.	Deutsche Bank Sociedad Anonima Espanola	SOLRED	EUR 14,000.00
Chemetall Ges.mbH	Österreichische Kontrollbank AG	Bank Austria Creditanstalt AG	EUR 3,840,000.00

Chemetall Ges.mbH	Bank Austria Creditanstalt AG	Österr. Verkehrskreditbank AG / ÖBB	EUR 101,741.00
Chemetall Ges.mbH	Bank Austria Creditanstalt AG	Zollamt, Wien	EUR 21,801.00
Chemetall Ges.mbH	Bank Austria Creditanstalt AG	ERP-Fonds	EUR 236,404.00
Chemetall Plc	Barclays Bank PLC	HM Customs & Excise	GBP 30,000.00
Chemetall Plc	Barclays Bank PLC	HM Customs & Excise	GBP 10,000.00
Sachtleben Chemie GmbH	Dresdner Bank AG, Duisburg	Hauptzollamt Krefeld	EUR 2,560.00
Sachtleben Chemie GmbH	Dresdner Bank AG, Duisburg	Rhodia Acetow Venezuela C.A.	USD 108,004.00
Sachtleben Chemie GmbH	Deutsche Bank AG,Duisburg	Soc.Wallonne des Destribution d Eau, Belgien	EUR 64,080.00
Sachtleben Chemie GmbH	Deutsche Bank AG,Duisburg	Soc.Wallonne des Destribution d Eau, Belgien	EUR 3,990.00
Sachtleben Chemie GmbH	Deutsche Bank AG,Duisburg	Pen 1 CV, Amsterdam	EUR 7,108.11
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	The European Organization for Nuclear Research - CERN	CHF 5,955.60
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	Frantschach Pulp and Paper Ctech a.s.	EUR 90,000.00
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	JSC ‘Solikamskbumprom’	EUR 61,000.00
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	Belgian Ministry of Finance	EUR 24,789.35
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	ITC Limited	EUR 20,300.00
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	The European Organization for Nuclear Research - CERN	USD 89,752.40
CeramTec AG Innovative Ceramic Engineering	ING BHF-Bank AG	Islamic Republic of Iran HOREC	EUR 33,088.51
CeramTec Italia S.r.L.	Banca Popolare di Bergamo	Regione Lombardia	EUR 854.56
CeramTec Italia S.r.L.	Allianz ins. Co.	Municipality Caravaggio	EUR 60,000.00
CeramTec UK Ltd.	Lloyds TSB Bank	HM Customs & Excise	GBP 8,000.00
CeramTec Innovative Ceramic Engineering (M) Sdn. Bhd.	Bumiputra-Commerce Bank Berhad	Malaysia Ministry of Health	MYR 2,500.00
CeramTec Innovative Ceramic Engineering (M) Sdn. Bhd.	Bumiputra-Commerce Bank Berhad	Gas Malaysia Sdn. Bhd.	MYR 42,000.00
CeramTec Innovative Ceramic Engineering (M) Sdn. Bhd.	Bumiputra-Commerce Bank Berhad	Tenaga Nasional Berhad Distribution	MYR 130,000.00
FINORGA SA	Auxi assurance / Zurich Versicherung	Local environmental authority	EUR 527,474.00
FINORGA SA	Auxi assurance / Zurich Versicherung	Local environmental authority	EUR 426,095.00
Rohner AG Pratteln	Credit-Suisse	Oberzolldirektion, CH-Bern	CHF 260,000.00

(mm)  Performance Bonds:

Obligor	Underwriter	Beneficiary	Outstanding Amount (as of July 23, 2003)
Chemical Specialties, Inc.	Travelers	Commonwealth of Puerto Rico	USD 2,000.00
Chemical Specialties, Inc.	Travelers	Our Sovereign Lady	USD 30,000.00
Lurex, Inc.	American Motorist	U.S. Customs	USD 100,000.00
Advantis Technologies, Inc.	Travelers	City of Riverside, California	USD 39,996.00
Advantis Technologies, Inc.	Travelers	N/A	USD 467,523.00

(nn)

(oo)  Letters of Credit:

(pp) Issue Date	(qq) Issuer	(rr) For the Account of	(ss) Beneficiary	(tt) Amount	(uu) Expiry Date
(vv) 2/4/1999	(ww) JPMorgan Chase	(xx) Royal Indemnity Company	(yy) Rockwood Specialties Inc. (f/k/a Laporte Inc.)	(zz) USD 200,000.00	(aaa) 2/4/2005
(bbb) 2/4/1999	(ccc) JPMorgan Chase	(ddd) The Travelers Indemnity Company	(eee) Rockwood Specialties Inc. (f/k/a Laporte Inc.)	(fff) USD 100,000.00	(ggg) 2/4/2005
(hhh) 1/14/1999	(iii) JPMorgan Chase	(jjj) Hennepin County	(kkk) Electrochemicals Inc.	(lll) USD 39,200.00	(mmm) 1/14/2005
(nnn) 1/14/1999	(ooo) JPMorgan Chase	(ppp) United Pacific Insurance Company	(qqq) Advantis Technologies, Inc. (f/k/a Laporte Water Technologies & Biochem, Inc.)	(rrr) USD 98,100.00	(sss) 1/14/2005
(ttt) 10/16/1998	(uuu) JPMorgan Chase	(vvv) Environmental Protection Division Department of Natural Resources	(www) Chemical Specialties, Inc.	(xxx) USD 2,612,940.00	(yyy) 10/13/2005
(zzz) 3/2/2004	(aaaa) JPMorgan Chase	(bbbb) Dept. of Conservation, Barstow or Bureau of Land Management Barstow Resource	(cccc) Southern Clay Products, Inc.	(dddd) USD 7,300.00	(eeee) 2/25/2005

Area or County of Inyo
(ffff) 1/16/2004	(gggg) JPMorgan Chase	(hhhh) ACE American Insurance Company	(iiii) Rockwood Holdings Inc. c/o Rockwood Specialties Inc.	(jjjj) USD 1,850,000.00	(kkkk) 1/15/2005
(llll) 12/19/2002	(mmmm) JPMorgan Chase	(nnnn) North Carolina Department of Environmental and Natural Resources Division of Waste Management Hazardous Waste Section	(oooo) Rockwood Specialties Inc.	(pppp) USD 353,361.69	(qqqq) 12/20/2004
(rrrr) 11/25/2002	(ssss) JPMorgan Chase

(tttt) Lumbermens Mutual Casualty Company

American Motorists Insurance Company

American Manufacturers Mutual Insurance Company

American Protection Insurance Company

Natlsco, Inc.

National Loss Control Service Corporation

			(uuuu) Rockwood Specialties Inc.	(vvvv) USD 1,600,000.00	(wwww) 11/25/2004
(xxxx) 6/24/2002	(yyyy) JPMorgan Chase	(zzzz) ADVA 15 (GA) LLC	(aaaaa) Advantis Technologies, Inc.	(bbbbb) USD 637,500.00	(ccccc) 6/24/2005
(ddddd) 2/28/2002	(eeeee) JPMorgan Chase	(fffff) Princeton Overlook Realty LLC	(ggggg) Rockwood Holdings Inc.	(hhhhh) USD 111,411.67	(iiiii) 3/31/2005
(jjjjj) 1/18/2002	(kkkkk) JPMorgan Chase	(lllll) Lumbermens Mutual Casualty Company American Motorists Insurance Company American Manufacturers Mutual Insurance Company	(nnnnn) Rockwood Specialties Inc.	(ooooo) USD 2,650,000.00	(ppppp) 12/31/2004

American Protection Insurance Company Natlsco, Inc. (mmmmm) National Loss Control Service Corporation
(qqqqq) 12/21/2002	(rrrrr) JPMorgan Chase	(sssss) KL Holdings Inc.	(ttttt) Rockwood Electronic Materials S.A.	(uuuuu) EUR 1,486,073.00	(vvvvv) 1/31/2005
(wwwww) 7/10/2001	(xxxxx) JPMorgan Chase	(yyyyy) County of Inyo Planning Department	(zzzzz) Southern Clay Products, Inc.	(aaaaaa) USD 38,640.00	(bbbbbb) 7/10/2005
(cccccc) 2/6/2001	(dddddd) JPMorgan Chase	(eeeeee) Travelers Casualty and Surety Company of America	(ffffff) Rockwood Pigments NA, Inc.	(gggggg) USD 683,023.60	(hhhhhh) 2/6/2005
(iiiiii) 1/17/2001	(jjjjjj) JPMorgan Chase	(kkkkkk) National Union Fire Insurance Co. of Pittsburgh, PA	(llllll) Rockwood Specialties Inc.	(mmmmmm) USD 1,450,000.00	(nnnnnn) 11/20/2004
10/1/2003	Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Ministerio della Difesa Rom, Italien	Commerzbank Köln	EUR 731,120.00	Unlimited
1/31/2003	Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Ministerio della Difesa Rom, Italien	Commerzbank Köln	EUR 458,957.89	unlimited
4/8/2003	Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Ministerio della Difesa Rom, Italien	Commerzbank Köln	EUR 258,768.00	unlimited
4/8/2003	Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Defence Procurement Korea	Commerzbank Köln	EUR 100,632.00	unlimited
1/10/2002	Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Ministero della Difesa Rom, Italien	Commerzbank Köln	EUR 6,120.00	unlimited
11/14/2000	Dynamit Nobel GmbH Explosivstoff- uns	Defence Procurement Korea	Deutsche Bank Köln	EUR 177,950.03	unlimited

Systemtechnik
3/21/2003	Chemetall GmbH	First Commercial Bank, Taipei	Commerzbank AG	TWD 24,800,000.00	12/30/2005
3/21/2003	Chemetall GmbH	The International Commercial Bank of China	Commerzbank AG	TWD 64,000,000.00	12/30/2005
2/22/1999	Chemetall GmbH	The International Commercial Bank of China	Commerzbank AG	TWD 49,000,000.00	12/302005
3/21/2003	Chemetall GmbH	First Commercial Bank, Taipei	Commerzbank AG	TWD 30,000,000.00	12/31/2005
5/5/2004	Chemetall GmbH	The International Commercial Bank of China	Commerzbank AG	TWD 70,000,000.00	12/31/2008
7/14/1999	CeramTec AG Innovative Ceramic Engineering	The Israel Electric Corporation Ltd.	Dresdner Bank AG	EUR 8,208.24	6/12/2005
1/21/2000	CeramTec AG Innovative Ceramic Engineering	The Israel Electric Corporation Ltd.	Dresdner Bank AG	EUR 29,754.87	2/20/2005

(oooooo)

Bank Debt Non-Consolidated Entities (not required to be consolidated for US Gaap purposes):

Company	Bank	Amount	Maturity Date	Interest Rate
Chemetall Japan K.K.	HypoVereinsbank, Tokyo Branch	JPY 250,000,000.00	7/22/2005	1.54%
Chemetall Japan K.K.	Mitsui Sumitomo Bank	JPY 90,000,000.00	8/23/2004	2.25%
Chemetall Japan K.K.	Mizuho Bank (DKB)	JPY 40,000,000.00	7/12/2004	2.38%
Chemetall Japan K.K.	UFJ Bank (Sanwa)	JPY 50,000,000.00	12/20/2005	3.31%
Ticaret ve Sanayi A.S.	Kocbank A.S./ Zincirlikuyu Sb.	TRL 27,207,255,000	11/8/2004	28%
Chemetall-Rai India Limited	Canara Bank, Fort Main Branch	INR 1,063,199.00	7/31/2008	11.50%
Chemetall-Rai India Limited	Canara Bank, Fort Main Branch	INR 557,830.00	1/11/2008	11.50%
Chemetall-Rai India Limited	Canara Bank, Fort Main Branch	INR 875,957.00	8/1/2009	11.50%
Chemetall-Rai India Limited	Canara Bank, Fort Main Branch	INR 404,202.00	8/1/2009	11.50%
Chemetall-Rai India Limited	HDFC Bank	INR 448,400.74	7/12/2007	10.25%
Chemetall-Rai India Limited	HDFC Bank	INR 69,807.97	7/12/2004	8.00%

Working Capital Facilities:

Company	Bank	Facility Amount	Revolver	Maturity Date	Type
Dynamit Nobel AG	Deutsche Bank AG	EUR 20,000,000.00	N/A	open ended	Overdraft

Company	Bank	Facility Amount	Revolver	Maturity Date	Type
Dynamit Nobel AG	Deutsche Bank AG	EUR 10,000,000.00	N/A	open ended	FX-Hedging
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	EUR 23,000,000.00	N/A	open ended	Bank guarantees
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Commerzbank Köln	EUR 5,000,000.00	N/A	open ended	Overdraft or bank guarantees
Dynamit Nobel GmbH Explosivstoff- uns Systemtechnik	Deutsche Bank Köln	EUR no given limit	N/A	N/A	Bank guarantees
Chemetall Ges. m.b.H., Wien	Bank Austria Creditanstalt AG	EUR 726,728.34	Zero	unlimited	Overdraft
Chemetall Ges. m.b.H., Wien	Bank Austria Creditanstalt AG	EUR 359,948.55	N/A	N/A	Bank guarantees
Chemetall Pty Ltd.	First National Bank of Southern Africa Ltd.	ZAR 6,000,000.00	Zero	12/31/2004	Overdraft
Chemetall GmbH	Commerzbank AG, Koeln	TWD 237,800,000.00	N/A	N/A	Stand-by LC’s
Chemetall GmbH, Frankfurt	Deutsche Bank AG	EUR no given limit	N/A	N/A	Bank guarantees
Aachener Chemische Werke GmbH	Deutsche Bank AG	EUR no given limit	N/A	8/31/2007	Bank guarantees
CM Hispania S.A.	Deutsche Bank AG, Hispania	EUR 25,000.00	N/A	N/A	Bank guarantees
CM Services B.V.	ABN Amro Bank N.V.	EUR 17,000.00	N/A	unlimited	Bank guarantees
hebro chemie GmbH	Stadtsparkass M´gladbach	EUR 86,000.00	N/A	unlimited	Bank guarantees
Chemetall s.r.l.	Banca Populare Commercio E Industria S.C.A.R.L.	EUR 70,000.00	N/A	12/23/2004	Bank guarantees
Chemetall Italia S.R.L.	Banca Populare Commercio E Industria S.C.A.R.L.	EUR 155,000.00	N/A	2/26/2005	Bank guarantees
Chemetall TdS	Credit Lyonnais	EUR 5,000.00	N/A	8/6/2004	Bank guarantees
Chemetall TdS	BNP Paribas S.A.	EUR 82,000.00	N/A	N/A	Bank guarantees
Chemetall PLC	Barclays Bank	GBP 30,000.00	N/A	unlimited	Bank guarantees
Chemetall PLC	Barclays Bank	GBP 10,000.00	N/A	unlimited	Bank guarantees

Company	Bank	Facility Amount	Revolver	Maturity Date	Type
Chemetall PLC	Barclays Bank	GBP 2,000,000.00	Zero	unlimited	Overdraft
Sachtleben Chemie GmbH	Dresdner Bank AG, Duisburg	EUR 500,000.00	EUR 1,500,000.00	N/A	Overdraft/Bank guarantee/stand-by L/Cs
Sachtleben Chemie GmbH	Deutsche Bank AG	EUR no given limit	N/A	N/A	Bank guarantees
Sachtleben Chemie GmbH	Deutsche Bank AG, Amsterdam	EUR no given limit	Zero	N/A	Overdraft
Sachtleben Chemie GmbH	Commerzbank, Duisburg	EUR no given limit	EUR 300,000.00	N/A	Overdraft
Sachtleben Chemie GmbH	Degussa Bank AG, Frankfurt	EUR no given limit	Zero	N/A	Overdraft
Rohner AG Pratteln	Credit-Suisse, Postfach, CH-4002 Basel	CHF no given limit	Zero	ongoing	Overdraft
CeramTec AG Innovative Ceramic Engineering	Kreissparkasse Esslingen-Nürtingen	EUR 1,000,000.00	Zero	ongoing	Multipurpose
CeramTec AG Innovative Ceramic Engineering	Dresdner Bank AG	EUR 2,300,000,00	Zero	ongoing	Multipurpose
CeramTec AG Innovative Ceramic Engineering	ING BHF-Bank AG	EUR 33,088.51	Zero	ongoing	Bank Guarantee
CeramTec Italia S.r.L.	Banca Popolare di Bergamo	EUR 854.56	Zero	ongoing	Bank Guarantee
CeramTec Italia S.r.L.	Allianz ins. Co.	EUR 60,000.00	Zero	ongoing	Bank Guarantee
CeramTec UK Ltd.	Lloyds TSB Bank	GBP 8,000.00	Zero	ongoing	Bank Guarantee
CeramTec Innovative Ceramic Engineering (M) Sdn. Bhd.	Bumiputra-Commerce Bank Berhad	MYR 174,500.00	Zero	ongoing	Bank Guarantee
FINORGA SA	Credit Lyonnais	EUR no given limit	N/A	N/A	EONIA + 0,35%

Working Capital Facilities Non-Consolidated Entities (not required to be consolidated for US Gaap purposes):

Company	Bank	Facility Amount	Revolver	Maturity Date	Type
Chemetall Australasia Pty Ltd	Commonwealth Bank of Australia	AUD 200,000.00	Zero	N/A	Overdraft
Chemetall Japan K.K.	HypoVereinsbank , Tokyo Branch	JPY 250,000,000.00	Zero	N/A	Overdraft

Chemetall Sanayi Kimyasalları Ticaret ve Sanayi A.S.	Turkiye Is Bankasi A.S.	TRL 5,700,000,000	N/A	6/30/2005	Bank Guarantee
Chemetall Sanayi Kimyasalları Ticaret ve Sanayi A.S.	Turkiye Is Bankasi A.S.	TRL 8,217,758,000	N/A	5/20/2006	Bank Guarantee
Chemetall Sanayi Kimyasalları Ticaret ve Sanayi A.S.	Turkiye Is Bankasi A.S.	TRL 3,562,500,000	N/A	6/1/2015	Bank Guarantee
Chemetall Sanayi Kimyasalları Ticaret ve Sanayi A.S.	Turkiye Is Bankasi A.S.	TRL 750,000,000	N/A	6/1/2005	Bank Guarantee
Suzhou CeramTec High-Tech Ceramics Co., Ltd.	Dresdner Bank Shanghai	CNY 17,000,000	N/A	ongoing	Multi-purpose

Other Guarantee or Similar Obligations Non-Consolidated Entities:

Obligor	Guarantor	Beneficiary	Maximum Amount
Chemtall Sanayi Kimya. Ticaret ve Sanayi A.S.	Turkiye Is. Bankasi A.S.	Ist.9.Tic.Mahk	TRL 750,000,000.00
Chemtall Sanayi Kimya. Ticaret ve Sanayi A.S.	Turkiye Is. Bankasi A.S.	Eregli Demir Celik	TRL 5,700,000.00
Chemtall Sanayi Kimya. Ticaret ve Sanayi A.S.	Turkiye Is. Bankasi A.S.	Eregli Demir Celik	TRL 8,217,758.00
Chemtall Sanayi Kimya. Ticaret ve Sanayi A.S.	Turkiye Is. Bankasi A.S.	Korfez Electric A.S.	TRL 3,562,500.00

SCHEDULE 10.2

to the Credit Agreement

CLOSING DATE LIENS

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number
Advantis Technologies, Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	12/31/2001 #11807630
Advantis Technologies, Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	3/26/2002 #20773915
Advantis Technologies, Inc.	RS Receivables II Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	6/27/2002 #21574502
Advantis Technologies, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920068
Alpha Gary Corporation	Climax Molybdenum Company	consigned product	DE	Secretary of State	11/8/2001 #11419089
Alphagary Corporation	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	12/31/2001 #11807689
Alphagary Corporation	ExxonMobil Chemical Company, a division of Exxon Mobil Corporation	consigned product	DE	Secretary of State	12/11/2001 #20115000
Alphagary Corporation	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	3/26/2002 #20773642

* To be released as of 24:00 (German time) on the Closing Date.

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number
Alphagary Corporation	RS Receivables II Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	6/27/2002 #21575038
Alphagary Corporation	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920100
Alphagary Corporation	CIT Communications Finance Corporation	leased equipment	DE	Secretary of State	5/5/2004 #41420662
Ceramtec, N.A.	General Electric Capital Corporation	Accounts under Receivables Purchase Agreement	SC	Secretary of State	12/28/1999 #991228-154508A
Ceramtec North America	Inacom Technology Financial Services	leased equipment	SC	Secretary of State	7/21/1999 #990721-095337A
Ceramtec North America	NMHG Financial Services, Inc.	leased equipment	SC	Secretary of State	10/24/2000 #001024-112034A
Ceramtec North America Innovative Ceramic Engineering Corporation	NEC America, Inc.	leased telephone system	DE	Secretary of State	2/26/2002 #20709059
Ceramtec North America Innovative Ceramic Engineering Corporation	Pullman Bank & Trust Company	leased equipment	DE	Secretary of State	6/6/2002 #21394562
Ceramtec North America Innovative Ceramic Engineering Corporation	Pullman Bank & Trust Company	leased equipment	DE	Secretary of State	6/6/2002 #21394919
Ceramtec North America Innovative Ceramic Engineering Corporation	Celtic Leasing Corp.	leased computer equipment	DE	Secretary of State	5/20/2002 #21473374

* To be released as of 24:00 (German time) on the Closing Date.

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number

Ceramtec North America Innovative Ceramic Engineering Corporation	U.S. Bancorp Equipment Finance, Inc.	Studer Grinder etc.	DE	Secretary of State	12/2/2002 #23007592
Ceramtec North America Innovative Ceramic Engineering Corporation	Dell Financial Services, L.P.	leased computer equipment	DE	Secretary of State	10/14/2003 #32674003
Chemetall Foote Corporation	Toyota Motor Credit Corporation	leased Toyota	NC	Secretary of State	5/31/2000 #20000055229
Chemetall Foote Corporation	Toyota Motor Credit Corporation	leased Toyota	NC	Secretary of State	7/27/2000 #20000075472
Chemetall Foote Corporation	Toyota Motor Credit Corporation	leased Toyota	NC	Cleveland County	5/24/2000 #000577
Chemetall Foote Corporation	Toyota Motor Credit Corporation	leased Toyota	NC	Cleveland County	7/24/2000 #000849
Chemetall Foote Corp.	Dynamit Nobel Aktiengesellschaft; Siemens Financial Services GMBH	Receivables	PA	Secretary of State	6/26/2002 #36390454
Chemetall Ges.m.b.H., Wien	Bank Austria Creditantstalt AG	A3 Investementfonds		Austria	N/A
Chemetall Ges.m.b.H., Wien	Bank Austria Creditantstalt AG	CA Pfandbriefe and Bundesanleihe		Austria	N/A
Chemetall-Rai India Limited	Canara Bank, Frot Main Branch	All cars		India	N/A
Chemetall-Rai India Limited	Canara Bank, Frot Main Branch	All cars		India	N/A
Chemetall-Rai India Limited	Canara Bank, Frot Main Branch	All cars		India	N/A
Chemetall-Rai India Limited	Canara Bank, Frot Main Branch	All cars		India	N/A
Chemetall-Rai India Limited	HDFC Bank	All cars		India	N/A
Chemetall-Rai India Limited	HDFC Bank	All cars		India	N/A
Chemical Specialties, Inc.	Caterpillar Financial Services Corporation	lift truck	NC	Secretary of State	12/22/1999 #19990122708
Chemical Specialties, Inc.	Connected Office Products Inc.	leased imaging system	NC	Secretary of State	4/11/2000 #20000037523

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number
Chemical Specialties, Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	NC	Secretary of State	12/31/2001 #20020002567J
Chemical Specialties, Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	NC	Secretary of State	3/26/2002 #20020035715G
Chemical Specialties, Inc.	Thompson Tractor Co., Inc.	1 Tractor	NC	Secretary of State	4/16/2003 #20030038118H
Chemical Specialties, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	NC	Secretary of State	7/28/2003 #20030075966K
Compugraphics U.S.A. Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	3/26/2002 #20773816
Compugraphics U.S.A. Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920167
Cyantek Corporation	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	3/26/2002 #20773865
Cyantek Corporation	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920191
Dynamit Nobel GmbH Explosivstoff uns Systemtechnik	WestLB Düsseldorf	Plant Hermann-Fleck-Allee 8 57299 Burbach/Würgendorf		Germany	N/A
Dynamit Nobel GmbH	WestLB Düsseldorf	Plant Hermann-Fleck-Allee 8 57299 Burbach/Würgendorf		Germany	N/A
Electrochemicals Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	3/26/2002 #20773956

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number
Electrochemicals Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920308
Exsil, Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	3/26/2002 #20774087
Exsil, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920340
LaPorte Pigment Corp.*	Potomac Industrial Trucks, Inc.	3 Forklift Trucks	MD	Secretary of State	6/14/2000 #181049638
Lurex, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920373
Oakite Products, Inc.	Dynamit Nobel Aktiengesellschaft; Siemens Financial Services GMBH	Receivables	DE	Secretary of State	6/25/2002 #21558570
Oakite Products, Inc.	Associates Commmercial Corporation	forklift	MI	Secretary of State	9/14/2000 #D694296
Oakite Products, Inc.	NMHG Financial Services, Inc.	leased equipment	NJ	Secretary of State	12/11/2000 #2012589
Oakite Products, Inc.	Ameritech Credit Corporation	leased security equipment	NJ	Secretary of State	6/15/2001 #2049416
Oakite Products, Inc.	Canon Financial Services, Inc.	leased copier equipment	NJ	Secretary of State	7/11/2003 #21685842
Oakite Products, Inc.	Leonard H Gilman	Judgment 5/7/01 $8,051.	NJ	Superior Court
Rockwood America Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920415

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number
Rockwood Italia SpA	Elyo Italia	Negative Pledge over sqm. 1,980 of Turin real estate.		Italy
Rockwood Pigments NA, Inc.	RS Receivables Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	12/31/2001 #11807788
Rockwood Pigments NA, Inc.	RS Receivables II Corporation	Accounts under Receivables Purchase Agreement	DE	Secretary of State	6/27/2002 #21575210
Rockwood Pigments NA, Inc.	CIT Communications Finance Corporation	leased equipment	DE	Secretary of State	1/31/2003 #30273949
Rockwood Pigments NA, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920449
Rockwood Specialties Group, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920464
Rockwood Specialties Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920514
Rockwood Specialties Inc.	Wells Fargo Financial Leasing	leased digital copier system	DE	Secretary of State	1/5/2004 #40217044
Rockwood Specialties Inc.	Wells Fargo Financial Leasing	leased digital copier system	DE	Secretary of State	5/13/2004 #41520453
Rockwood Specialties International, Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920472

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

SECTION 15. SECTION 16. Debtor	Secured Party	SECTION 17. SECTION 18. Collateral	State	(a) Jurisdiction	Original File Date and Number
Rockwood Specialties Limited	Barlcays Bank plc	All monies due or to become due from the Company to Barclays Bank plc on any account		UK	03/09/2001
Rohner AG Prattein	Basellandschaftliche Kantonalbank, CH-4410 Liestal	Plant Gempenstr, 6 CH-4133 Prattin, Switzerland		Switzerland	N/A
Rohner AG Prattein	Dresdner Bank AG	Plant Gempenstr, 6 CH-4133 Prattin, Switzerland		Switzerland	N/A
RS Funding Corporation	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920548
Southern Color N.A., Inc.	JPMorgan Chase Bank, as Administrative Agent*	all assets	DE	Secretary of State	7/25/2003 #31920555
Southern Color N.A., Inc.	Citicorp Leasing, Inc.	one Nissan forks & sideshifter	DE	Secretary of State	4/26/2004 #41158783

* To be released as of 24:00 (German time) on the Closing Date.

* To be released as of 24:00 (German time) on the Closing Date.

SCHEDULE 10.5

TO THE CREDIT AGREEMENT

CLOSING DATE INVESTMENTS

18.2. Investor	18.3. Amount of Investment	Type of Investment
Inorganic Pigments Limited	30% capital investment (representing an original investment of $649,000.00(4)) in Fuyang Golden Autumn Chemicals Company Ltd.	Equity

Inorganic Pigments Limited	51% capital investment (representing $885,599.00 capital investment) in Changsu Rockwood Pigments Company Limited	Equity

Inorganic Pigments Limited	100% capital investment (representing an original investment of $200,000(5)) in Rockwood (Ningbo) Chemicals Corp. Ltd.	Equity

Rockwood Pigments NA, Inc.	Investment in Anirox Pigments Ltd (supplier)	Advance with equity conversion rights

Rockwood Specialties GmbH	85% capital investment (representing an original investment $3,877,000.00) in Isiltec Innovative Silicon Technologies GmbH	Equity

Chemetall GmbH	99.98% capital investment (representing an original investment $22,950,000.00) in Chemetall SA	Equity

Oakite Products Inc.	99.99% capital investment (representing an original investment $3,575,000.00) in Chemetall	Equity

(4)           This investment was written off for accounting purposes at the initial funding.

(5)           This investment was written off for accounting purposes at the initial funding.

Mexicana SA de CV

Dynamit Nobel Aktiengesellschaft	99.95% capital investment (representing an original investment $4,343,000.00) in DNVJ Vermögensverwaltung GmbH	Equity

Sachtleben Chemie GmbH	40% capital investment (representing an original investment $630,000.00) in Guangzhou Huali Sachtleben Chemicals Company Ltd	Equity

Chemetall GmbH	50% capital investment (representing an original investment $713,000.00) in ChemStore GmbH	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	30% capital investment (representing an original investment $61,000.00(6)) in Bedec Tir SA	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	33.33% capital investment (representing an original investment $19,000.00) in LRG Recycling GmbH Leverkusen	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	34.08% capital investment (representing an original investment $334,000.00(7)) in DICON Explosives Company Ltd.	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	30% capital investment (representing an original investment $23,000.00(8)) in Petri-DN GmbH Inflator Systems	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	25% capital investment (representing an original investment $43,000.00(9)) in Nigerian Development and Construction Company Ltd.	Equity

Dynamit Nobel GmbH	34% capital investment (representing	Equity

(6)           This investment was written-off due for accounting purposes.

(7)           This investment was written-off due for accounting purposes.

(8)           This investment was written-off due for accounting purposes.

(9)           This investment was written-off due for accounting purposes.

Explosivstoff-und Systemtechnik	an original investment $13,000.00) in Würgendorf GenehmigungshaltersgesellschaftmbH

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	20% capital investment (representing an original investment $25,000.00) in RUAG Deutschland GmbH	Equity

CeramTec AG Innovative Ceramic Engineering	55.8% capital investment (representing an original investment $72,000.00) in ProCeram spol. s.r.o.	Equity

CeramTec AG Innovative Ceramic Engineering	90% capital investment (representing an original investment $814,000.00) in Shanghai CeramTec Innovative Ceramic Engineering Co., Ltd.	Equity

Chemetall Hispania S.A.	20% capital investment (representing an original investment $141,000.00) in Agena Resinas e Colas Ltda.	Equity

Chemetall Hispania S.A.	49% capital investment (representing an original investment $10,000.00) in Ardrox-Agena Quimica Ltda.	Equity

Chemetall India Company Limited & Chemetall GmbH	40% and 10% capital investment, respectively, (representing an original investment $1,300,00.00) in Chemetall-Rai India Ltd.	Equity

Chemetall GmbH	60% capital investment (representing an original investment $1,118,000.00) in Shanghai Chemetall Chemicals Co., Ltd.	Equity

Chemetall do Brasil Ltda.	99% capital investment (representing an original investment $329.00) in Breisach Empreendimentos e Participacoes Ltda.	Equity

Sociedad Chilena de Litio Ltda.	50% capital investment (representing an original investment $89,000.00) in Sales de Magnesio Limitida	Equity

Chemetall GmbH & Shanghai Chemetall Chemicals Co., Ltd.	35% and 20% capital investment, respectively, (representing an original investment $507,000.00) in	Equity

Chongqing Chemetall Chemicals Co., Ltd

Chemetall s.r.l.	75% capital investment (representing an original investment $1,858,000.00) in Kendell s.r.l.	Equity

Chemetall GmbH	90% capital investment (representing an original investment $8,000.00) in Chemetall s.r.o.	Equity

Sachtleben Chemie GmbH	25% capital investment (representing an original investment $16,000.00) in Alberti & Co. GmbH	Equity

Sachtleben Chemie GmbH	25% capital investment (representing an original investment $727,000.00) in Deutsche Baryt-Industrie, Dr. Rudolf Alberti GmbH & Co. KG	Equity

Dynamit Nobel Aktiengesellschaft	94% capital investment (representing an original investment $30,000.00) in SERTO Beteiligungs GmbH & Co. Vermietungs-KG	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	16% capital investment (representing an original investment $6,000.00) in Troisdorf Genehmigungshaltergesellschaft mbH	Equity

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	15% capital investment (representing an original investment $10,000.00) in DynITEC GmbH	Equity

Chemetall Ges.m.b.H	10% capital investment (representing an original investment $28,000.00) in Industrieservice Ges.m.b.H.	Equity

SECTION 19.  Commitments for Future Capital Contribution

Chemetall GmbH & Shanghai Chemetall Chemicals Co., Ltd.	57% Investment in Changchun Chemetall Chemicals Co., Ltd. (approximately $2.3 million)

Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	Investment in Customer Synthesis Leasing SPV (approximately $30,000.00)
Dynamit Nobel GmbH Explosivstoff-und Systemtechnik	Investment in Advanced Ceramics Leasing SPV (approximately $30,000.00)

EXHIBIT A-1

[FORM OF]

CANADIAN GUARANTEE

CANADIAN GUARANTEE dated as of July 30, 2004, made by each of the Canadian subsidiaries of ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), listed on Annex A hereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”) in favour of CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, acting as administrative agent (in such capacity, the “Administrative  Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified or restated from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), the Lenders, the Administrative Agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”).

WITNESSETH:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the UK Borrower and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the UK Borrower (collectively, the “Extensions of Credit”)  upon the terms and subject to the conditions set forth therein, and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the UK Borrower or any of the Restricted Subsidiaries of the UK Borrower;

WHEREAS, each Guarantor is a Subsidiary of the US Borrower and is incorporated under the laws of Canada or a province or territory thereof;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower and/or the Restricted Subsidiaries of the UK Borrower, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.             Defined Terms.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

As used herein, the term “Closing Time” means 24:00 (German time) on the Closing Date.

As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Guarantee Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of the UK Borrower and each Borrower or Restricted Subsidiary that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the

Administrative Agent or its Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

As used herein, the term “Secured Parties”  means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

References to “Lenders” in this Guarantee shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower or any Restricted Subsidiary of the UK Borrower.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.             Guarantee.

Effective immediately upon the Closing Time, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

Each Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

No payment or payments made by the UK Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the UK Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations under the Credit Documents are paid in full, the

Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding.

Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

If any amount in respect of the Obligations is not recoverable from a Guarantor hereunder on the basis of a guarantee, then, notwithstanding any other provision hereof, each Guarantor shall be liable hereunder as principal obligor and shall indemnify the Administrative in respect of the due payment of such amount, and shall pay such amount to the Administrative after demand as herein provided.

Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set -off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the UK Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the UK Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other

Secured Parties by the Credit Parties on account of the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

6.             Amendments., etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement or any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent may, but shall be under no obligation to, make a similar demand on the UK Borrower or any Guarantor or guarantor, and any failure by the Administrative Agent to make any such demand or to collect any payments from the UK Borrower or any Guarantor or guarantor or any release of the UK Borrower or any Guarantor or guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

7.             Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations or any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee; and all dealings between the UK Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the UK Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Letter of Credit or any Hedge Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the UK Borrower against the Administrative Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the UK Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge, defence or limitation of the UK Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the UK Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the UK Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the UK Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations. A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the US Borrower. In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 7 shall be without recourse to or warranty by the Administrative Agent.

8.             Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the UK Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the UK Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.             Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent in Dollars at the Administrative Agent’s Office, without set-off or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever (excluding taxes imposed on the net income or capital of the Administrative Agent and Secured Parties). If at any time any applicable law, regulation or international agreement requires any Guarantor to make any such deduction or withholding from any such payment, the sum due from such Guarantor with respect to such payment will be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Administrative Agent receives a net sum equal to the sum which it would have received had no deduction or withholding been required.

10.           Representations and Warranties; Covenants.

Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor or in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit drawn by the UK Borrower remains outstanding, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

11.           Authority of Agent. Each Guarantor acknowledges that the rights andresponsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resultingor arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Administrative Agent and the UK Borrower.

Severabilitv. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or enforceable provisions.

Integration. This Guarantee represents the agreement of each Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Amendments in Writing; No Waiver; Cumulative Remedies.

None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected

Guarantor(s) and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

Neither the Administrative Agent nor any other Secured Party shall by any act
(except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Secured Party would otherwise have on any future occasion.

The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

Additional Guarantors.  Each Subsidiary of the US Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a Supplement in the form of Annex B hereto. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21.           Submission to Jurisdiction; Waivers.  Each Guarantor hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 12 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages.

22.           GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written, with effect from and after midnight (German time) on July 31, 2004.

SUPPLEMENT NO. [   ] dated as of [   ], to the

Canadian Guarantee dated as of July 30, 2004 (the “Guarantee”), among each of the Canadian subsidiaries of ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”) listed on Annex A thereto (each such subsidiary individually, a “Guarantor”, and, collectively, the “Guarantors”) in favour of CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders to the Borrowers (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A             Reference is made to the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”),  among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales, Rockwood Specialities International Inc., a Delaware corporation, the Lenders from time to time party thereto, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee (or, if not defined therein, in the Credit Agreement).

The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower. Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit to the UK Borrower and as consideration for Extensions of Credit to the UK Borrower previously made.

Accordingly, the Administrative Agent and the New Guarantors agree as follows:

SECTION 1. In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby

(a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to limitations which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the UK Borrower and the Administrative Agent. This Supplement shall become effective as to each New Guarantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or enforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION 8. Each New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:

Name:

Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT A-2

[FORM OF]

CANADIAN PLEDGE AGREEMENT

THIS CANADIAN PLEDGE AGREEMENT (US OBLIGATIONS) dated as of July 30, 2004 is made between ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “Pledgor”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Pledgor, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Pledgor, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), the Lenders, the Administrative Agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”).

W I T N E S S E T H:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers or any of the Restricted Subsidiaries;

WHEREAS, the Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the Pledgor is the legal and beneficial owner of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests are, together with any Equity Interests obtained in the future of the issuer of such Pledged Shares required to be pledged hereunder (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”);

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers and/or Restricted Subsidiaries, the Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.               Defined Terms.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and all terms defined in the Personal Property Security Act from time to time in effect in the Province of Ontario (the “Ontario PPSA”) and not defined herein shall have the meanings specified therein.

(b)           As used herein, the term “Closing Time” means 24:00 (German time) on the Closing Date.

(c)           As used herein, the term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

(d)           As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Pledgor under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Pledge Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Borrower or Restricted Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

(e)   As used herein, the term “Proceeds” means all “proceeds” as such term is defined in the Ontario PPSA and, in any event, shall include any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Administrative Agent and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

(f)    As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

(g)   References to “Lenders” in this Pledge Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with any Borrower or Restricted Subsidiary.

(h)   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(i)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.             Grant of Security. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Pledgor hereby transfers, assigns and pledges to the Administrative Agent for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties, a security interest, which security interest shall attach immediately upon the Closing Time, in all of the Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”):

(a)             the Pledged Shares held by the Pledgor and the certificates representing such Pledged Shares and any interest of the Pledgor in the entries on the books of the issuer of the

Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, provided that the Pledged Shares under this Pledge Agreement shall not include more than 65 percent of the issued and outstanding Equity Interests in any issuer of the Pledged Shares; and

(b)           to the extent not covered by clause (a) above, all Proceeds of any or all of the foregoing Collateral.

3.             Security for Obligations. This Pledge Agreement secures the payment of all Obligations. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by the Pledgor to the Administrative Agent or the Lenders under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Pledgor.

4.             Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. If the constating documents of any issuer of any Pledged Shares restrict the transfer of the securities of such issuer, then the Pledgor will also deliver to the Administrative Agent a certified copy of a resolution of the directors or shareholders of such issuer consenting to the transfer(s) contemplated by this Pledge Agreement, including any prospective transfer of the Collateral by the Administrative Agent upon a realization on the security constituted hereby in accordance with this Pledge Agreement. The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and without notice to the Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as Schedule 1 and made a part hereof, provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supersede any prior schedules so delivered.

5.             Representations and Warranties. The Pledgor represents and warrants as follows:

(a)           Schedule 1 hereto correctly represents as of the date hereof (i) the issuer of the Pledged Shares, the certificate number(s) evidencing the Pledged Shares, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of the issuer of such class of all Pledged Shares and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests required to be pledged hereunder. The Pledged Shares represent 65% of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date hereof.

(b)           The Pledgor is the legal and beneficial owner of the Collateral pledged to or assigned by the Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement.

(c)           As of the date of this Pledge Agreement, the Pledged Shares pledged by the Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)           The execution and delivery by the Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by the Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Collateral, securing the payment of the Obligations, in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

(e)           There is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Pledgor would be required to sell or otherwise dispose of any of the Pledged Shares.

6.             Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

7.             Voting Rights; Dividends and Distributions; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i)                                     The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

(ii)                                  The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)           Subject to paragraph (c) below, the Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends and distributions made or paid in respect of the Collateral to the extent permitted by the Credit Agreement; provided, however, that any and all noncash dividends or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, amalgamation, acquisition, or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c)           Upon written notice to the Pledgor by the Administrative Agent following theoccurrence and during the continuance of an Event of Default,

(i)                                         all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgor to exercise such rights. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Pledgor will have the right to exercise the voting and consensual rights that the Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7(a)(i) (and the obligations of the Administrative Agent under Section 7(a)(ii) shall be reinstated);

(ii)                                      all rights of the Pledgor to receive the dividends and distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral (subject to Section 12) such dividends and distributions during the continuance of such Event of Default. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to the Pledgor (without interest) all dividends, and distributions that the Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7(b);

(iii)                                   all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall forthwith be delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)                                   in order to permit the Administrative Agent to receive all dividends and distributions to which it may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 7(c)(ii) and (c)(iii) above, the Pledgor shall, if necessary, upon written notice from the Administrative Agent, from time to time execute and deliver to the Administrative Agent, appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request.

8.             Transfers and Other Liens, Etc. The Pledgor shall (a) not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien under this Pledge Agreement, provided that in the event the Pledgor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral free and clear of the Lien under this Pledge Agreement concurrently with the consummation of such sale; and

(b)           defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than the Lien of this Pledge Agreement), however arising, and any and all Persons whomsoever.

9.             Administrative Agent Appointed Attorney-in-Fact. The Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Administrative Agent as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend or distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

10.           The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall, except as required by applicable law, have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The powers conferred on the Administrative Agent hereunder The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property and in accordance with the requirements of applicable law.

11.           Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Ontario PPSA or any other applicable law and also may without notice except as specified below, personally or by agent, at such time or times as the Administrative Agent in its discretion may determine, do any one or more of the following:

(a)           Rights under Ontario PPSA, etc. Exercise all of the rights and remedies granted to secured parties under the Ontario PPSA and any other applicable statute, or otherwise available to the Administrative Agent at law or in equity.

(b)           Dispose of Collateral. Realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, at any exchange, broker’s board or office of the Administrative Agent or elsewhere, on such terms and conditions as the Administrative may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery.

(c)           Court-Approved Disposition of Collateral. Apply to a court of competent jurisdiction for the sale or foreclosure of any or all of the Collateral.

(d)           Purchase by Administrative Agent. At any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and, upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Pledgor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Administrative Agent, the Administrative Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Obligations then due and payable to it as a credit against the purchase price.

(e)           Transfer of Pledged Shares. Transfer all or part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that the Pledged Shares are subject to the Liens arising under this Agreement.

(f)            Vote Pledged Shares. Vote any or all of the Pledged Shares (whether or not transferred to the Administrative Agent or its nominee) and give or withhold all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof.

(g)           Exercise Other Rights. Exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of any issuer of any Pledged Shares or upon the exercise by any such issuer or the Administrative Agent of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by the Administrative Agent and except as required by applicable law.

The Administrative Agent may exercise any or all of the foregoing rights and remedies without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Pledgor or any other Person, and the Pledgor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Administrative Agent to dispose of the Collateral at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral, the Pledgor acknowledges that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Pledgor further acknowledges that a disposition of Collateral by the Administrative Agent which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(i)            Collateral may be disposed of in whole or in part;

(ii)           Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality except as required by applicable law;

(iii)          any purchaser or lessee of Collateral may be a customer of the Administrative Agent;

(iv)          a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Administrative Agent, in is sole discretion, may deem advantageous; and

(v)           the Administrative Agent may establish an upset or reserve bid or price in respect of Collateral.

12. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt as follows:

(i)                                     first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Pledge Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of the Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)                                  second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)                               third, any surplus then remaining shall be paid to the Pledgor or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(b)           The Administrative Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

(c)           All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

13.             Amendments, etc. with Respect to the Obligations; Waiver of Rights. The Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto.

14.             Continuing Security Interest; Assignments Under the Credit Agreement; Release. (a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations. This Pledge Agreement and the security interest granted hereby shall terminate on the first date on which all of the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments terminated and no Letters of Credit shall be outstanding.

(b)           Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the obligations of the Pledgor with respect to such Collateral and the security interest granted hereby in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and security interests created hereby.

(c)           In connection with any termination or release pursuant to paragraph (a) or (b), the Administrative Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release.

Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Administrative Agent.

15.           Reinstatement. This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

16.           Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.

17.           Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Administrative Agent and the Pledgor.

18.           Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19.           Integration. This Pledge Agreement represents the agreement of the Pledgor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

20.           Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

(b)           Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion.

(c)           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21.           Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

22.           Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent.

23.           WAIVER OF JURY TRIAL. THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

24.           Submission to Jurisdiction; Waivers. The Pledgor hereby irrevocably and unconditionally:

(a)           submits itself in any legal action or proceeding relating to this Pledge Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 16 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.

25.       GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO.

SCHEDULE 1

TO THE PLEDGE AGREEMENT

Pledged Shares

Percentage
of Issued
and
		Class of	Stock Certificate	Number	Outstanding
Pledgor	Issuer	Stock	No(s)	of Shares	Shares

EXHIBIT A-3

[FORM OF]

CANADIAN SECURITY AGREEMENT

THIS CANADIAN SECURITY AGREEMENT dated as of July 30, 2004, is made among each of the Subsidiaries of the US Borrower (as defined below) listed on Annex A hereto (each such undersigned Subsidiary being a “Grantor” and collectively the “Grantors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (“Lenders”) from time to time party to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified or restated from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Inc., a Delaware corporation (the “US Borrower”), Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”).

W I T N E S S E T H:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the UK Borrower and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the UK Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the UK Borrower or any of the Restricted Subsidiaries of the UK Borrower;

WHEREAS, pursuant to the Canadian Guarantee (the “Guarantee”) dated as of the date hereof, each Grantor party thereto has unconditionally and irrevocably guaranteed to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations (as defined below);

WHEREAS, each Grantor is a Subsidiary of the US Borrower and is incorporated under the laws of Canada or a province or territory thereof;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valuable transfers to the Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower and/or the Restricted Subsidiaries of the UK Borrower, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.             Defined Terms.

(a)   Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and all terms defined in the Personal Property Security Act from time to time in effect in the Province of Ontario (the “Ontario PPSA”) and not defined herein shall have the meanings specified therein.

(b)   The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Closing Time” shall mean 24:00 (German time) on the Closing Date.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Collateral Account” shall mean any collateral account established by the Administrative Agent as provided in Section 5.1.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule 1.

“copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of Canada or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in Canada or any other country, including registrations, recordings,

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supplemental registrations and pending applications for registration in the Canadian Intellectual Property Office.

“Copyrights” means all copyrights now owned or hereafter acquired by any Grantor, including those listed on Schedule 2.

“Equipment” shall mean any “equipment,” as such term is defined in the Ontario PPSA, now or hereafter owned by any Grantor and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding Equipment to the extent it is subject to a Permitted Lien and the terms of the Indebtedness securing such Permitted Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein, provided, that immediately upon the repayment of all Indebtedness secured by such Permitted Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such Equipment.

“Guarantors” shall mean each Grantor other than the US Borrower.

“Grantor” shall have the meaning assigned to such term in the preamble hereto.

“Intangibles” shall mean all “intangibles” as such term is defined in the Ontario PPSA and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach thereof or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in its right, title and interest in any such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided, that the foregoing limitation shall not, in any event, affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

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“Intellectual Property” shall mean all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under Canadian, multinational or foreign laws or otherwise now owned or hereafter acquired, including (a) all information used or useful arising from the business of such Grantor including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information, and (b) the Copyrights, the Patents, the Trademarks and the Licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges relating to intellectual property is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto, would not give any other party to any such contract, agreement or other instrument the right to terminate its obligations thereunder or is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“Investment Property” shall mean all Securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts of any Grantor, whether now or hereafter acquired by any Grantor, in each case to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Investment Property is not prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto, would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“License” shall mean any Patent License, Trademark License, CopyrightLicense or other license or sublicense of personal property to which any Grantor is a party.

“Ontario PPSA” has the meaning assigned to such term in Section 1(a).

“Obligations” means the collective reference to (i) the due and punctual payment of each Grantor’s obligations (including, without limitation, those obligations arising under the Guarantee) in respect of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency,

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receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of the Grantor’s obligations (including, without limitation, those obligations arising under the Guarantee) in respect of all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Credit Party that is a Foreign Subsidiary under or pursuant to this Security Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of the Grantor’s obligations (including, without limitation, those obligations arising under the Guarantee) in respect of all obligations of the UK Borrower and each Borrower or Restricted Subsidiary that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of the Grantor’s obligations (including, without limitation, those obligations arising under the Guarantee) in respect of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement, including those listed on Schedule 3.

“patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of Canada or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of Canada or the equivalent thereof in any other country, including registrations, recordings and pending applications in the Canadian Intellectual Property Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patents” means all patents now owned or hereafter acquired by any Grantor, including those listed on Schedule 4.

“Proceeds” shall mean all “proceeds” as such term is defined in the Ontario PPSA and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that

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constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Administrative Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receiver” means a receiver, a manager, a receiver and manager or an interim receiver.

“Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning assigned to such term in Section 2.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule 5.

“trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the Canadian Intellectual Property Office or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trademarks” means all trademarks now owned or hereafter acquired by any Grantor, including those listed on Schedule 6 hereto.

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(c)   The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)   Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2. Grant of Security Interest.

(a) As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest (which security interest shall attach immediately upon the Closing Time) (the “Security Interest”) in all of its personal property, now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in future may acquire any right, title or interest, including (without limitation) the following (collectively, the “Collateral”):

(i)            all Accounts;

(ii)           all Equipment;

(iii)          all Intangibles;

(iv)          all Intellectual Property;

(v)           all Inventory;

(vi)          all cash and cash accounts;

(vii)         all Investment Property;

(viii)        all books and records pertaining to the Collateral; and

(ix)                           to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information

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required by the personal property security legislation of Canada. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the Canadian Intellectual Property Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor in Intellectual Property, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

The Security Interests are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3.             Representations and Warranties.

Each Grantor hereby represents and warrants to the Administrative Agent and each Secured Party that:

3.1           Title; No Other Liens. Except for the Security Interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Security Agreement, the Liens permitted by the Credit Agreement and any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Security Agreement or are permitted by the Credit Agreement.

3.2           Perfected First Priority Liens.

(a)   Subject to the limitations set forth in clause (b) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid perfected Security Interests in the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, upon (A) completion of all filings, registrations and recordings of financing statements and other similar instruments under the Ontario PPSA or any other relevant personal property security legislation in Canada and (B) completion of the filing, registration and recording of a fully executed agreement in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting Intellectual Property in the Canadian Intellectual Property Office and (ii) are prior to all other

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Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(b)   Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement (including Security Interests in cash, cash accounts and Investment Property) by any means other than by (i) filings pursuant to the personal property security legislation of the relevant jurisdictions, (ii) filings approved by Canadian government offices with respect to Intellectual Property or (iii) when applicable, possession by or on behalf of the Administrative Agent in Canada. No Grantor shall be required to complete any filings or other action with respect to the perfection of Security Interests in any jurisdiction outside Canada.

(c)           It is understood and agreed that the Security Interests in cash, cash accounts and Permitted Investments created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses. It is also understood and agreed that the Grantors may sell, transfer or otherwise dispose of used or surplus Equipment, vehicles, Inventory and other assets in the ordinary course of business to the extent permitted by the Credit Agreement.

3.3 Schedules. The Schedules attached to this Security Agreement include accurate and complete lists of the information required by this Security Agreement to be included therein.

4. Covenants.

Each Grantor hereby covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding:

4.1 Maintenance of Perfected Security Interest Further Documentation.

(a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.2 and shall defend such Security Interest against the claims and demands of all Persons whomsoever (except for Liens permitted by the Credit Agreement, which Liens such Grantor shall pay and perform in accordance with their terms), in each case subject to Section 3.2(b).

(b)   Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request. In addition, within 30 days after the end of each calendar quarter, such Grantor will deliver to the Administrative Agent a written supplement hereto substantially in the form of Annex 2 hereto with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantor after the date hereof, all in reasonable detail.

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(c)   Subject to clause (d) below and Section 3.2(b), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the personal property security legislation of Canada in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.

(d)   Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of the US Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.

4.2 Changes in Locations, Name, etc. Each Grantor will furnish to the Administrative Agent prompt written notice of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office), or (iv) in its identity or type of organization or corporate structure. Each Grantor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under applicable personal property security legislation or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral having at least the priority described in Section 3.2. Each Grantor also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

4.3 Notices. Each Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement ) on any of the Collateral which would adversely affect, in any material respect, the ability of the Administrative Agent to exercise any of its remedies hereunder.

4.4 Special Covenants with Respect to Equipment.

(a)        Each Grantor shall, promptly after the acquisition by such Grantor of any item of Equipment, if requested by the Administrative Agent, provide copies of documentation evidencing such acquisition and a description of such Equipment.

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(b)        Upon the occurrence and during the continuation of any Event of Default, all insurance payments in respect of such Equipment shall be paid to and applied by Administrative Agent as specified in Section 5.4 hereof.

5. Remedial Provisions.

5.1 Certain Matters Relating to Accounts.

(a)          At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Accounts of each Grantor in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)         The Administrative Agent hereby confirms each Grantor’s right to collect such Grantor’s Accounts, but the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if requested, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report of the applicable Grantor identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)   At the Administrative Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts, including all original orders, invoices and shipping receipts.

(d)   Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of its Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Administrative Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuance of such Event of Default.

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5.2 Communications with Obligors; Grantors Remain Liable.

(a)   The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under such Grantor’s Accounts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any of such Grantor’s Accounts. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)   Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on its Accounts that such Accounts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)   Anything herein to the contrary notwithstanding, each Grantor shall, to the maximum extent provided by law, remain liable under each of its Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Administrative Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Administrative Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if requested by the Administrative Agent). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control and on terms and conditions reasonably satisfactory to the Administrative Agent. All

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Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.4 Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt as follows:

(i)            first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Security Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)           second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)          third, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding) permitted hereunder, the receipt of the Administrative Agent or of the officer of the Administrative Agent making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

5.5 Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Ontario PPSA or any other applicable law and also may without notice except as specified below, personally or by agent, at such time or times as the Administrative Agent in its discretion may determine, do any one or more of the following:

(a)   Rights under Ontario PPSA, etc. Exercise all of the rights and remedies granted to secured parties under the Ontario PPSA and any other applicable statute, or otherwise available to the Administrative Agent at law or in equity.

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(b)   Demand Possession. Demand possession of any or all of the Collateral, in which event each Grantor will, at the expense of such Grantor, promptly cause the Collateral designated by the Administrative Agent to be assembled and made available and/or delivered to the Administrative Agent at any place designated by the Administrative Agent.

(c)   Take Possession. Enter on any premises where any Collateral is located and take possession of, disable or remove such Collateral.

(d)   Deal with Collateral. Hold, store and keep idle, or operate, lease or otherwise use or permit the use of, any or all of the Collateral for such time and on such terms as the Administrative Agent may determine, and demand, collect and retain all earnings and other sums due or to become due from any Person in respect of any of the Collateral.

(e)   Carry on Business. Carry on, or concur in the carrying on of, any or all of the business or undertaking of the Grantors and enter on, occupy and use (without charge by the Grantors) any of the premises, buildings, plant and undertaking of, or occupied or used by, the Grantors.

(f)    Enforce Collateral. Seize, collect, receive, enforce or otherwise deal with any Collateral in such manner, on such terms and conditions and at such times as the Administrative Agent deems advisable.

(g)   Dispose of Collateral. Realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, at any exchange, broker’s board or office of the Administrative Agent or elsewhere, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral, for cash or on credit or for future delivery.

(h)   Court-Approved Disposition of Collateral. Apply to a court of competent jurisdiction for the sale or foreclosure of any or all of the Collateral.

(i)    Purchase by Administrative Agent. At any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and, upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to any Grantor or any other Person with respect to such holding, retention or disposition, except as required by applicable law. In any such sale to the Administrative Agent, the Administrative Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Obligations then due and payable to it as a credit against the purchase price.

(j)    Transfer of Securities. Transfer any Investment Property forming part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that the Investment Property is subject to the Security Interests arising under this Agreement.

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(k) Exercise of Rights. Exercise any and all rights, privileges, entitlements and options pertaining to any Investment Property forming part of the Collateral as if the Administrative Agent were the absolute owner of such Investment Property.

(1) Payment of Liabilities. Pay any liability secured by any Lien against any Collateral. Each Grantor will promptly on demand reimburse the Administrative Agent for all such payments.

(m) Borrow and Grant Security Interests. Borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of any Grantor and grant Security Interests on any Collateral (in priority to the Security Interests created by this Agreement or otherwise) as security for the money so borrowed. Each Grantor will promptly on demand reimburse the Administrative Agent for all such borrowings.

(n) Appoint Receiver. Appoint by instrument in writing one or more Receivers of any Grantor or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of the Administrative Agent under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by the Administrative Agent will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of the Grantors and not of the Administrative Agent or the Secured Parties.

(o) Court-Appointed Receiver. Apply to a court of competent jurisdiction for the appointment of a Receiver of any Grantor or of any or all of the Collateral.

The Administrative Agent may exercise any or all of the foregoing rights and remedies without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Grantors or any other Person, and the Grantors by this Agreement waive each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Administrative Agent to dispose of the Collateral at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral, each Grantor acknowledges that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Each Grantor further acknowledges that a disposition of Collateral by the Administrative Agent which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(i)            Collateral may be disposed of in whole or in part;

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(ii)           Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality except as required by law;

(iii)          any purchaser or lessee of Collateral may be a customer of the Administrative Agent;

(iv)          a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Administrative Agent, in is sole discretion, may deem advantageous; and

(v)           the Administrative Agent may establish an upset or reserve bid or price in respect of Collateral.

5.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

5.7 Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the US Borrower or any Grantor or grantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the US Borrower or

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any Grantor or grantor or any release of the US Borrower or any Grantor or grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. The Administrative Agent.

6.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc

(a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon and during the occurrence of an Event of Default, the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, either in the Administrative Agent’s name or in the name of such Grantor or otherwise, without further assent by such Grantor, to do any or all of the following, in each case after and during the occurrence of an Event of Default and after written notice by the Administrative Agent of its intent to do so:

(i)            take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent reasonably requires to evidence the Administrative Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv)          execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)           obtain and adjust insurance required to be maintained by such Grantor or paid to the Administrative Agent pursuant to Section 4.4; and

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(vi)          direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vii)         ask for or demand, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii)        sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix)           commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x)            defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi)           settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii)          assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine and

(xiii)         generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

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(b)   If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)   The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)   Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the Ontario PPSA or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and as required by applicable law. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property and in accordance with applicable law. Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Security Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the

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Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4 Security Interest Absolute. All rights of the Administrative Agent hereunder, the security interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

6.5 Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations under the Credit Documents and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations. This Security Agreement and the security interest granted hereby shall terminate on the first date on which all of the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding.

(b)   A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the US Borrower.

(c)   Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.

(d)   In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Administrative Agent.

6.6 Reinstatement. This Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the US Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the US Borrower or any

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other Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

7. Administrative Agent As Agent.

(a) Credit Suisse First Boston, acting through its Cayman Islands Branch, has been appointed to act as Administrative Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement, provided that the Administrative Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of (i) Required Lenders or (ii) after the termination of this Security Agreement. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the ratable benefit of the Lenders and Secured Parties in accordance with the terms of this Section 7(a).

(b)   The Administrative Agent shall at all times be the same Person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Administrative Agent under this Security Agreement; removal of the Administrative Agent shall also constitute removal as Administrative Agent under this Security Agreement; and appointment of a successor Administrative Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Administrative Agent under this Security Agreement. Upon the acceptance of any appointment as Administrative Agent under Section 12.9 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent under this Security Agreement, and the retiring or removed Administrative Agent under this Security Agreement shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under this Security Agreement, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Security Interests created hereunder, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Administrative Agent hereunder.

(c)   The Administrative Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Hedge Agreement the obligations under

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which constitute Obligations, until it shall have received written notice in form and substance satisfactory to the Administrative Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Hedge Agreement.

8. Miscellaneous.

8.1 Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification.

(a)   Each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.

(b)   Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (excluding taxes imposed on the net income or capital of the Administrative Agent and Secured Parties) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement.

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(c)   Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent either of the Borrowers would be required to do so pursuant to Section 12.7 of the Credit Agreement.

(d)   The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

8.5 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Administrative Agent except pursuant to a transaction permitted by the Credit Agreement.

8.6 Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Administrative Agent and the US Borrower.

8.7 Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8 Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9 Integration. This Security Agreement represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.10 GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO.

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8.11 Submission To Jurisdiction Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)   submits itself in any legal action or proceeding relating to this Security Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Secured Party to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

8.12 Acknowledgments. Each Grantor hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b)   neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

8.13 Additional Grantors. Each Subsidiary of the US Borrower that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Supplement

24

substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

[Remainder of this page intentionally left blank; signature pages follow]

25

ANNEX I TO THE
SECURITY AGREEMENT

SUPPLEMENT NO. [ ] dated as of [ ], tothe Canadian Security Agreement dated as of July 30, 2004 (the “Security Agreement”), among each Canadian subsidiary of ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), listed on Annex A thereto (each such subsidiary individually a “Grantor” and, collectively, the “Grantors”) in favor of CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.          Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International Inc., a Delaware Corporation, the Lenders, Credit Suisse First Boston, as Administrative Agent for the Lenders, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and (b) the Canadian Guarantee dated as of July 30, 2004 (as amended, supplemented or otherwise modified or restated from time to time, the “Guarantee”), among the Grantors party thereto and the Administrative Agent.

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.           The Grantors have entered into the Security Agreement in order to induce Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower and/or the Restricted Subsidiaries of the UK Borrower.

D.          Section 9.11 of the Credit Agreement and subsection 8.13 of the Security Agreement provide that each Subsidiary of the US Borrower that is required to become a party to the Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and the New Grantors agree as follows:

SECTION 1. In accordance with subsection 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement, from and after the date hereof, with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Administrative Agent, and liereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a Security Interest in all of the Collateral of such New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to limitations which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Administrative Agent and the UK Borrower. This Supplement shall become effective as to each New Grantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Administrative Agent.

SECTION 4. Each New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of such New Grantor, (b) set forth under its signature hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books or records relating to Collateral owned by it, and (iv) the identity or type of organization or corporate structure of such New Grantor and (c) as of the date hereof (i) Schedule II hereto sets forth all of each New Grantor’s Copyright Licenses, (ii) Schedule III hereto sets forth, in proper form for filing with the Canadian Intellectual Property Office, all of each New Grantor’s Copyrights (and all applications therefor), (iii) Schedule N hereto sets forth all of each New Grantor’s Patent Licenses, (iv) Schedule V hereto sets forth, in proper form for filing with the Canadian Intellectual Property

2

Office, all of each New Grantor’s Patents (and all applications therefor), (v) Schedule VI hereto sets forth all of each New Grantor’s Trademark Licenses, (vi) Schedule VII hereto sets forth, in proper form for filing with the Canadian Intellectual Property Office, all of each New Grantor’s Trademarks (and all applications therefor).

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, each New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:

Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

4

SCHEDULE I
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Location of Chief Executive Office and Principal Place of Business	Type of Organization or Corporate Structure

SCHEDULE II
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

COPYRIGHT LICENSES

SCHEDULE III
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

COPYRIGHTS

Registered Owner/Grantor	Title	Registration Number

SCHEDULE IV
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

PATENT LICENSES

SCHEDULE V
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

PATENTS

SCHEDULE VI
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

TRADEMARK LICENSES

SCHEDULE VII
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

TRADEMARKS

Canadian Trademarks

Registered Owner/Grantor	Trademark	Registration No.	Application No.

Foreign Trademarks

Registered Owner/Grantor	Trademark	Registration No.	Application Country No.

ANNEX 2 TO THE
SECURITY AGREEMENT

SUPPLEMENT NO. [ ] dated as of [               ], to the Canadian Security Agreement dated as of July 30, 2004 (the “Security Agreement”), among each Canadian subsidiary of ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”) listed on Schedule 1 thereto (each such subsidiary individually a “Grantor” and, collectively, the “Grantors”) in favor CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Brach, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.       Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation, the Lenders, Credit Suisse First Boston, as Administrative Agent for the Lenders, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and (b) the Canadian Guarantee dated as of July 30, 2004 (as amended, supplemented or otherwise modified or restated from time to time, the “Guarantee”), among the Grantors party thereto and the Administrative Agent.

B.       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.       The Grantors have entered into the Security Agreement in order to induce Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower. Pursuant to Section 4.1(b) of the Security Agreement, within 30 days after the end of each calendar quarter, each Grantor has agreed to deliver to the Administrative Agent a written supplement substantially in the form of Annex 2 thereto with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantor after the date of the Credit Agreement. The Grantors have identified the additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantors after the date of the Credit Agreement set forth on Schedule I, II, III, IV, V and VI hereto. The undersigned Grantors are executing this Supplement in order to facilitate supplemental filings to be made by the Collateral Agent with the Canadian Intellectual Property Office.

Accordingly, the Administrative Agent and the Grantors agree as follows:

SECTION 1. (a) Schedule 1 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule I hereto, (b) Schedule 2 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule II hereto, (c) Schedule 3 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule III hereto, (d) Schedule 4 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule IV hereto, (e) Schedule 5 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule V hereto, and (f) Schedule 6 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule VI hereto.

SECTION 2. Each Grantor hereby represents and warrants that the information set forth on Schedules I, II, III, IV, V and VI hereto is true and correct.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Administrative Agent and the UK Borrower. This Supplement shall become effective as to each Grantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Grantor and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each Grantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

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SECTION 8. Each Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[GRANTOR]

By:

Name:

Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent

By:

Name:

Title:

By:

Name:
Title:

3

SCHEDULE I
TO SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

COPYRIGHT LICENSES

SCHEDULE II
TO SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

COPYRIGHTS

Registered Owner/Grantor	Title	Registration Number

SCHEDULE III
TO SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

PATENT LICENSES

SCHEDULE IV
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

PATENTS

SCHEDULE V
TO SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

TRADEMARK LICENSES

SCHEDULE VI
TO THE SUPPLEMENT NO.      TO THE
SECURITY AGREEMENT

TRADEMARKS

Canadian Trademarks

Registered		Registration	Application
Owner/Grantor	Trademark	No.	No.

Foreign Trademarks

Registered		Registration	Application Country
Owner/Grantor	Trademark	No.	No.

EXHIBIT B

FORMS OF FRENCH PLEDGE AGREEMENTS

US FRENCH PLEDGE AGREEMENT dated as of July 30, 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “Pledgor”), and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent and as Collateral Agent (in both capacities, the “Administrative Agent”) for the lenders (each, a “Lender” and, collectively, the “Lenders”) from time to time parties to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, the Pledgor (as “US Borrower”), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Pledgor, the “Borrowers”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation, UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P. as Co-Syndication Agents (in such capacity, the “Syndication Agents”), the Lenders and the other Secured Parties.

WITNESSETH:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers;

WHEREAS, the Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge Agreement; and

WHEREAS, the Pledgor is the owner of the shares described under Schedule 1 hereto and issued by Rockwood Electronic Materials S.A., a French societe anonyme, with a share capital of € 40,308,576, whose registered office is at Saint-Fromond — 50620 Saint-Jean de Daye, registered with the trade registry of Coutances under the number 323 346 973 (the “Company”) (the pledged shares described above are, together with any shares of the Company obtained in the future arising out of or in connection with such pledged shares (the “After-acquired Shares”), provided that such After-acquired Shares are not pledged under the pledge agreement dated as of July 30, 2004, among the Pledgor and the Administrative Agent with respect to 35% of the Equity Interests in the Company (the “UK French Pledge Agreement”), referred to collectively herein as the “Pledged Shares”).

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Syndication Agents and the Lenders and the Letter of Credit Issuer to enter into the

Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreements with the Borrowers, the Pledgor hereby agrees with the Administrative Agent, as agent for the Lenders and for the ratable benefit of the Secured Parties, as follows:

1.                             Defined Terms.

a)      Unless otherwise defined herein (including in the above recitals), terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

b)     As used herein, the term “Equity Interests” means shares of capital stock of the Company as well as any shares which may be substituted for, or added to, the Pledged Shares by way of exchange, consolidation, division, free distribution, or otherwise and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing and any of the foregoing class of securities being a “Class of Equity Interest”.

c)       As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Pledge Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or a affiliate of a Lender at the time such Hedge Agreement is entered into and such counterparty has acceded to this Pledge Agreement pursuant to an accession agreement in the form of Schedule 2 attached hereto and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in a

2

connection with treasury, depositary or cash managment services or in connection with any automated clearinghouse transfer of funds.

d)      As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations (and, if such Hedge Agreement has been entered into after the Closing Date, which has acceded to this Pledge Agreement pursuant to an accession agreement in the form of Schedule 2 attached hereto), (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

e) References to “Lenders” in this Pledge Agreement shall be deemed to include affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers as hedging counterparties, provided that such affiliates have acceded to this Plegde Agreement pursuant to an accession agreement in the form of Schedule 2 attached hereto.

f) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

g) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                  Grant of Security. The Pledgor hereby undertakes in accordance with Section 4 to pledge to the Secured Parties, for their ratable benefit, represented by the Administrative Agent, all of the Pledgor’s right, title and interest in the following, now owned or existing, and hereby undertakes to pledge to the Secured Parties represented by the Administrative Agent all of the Pledgor’s right, title and interest in any of the following hereafter acquired or existing (collectively, the “Collateral”):

a)      the Pledged Shares registered in the Pledgor’s name in an account held by the Company (the “Pledged Account”) and, subject to Section 7 hereof, all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, provided that the Pledged Shares under this Pledge Agreement shall not include more than 65 percent of each issued and outstanding Class of Equity Interests in the Company. If at any time more than 65 percent of an issued and outstanding Class of Equity Interest in the Company is registered in the Plegde Account (the Class of Equity Interest registered in the Pledged Account in excess of 65% of such Class of Equity Interest being for the purposes of this Section 2, the “Excess Class of Equity Interest”), the Pledgor shall immediately notify the Administrative Agent and the Administrative shall be entitled to request the Company as holder of the Pledge Account, to register said

3

Excess Class of Equity Interest on the pledged account created pursuant to the UK French Pledge Agreement; and

b)      to the extent not covered by clause (a) above, and subject to Section 7 hereof, all proceeds of any or all of the foregoing Collateral. For purposes of this Pledge Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to the Pledgor or the Administrative Agent from time to time with respect to any of the Collateral.

3.                  Security for Obligations. This Pledge Agreement secures the payment of all Obligations owed by the Borrowers and/or each other Credit Party to the Administrative Agent or the Secured Parties for their ratable benefit. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by the Borrowers to the Administrative Agent or the Secured Parties under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrowers and/or each other Credit Party.

4.                  Perfection of Security. Subject to the prior Lien registered on the Pledged Shares being released, which release shall occur no later than July 31, 2004, the pledge of the Pledged Shares shall be constituted pursuant to article L 431-4 of the French Monetary and Financial Code by the execution of a declaration of pledge of the Pledged Account (déclaration de gage de compte d’instruments financiers, hereinafter the “Déclaration de Gage”) in the form set forth in Annex 1 hereto, which shall occur at the latest on August 2, 2004. The Pledgor hereby undertakes to cause the Company to issue at the latest on August 2, 2004 a certificate of confirmation of pledge relating to the Pledged Account (attestation de gage) in the form of Annex 2 hereto, and promptly to transmit such confirmation of pledge to the Administrative Agent.

5.                  Representations and Warranties. The Pledgor represents and warrants as follows:

a)                  Schedule 1 hereto (i) correctly represents as of the date hereof the issuer, the Pledgor, the number, the Class of Equity Interest and the percentage of the issued and outstanding Class of Equity Interests of such Class of Equity Interests of all Pledged Shares and (ii) includes all Equity Interests required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent 65 percent of such issued and outstanding Class of Equity Interests and no other Class of Equity Interests in the Company has been issued on the date hereof.

b)                  On the date hereof, the Pledgor is the owner of the Pledged Shares and, as from the execution of the Déclaration de Gage referred to in Section 4 above, the Pledgor shall be the owner of the Collateral pledged by the Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement and the Déclaration de Gage referred to in Section 4 above.

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c)                   As of the date of this Pledge Agreement, the Pledged Shares pledged by the Pledgor hereunder have been duly authorized by a meeting of the shareholders of the Company and are validly issued and are fully paid up.

d)                  The execution and delivery by the Pledgor of the Déclaration de Gage pursuant to this Pledge Agreement and the pledge of the Collateral by the Pledgor thereunder shall immediately create a valid and perfected first-priority security interest in the Collateral, securing the payment of the Obligations, in favor of the Secured Parties.

e)                   The Pledgor has full power, authority and legal right to pledge all the Collateral in accordance with this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights generally.

f)                    With the exception of the authorization procedure provide for in Article 7 of the Company’s by-laws (statuts), there is no provision in the by-laws of the Company or any other instrument which would restrict the exercise by the Administrative Agent of its rights under this Pledge Agreement or the Declaration de Gage.

6.                  Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will execute any and all further documents, agreements and instruments and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Administrative Agent to exercise and enforce the rights and remedies hereunder with respect to any Collateral.

7.                  Voting Rights; Dividends and Distributions; Etc.

a)                 Subject to paragraph (b) below, the Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends and distributions made or paid in respect of the Collateral to the extent permitted by the Credit Agreeement; provided, however, that any and all noncash dividends or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any par thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be deposited in the Pledged Account and shall be held as Collateral and shall, if received by the Pledgor, be held for the benefit of the Administrative Agent, be segregated from the other property or funds of the Pledgor and be forthwith deposited in the Pledged Account as Collateral in the same form as so received.

b)                 Upon written notice to the Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

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(i)        all rights of the Pledgor to receive the dividends and distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7 (a) shall cease, and all such rights shall thereupon become vested in the Administrative Agent as agent for the Secured Parties, which shall thereupon have the sole right to receive and hold as Collateral such dividends and distributions during the continuance of such Event of Default. The Administrative Agent shall retain those amounts as a “gage espèce”. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to the Pledgor (without interest) all such dividends and distributions that the Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7 (a);

(ii)       all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7 (a) and 7 (b)(i) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall forthwith be deposited in the Pledged Account or, in the case of cash dividends, distributions of cash or any other distributions which may not by its nature be registered on the Pledged Account, shall be transferred to the Administrative Agent which shall retain the same as “gage-espèce” or as a “gage”;

c) The Pledgor agrees as of the date hereof and as long as the Pledge Agreement remains in force:

(i)        to refrain from using any voting rights in respect of the Pledged Shares and any other financial instruments subsequently registered on the Pledged Account in a way which would be contrary to the provisions of this Pledge Agreement or of any other Credit Document to which the Pledgor is a party;

(ii)       (x) if the Company proceeds with a reduction of share capital which is not motived by losses, not to offer the shares of the Company that it owns to the Company for repurchase and (y) if the Company proceeds with a share capital reduction which is motivated by losses, to inform the Administrative Agent of the proposed reduction before its adoption by the shareholders’ meeting and to cause any new shares issued and attributed to the Pledgor as a result of the reduction in capital to be included in the Collateral; and

(iii)      with the exception of the authorization procedure provided for in Article 7 of the Company’s by-laws, not to permit the Company’s by-laws or any other instrument to contain any provision (including preemption rights, rights of replacement or similar rights) which would limit in any way the execution or the performance of this Pledge Agreement or the enforcement by the Administrative Agent of the security interest herein created.

8.                  Transfers and Other Liens. The Pledgor shall:

a)      not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any contractual Lien upon or with respect to any of the Collateral, except for the

6

Lien under this Pledge Agreement and the related Déclaration de Gage, provided that in the event the Pledgor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral to the Pledgor free and clear of the Lien under this Pledge Agreement and the related Déclaration de Gage concurrently with the consummation of such sale;

b)      defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the proceeds thereof) against any and all Liens (other than the Lien of this Pledge Agreement), however arising, and any and all Persons whomsoever.

9.                  Remedies. If any Event of Default shall have occurred and be continuing:

a) The Administrative Agent and any nominee of the Administrative Agent may on behalf of the Secured Parties exercise in respect of all or any of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies conferred on a secured creditor (créancier gagiste) pursuant to French law and regulations, and may, subject to the prior authorization of the Company’s Board of Directors pursuant to Section 7 of the Company’s by-laws and to the prior information and consultation of the Company’s Workers Council (Comité d’entreprise) as required by article L.432-1 of the French Code du travail, (x) proceed to a public sale of the Collateral in accordance with the provisions of Article L.521-3 of the French Commercial Code, or (y) petition a French court to attribute ownership of the Collateral to the Secured Parties.

In the event ownership of the Collateral is attributed to the Secured Parties pursuant to clause (y) above, subject to mandatory provisions of French law and except as specified below, the Administrative Agent acting in such capacity:

(i)   shall be entitled to sell the Collateral or any part thereof in one or more parcels for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral;

(ii)   shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have, subject to the aforementioned restrictions, the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted; and

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(iii) The Administrative Agent or any Secured Party shall have the right, to the extent permitted by law, upon any such sale, to purchase the whole or any part of the Collateral so sold.

The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor shall constitute sufficient notification. Subject to applicable law, the Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

b) The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral (except, for the avoidance of doubt, in the case of a sale following the attribution of ownership of the same as referred to in Section 9(a)(y)) at any time after receipt as follows:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Pledge Agreeement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of the Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)   second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii) third, any surplus then remaining shall be paid to the Pledgor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Administrative Agent following attribution of ownership of the Collateral to the Secured Parties by a French court pursuant to Section 9(a)(y) above, such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

c)        All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be held for the

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benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Administrative Agent as Collateral (“ gage-espèce”) in the same form as so received.

d)        The Pledgor hereby waives its rights under Articles 2032 and 2039 of the French Civil Code.

10.   Amendments, etc. with Respect to the Obligations; Waiver of Rights. The Pledgor shall remain obligated hereunder, and the charges created hereby shall not be adversely affected nor shall this Agreement be novated unless expressly agreed in writing by the parties hereto, notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon of for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement, or document entered into with the Administrative Agent or any of its affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against the Pledgor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrowers or any pledgor and any failure by the Administrative Agent or any other such Secured Party to make any such demand or to collect any payments from the Borrowers or any pledgor or any release of the Borrowers or any pledgor shall not relieve the Pledgor in respect of which a demand or collection is not made or the Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against the Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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11.  Continuing Security Interest; Assignments Under the Credit Agreement: Release.

a)       This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations.

b)       Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Credit Agreement to any Person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral shall be automatically released and such Collateral sold free and clear of the Lien created hereby.

c)        In connection with any termination or release pursuant to paragraph (a) or (b), the Administrative Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 11 shall be without recourse to or warranty by the Administrative Agent.

12.           Reinstatement. This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, administration, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.           Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.

14.           Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.           Integration. This pledge Agreement and the Schedule and Annexes hereto represent the agreement of the Pledgor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or

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any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

16.           Amendments in Writing; No Waiver; Cumulative Remedies.

a)      None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

b)      Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure or exercise, nor any delay in exercising, on the part of the Administrative Agent or any other secured Party, any right, power or privilege hereunder shall operate as a waiver hereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party otherwise have on any future occasion.

c)      The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and not exclusive of any other rights or remedies provided by law.

17.   Section Headings. The Section Headings used in this Pledge Agreement are for convenience or reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.   Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall insure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent.

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SCHEDULE 2

Form of Accession Agreement

(on letterhead of acceding hedging counterparty)

To :	-	ROCKWOOD SPECIALITIES GROUP, INC., as “Pledgor”
	-	CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands
Branch, as “Administrative Agent”
	-	ROCKWOOD ELECTRONIC MATERIAL S.A, as the “Company”

On [[specify date]]

We refer to the pledge agreement entered into on July 30, 2004 between, inter alia, the Pledgor and the Administrative Agent relating to the pledge of 64.997 percent of the shares held by the Pledgor in the Company (the “US French Pledge Agreement”).

Pursuant to Section 1.(d) of the US French Pledge Agreement, [[specify name of acceding hedging counterparty]] (the “Acceding Lender”) hereby accedes to the US French Pledge Agreement as Secured Party and therefore hereby agrees to be bound by its provisions as though it were a Secured Party named therein.

The Acceding Lender hereby appoints the Administrative Agent as its agent under and in accordance with the provisions of the US French Pledge Agreement and of the Credit Agreement.

All notices, requests and demands to the Acceding Lender pursuant to the US French Pledge Agreement shall be made in accordance with Section 14.2 of the Credit Agreement and:

To: [[specify address of acceding hedging counterparty]]

For the attention of: [[ ]]

fax number: [[ ]]

telephone number: [[ ]]

Unless otherwise defined herein, capitalized terms in this accession agreement will have the meanings assigned to them in the US French Pledge Agreement.

By

Name:
Title:

12

ANNEX 1

DECLARATION DE GAGE DE

COMPTE D’INSTRUMENTS FINANCIERS

La présente déclaration est soumise aux dispositions de l’article L 431-4 du Code Monétaire et Financier.

LE SOUSSIGNE :

ROCKWOOD SPECIALTIES GROUP, INC., une société de droit américain (Delaware), ayant son siège social situé à 100 Overlook Center Princeton, NJ 08542 — U.S.A., représentée par (represented by)                               , dûment habilité aux fins des présentes,

(ci-après désigné le “Constituant”)

CONSTITUE EN GAGE LE COMPTE SPECIAL D’INSTRUMENTS FINANCIERS :

n° 22 quinquies

(ci-après désigné le “Compte Nanti”).

OUVERT AU NOM DU CONSTITUANT DANS LES LIVRES DE :

ROCKWOOD ELECTRONIC MATERIALS SA, une société anonyme au capital de € 40.308.576, dont le siège social est situé a Saint-Fromond — 50620 Saint-Jean de Daye, immatriculée au registre du commerce et des sociétés de Coutances sous le numéro unique d’identification 323 346 973,

(ci-après désigné, en cette qualité, le “Teneur de Compte”).

DANS LEQUEL SONT INSCRITS INITIALEMENT LES INSTRUMENTS FINANCIERS CI-APRES :

Nature :	Actions nominatives d’une valetur nominale de 146,30 euros chacune (les “Actions”).

Emetteur :

ROCKWOOD ELECTRONIC MATERIALS SA, une société anonyme au capital de € 40.308.576, dont le siège social est situé à Saint-Fromond — 50620 Saint-Jean de Daye, immatriculée au registre du commerce et des sociétés de

13

Coutances sous le numéro unique d’identification 323 346 973, (ci-après, la “Société”).

Nombre :	179.082 Actions.

AU BENEFICE

des banques ou autres entités listées en annexe à la présente déclaration de gage et de toute autre entité qui deviendrait partie en tant que “Secured Party” à la convention de nantissement de compte d’instruments financiers de langue anglaise intitulée “US French Pledge Agreement” en date du 30 juillet 2004 (le “US French Pledge Agreement”), conclue dans le cadre d’un contrat de crédit intitulé “Credit Agreement” en date du 30 juillet 2004 entre notamment le Constituant en tant que “US Borrower”, UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P.en tant que “Co-Syndication Agents” et CREDIT SUISSE FIRST BOSTON (agissant par l’intermédiaire de sa succursale des Iles Cayman) en tant que “Administrative and Collateral Agent” et dont un exemplaire est remis à la Société avec la présente déclaration de gage

(ci-après désignées individuellement ou collectivement le “Bénéficiaire”)

représentées par CREDIT SUISSE FIRST BOSTON (agissant par l’intermédiaire de sa succursale des Iles Cayman), dont l’adresse est Eleven Madison Avenue, New York, NY 10010, United States of America, agissant en qualité de mandataire en tant que “Administrative and Collateral Agent” au nom et pour le compte du Bénéficiaire, ou tout autre successeur de CREDIT SUISSE FIRST BOSTON en cette qualité,

EN GARANTIE DU PAIEMENT DES SOMMES DUES AU TITRE DES OBLIGATIONS CI-APRES DEFINIES :

le paiement de toutes les sommes en principal, intérêts ou autres accessoires dues ou venant à être dues au Bénéficiaire, y compris en cas de déchéance du terme, au titre des Obligations telles que définies à la section 1(c) du US French Pledge Agreement (les “Obligations Garanties”) ;

DANS LES CONDITIONS SUIVANTES :

Conformément aux dispositions de l’article L 431-4 du Code Monétaire et Financier et aux stipulations du US French Pledge Agreement.

Fait à             , le [[ ]] 2004.

LE CONSTITUANT

ROCKWOOD SPECIALTIES GROUP, INC.
Représentée par (represented by)

14

Annexe

Credit Suisse First Boston, acting through its Cayman Islands branch
Uetilbergstrasse, CH 8070
Zurich, Switzerland

UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut 06901

Goldman Sachs Credit Partners L.P.
Church Street, Hamilton HM CX
Bermuda

15

ANNEX 2

CERTIFICATE OF PLEDGE OF FINANCIAL INSTRUMENTS ACCOUNT

(L 431-4 of the French Monetary and Financial Code)

After examination of the déclaration de gage of the financial instruments account,

dated : [[ ]] 2004

signed by :            ROCKWOOD SPECIALTIES GROUP, INC., a company organised and existing under the laws of Delaware (USA), having its registered office at 100 Overlook Center Princeton, NJ 08542 — USA, represented by                                    ( the “Pledgor”)

for the benefit of:

•                  the banks or other entities listed in Annex attached to said declaration de gage and such other entity from time to time party as “Secured Party” to the pledge of financial instruments account entitled “US French Pledge Agreement” dated July 30, 2004;

(hereafter jointly or severally referred to as the “Beneficiary”)

represented by CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, whose address is Eleven Madison Avenue, New York, NY 10010, United States of America, acting as Administrative and Collateral Agent, or any successor, endorsee, transferee and assign of CREDIT SUISSE FIRST BOSTON in such capacity.

We, acting in our capacity as Account Holder (“Teneur de Compte”),

1/                                      hereby certify that as from the date hereof the pledge over the financial instruments account, the references of which appear in said declaration de gage (the “Pledged Account”), is duly registered in our securities registers (“registre des mouvements de titres”) for the benefit of the Beneficiary;

2/                                      hereby certify that as from the date hereof all the financial instruments identified in said déclaration de gage are duly registered in the Pledged Account; and

3/                                      acknowledge and accept to refrain from any act or action that would be in contradiction with the prohibition of the Pledgor from disposing of the financial instruments in the Pledged Account and their income and proceeds in any currency, subject to and in accordance with the conditions provided for by the US French Pledge Agreement, a copy of which we were given with the above-mentioned déclaration de gage.

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Made in                                     ,
on [[  ]] 2004

The Account Holder:

Rockwood Electronic Materials SA
By: [[Reg Stephenson]]
Title: [[Président Directeur Général]]

17

EXHIBIT C-1

FORMS OF GERMAN ABSTRACT ACKNOWLEDGEMENTS OF INDEBTEDNESS

Dated July 30, 2004

ROCKWOOD SPECIALTIES GROUP, INC. (1)

CREDIT SUISSE FIRST BOSTON (2)

ABSTRACT ACKNOWLEDGEMENT OF
INDEBTEDNESS II
(Abstraktes Schuldanerkenntnis)

THIS AGREEMENT is made BETWEEN:

(1)         Rockwood Specialties Group, Inc., a Delaware corporation having its business address at 100 Overlook Center, Princeton, NJ 08542, USA,

- hereinafter referred to as the “Debtor” -

and

(2)         Credit Suisse First Boston, a New York banking corporation having its business address at Eleven Madison Avenue, New York, NY 10010, USA, acting through its Cayman Islands Branch,

- hereinafter referred to as the “Creditor” -

Preamble

(A)         Rockwood Specialties Group, Inc. (the “US Borrower”) and Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower”), as borrowers, the lenders, JPMorgan Chase Bank as administrative agent for the lenders, and others have entered into a Credit Agreement dated as of July 23, 2003 (the “Original Credit Agreement”), as amended, pursuant to which the borrowers have been made available loans and letters of credit for the account of the borrowers by the lenders.

(B)         The US Borrower, the UK Borrower, Rockwood Specialties International, Inc., the Lenders (as defined in the Credit Agreement (as defined below)) from time to time party thereto, Credit Suisse First Boston acting through its Cayman Islands Branch as administrative agent (the “Administrative Agent”) and collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents, entered into a credit agreement dated as of July 30, 2004 (the “Credit Agreement”), as amended pursuant to which the Lenders have severally agreed to make loans to the US Borrower and the UK Borrower (the US Borrower and the UK Borrower together also the “Borrowers”) and the Letter of Credit Issuer (as defined in the Credit Agreement) has agreed to issue letters of credit for the account of the Borrowers (collectively, the “Extension of Credit”), upon the terms and subject to the conditions set forth therein and one or more Lenders or affiliates of Lenders may from time to time enter into Hedge Agreements (as defined below) with the US Borrower or any of the Restricted Subsidiaries (as defined in the Credit Agreement).

(C)         It is a condition precedent to the obligation of the Lenders, the Letter of Credit Issuer and the Creditor to make their respective Extensions of Credit to the US Borrower under the Credit Agreement that the Debtor shall have executed and delivered this Abstract Acknowledgement of Indebtedness H (Abstraktes Schuldanerkenntnis) (this “Agreement”) to the Creditor.

NOW IT IS HEREBY AGREED as follows:

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1                                         Headings, capitalized terms, references and language

1.1           Headings are for ease of reference only and shall not affect the construction of this Agreement.

1.2           Unless otherwise defined herein or unless the context otherwise requires, capitalized terms defined in the Credit Agreement, shall have the same meaning when used in this Agreement.

1.3           As used herein, the term “Closing Time” means 24:00 (German time) on July 31, 2004, being the “Closing Date”.

1.4           As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans granted to the US Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the US Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, future, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the US Borrower or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the US Borrower under or pursuant to the Credit Agreement and the other Credit Documents (provided always that such covenants, agreements, obligations and liabilities are capable of being transformed into financial obligations), (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents (provided always that such covenants, agreements, obligations and liabilities are capable of being transformed into financial obligations), (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into (provided always that the performance of obligations is capable of being transformed into financial obligations), and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Creditor or its Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds (provided always that the performance of obligations is capable of being transformed into financial obligations).

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1.5           As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) the Documentation Agent, (vii) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (viii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (ix) any successors, indorsees, transferees and assigns of each of the foregoing.

1.6           References to “Lenders” in this Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the US Borrower.

1.7           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular prevision of this Agreement, and clause references are to clauses of this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.8           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.9           This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2                                         Abstract Acknowledgement of Indebtedness

The Debtor hereby acknowledges with effect immediately upon the Closing Time by way of an abstract acknowledgement of indebtedness (in Form eines abstrakten Schuldanerkenntnisses) that it owes US $ 470,000,000 (in words: four hundred and seventy million US dollars) to the Creditor (hereinafter referred to as the “Abstract Acknowledgement of Indebtedness II”). The Abstract Acknowledgement of Indebtedness II (which constitutes the independent obligation to pay the above-mentioned amount) is subject to interest in the amount of twelve (12) percent per year from the date of execution of this Agreement, and the Abstract Acknowledgement of Indebtedness II shall extent to such interest payment.

3                                         Maturity and Realization of the Abstract Acknowledgement of Indebtedness II and Security Purpose

3.1           If any Event of Default under the Credit Agreement with respect to the Underlying Obligations (as defined below) shall have occurred and be continuing, the Abstract Acknowledgement of Indebtedness II becomes due and payable and the Creditor shall be entitled to demand full or partial payment under the Acknowledgment of Indebtedness II in any legally permissible manner to the extent necessary to satisfy the outstanding Underlying Obligations from time to time.  However, for the avoidance of doubt, the Creditor shall not be required to obtain any prior court ruling or to present any other executory title or document justifying payment request.

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When requesting payment under this Abstract Acknowledgement of Indebtedness II, the Creditor shall inform the Pledgor in writing about the amount requested and give further information as to which of the Underlying Obligations to the payment request relates.

3.2           Irrespective of clause 3.1 and the Underlying Obligations (as defined in clause 4.1), this Abstract Acknowledgement of Indebtedness II constitutes an independent obligation of the Debtor.

3.3           The purpose of this Abstract Acknowledgement of Indebtedness II is to secure the Underlying Obligations.

4              Underlying Obligations

4.1           The Abstract Acknowledgement of Indebtedness II is made with regard to the payment of all Obligations under the Credit Documents of the US Borrower. Without limiting the generality of the foregoing, this Agreement is made with regard to the payment of all amounts that constitute part of the Obligations under the Credit Documents and would be owed by the US Borrower to the Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the US Borrower and/or each other Credit Party (hereinafter collectively referred to as the “Underlying Obligations”).

4.2           The Debtor’s obligations under this Agreement shall not affect any of the Debtor’s obligations, promises and other liabilities under the other Credit Documents and any Hedge Agreement.

5                                         Declaration of trust

Each of the Debtor and the Creditor acknowledges that all rights and claims constituted by this Agreement and all rights, claims, and moneys paid to the Creditor or held by the Creditor pursuant to or in connection with this Agreement are held by the Creditor with effect from the date of this Agreement on trust (treuhanderisch) for the Secured Parties and administered in accordance with the Credit Agreement.

6                                         Application of proceeds

6.1           The Creditor shall apply, vis-à-vis the Secured Parties, the proceeds of any payment of the Debtor under this Agreement or from the enforcement of any security interest securing the claim hereunder after receipt as follows:

6.1.1        first, to the payment of all reasonable and documented costs and expenses incurred by the Creditor in connection with such payment or otherwise in connection with this Agreement, the other Credit Documents or any of the Underlying Obligations owed by the US Borrower, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Creditor hereunder or under any other Credit Document on behalf of the Debtor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

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6.1.2        second, to the Secured Parties, an amount equal to all Underlying Obligations owed by the US Borrower to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof;

6.1.3        third, any surplus then remaining shall be paid to the US Borrower or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

7                                         Further assurance

The Debtor will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Creditor or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by this Agreement and in order (x) to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or (y) to enable the Creditor to exercise and enforce its rights and remedies hereunder with respect to any Collateral, all at the expense of such Debtor.

8                                         Assignment and transfer

8.1           The Creditor shall, at any time, have the right to assign, to transfer or to dispose of all or any part of its rights or obligations or both under this Agreement to any of the Secured Parties or any Person becoming a Secured Party and the Debtor shall execute all such documents and do all such acts and things which the Creditor may reasonably require in connection with such transfer, assignment or disposal.

8.2           The Debtor shall not be entitled to assign, to transfer, or to dispose of all or any part of its rights or obligations or both hereunder.

8.3           The Debtor hereby agrees to any accession of a new party and any change to the parties to the Credit Documents. The Debtor further agrees that notwithstanding any such accession of a party or change to the parties to the Credit Documents or any assignment, transfer or disposal as contemplated in clause 8.1 above, this Agreement shall remain in full force and effect.

9                                         Costs and expenses

All reasonable costs and expenses arising from the execution of this Agreement, from amendments or prolongation thereof or any costs arising from the enforcement or preservation of the Creditor’s rights hereunder shall be borne by the Debtor, whereby the Creditor is entitled to mandate a third party to perform such actions in its own name but for the Debtor’s account.

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10                                  Indemnity

10.1         The Creditor shall not be liable for any loss or damage which is suffered by the Debtor save in respect of such loss or damage which is suffered as a result of willful misconduct (Varsatz) or gross negligence (grobe Fahrlassigkeit) of the Creditor.

10.2         The Debtor shall indemnify the Creditor and keep the Creditor indemnified against any losses, actions, claims, expenses, demands and liabilities which may be made against or incurred by the Creditor for anything done or omitted in the exercise or purported exercise of the powers and rights under this Agreement or occasioned by any breach of the Debtor of any of its obligations or undertakings contained herein, provided always that there will be no such indemnification, to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Creditor as a result of willful misconduct or gross negligence of the Creditor.

11                                  Duration, period of limitation and partial invalidity

11.1         This Agreement shall remain in full force and effect until the Underlying Obligations of the US Borrower, in the sole opinion of the Creditor, have been completely satisfied and all facilities which might give rise to such obligations, promises and/or liabilities have terminated.

11.2         The parties hereby agree that the period of limitation (Verjiihrungsfrist) for the Creditor’s rights and claims under the Abstract Acknowledgement of Indebtedness II shall be twelve (12) years from the Abstract Acknowledgement of Indebtedness II coming into existence (Entstehung).

11.3         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.4         In case of a-prohibited, invalid or unenforceable provision         the parties hereby agree to replace such provision by a valid one which reflects the economic purpose of the invalid provision as closely as possible.

11.5         This Agreement shall create continuing and independent obligations of the Debtor under the Abstract Acknowledgement of Indebtedness II and no change or amendment to the Credit Documents shall affect the validity and the scope of this Agreement nor the obligations which are imposed on the Debtor pursuant to it.

11.6         This Agreement shall inure to the benefit of the Creditor, its successors and assigns.

12                                  Notices and other matters

12.1         Notices

Every notice, request demand or other communication under this Agreement shall:

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12.1.1      be in writing delivered personally or by prepaid letter (airmail if available) or fax;

12.1.2      be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter, when delivered personally or ten (10) days after it has been put into the post and, in the case of a fax, when a complete and legible copy is received by the addressee (unless the time of dispatch of any fax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

12.1.3      be sent

(a)           to the Debtor at:

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08542
USA
Attention:
Fax:

with a copy to:

Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
Suite 4200
New York, NY 10019
USA

Attention:
Fax:

(b)           to the Creditor at:

Credit Suisse First Boston
Eleven Madison Avenue
New York
NY 10010

Attention:
Fax:

or to such other address or fax number as is notified by the relevant party to the other parties to this Agreement.

12.2         No implied waiver, remedies cumulative

No failure or delay on the part of the Creditor to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial

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exercise by the Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

12.3         English translations

All documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

12.4         Counterparts

This Agreement may be executed in any number of counterparts (whether by facsimile or otherwise, but, if by facsimile, with the original signed pages being promptly sent to the Creditor by prepaid letter (and the Creditor is hereby authorized to incorporate such pages into bound originals)) and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

13                                  Changes and amendments

Changes to and amendments of this Agreement including this subsection must be made in writing , signed by all of the parties hereto.

14                                  Choice of law and venue

14.1         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

14.2         The Debtor hereby irrevocably and unconditionally:

14.2.1      submits itself in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Frankfurt am Main, Germany, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

14.2.2      consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

14.2.3.     agrees that nothing herein shall limit the right of the Creditor to take legal actions before any other court of competent jurisdiction.

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15                                  Process agent

15.1         For the purpose of any suit, action, proceeding or settlement of dispute in the German courts, the Debtor hereby appoints (bestellt) and authorizes (bevollmiichtigt) a process agent (Zustellungsbevollmeichtigten) to accept service of process in respect of any such suit, action, proceeding or settlement of dispute in connection with this Agreement, the identity of which is as follows:

Rockwood Specialties GmbH
Mühlstr. 118
65396 Walluf
Germany

Fax No.
Tel. No.
attn.

15.2         If for any reason, such process agent no longer serves as agent to receive process in the Federal Republic of Germany, the Debtor shall promptly notify the Creditor and within 30 days appoint a substitute process agent acceptable to the Creditor.

Signature Page follows

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EXHIBIT C-2

FORM OF GERMAN ASSIGNMENT OF CLAIMS

Dated July 30, 2004

ROCKWOOD SPECIALTIES GMBH41)

ROCKWOOD PIGMENTE HOLDING GMBH (2)

SILO PIGMENTE GMBH (3)

CREDIT SUISSE FIRST BOSTON (4)

ASSIGNMENT OF CLAIMS
(Forderungsabtretung)

THIS AGREEMENT is made BETWEEN:

(1)                                  Rockwood Specialties GmbH, a corporation (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, having its business address at Whist. 118, 65396 Walluf, Germany, registered with the commercial register of the local court of Wiesbaden under HR B 17839;

(2)                                  Rockwood Pigmente Holding GmbH, a corporation (Gesellschaft mit beschränlder Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Mühlstr. 118, 65396 Walluf, Germany, registered with the commercial register of the local court of Wiesbaden under HR B 17837, Germany;

(3)                                  Silo Pigmente GmbH, a corporation (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Mühlstr. 118, 65396 Walluf, Germany, registered with the commercial register of the local court of Wiesbaden under HR B 17832, Germany,

- hereinafter collectively referred to as the “Security Providers” -

(4)                                  Credit Suisse First Boston, a New York banking corporation having its business address at Eleven Madison Avenue, New York, NY 10010, USA, acting through its Cayman Islands Branch,

- hereinafter referred to as the “Security Recipient” -

Preamble

(A)                              Rockwood Specialties Group, Inc. (the “US Borrower”) and Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower”), as borrowers, the lenders, JPMorgan Chase Bank as administrative agent for the lenders, and others have entered into a Credit Agreement dated as of July 23, 2003 (the “Original Credit Agreement”), as amended pursuant to which the borrowers have been made available loans and letters of credit for the account of the borrowers by the lenders.

(B)                                The US Borrower, the UK Borrower, Rockwood Specialties International, Inc., the Lenders (as defined in the Credit Agreement (as defined below)) from time to time party thereto, Credit Suisse First Boston acting through its Cayman Islands Branch as administrative agent (the “Administrative Agent”) and collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents, entered into a credit agreement dated as of July 30, 2004 (the “Credit Agreement”), as amended pursuant to which the Lenders have severally agreed to make loans to the US Borrower and the UK Borrower (the US Borrower and the UK Borrower together also the “Borrowers”) and the Letter of Credit Issuer (as defined in the Credit Agreement) has agreed to issue letters of credit for the account of the Borrowers (collectively, the “Extension of Credit”), upon the terms and subject to the conditions set forth therein and one or more Lenders or affiliates of Lenders may from time to time enter into Hedge

Agreements (as defined below) with the US Borrower or any of the Restricted Subsidiaries (as defined in the Credit Agreement).

(C)                                The proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valuable transfers to the Security Providers in connection with the operation of their respective business.

(D)                               Each Security Providers acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit.

(E)                                 It is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective the Extensions of Credit to the UK Borrower under the Credit Agreement that each of the Security Providers shall have executed and delivered this Global Assignment Agreement to the Security Recipient for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Security Recipient, the Co-Syndication Agents, the Documentation Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreements with the UK Borrower, the Security Providers hereby agree with the Security Recipient, for the ratable benefit of the Secured Parties, as follows:

1                                         Headings, capitalized terms and references

1.1                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.2                                 As used herein, the term “Closing Time” means 24:00 (German time) on July 31, 2004, being the “Closing Date”.

1.3                                 As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance

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of all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of the UK Borrower and each Credit Party that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Security Recipient or its affiliates by the UK Borrower or any Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

1.4                                 As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Security Recipient, (v) the Co-Syndication Agents, (vi) the Documentation Agent, (vii) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (viii) the beneficiaries of each indemnification obligation undertaken by the UK Borrower or any Credit Party that is a Foreign Subsidiary under any Credit Document, (ix) any successors, endorsees, transferees and assigns of each of the foregoing.

1.5                                 References to “Lenders” in this Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower.

1.6                                 The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.7                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.8                                 Headings are for ease of reference only and shall not affect the construction of this Agreement.

1.9                                 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2                                         Assignment

                                                Each of the Security Providers (each Security Provider to the extent it has title to the relevant claims) hereby assigns (tritt ab) to the Security Recipient all of its present and

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future accounts receivable (Forderungen) against all enterprises related to such Security Provider within the meaning of Sections 15 et seq. of the German Stock Corporation Act (AktG), including but not limited to, in case of Silo Pigmente GmbH, any claims under the business lease agreement (Betriebspachtvertrag) between Brockhues GmbH & Co. KG (formerly known as Chemische Werke Brockhues AG) and Silo Pigmente GmbH dated 5 January 1998 (hereinafter collectively referred to as the “Assigned Claims”). The Security Recipient hereby accepts. such assignments. Such assignments of the Assigned Claims shall become effective immediately upon the Closing Time.

3                                         Time of assignment

                                                The present Assigned Claims shall pass over to the Security Recipient upon the execution of this Agreement, and all future Assigned Claims shall pass over to the Security Recipient at the time at which they come into being.

4                                         Assignment and transfer of ancillary rights

4.1                                 Together with all claims and rights assigned in accordance with this Agreement to the Security Recipient, all security interests and all ancillary rights pertaining to the Assigned Claims (including insurance claims) as well as all rights resulting from the underlying agreements are hereby assigned and transferred (übertragen) to the Security Recipient. To the extent the Security Recipient has received tangible assets as security for the Assigned Claims, the parties agree that title in these assets is hereby transferred to the Security Recipient. If a Security Provider is in direct possession of the assets, the transfer of possession is substituted by such Security Provider holding the same, with the diligence of a prudent businessman, in custody for the Security Recipient free of charge. To the extent the assets are in the direct possession of third parties, all Security Provider’s claims to demand delivery (Herausgabeanspruch) against the direct possessor are hereby assigned to the Security Recipient. The Security Recipient accepts such transfer and assignment.

4.2                                 If deemed necessary by the Security Recipient, upon request, each Security Provider shall take any action necessary, particularly make any necessary statements, to transfer and assign such security interests, claims, assets, and ancillary rights to the Security Recipient.

4.3                                 Any security interest transferred under this clause 4 shall be for the-purpose of securing   the Secured Claims (as defined below).

4.4                                 The Assigned Claims and all other claims, rights, and security interests assigned and transferred under this Agreement to the Security Recipient are hereinafter collectively also referred to as the “Collateral”.

5                                         Secured Claims

                                                The Collateral shall serve as security for the prompt and complete payment and performance of all Obligations (always provided that such obligations are capable of

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being transformed into financial obligations) towards the Secured Parties or any of them (hereinafter collectively referred to as the “Secured Claims”).

6                                         Declaration of trust

                                                Each of the Security Providers and the Security Recipient acknowledges that all Collateral constituted by this Agreement and all moneys, property, claims, rights and assets paid to the Security Recipient or held by the Security Recipient pursuant to or in connection with this Agreement are held and administered by the Security Recipient with effect from the date of this Agreement on trust (treuhänderisch) for the Secured Parties and administered in accordance with the Credit Agreement.

7                                         Representations and warranties, Covenants

                                                Each of the Security Providers represents and warrants to the Security Recipient that:

7.1                                 each of the Security Providers has the requisite power and authority to enter into this Agreement and all necessary corporate action has been taken and all necessary approvals and consents for the execution and performance of this Agreement have been obtained;

7.2                                 it is the sole owner of the Collateral, has full title thereto and is entitled to assign and/or transfer the Collateral to the Security Recipient;

7.3                                 this Agreement constitutes a first priority right in the Collateral and the Collateral is not subject to any prior or pari passu rights, including but not limited to rights of pledge, rights of usufruct or attachment; and

7.4                                 the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to each Security Provider or in the other Credit Documents to which such Security Provider is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Security Recipient and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

7.5                                 Each Security Provider hereby covenants and agrees with the Security Recipient and each other Secured Party that, from and after the date of this Agreement until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit drawn by the UK Borrower remains outstanding, each Security Provider shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of any Security Provider or any of its Subsidiaries.

8                                         Transfer of legal title of cheques and bills of exchange

8.1                                 If payments in relation to the Collateral are made by cheque or bills of exchange, legal title to such securities as well as the vested rights thereto are (in advance) assigned and transferred to the Security Recipient, who accepts such assignment and transfer. The

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transfer of the cheques or bills of exchange is hereby substituted by each Security Provider holding the same, with the diligence of a prudent business man, in custody for the Security Recipient free of charge. If the cheques or bills of exchange are in the physical possession of third parties, each Security Provider hereby assigns to the Security Recipient its present and future claims against these third parties, especially its rights to demand the surrender of the products. The Security Recipient hereby accepts such assignment

8.2                                 Until the occurrence of an Enforcement Event (as defined below), the Security Recipient shall have the right to collect the cheques and bills of exchange for payment. Upon the Security Recipient’s request or after notice of the assignments created hereunder in accordance with clause 10 below, the relevant Security Provider shall immediately endorse the cheques and bills of exchange and deliver them to the Security Recipient.

9                                         Collection of Assigned Claims by Security Provider

                                                Until the occurrence of an Enforcement Event (as defined below), each Security Provider is entitled to collect and receive payments made by the relevant third party debtor with respect to the Assigned Claims.

10                                  Collection of Assigned Claims by the Security Recipient

10.1                           Upon the occurrence and continuance of an Event of Default as defined in Section 11 of the Credit Agreement and the Secured Claims (or any parts thereof) have become due and payable (fällig) (an “Enforcement Event”) the Security Recipient is entitled to revoke or otherwise limit the Security Providers’ power of collection and to notify the relevant third party debtor accordingly in its own name and also on behalf of the Security Providers. Upon notification of the relevant third party debtor, the Security Recipient may collect the Assigned Claims in its own name or in the name of the Security Providers. The Security Recipient, however, is not obliged to collect the Assigned Claims by itself. Upon request of the Security Recipient, the Security Providers shall collect the Assigned Claims and deliver all proceeds thereunder promptly to the Security Recipient.

10.2                           The Security Recipient will notify the revocation or limitation of the power of collection and/or the notification of the third party debtors to the Security Providers in writing ten (10) days in advance. The Security Recipient can refrain from giving previous notification, if the Security Providers (or any of them) suspend their payments or if the Security Providers (or any of them) or a third party has applied for insolvency proceedings concerning the assets of the Security Providers (or any of them) or if the Security Provider has notified the Security Recipient of any such application.

10.3                           If the Security Providers’ authority to collect the Assigned Claims is revoked or otherwise limited by the Security Recipient, the Security Recipient can demand the prompt delivery by the Security Provider of all documents concerning the Assigned Claims.

10.4                           If the Security Recipient collects the Assigned Claims itself, it may take all commercially reasonable action and reach all agreements with third-party debtors which it considers

6

necessary to collect the Assigned Claims, and in particular, grant additional time and discounts and conclude settlement agreements. Any action taken by the Security Recipient shall not invalidate the terms of this Agreement.

10.5                           The Security Recipient is authorized to make use of the Security Providers’ electronic data processing equipment including peripheral equipment and the data stored with the Security Providers for the purposes of disclosing the assignments and transfers to a third party debtor provided that the data stored concerns accounting procedures in connection with the assignment and transfer. The Security Providers shall provide the Security Recipient with all necessary materials and the operating staff free of charge.

10.6                           The Security Recipient shall apply the proceeds of any collection or sale of the Assigned Claims and the proceeds of the enforcement of any other Collateral as well as any Collateral consisting of cash, at any time after receipt as follows:

10.6.1                  first, to the payment of all reasonable and documented costs and expenses incurred by the Security Recipient in connection with such collection or sale or otherwise in connection with this Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Security Recipient hereunder or under any other Credit Document on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

10.6.2                  second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

10.6.3                  third, any surplus then remaining shall be paid to the Security Provider or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

10.7                           Upon any collection or sale of Assigned Claims or the enforcement or sale of any of the Collateral by the Security Recipient (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Recipient or of the officer making the collection or sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Recipient or such officer or be answerable in any way for the misapplication thereof.

10.8                           The Security Recipient agrees to release proceeds from the enforcement of any of the Collateral if and to the extent that:

10.8.1                  the Collateral secures claims against shareholders of any Security Provider or persons deemed to be equivalent to shareholders for purposes of Sections 30 and 31 of the

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German Limited Liability Companies Act (GmbHG) (Gesellschaft nahestehende Personen),

10.8.2      in relation to each Security Provider, the Security Provide demonstrates to the satisfaction of the Security Recipient that the application of proceeds towards such claims would lead to a situation that such Security Provider would not have sufficient assets to maintain its nominal capital (Stammkapital), and

10.8.3      the Security Provider demonstrates to the satisfaction of the Security Recipient that the application of the proceeds therefore would lead to a violation of Section 30 of the German Limited Liability Companies Act (GmbHG), provided that for the purposes of the calculation of the amount to be released (if any) the following balance sheet items shall be adjusted as follows:

10.8.4      the amount of any increase of nominal capital (Stammkapital) after the date hereof that has been effected without prior written consent of the Security Recipient shall be deducted from the nominal capital (Stammkapital), and

10.8.5      loans and other contractual liabilities incurred in violation of the provisions of the Credit Agreement shall be disregarded.

For the avoidance of doubt, each Security Provider shall have a right to the proceeds to the extent such proceeds have to be released. However, no release under this clause will prejudice the rights of the Security Recipient to enforce the Collateral again.

10.9         In addition, if any Security Provider does not (or would not if the Collateral is enforced) have sufficient assets to maintain its nominal capital, such Security Provider shall to the extent legally permitted in respect of its business realise any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset(s) if such asset(s) is/are not necessary for such Security Provider’s business (betriebsnotwendig).

11                                  Information obligation in the event of impairments of the Collateral

11.1         Each Security Provider undertakes to inform the Security Recipient without undue delay of any impairments of the Collateral (or any part thereof), in particular but not limited to set-off, price discounts, third party debtor complaints or any other event having an adverse effect on the actual value of the Collateral. The same shall apply to changes of the maturity of the Assigned Claims or if a Security Provider becomes aware of any circumstances that may affect the solvency of any third party debtor. If any of Assigned Claims are attached (gepfändet), the Security Providers shall without undue delay inform the Security Recipient accordingly and send to the Security Recipient a copy of the order of attachment and transfer. The Security Providers shall further inform the attaching creditor in writing of the Security Recipient’s security interest in the Assigned Claims.

11.2         In each of the events described in clause 11.1 above, the Security Providers shall act according to the Security Recipient’s instructions.

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12                                  Right of survey and inspection

12.1         Each Security Provider shall give the Security Recipient, upon request, all information, evidence, and documents which in the Security Recipient’s reasonable opinion are necessary for the evaluation and/or assertion of the Assigned Claims. If electronic data processing facilities are used, each Security Provider must print the necessary documents; if no printout is made, the data carriers and the software necessary for this shall be delivered to the Security Recipient to enable it to make the printout itself.

12.2         The Security Recipient shall have the right to inspect either by itself or through its nominated and duly authorized agent each Security Provider’s documents for purposes of inspecting and realizing the Collateral.

12.3         The Security Recipient shall have the absolute right to share any information it gains from such inspection or verification or otherwise in connection with this Agreement with any Secured Party.

13                                  Security value and release of Collateral

13.1         After the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations (the “Discharge Date”), the Security Recipient shall retransfer to each Security Provider all Collateral assigned and transferred to it hereunder by each Security Provider and surrender any excess proceeds to the Security Providers, at the Security Providers’ expense. However, the Security Recipient will transfer such Collateral to a third party if it is obliged to do so; that is the case, for example, if a Security Provider is at the same time a debtor, and a surety has made payment to the Security Recipient.

13.2         The Security Recipient is obliged, already prior to the full discharge of the Secured Claims and the termination of any facilities which may give rise to the Secured Claims, to entirely or partially release the Collateral, if so requested, to a Security Provider, provided and to the extent that the realisable value of all security provided to secure the Secured Claims not only temporarily exceeds 110 percent of the Secured Claims. To the extent the Security Recipient is obliged to pay any taxes in connection with the realisation of the Collateral, in particular, but not limited to VAT (Umsatzsteuer), the aforementioned percentage shall be increased by the applicable tax rate(s).

13.3         The Security Recipient shall be free to select the security items to be released under clause 13.1 above and, to the extent an obligation of the Security Recipient to release any security provided for the Secured Claims (or any part thereof) also exists under or in connection with any other security agreement, under any other security document. In selecting security items to be released under clause 13.2 above, the Security Recipient shall duly consider the Security Providers’ legitimate interests and the legitimate interests of parties having provided additional security.

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13.4         A Security Provider shall automatically be released from its obligations hereunder and the assignment of such Security Provider shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Security Provider ceases to be a Subsidiary of the US Borrower. In connection with any such release, the Security Recipient shall execute and deliver to the relevant Security Provider, at such Security Provider’s expense, all documents that such Security Provider shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this clause 13.4 shall be without recourse to or warranty by the Security Recipient.

14                                  Authority of Agent

The Security Providers acknowledge that the rights and responsibilities of the Security Recipient under this Agreement with respect to any action taken by the Security Recipient or the exercise or non-exercise by the Security Recipient of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Security Recipient and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Security Recipient and the Security Providers, the Security Recipient shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Security Providers shall not have the obligation, or entitlement, to make any inquiry respecting such authority.

15                                  Further assurance

Each Security Provider will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Security Recipient or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by this Agreement and in order (x) to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, all at the expense of such Security Provider.

16                                  Assignment and transfer

16.1         The Security Recipient shall, at any time, have the right to assign, to transfer, or to dispose of all or any part of its rights or obligations or both under this Agreement to any of the Secured Parties or any person becoming a Secured Party and each Security Provider shall execute all such documents and do all such acts and things which the Security Recipient may reasonably require in connection with such transfer, assignment, or disposal.

16.2         No Security Provider shall be entitled to assign, to transfer or to dispose of all or any part of its rights or obligations or both hereunder.

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16.3         Each Security Provider hereby agrees to any accession of a new party and any change to the parties to the Credit Documents and the Hedge Agreements. Each Security Provider further agrees to that, notwithstanding any such accession of a party or change to the parties, to the Credit Documents or any assignment, transfer or disposal as contemplated in clause 16.1 above, this Agreement shall remain in full force and effect.

17                                  Costs and expenses

All reasonable costs and expenses arising from the execution of this Agreement, from amendments or prolongation thereof or any costs arising from the enforcement or preservation of the Security Recipient’s rights hereunder shall be borne jointly and severally by the Security Providers, whereby the Security Recipient is entitled to mandate a third party to perform such actions in its own name but for each Security Provider’s account.

18                                  Indemnity

18.1         The Security Recipient shall not be liable for any loss or damage which is suffered by a Security Provider save in respect of such loss or damage which is suffered as a result of the Security Recipient’s willful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit).

18.2         The Security Providers shall jointly and severally indemnify the Security Recipient and keep the Security Recipient indemnified against any losses, actions claims, expenses, demands and liabilities which may be made against or incurred by the Security Recipient for anything done or omitted in the exercise or purported exercise of the powers and rights under this Agreement or occasioned by any breach of a Security Provider of any of its obligations or undertakings under-contained herein, provided always that there will be no such indemnification, to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Security Recipient as a result of willful misconduct or gross negligence of the Security Recipient.

19                                  Duration and partial invalidity

19.1         This Agreement shall remain in full force and effect until the Discharge Date. As long as the Obligations under the Credit Documents remain outstanding no Security Provider shall assert any claims against the UK Borrower or any Credit Party that is a Foreign Subsidiary (or any of them) which might arise from the fulfillment of its obligations according to this Agreement, either contractual or statutory. The monies which are transferred to or debited by a Security Provider from the UK Borrower or any Credit Party that is a Foreign Subsidiary (or any of them) shall be received by such Security Provider on trust (treuhänderisch) and transferred by it on trust to the Security Recipient. When payments are made to the Security Recipient by a Security Provider, such Security Provider shall not assert any rights or claims against the debtors arising by virtue of such payment until the Secured Claims have been paid and discharged in full and any facilities which may give rise to the Secured Claims have been terminated.

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19.2         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.3         In case of a prohibited, invalid or unenforceable provision the parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions..

19.4         This Agreement shall create a continuing security and no change or amendment to the Credit Documents shall affect the validity and the scope of this Agreement nor the obligations which are imposed on the Security Providers pursuant to it.

19.5         Subject to anything expressed to the contrary in this Agreement, this Agreement is independent from any other security or guarantee which may have been given to the Secured Parties with respect to any of the Secured Claims. None of such other security interests shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

19.6         This Agreement shall inure to the benefit of the Security Recipient, its successors and assigns.

20                                  Notices and other matters

20.1         Notices

Every notice, request, demand or other communication under this Agreement shall:

20.1.1      be in writing delivered personally or by prepaid letter (airmail if available) or fax;

20.1.2      be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter, when delivered personally or 10 days after it has been put into the post and, in the case of a fax, when a complete and legible copy is received by the addressee (unless the time of dispatch of any fax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

20.1.3      be sent

(a)                                  For each of the Security Providers at:

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08542
USA

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Attention:
Fax:

with a copy to:

Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
Suite 4200
New York, NY 10019
USA

Attention:
Fax:

(b)                                 to the Security Recipient at:

Credit Suisse First Boston
Eleven Madison Avenue
New York
NY 10010

Attention:
Fax:

or to such other address or fax number as is notified by the relevant party to the other parties to this Agreement.

For the purpose of this Agreement each of the Security Providers hereby appoints and authorizes Rockwood Specialties Group, Inc., to receive any notice, request demand or other communication under this Agreement (Empfangsvollmacht)

20.2         No implied waiver, remedies cumulative

No failure or delay on the part of the Security Recipient to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Recipient of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

20.3         English translations

All documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

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21                                  Counterparts

This Agreement may be executed in any number of counterparts (whether by facsimile or otherwise, but, if by facsimile, with the original signed pages being promptly sent to the Security Recipient by prepaid letter (and the Security Recipient is hereby authorized to incorporate such pages into bound originals)) and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

22                                  Changes and amendments

Changes to and amendments of this Agreement including this subsection must be made in writing, signed by all of the parties hereto.

23                                  Choice of law and venue

23.1         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

23.2         Each Security Provider hereby irrevocably and unconditionally:

23.2.1      submits itself in any Legal action or proceeding relating to this Agreement and the Other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Frankfurt am Main, Germany, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

23.2.2      consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and

23.2.3      agrees that nothing herein shall limit the right of the Administrative Agent to take legal actions before any other court of competent jurisdiction.

Signature Page follows

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EXHIBIT C-3

FORM OF GERMAN GUARANTEE

Dated July 30, 2004

ROCKWOOD SPECIALTIES-GMBH (1)

ROCKWOOD PIGMENTE HOLDING GMBH (2)

SILO PIGMENTE GMBH (3)

CREDIT SUISSE FIRST BOSTON (4)

GUARANTEE
(Garantie)

THIS GUARANTEE AGREEMENT is made BETWEEN:

(1)         Rockwood Specialties GmbH, a corporation (Gesellschaft mit beschriinkter Haftung) incorporated under the laws of the Federal Republic of Germany, having its business address at MiihIstr. 118, 65396 Walluf, Germany, registered with the commercial register of the local court of Wiesbaden under HR B 17839;

(2)         Rockwood Pigmente Holding GmbH, a corporation (Gesellschaft mit beschrdnkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Miihlstr. 118, 65396 Walluf, Germany, registered with the commercial register of the local court of Wiesbaden under HR B 17837, Germany;

(3)         Silo Pigmente GmbH, a corporation (Gesellschaft mit beschrankter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Whist. 118, 65396 Walluf, Germany, registered with the commercial register of the local court of Wiesbaden under HR B 17832, Germany,

- hereinafter collectively referred to as the “Guarantors” -

(4)         Credit Suisse First Boston, a New York banking corporation having its business address at Eleven Madison Avenue, New York, NY 10010, USA, acting through its Cayman Islands Branch,

- hereinafter referred to as the “Administrative Agent” -

Preamble

(A)                               Rockwood Specialties Group, Inc. (the “US Borrower”) and Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower”), as borrowers, the lenders, JPMorgan Chase Bank as administrative agent for the lenders, and others have entered into a Credit Agreement dated as of July 23, 2003 (the “Original Credit Agreement”), as amended pursuant to which the borrowers have been made available loans and letters of credit for the account of the borrowers by the lenders.

(B)                               The US Borrower, the UK Borrower, Rockwood Specialties International, Inc., the Lenders (as defined in the Credit Agreement (as defined below)) from time to time party thereto, Credit Suisse First Boston acting through its Cayman Islands Branch as administrative agent (the “Administrative Agent”) and collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents, entered into a credit agreement dated as of July 30, 2004 (the “Credit Agreement”), as amended pursuant to which the Lenders have severally agreed to make loans to the US Borrower and the UK Borrower (the US Borrower and the UK Borrower together also the “Borrowers”) and the Letter of Credit Issuer (as defined in the Credit Agreement) has agreed to issue letters of credit for the account of the Borrowers (collectively, the “Extension of Credit”), upon the terms and subject to the conditions set forth therein and one or more Lenders or affiliates of Lenders may from time to time enter into Hedge

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Agreements (as defined below) with the US Borrower or any of the Restricted Subsidiaries (as defined in the Credit Agreement).

(C)                               The proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective business.

(D)                               Each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit.

(E)                                It is a condition precedent to the obligations of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1                                         Headings, capitalized terms and references

1.1                               Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.2                               As used herein, the term “Closing Time” means 24:00 (German time) on July 31, 2004, being the “Closing Date”.

1.3                               As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed, future or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the UK Borrower under or

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pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Guarantee or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of the UK Borrower and each Credit Party that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

1.4                               As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) the Documentation Agent, (vii) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (viii) the beneficiaries of each indemnification obligation undertaken by the UK Borrower or any Credit Party that is a Foreign Subsidiary under any Credit Document, and (ix) any successors, indorsees, transferees and assigns of each of the foregoing.

1.5                               References to “Lenders” in this Guarantee shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower.

1.6                               The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and clause references are to clauses of this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.7                               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.8                               Headings are for ease of reference only and shall not affect the construction of this Guarantee.

1.9                               This Guarantee is made in the English language. For the avoidance of doubt, the English language version of this Guarantee shall prevail over any translation of this Guarantee. However, where a German translation of a word or phrase appears in the text of this Guarantee, the German translation of such word or phrase shall prevail.

2                                         Guarantee

2.1                               Each Guarantor hereby guarantees (garantiert), as primary obligor (selbständig Verpflichteter) and not merely as surety (Burge) absolutely, unconditionally and irrevocably (unbedingt and unwiderruflich) to the Administrative Agent for the ratable

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benefit of the Secured Parties their respective successors, indorsees, transferees and assigns, as each Guarantor’s independent obligation (selbständige Verpflichtung) the prompt and complete payment and performance of all Obligations (provided always that such Obligations are capable of being transformed into financial obligations (Zahlungsverpflichtungen)) (the “Guarantee”).

2.2                               Each Guarantor further agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee. Any taxes, fees or reasonable costs owed for the signing or execution of this Guarantee shall be borne by the Guarantors. All payments to be made by a Guarantor under this Guarantee shall be made in full and, subject as provided below, free and clear of any deductions or withholdings on the due date to such account as the Administrative Agent may from time to time specify. If a Guarantor is required to make any deduction or withholding in respect of taxes from any payment due under this Guarantee to the Administrative Agent, or if the Administrative Agent is required to make any such deduction or withholding from a payment to another Secured Party, the sum due from such Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding by such Guarantor or the Administrative Agent (as the case may be) and the payment to the Secured Parties by the Administrative Agent, each Secured Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made; the relevant Guarantor shall indemnify the Administrative Agent and each other Secured Party against any losses or costs incurred by any of them by reason of any failure of such Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Each Guarantor shall promptly deliver to the Administrative Agent any receipts, certificates or other proof (if any) evidencing the amount paid or payable in respect of any deduction or withholding as aforesaid.

2.3                               No payment or payments made by the UK Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the UK Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of, or in payment of, the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding.

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2.4                               Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3                                         Acceptance of the Guarantee and shareholders’ approval / Effectiveness of Guarantee

3.1                               The Administrative Agent hereby accepts the Guarantee as described in clause 2 above.

3.2                               The respective shareholders of the Guarantors have approved the granting of the Guarantee as described in clause 2 above. Such approvals have been given by shareholders’ resolutions; copies of which are attached to this agreement as Schedule 1.

3.3                               The security interest created by the Guarantee shall attach immediately upon the Closing Time.

4                                         Amendments

This Guarantee shall create continuing security and no change or amendment whatsoever to the Credit Agreement or any other Credit Document shall affect the validity and scope of this Guarantee nor the obligations which are imposed on the Guarantors pursuant to it,  unless express reference is made to this Guarantee and this clause.

5                                         No set-off or counterclaim, contribution

5.1                               All payments to be made by a Guarantor under this Guarantee shall be made without any set-off or rights of retention of any nature whatsoever unless the respective counterclaim or right of retention is undisputed (unbestritten) or determined by final court ruling (rechtskräflig festgestellt).

5.2                               Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of clause 14 hereof. The provisions of this clause 5 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

5.3                               In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time

6

or demand, provisional or final), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

6                                         Limitation of Guarantee

6.1                               The Administrative Agent agrees to release proceeds from the enforcement of any collateral established by this Guarantee if and to the extent that:

6.1.1                     the collateral secures claims against shareholders of any Guarantor or Persons deemed to be equivalent to shareholders for purposes of Sections 30 and 31 of the German Limited Liability Companies Act (GmbHG) (Gesellschaft nahestehende Personen),

6.1.2                     in relation to each Guarantor, the application of proceeds towards such claims would lead to a situation that such Guarantor would not have sufficient assets to maintain its nominal capital (Stammkapital), and

6.1.3                     the relevant Guarantor demonstrates to the satisfaction of the Administrative Agent that the application of the proceeds therefore would lead to a violation of Section 30 of the German Limited Liability Companies Act (GmbHG),

provided that for the purposes of the calculation of the amount to be released (if any) the following balance sheet items shall be adjusted as follows:

6.1.4                     the amount of any increase of nominal capital (Stammkapital) after the date hereof that has been effected without prior written consent of the recipient of the Guarantee shall be deducted from the nominal capital (Stammkapital), and

6.1.5                     loans and other contractual liabilities incurred in violation of the provisions of the Credit Agreement shall be disregarded.

For the avoidance of doubt, each Guarantor shall have a right to the proceeds to the extent such proceeds have to be released. No release under this clause will prejudice the rights of the Administrative Agent to claim again under this Guarantee for any unpaid amount.

6.2                               In addition, if any Guarantor does not (or would not if the Guarantee is enforced) have sufficient assets to maintain its nominal capital, such Guarantor shall to the extent legally permitted in respect of its business realize any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset(s) if such asset(s) is/are not necessary for such Guarantor’s business (betriebsnotwendig).

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7                                         Payments, Currency and currency indemnity

All payments to be made by a Guarantor under this Guarantee shall be made to the Administrative Agent in United States Dollars (hereinafter referred to as “Contractual Currency”) at the Administrative Agent’s Office. In the event of the Administrative Agent recovering any amount hereunder in a currency other than the Contractual Currency and if the said amount so recovered is insufficient when converted into Contractual Currency at the date of receipt by the Administrative Agent to satisfy in full the amount due to the Administrative Agent hereunder, each Guarantor shall upon the Administrative Agents written demand pay to the Administrative Agent such further amount(s) in the Contractual Currency as will be sufficient to satisfy in full the amount so due to the Administrative Agent hereunder and such further amount(s) shall be due as a separate debt hereunder.

8                                         Several Guarantors

The obligations and liabilities of the Guarantors under this Guarantee are joint and several and shall be construed accordingly.

9                                         Declaration of trust

Each of the Guarantors and the Administrative Agent acknowledges that all rights and claims constituted by this Guarantee and all rights, claims, and moneys paid to the Administrative Agent or held by the Administrative Agent pursuant to or in connection with this Guarantee are held and administered by the Administrative Agent with effect from the date of this Guarantee on trust (treuhänderisch) for the Secured Parties and administered in accordance with the Credit Agreement.

10                                  Application of proceeds

The Administrative Agent shall apply, vis-à-vis the Secured Parties, the proceeds of any payment of the Guarantors after receipt as follows:

first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such payment or otherwise in connection with this Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of the Guarantors and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof;

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third, any surplus then remaining shall be paid to the relevant Guarantors or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

11                                  Representations and warranties, Covenants

Each Guarantor hereby represents and warrants to the Administrative Agent:

11.1                        that each Guarantor is a company duly incorporated and validly existing under German law and is neither insolvent nor subject to any insolvency proceedings;

11.2                        that each of the Guarantors has the requisite power and authority to enter into this Guarantee Agreement and to grant the Guarantee and that all necessary corporate action have been taken and all necessary approvals and consents for the execution and performance of this Guarantee have been obtained;

11.3                        that the execution and performance of this Guarantee will not violate any applicable provision of the Guarantor’s articles of association or result in the breach of any agreement or contract to which any of the Guarantors is a party;

11.4                        that it has not received any security in respect of any of its obligations under this Guarantee or any other Credit Document from any other Guarantor or any of the Credit Parties;

11.5                        that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor or in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

11.6                        Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit drawn by the UK Borrower remains outstanding, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

12                                  Authority of Agent

Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and

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such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under obligation, or entitlement, to make any inquiry respecting such authority.

13                                  No security taken by Guarantor

Each Guarantor hereby agrees that any security received by a Guarantor in violation of clause 11.4 shall, unless otherwise agreed upon with the Administrative Agent, be held on trust (treuhänderisch) for the Administrative Agent and as additional security for the Obligations of such Guarantor and/or the UK Borrower under any of the Credit Documents.

14                                  Negative undertakings

14.1                        Until all guaranteed Obligations under the Credit Documents have been satisfied by payment in full, the Commitments have been terminated and no Letters of Credit have been drawn by the UK Borrower, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations, each Guarantor agrees that, without the prior written consent of the Administrative Agent, it will not:

14.1.1              exercise any rights of subrogation, contribution or indemnity against any other Guarantor or the UK Borrower or any other Person liable;

14.1.2              demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to such Guarantor by reason of performance of its obligations under any of the Credit Documents from any other Guarantor or the UK Borrower;

14.1.3              demand or accept any security interest in respect of any of its obligations under this Guarantee or any other Credit Document from any other Guarantor or the UK Borrower; and

14.1.4              take any step to enforce any right against any other Guarantor or the UK Borrower in respect of any guaranteed Obligation.

14.2                        In case of violation of clauses 14.1.1 to 14.1.4 (inclusive), any monies or other property received by a Guarantor shall be received by such Guarantor on trust (treuhänderisch) for and transferred by it on trust (treuhänderisch) to the Administrative Agent.

14.3                        A Guarantor shall automatically be released from its obligations hereunder and the guarantee of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the US Borrower. In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the

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preceding sentence of this clause 14.3 shall be without recourse to or warranty by the Administrative Agent.

15                                  Positive undertakings

15.1                        Each Guarantor hereby undertakes with the Administrative Agent that during the continuance of this Guarantee it will take any step and execute any amendment agreement and other documents which the Administrative Agent may deem necessary to ensure continuance of this Guarantee in accordance with its provisions, in particular when any supplemental agreement to this Guarantee is signed and new Secured Parties accede.

16                                  Independent guarantee

16.1                        This Guarantee shall be in addition to any other guarantee or other security given by or on behalf of the UK Borrower, any other Guarantor or otherwise which the Secured Parties and/or the Administrative Agent may now or hereafter hold and shall be binding on each Guarantor notwithstanding that any other Person who has also been requested by the Secured Parties and/or the Administrative Agent to guarantee or give security for the guaranteed Obligations shall fail to give such guarantee or security or shall be released from any guarantee or security given by it or them.

16.2                        The liability of each Guarantor shall not be affected nor shall any guarantee under this Guarantee be discharged or reduced by reason of:

16.2.1              any modification of the articles of association, the legal structure or the shareholder structure of the other Guarantors or the UK Borrower, in particular those resulting from any merger, change in corporate form or corporate purpose of the other Guarantors or the UK Borrower, even if such merger, change or modification results in the creation of a new legal entity, or if the corporate form of the respective Guarantor or the UK Borrower is modified;

16.2.2              the insolvency, bankruptcy, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction of any other Guarantor or the UK Borrower or any analogous proceeding occurring in relation to the respective Guarantor or the UK Borrower;

16.2.3              the Administrative Agent or any of the other Secured Parties granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of any Guarantor or the UK Borrower or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any other Guarantor or the UK Borrower;

16.2.4              any amendment, variation or waiver of any of the Credit Documents or any Hedge Agreement; or

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16.2.5              any act or omission which would not have discharged or affected the liability of such Guarantor had it been a principal debtor instead of a guarantor or anything done or omitted which but for this provision might operate to exonerate such Guarantor.

16.3                        Each Guarantor agrees to be bound by this Guarantee notwithstanding that any Person intended to execute or to be bound by this Guarantee may not do so or may not be effectually bound and notwithstanding that any guarantees contained in this Guarantee may be terminated or released or may be or become invalid or unenforceable against any other Guarantor whether or not the deficiency is known to the Administrative Agent or any of the Secured Parties.

16.4                        Neither the Administrative Agent nor any of the other Secured Parties shall be obliged to make any claim or demand on any Guarantor or the UK Borrower or any other Person liable or to resort to any security which is granted for the guaranteed Obligations before enforcing this Guarantee and no action taken or omitted in connection with any such claim or security shall discharge, reduce, prejudice or affect the liability of any Guarantor under this Guarantee.

17                                  Settlements conditional

Any release, discharge or settlement between a Guarantor and the Administrative Agent shall be conditional upon no security, disposition or payment to the Administrative Agent or any of the other Secured Parties by any of the Guarantors or any other Person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation, administration or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Administrative Agent shall be entitled to enforce this Guarantee as if such release, discharge or settlement had not occurred and any such payment had not been made.

18                                  Additional actions and declarations

The Guarantor will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by this Guarantee and in order (x) to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, all at the expense of such Guarantor.

19                                  Costs and expenses

All costs and expenses arising from the execution of this Guarantee, from amendments or prolongation thereof or any costs arising from the enforcement or preservation of Administrative Agent’s rights hereunder if reasonably incurred shall be borne by the Guarantors jointly and severally, whereby the Administrative Agent is entitled to

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mandate a third party to perform such actions in its own name but for each Guarantor’s account.

20                                  Indemnity

20.1                        The Administrative Agent shall not be liable for any loss or damage which is suffered by the Guarantor save in respect of such loss or damage which is suffered as a result of willful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit).

20.2                        The Guarantors shall, jointly and severally, indemnify the Administrative Agent and keep the Administrative Agent indemnified against any losses, actions, claims, expenses, demands and liabilities which may be made against or incurred by the Administrative Agent for anything done or omitted in the exercise or purported exercise of the powers and rights under this Guarantee or occasioned by any breach of a Guarantor of any of its obligations or undertakings contained herein, provided always that there will be no such indemnification, to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Administrative Agent as a result of willful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) of the Administrative Agent.

21                                  Assignment and transfer

21.1                        The Administrative Agent shall, at any time, have the right to assign, to transfer or to dispose of all or any part of its rights or obligations or both under this Guarantee to any of the Secured Parties or any Person becoming a Secured Party and each Guarantor shall execute all such documents and do all such acts and things which the Administrative Agent may reasonably require in connection with such assignment, transfer or disposal.

21.2                        No Guarantor shall be entitled to assign, to transfer or to dispose of all or any part of its rights or obligations or both hereunder.

21.3                        Each Guarantor hereby agrees to any accession of a new party and any change to the parties to the Credit Documents. Each Guarantor further agrees that notwithstanding any such accession of a party or change to the parties to the Credit Documents or any assignment, transfer or disposal as contemplated in clause 21.1 above, this Guarantee shall remain in full force and effect.

22                                  Duration, partial invalidity and other matters

22.1                        This Guarantee shall be a continuing security and shall remain in full force and effect until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations (the “Discharge Date”).

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22.2                        When payments are made to the Administrative Agent by a Guarantor, the rights of the Secured Parties towards the UK Borrower and the Guarantors (or any of them) shall only be transferred to the respective Guarantor after the occurrence of the Discharge Date.

22.3                        Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22.4                        This Guarantee represents the agreement of each Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

22.5                        In case of a prohibited, invalid or unenforceable provision the parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

22.6                        This Guarantee shall inure to the benefit of the Administrative Agent, its successors and assigns.

23                                  Notices and other Matters

23.1                        Notices

Every notice, request demand or other communication under this Guarantee shall:

23.1.1              be in writing delivered personally or by prepaid letter (airmail if available) or fax;

23.1.2              be deemed to have been received, subject as otherwise provided in this Guarantee, in the case of a letter, when delivered personally or ten (10) days after it has been put into the post and, in the case of a fax, when a complete and legible copy is received by the addressee (unless the time of dispatch of any fax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

23.1.3              be sent

(a)           to the Guarantors at:

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08542
USA

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Attention:
Fax:

with a copy to:

Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
Suite 4200
New York, NY 10019
USA

Attention:
Fax:

(b)          to the Administrative Agent at:

Credit Suisse First Boston
Eleven Madison Avenue
New York
NY 10010

Attention:
Fax:

or to such other address or fax number as is notified by the relevant party to the other parties to this Guarantee.

For the purpose of this Guarantee each Guarantor hereby appoints and authorizes Rockwood Specialties Group, Inc., to receive any notice, request demand or other communication under this Guarantee (Empfangsvollmacht).

24                                  No implied waiver, remedies cumulative

No failure or delay on the part of the Administrative Agent to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

24.1                        English translations

All documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

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24.2                        Counterparts

This Guarantee may be executed in any number of counterparts (whether by facsimile or otherwise, but, if by facsimile, with the original signed pages being promptly sent to the Administrative Agent by first-class prepaid letter (and the Administrative Agent is hereby authorized to incorporate such pages into bound originals)) and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

25                                  Additional Guarantors

Except as provided in Section 9.11 of the Credit Agreement, each Guarantor undertakes to cause each of its subsidiaries organized under the laws of Germany formed, purchased or acquired after the date hereof to execute a supplement to this Guarantee in order to become Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

26                                  Changes and amendments

Changes to and amendments of this Guarantee including this subsection must be made in writing, signed by all of the parties hereto.

27                                  Choice of law and venue

27.1                        THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERTFEETED IN ACCORDANCE WITH, THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

27.2                        Each Guarantor hereby irrevocably and unconditionally:

27.2.1              submits itself in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Frankfurt am Main, Germany, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

27.2.2              consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

27.2.3              agrees that nothing herein shall limit the right of the Administrative Agent to take legal actions before any other court of competent jurisdiction.

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Signature Page Follows

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EXHIBIT C-4

FORM OF GERMAN NEGATIVE PLEDGE AGREEMENT

NEGATIVE PLEDGE AGREEMENT (the “Agreement”) dated as of July 30, 2004, between Rockwood Pigmente Holding GmbH (“Rockwood Pigmente”) and Silo Pigmente GmbH (“Silo Pigmente” and, together with Rockwood Pigmente, the “Rockwood Parties”) both incorporated under the laws of the Federal Republic of Germany, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) to the Lenders (as defined below) under the Credit Agreement (as defined below).

A.            Reference is made to the Credit Agreement dated as of July 30, 2004 (the “Credit Agreement”), among Rockwood Specialties Group, Inc, a Delaware corporation, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales, Rockwood Specialties International, Inc., a Delaware corporation, the lenders from time to time parties thereto (the “Lenders”), the Administrative Agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents. Capitalized terms used herein but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

B.            Rockwood Pigmente and Silo Pigmente own 89.93% and 10%, respectively, of the partnership interests of Brockues GmbH & Co. KG (the “Partnership”).

C.            In accordance with Section 6.1(m) of the Credit Agreement, the parties hereto have entered into this Agreement.

Accordingly, the parties hereto hereby agree with effect as of July 31, 2004, 24:00 (German time) as follows:

SECTION 1. Covenants. The Rockwood Parties hereby covenant to the Administrative Agent on behalf of the Lenders that such Rockwood Parties shall:

(a)           until the Obligations (as defined in the German Guarantee) under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower or the US Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations, undertake to exercise their voting rights in the Partnership to prevent the Partnership from creating, incurring, assuming or suffering to exist any Lien upon any property or assets of any kind, save for Liens created, incurred, assumed or suffered to exist to meet the regular working capital requirements of the Partnership or which are created, incurred, assumed or suffered to exist in the ordinary course of business of the Partnership, in each case, to the extent permitted by any of Sections 10.2(a) through (e) (inclusive) of the Credit Agreement or Section 10.2(h) of the Credit Agreement; provided, that the aggregate principal amount of the obligations so secured pursuant to such Section 10.2(h) shall not exceed US$ 5,000,000 at any one time outstanding,

(b)           undertake to exercise their voting rights in the Partnership to the effect that a partners’ resolution shall be passed to resolve that the Rockwood Parties may pledge all of the partners’ interests in the Partnership owned by such Rockwood Parties in favor of Credit Suisse First Boston, as Administrative Agent to the Lenders,

(c)           undertake to enter into a pledge agreement in the form substantially set out in Exhibit A-1 hereto to pledge all of the partners’ interests in the Partnership owned by the Rockwood Parties following the partners’ resolution described in paragraph (b) above, and

(d)           undertake to exercise their voting rights in the Partnership to change the legal status of the Partnership into a stock corporation (Aktiengesellschaft). Following such change, the Rockwood Parties agree to “squeeze-out” or take similar steps which would result in the acquisition or other elimination of the partners’ interests in the Partnership not held by the Rockwood Parties to the extent, under the legislation and circumstances at such time, the Rockwood Parties reasonably determine, in consultation with the Administrative Agent, that such exercise is commercially reasonable and would not require the Rockwood Parties to take material legal risks under German law or other unduly burdensome actions.

SECTION 2. Further Assurances. Each party agrees, upon the reasonable request of any other party, at any time and from time to time, to execute and deliver all such further documents and take such action as may be reasonably necessary or appropriate in order to effectively confirm or carry out the provisions of this Agreement. Any execution and delivery of documents by the Administrative Agent contemplated by the immediately preceding sentence shall be without recourse to or warranty by the Administrative Agent.

SECTION 3. Amendment. This Agreement may not be amended, modified or waived except in writing signed by each party hereto.

SECTION 4. Successors and Assigns Beneficiaries. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

SECTION 6. Execution of Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(Signature page follows)

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EXHIBIT D

FORM OF GUARANTEE

GUARANTEE

GUARANTEE dated as of July 30, 2004, made among ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), each of the subsidiaries of ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), listed on Annex A hereto (each such subsidiary individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and Holdings are referred to collectively as the “Guarantors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Holdings, the Lenders, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacities, the “Co-Syndication Agents”) for the Lenders.

W I T N E S S E T H:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers or any of the Restricted Subsidiaries;

WHEREAS, each Subsidiary Guarantor is a Domestic Subsidiary of the US Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrowers to make valuable transfers to the Subsidiary Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the

Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers and/or the Restricted Subsidiaries, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.             Defined Terms.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)           As used herein, the term “Closing Time” means 24:00 (German time) on the Closing Date.

(c)           As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Guarantee or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Borrower or Restricted Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

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(d)           As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (viii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (ix) any successors, indorsees, transferees and assigns of each of the foregoing.

(e)           References to “Lenders” in this Guarantee shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with any Borrower or Restricted Subsidiary.

(f)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.             Guarantee.

(a)           Subject to the provisions of Section 2(b) and effective immediately upon the Closing Time, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)           Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors.

(c)           Each Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

(d)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(e)           No payment or payments made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrowers, any of the Guarantors, any other guarantor or any

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other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit shall be outstanding.

(f)            Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3.             Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof.  The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

4.             Right of Set-off.  In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor.  Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5.             No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured

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Parties by the Credit Parties on account of the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit shall be outstanding.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

6.             Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.  When making any demand hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrowers or any Guarantor or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrowers or any Guarantor or guarantor or any release of the Borrowers or any Guarantor or guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor.  For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

7.             Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or

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accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations or any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee; and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Letter of Credit or any Hedge Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrowers against the Administrative Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations.  A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Domestic Subsidiary of the Borrower.  In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 7 shall be without recourse to or warranty by the Administrative Agent.

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8.             Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.             Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

10.          Representations and Warranties; Covenants.

(a)           Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor or in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(b)           Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

11.          Authority of Agent.  Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

12.          Notices.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.  All communications and notices hereunder to each Guarantor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

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13.          Counterparts.  This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Guarantee signed by all the parties shall be lodged with the Administrative Agent and the US Borrower.

14.          Severability.  Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.          Integration.  This Guarantee represents the agreement of each Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

16.          Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

(b)           Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Secured Party would otherwise have on any future occasion.

(c)           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.          Section Headings.  The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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18.          Successors and Assigns.  This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

19.          Additional Guarantors.  Each Subsidiary of the US Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a Supplement in the form of Annex B hereto.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

20.          WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21.          Submission to Jurisdiction; Waivers.  Each Guarantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 12 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages.

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22.          GOVERNING LAW.  THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

ANNEX A

TO THE GUARANTEE

SUBSIDIARY GUARANTORS

ANNEX A

TO THE GUARANTEE

SUPPLEMENT NO. [  ] dated as of [            ], to the Guarantee dated as of July 30, 2004, among ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), each of the subsidiaries of ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”) listed on Annex A thereto (each such subsidiary individually, a “Subsidiary Guarantor”, and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and Holdings are referred to collectively as the “Guarantors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders to the Borrowers (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.  Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales, the Lenders from time to time party thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacities, the “Co-Syndication Agents”).

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee (or, if not defined therein, in the Credit Agreement).

C.  The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Co-Syndication Agents and the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers.  Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement.  Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and each New Guarantor agrees as follows:

SECTION 1.  In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor.  The Guarantee is hereby incorporated herein by reference.

SECTION 2.  Each New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.  This Supplement shall become effective as to each New Guarantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Administrative Agent.

SECTION 4.  Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.  Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.  All communications and notices hereunder to each New Guarantor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION 8.  Each New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW GUARANTOR],

by

Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent by

Name:
Title:

by

Name:
Title:

EXHIBIT E-1

FORM OF ITALIAN GUARANTEE

Private & Confidential

Dated 30 July 2004

Rockwood Italia S.p.A.    (1)

GUARANTEE

Working translation into English

ContentsClausePage

1	Defined Terms	3

2	Guarantee	4

3	Right of Set-off	5

4	Effectiveness and Discharge of the Guarantee	6

5	Payments	6

6	Representations and Warranties; Covenants	6

7	Authority of the Administrative Agent	7

8	Notices	7

9	Severability	7

10	Amendments in Writing; No Waiver; Cumulative Remedies	8

11	Section Headings	8

12	Successors and Assigns	8

13	Jurisdiction	9

14	Governing Law	9

[LETTERHEAD OF ROCKWOOD ITALIA S.P.A.]

Milan 30 July 2004

Credit Suisse First Boston
Cayman Islands Branch
Eleven Madison Avenue
New York
New York 10010, USA

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut 06901, USA

Goldman Sachs Credit Partners L.P.
Clarendon House
2 Church Street
Hamilton
HM CX Bermuda

Dear Sirs,

Following our recent discussions, we hereby propose the constitution of a guarantee in the terms and conditions set out in the following agreement (the “Agreement”) dated [•1 made between:

(1)                                 Rockwood Italia S.p.A.”, a company incorporated and existing under the laws of Italy, having its registered office in Turin, Via Reiss Romoli no. 44/12, Italy, share capital of Euro 3,819,930, fiscal code and number of registration in the Companies Register of Turin 02146370263, (the “Guarantor”), represented by the undersigned Mr. Gabriele Ceracchi born in Spoleto (Italy), on 5 April 1952, and domiciled for the purpose of this document in Turin, Via Reiss Romoli n. 44/12, in his capacity as Chairman of the Board of Directors of the Guarantor authorised to execute the present deed by virtue of the powers conferred to him by a resolution of the Board of Directors meeting held on 30 July 2004 which is attached hereto sub Annex A;

(2)                                 Credit Suisse First Boston, acting through its Cayman Islands Branch, Eleven Madison Avenue, New York, New York 10010, USA (hereafter the “Administrative Agent”) acting for the purposes of this Agreement as Administrative Agent for the Secured Parties, as secured creditors and beneficiaries of the pledge constituted by virtue of this Agreement, represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B;

(3)                                 UBS Loan Finance LLC, 677 Washington Boulevard, Stanford, Connecticut 06901, USA (“UBS”), represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B;

(4)                                 Goldman Sachs Credit Partners L.P., Clarendon House, 2 Church Street, Hamilton, HM CX Bermuda (the “GS Co-Syndication Agent”), represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B;

the Administrative Agent, UBS and the GS Co-Syndication Agent together the “Beneficiaries”.

WHEREAS

(A)                               On 30 July 2004 a credit agreement (as the same may be amended, supplemented, otherwise modified from time to time, the “Credit Agreement”) has been entered into among (1) Rockwood Specialties Group Inc., a Delaware corporation, (2) Rockwood Specialties Limited, as UK Borrower (“UK Borrower”), (3) Rockwood Specialties International, Inc., a Delaware corporation, (4) the lending institutions from time to time parties thereto (collectively the “Lenders”), (5) Credit Suisse First Boston, acting through its Cayman Islands branch as administrative agent and (6) the Co-Syndication Agents;

(B)                               Pursuant to the Credit Agreement, (a) the Lenders have, inter alia, severally agreed to make Loans to, inter alia, the UK Borrower and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the UK Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set out in the Credit Agreement and subject to the interest rate provided in Section 2.8 of the Credit Agreement and repayable on the terms and conditions provided in Section 2.5 of the Credit Agreement (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the UK Borrower;

(C)                               The Guarantor is a Subsidiary of the US Borrower;

(D)                               The proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valuable transfers to the Guarantor in connection with the operation of their respective businesses;

(E)                                The Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

(F)                                 It is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement that the Guarantor shall have executed and delivered this guarantee to the Administrative Agent, for itself and the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent;

NOW, THEREFORE, in consideration of the recitals (which constitute an integral and substantial part of this agreement, the “Agreement”) and to induce the Administrative Agent, the Co-Syndication Agents and the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective

Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower, the Guarantor hereby agrees guarantee the Secured Parties as follows:

1                                         Defined Terms

1.1                               Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.2                               As used herein, the term “Secured Obligations” means the collective reference to:

(a)                                 the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding) on the Loans, extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary of any of the Secured Parties under the Credit Agreement and the other Credit Documents;

(b)                                 the due and punctual performance of all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents;

(c)                                  the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Agreement or the other Credit Documents;

(d)                                 the due and punctual payment and performance of all obligations of the UK Borrower and each Credit Party that is a Foreign Subsidiary under each Hedge Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into; and

(e)                                  the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Secured Parties or their Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary, arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

1.3                               “Secured Parties” means (i) the Lenders (including UBS), (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents

(including the GS Co-Syndication Agent), (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

1.4                               References to “Lenders” in this Guarantee shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower.

1.5                               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2                                         Guarantee

2.1                               Subject to the provisions of Section 2.2, the Guarantor hereby, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for itself and the rateable benefit of the Secured Parties, the GS Co-Syndication Agent and UBS and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance of the Secured Obligations.

2.2                               The Guarantee is offered up to a maximum of Euro 6,713,940.00 (six million seven hundred thirteen thousand nine hundred and forty). Under no circumstances shall the Guarantor be required to make any payment pursuant to the Guarantee if, with such payment the aforementioned limits and amounts are exceeded.

2.3                               The Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) that may be paid or incurred by the Beneficiaries in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. Any taxes, fees or costs owed for the signing or execution of this Guarantee shall be borne by the Guarantor.

2.4                               No payment or payments made by the UK Borrower, the Guarantor, any other guarantor or any other Person or received or collected by the Beneficiaries or any other Secured Party from the UK Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Secured Obligations or payments received or collected from the Guarantor in respect of the Secured Obligations, remain liable for the Secured Obligations up to the maximum liability of the Guarantor hereunder until the Secured Obligations are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding.

2.5                               The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Beneficiaries or any other Secured Party on account of its liability hereunder, it will notify the Beneficiaries in writing that such payment is made under this Guarantee for such purpose.

2.6                               The Guarantor offers and creates such Guarantee with formal waiver of any rights under article 1944 of the Italian Civil Code, and shall remain jointly and severally bound with the UK Borrower and the other obligors of the Secured Obligations.

3                                         Right of Set-off

In addition to any rights and remedies of the Beneficiaries provided by law, the Guarantor hereby irrevocably authorizes the Beneficiaries at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to the Guarantor, any such notice being expressly waived by the Guarantor, upon any amount becoming due and payable by the Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Beneficiaries to or for the credit or the account of the Guarantor. The Beneficiaries shall notify the Guarantor promptly of any such set-off and the appropriation and application made, provided that the failure to give such notice shall not affect the validity of such set-off and application.

4                                         Effectiveness and Discharge of the Guarantee

4.1                               This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Beneficiaries and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until all the Secured Obligations and the Secured Obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Secured Obligations.

4.2                               The Guarantor shall automatically be released from its obligations hereunder and the Guarantee of the Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which the Guarantor ceases to be a Subsidiary of the US Borrower.

4.3                               In connection with any such release, the Beneficiaries shall execute and deliver to the Guarantor, at the Guarantor’s expense, all documents that the Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.3 shall be without recourse to or warranty by the Beneficiaries.

4.4                               The Guarantor waives the benefits, rights and exceptions pursuant to articles 1945, 1955 and 1957 of the Italian Civil Code.

5                                         Payments

The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

6                                         Representations and Warranties; Covenants.

6.1                               The Guarantor is a company duly incorporated and validly existing under Italian law. The Guarantor is not insolvent.

6.2                               The Guarantor’s balance sheets comply with the laws in force and, in particular, represent, truthfully and accurately, the assets and liabilities, financial position and the economic results for the relevant period.

6.3                               The Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to the Guarantor or in the other Credit Documents to which such Guarantor is a party are true and correct, and the Beneficiaries shall be entitled to rely on each of them as if they were fully set forth herein.

6.4                               The Guarantor hereby covenants and agrees with the Beneficiaries that, from and after the date of this Guarantee until the Obligations are paid in full, the Commitments are terminated and no Letter of Credit drawn by the UK Borrower remains outstanding, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.

7                                         Authority of the Administrative Agent

The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Guarantor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

8                                         Notices

All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to the

Guarantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement. For the purposes of this Agreement, the Beneficiaries elect domicile at the registered office of the Administrative Agent.

9                                         Severability

9.1                               Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.2                               The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10                                  Amendments in Writing; No Waiver; Cumulative Remedies.

10.1                        None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor, the Beneficiaries in accordance with Section 14.1 of the Credit Agreement.

10.2                        None of the Beneficiaries shall by any act (except by a written instrument pursuant to Section 10.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Beneficiaries, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Beneficiaries of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Beneficiaries would otherwise have on any future occasion.

10.3                        The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

11                                  Section Headings

The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12                                  Successors and Assigns

This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Beneficiaries and the other Secured Parties and their respective successors and assigns except that the Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Beneficiaries.

13                                  Jurisdiction

Unless otherwise established by law, the courts of Milan shall have exclusive jurisdiction to settle any dispute between the parties which may arise out of or in connection with this Guarantee. Nevertheless, nothing shall limit the right of the Beneficiaries to initiate proceedings in any other competent court pursuant to the current laws in force.

14                                  Governing Law

This guarantee and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the Republic of Italy.

Should you agree with the above, you are kindly requested to return a signed copy of the text above as express acceptance of the terms and conditions therein contained.

Yours faithfully,

Rockwood Specialties Group Inc.

EXHIBIT E-2

FORMS OF ITALIAN SHARE PLEDGE AGREEMENTS

Private & Confidential

Dated 30 July 2004

Rockwood Specialties Group, Inc. (1)

and

Credit Suisse First Boston, acting through its Cayman Islands Branch (2)

Share Pledge Agreement

(US OBLIGATIONS)

Contents

Clause		Page

1	Definitions	3

2	Pledge of the Shares	5

3	Secured Obligations	5

4	Registration of the Pledge	5

5	Representations and Warranties	5

6	Covenants by the Pledgor	6

7	Voting Rights and Dividends	7

8	Increased Share Capital	8

9	Enforcement	8

10	Proceeds	10

11	Effectiveness and Discharge of the Pledge	11

12	Authority of Administrative Agent	12

13	Miscellaneous	12

14	Notices	13

15	Governing Law and Jurisdiction	13

16	Power of Attorney	13

Schedule 1 Text of the registration of the pledge in the shareholder’s book of the Company		14

[LETTERHEAD OF ROCKWOOD SPECIALTIES GROUP INC

Milan 30 July 2004

Credit Suisse First Boston
Cayman Islands Branch
Eleven Madison Avenue
New York
New York 10010, USA

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut 06901, USA

Goldman Sachs Credit Partners L.P.
Clarendon House
2 Church Street
Hamilton
HM CX Bermuda

Dear Sirs,

Following our recent discussions, we hereby propose the constitution of a pledge in the terms and conditions set out in the following agreement (the “Agreement”) dated 30 July 2004 made between:

(1)                                 Rockwood Specialties Group, Inc. (hereafter the “Pledgor” or “US Borrower”), a Delaware corporation having its registered office at Corporation Trust Centre, 1209 Orange Street, Newcastle County, Delaware, USA with fully paid up share capital equal to US$343,988,000 registered in the State of Delaware, USA under no.3304314, represented by its agent Adriana Lamberto Floristan, born in Pamplona (Spain), on 11 September 1973, domiciled for the purposes of this document in via Principe Amadeo 3, 20121 Milan (Italy), duly authorised to act on behalf of Rockwood Specialties Group, Inc. by virtue of special power of attorney, a certified extract of which is reproduced under Annex A below;

(2)                                 Credit Suisse First Boston, acting through Its Cayman Islands Branch, Eleven Madison Avenue, New York, New York 10010, USA (hereafter the “Administrative Agent”), acting for the purposes of this Agreement as Administrative Agent for the Secured Parties, as secured creditors and beneficiaries of the pledge constituted by virtue of this Agreement, represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B;

(3)                                 UBS Loan Finance LLC, 677 Washington Boulevard, Stamford, Connecticut 06901, USA (“UBS”), represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B; and

(4)                                 Goldman Sachs Credit Partners L.P., Clarendon House, 2 Church Street, Hamilton, HM CX Bermuda (the “GS Co-Syndication Agent”), represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B;

the Administrative Agent, UBS and the GS Co-Syndication Agent together the “Beneficiaries”.

WHEREAS:

(A)                               On 30 July 2004 a credit agreement (as the same may be amended, supplemented, otherwise modified from time to time, the “Credit Agreement”) has been entered into among (1) the Pledgor, (2) Rockwood Specialties Limited, as UK Borrower (“UK Borrower”), (3) Rockwood Specialties International, Inc., a Delaware corporation, (4) the lending institutions from time to time parties thereto (collectively the “Lenders”), (5) the Administrative Agent and (6) the Co-Syndication Agents;

(B)                               Pursuant to the Credit Agreement, (a) the Lenders have severally agreed to make Loans to, inter alia, the US Borrower, and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the US Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers;

(C)                               The Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

(D)                               It is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Agreement in favour of the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent;

(E)                                The Pledgor is the owner of 381,993 shares (the “Shares”) of Euro 10 each, representing 100% of the paid up share capital of Rockwood Italia S.p.A. (the “Company”) having its registered office at Via G. Reiss Romoli, 44/12, Turin, Italy, Tax Code 02146370263 and registered at the Company Registry of Turin as No. 286520/1997, with issued and paid up share capital in the amount of Euro 3,819,930; and

(F)                                 The Pledgor, under the terms of this Agreement, intends to secure all of the Secured Obligations (as defined below) granting a pledge over part of its Shares (the Collateral, as defined below) in the Company.

Now, therefore, having acknowledged that the above recitals and the attachments hereto constitute an integral and substantial part of this Agreement, it is hereby agreed and stipulated as follows:

1                                         Definitions

1.1                               Definitions

The following terms in this Agreement shall have the meanings set forth below, unless the context otherwise requires:

“Collateral” means 248,295 shares of Euro 10 each for a total of Euro 2,482,950, equal to 65% of the Shares and registered in the Company’s shareholders’ book in the name of the Pledgor. The word Collateral also includes all relevant rights deriving therefrom and, in particular:

(i)                                     dividends, cash, stocks and shares and any benefit arising either in connection with or in exchange for the shares constituting Collateral;

(ii)                                  option or first refusal rights and any other rights of whatever nature exercised or to be exercised in connection with or in exchange for the Collateral;

(iii)                               any amount accruing on the Collateral in favour of the Pledgor and any other option rights, dividends, cash received or to be received, or distributed or to be distributed, in connection with or in exchange for the Collateral;

For the avoidance of doubt, unless the context otherwise requires “Collateral” should include any additional shares in the Company (and the relevant rights deriving therefrom) required to be pledged hereunder pursuant to Section 8 hereof.

“Secured Obligations” means the collective reference to:

(i)                                     the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding), of the Borrowers or any other Credit Party under the Credit Agreement and the other Credit Documents;

(ii)                                  the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents;

(iii)                               the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents;

(iv)                              the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into; and

(v)                                 the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Secured Parties or their Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

“Secured Parties” means (i) the Lenders (including UBS), (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents (including the GS Co-Syndication Agent), (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

1.2                               Successors and assignees

References to each of the parties to this Agreement and to the Secured Parties, includes references to his successors, transferees or assignees.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4                               Construction of certain terms

In this Agreement, including the premises, unless the context otherwise requires:

(a)                                 references to the time of day are to Italian time; and

(b)                                 References to “Lenders” in this Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers;

1.5                               Credit Agreement definitions

Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Credit Agreement shall have the same meaning when used in this Agreement.

2                                         Pledge of the Shares

The Pledgor, with full title and as full owner of the Collateral, hereby pledges to the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent, the Collateral (numbering 248,295 shares of Euro 10 each for the aggregate amount of Euro 2,482,950 representing 65% of the paid up share capital of the Company) represented by share certificate no. 7 (the “Certificate”). The Beneficiaries accept such pledge.

3                                         Secured Obligations

3.1                               The pledge rights hereby created secure the payment of all the Secured Obligations of each Credit Party.

4                                         Registration of the Pledge

4.1                               The Pledgor agrees and undertakes to:

(a)                                 no later than Monday, 2 August 2004, endorse the Certificate, authenticated by a notary or other qualified individual, in favour of the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent and to deliver such Certificate to the Administrative Agent for the purposes of article 2786, paragraph 2 of the Italian Civil Code.

(b)                                 within 5 (five) days of the execution of this Agreement, register the pledge in the shareholders’ book of the Company in the form as provided in Schedule 1 of this Agreement and to deliver to the Administrative Agent a copy of the pages of the shareholders’ book of the Company evidencing such registration, certified as a conformed copy of the original by a public notary.

5                                         Representations and Warranties

5.1                               Representations and warranties

The Pledgor hereby represents and warrants to the Beneficiaries that:

(a)                                 Title to Collateral

The Pledgor is the sole registered and beneficial owner of, and has full title to the Collateral. Such Collateral are free from any encumbrance (other than the pledge created herein) and are not, nor shall they be, subject to any third party rights;

(b)                                 Release of the Shares

The Collateral have been duly subscribed and paid up.

(c)                                  Security

The execution and delivery by the Pledgor of this Agreement and the charge of the Collateral by the Pledgor hereunder create a valid and perfected first-priority charge over the Collateral, securing the payment of the Secured Obligations, in favour of the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent.

(d)                                 Authority

The Pledgor has full power, authority and legal right to charge all the Collateral pursuant to this Agreement.

(e)                                  Binding obligations

This Agreement creates valid and legally binding obligations for the Pledgor and does not violate any law of Italy, Delaware or any other State of the United States of America, nor any judgement, order, legal or administrative measure or any obligation assumed by the Company or by the Pledgor.

6                                         Covenants by the Pledgor

6.1                               Continuing covenants

6.1.1                     The Pledgor will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents), which may be required under any applicable law, or which the Beneficiaries or the Required Lenders may reasonably request, in order to (v) perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) enable the Beneficiaries to exercise and enforce their rights and remedies hereunder with respect to any Collateral, all at the expense of the Pledgor.

6.1.2                     The Pledgor shall:

(a)                                 not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien under this Agreement, provided that in the event the Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement and such assets are or include any of the Collateral, the Beneficiaries shall release such Collateral free and clear of the Lien under this Agreement concurrently with the consummation of such sale; and

(b)                                 defend its and the Beneficiaries title or interest in and to all the Collateral (and in the proceeds thereof) against any and all Liens (other than the Lien of this Agreement), however arising, and any and all Persons whomsoever.

6.1.3                     The Pledgor shall, on request of the Beneficiaries, execute one or more additional pledge agreements, further to this Agreement, should the Company transform itself into a società a responsabilità limitata (company limited by quotas) or into any other type of company, with continuation of the pledge on the share capital represented by quotas or shares, different from the Collateral pledged herein, without novation of this Agreement, in whole or in part, and with express consent of the Pledgor, hereby granted, so as to have such additional share pledge agreements effective, to the extend possible under the law, as of the date of this Agreement.

7                                         Voting Rights and Dividends

7.1                               The Beneficiaries agree with the Pledgor that so long as no Event of Default shall have occurred and be continuing:

(a)                                 The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Credit Documents.

(b)                                 The Beneficiaries shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (a) above.

(c)                                  The Pledgor shall receive from the Administrative Agent, also in the name of an on behalf of the other Beneficiaries, the admission ticket in order to participate in the ordinary and extraordinary shareholders’ meetings pursuant to article 2370 of the Italian Civil Code.

7.2                               Subject to Section 9.1 below, the Pledgor shall be entitled to receive and retain and use, free and clear of the lien of this Agreement, any and all dividends and distributions made or paid in respect of the Collateral to the extent permitted by the Credit Agreement.

8                                         Increased Share Capital

8.1                               In the case of an increase in share capital of the Company, both free and paid, the pledge created hereby shall extend to the shares of the Pledgor issued and subscribed in connection with such increase in share capital, provided that the percentage of the shares subject to the pledge does not exceed 65% of the capital of the new issue.

8.2                               In such case, the Pledgor hereby undertakes to:

(a)                                 note the existence of the pledge in favour of the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-

Syndication Agent on the share certificates of the shares covered by the pledge, upon their issuance, by means of a guaranteed endorsement authenticated by a notary in favour of the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent and to deliver such certificates to the Administrative Agent, or to one of its Italian subsidiaries, for the purposes pursuant to article 2786, paragraph 2 of the Italian Civil Code.

(b)                                 register in the Company’s shareholders’ book, in the form provided in Attachment 1 of this Agreement, the pledge over the shares of the Pledgor issued following the increase in share capital; and

(c)                                  deliver to the Administrative Agent a copy of the pages of the Company’s shareholders’ book evidencing such registration, certified as a conformed copy of the original by a notary public.

8.3                               The pledge rights over the shares of the Pledgor following any increase in share capital of the Company, as provided for in this Section, are understood to be the same pledge rights as created pursuant to this Agreement and shall be subject to the same terms as contained herein.

9                                         Enforcement

9.1                               Upon the occurrence and during the continuance of an Event of Default:

(a)                                 all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7.1(a) shall cease, and all such rights shall thereupon become vested in the Beneficiaries, who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Beneficiaries shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgor to exercise such rights. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Pledgor will have the right to exercise the voting and consensual rights that the Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7.1(a);

(b)                                 all rights of the Pledgor to receive the dividends and distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7.2 shall cease, and all such rights shall thereupon become vested in the Beneficiaries, who shall thereupon have the sole rights to receive and hold as collateral security for the Secured Obligations such dividends and distributions during the continuance of such Event of Default. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Beneficiaries shall repay to the Pledgor (without interest) all dividends and distributions that the Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7.2;

(c)                                  all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7.2 of this Agreement shall be segregated from other property or funds of the Pledgor and shall forthwith be delivered to the Beneficiaries as collateral security for the Secured Obligations in the same form as so received (with any necessary indorsements); and

(d)                                 in order to permit the Beneficiaries to receive all dividends and distributions to which they may be entitled under Section 7.2 of this Agreement, to exercise the voting and other consensual rights that they may be entitled to exercise pursuant to Section 9.1(a) above, and to receive all dividends, distributions and principal that they may be entitled to under Sections 9.1(b) and (c) above, the Pledgor shall, if necessary, upon written notice from the Administrative Agent, from time to time execute and deliver to the Beneficiaries, appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request.

(e)                                  The Beneficiaries and any nominee of the Beneficiaries may exercise in respect of all or any of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of the registered holder of the Collateral and may sell the Collateral or any part thereof at public or private sale, at any exchange broker’s board or at any of the Beneficiaries’ offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute. The Beneficiaries or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold.

(f)                                   The Beneficiaries may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

(g)                                  All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Administrative Agent as collateral security for the Secured Obligations in the same form as so received (with any necessary indorsement).

9.2                               The Administrative Agent shall not be entitled to sell, transfer or request the transfer of the Collateral to itself until the Pledgor has received at least five days’ notice of the decision to sell, together with the demand to the UK Borrower and the US Borrower to pay the sums owed pursuant to the Credit Agreement. In derogation from the provisions of article 2797, paragraph one of the Italian Civil Code, the Pledgor agrees that the demand for payment to the UK Borrower shall conform to that provided for in Section 14.2 of the Credit Agreement for notification of legal documents.

9.3                               Unless otherwise provided in this Section 9, the provisions of Article 2797 of the Civil Code shall apply.

10                                  Proceeds

10.1                        Use of proceeds

Any sum resulting from the sale of the Collateral shall be applied by the Beneficiaries:

(a)                                 first, to the payment of all reasonable and documented costs and expenses incurred by the Beneficiaries in connection with such collection or sale or otherwise in connection with this Agreement, the other Credit Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Beneficiaries hereunder or under any other Credit Document on behalf of any Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(b)                                 second, to the Secured Parties, an amount equal to all Secured Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(c)                                  third, any surplus then remaining shall be paid to the Pledgor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

11                                  Effectiveness and Discharge of the Pledge

11.1                        This Agreement and the obligations of the Pledgor under this Agreement shall:

(a)                                 be effective only from 31 July 2004 at 24:00 hours;

(b)                                 be in addition to, and without prejudice to or in conflict with any other additional guarantees or security, obligation, right or remedy, present or future, existing or available to the Beneficiaries;

(c)                                  not be superseded or in any way prejudiced or affected by the existence of any such additional guarantee or security, obligation, right or remedy, nor are they, wholly or in part, in any way null, void or unenforceable by the Beneficiaries in the event that the Beneficiaries negotiate, transfer, abandon, modify or fail to perfect or to execute any of the aforementioned additional guarantees or security, obligations, rights, remedies or agrees terms for fulfilment, extension or compromises with any other party.

11.2                        Subject to clause 11.3, this Agreement and the obligations of the Pledgor under this Agreement shall remain in full force and effect and be binding in accordance with its terms upon the Pledgor, and shall inure to the benefit of the Administrative Agent, for itself and for the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent until all the Secured Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit drawn by the UK Borrower and the US Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Secured Obligations

11.3                        Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of pledge hereby created over any Collateral pursuant to Section 14.1 of the Credit Agreement, the Beneficiaries shall (a) release the pledge created hereby over such Collateral and (b) at the Pledgor’s expenses, perform all the acts and formalities that are necessary for the purpose of such release. Any execution and delivery of documents by the Beneficiaries pursuant to Clause 11 shall be without recourse or warranty by the Beneficiaries.

12                                  Authority of Administrative Agent

The Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Pledgor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

13                                  Miscellaneous

13.1                        Amendment and Modification

No modification of any type made to this Agreement shall be effective among the parties unless undertaken in writing by the parties in accordance with Section 14.1 of the Credit Agreement, and no waiver of any provision of this Agreement and no consent to any departure by the Pledgor therefrom, shall be effective unless made in writing and signed by the Beneficiaries and, in any event, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

13.2                        Cumulative Remedies

No omission or delay on the part of the Beneficiaries to exercise any power, right or remedy under this Agreement, shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

13.3                        Severability

Each of the provisions of this Agreement is severable and distinct from the others and, as such, if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

13.4                        Applicable Costs

Any tax, fee or cost owed for the signing or execution of this Agreement, including any expenditure for formalities related to the pledge as well as for all necessary notarised or otherwise authenticated copies, shall be borne by the Pledgor.

14                                  Notices

All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. For the purposes of this Agreement, the Beneficiaries elect domicile at the registered office of the Administrative Agent.

15                                  Governing Law and Jurisdiction

15.1                        Law

This Agreement shall be governed by the laws of the Republic of Italy.

15.2                        Jurisdiction

Any dispute which may arise in connection with this Agreement is subject to the exclusive jurisdiction of the Milan courts. Nothing in this clause shall limit the right of the Beneficiaries to take any legal action or proceedings in any other competent Court.

16                                  Power of Attorney

The Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Administrative Agent as the Pledgor’s attorney, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to the Pledgor representing any dividend or distribution payment in respect of the Collateral or any part thereof and to give full discharge for the same.

Rockwood Specialities Group, Inc.

Schedule 1
Text of the registration of the pledge in the shareholder’s book of the Company

It is hereby acknowledged that Rockwood Specialities Group, Inc. (the “Pledgor”) whose registered office is at Corporation Trust Centre, 1209 Orange Street, Newcastle County, Delaware, USA, owner of 248,295, shares (the “Shares”) in Rockwood Italia S.p.A. (the “Company”) with registered office in Turin, Via Reiss Romoli, 44/12, with a par value of Euro 10 each, representing 65% of the paid up share capital of the Company, by virtue of a pledge agreement executed on [•] (the “Agreement”), with endorsement dated [•1 certified under the hand and seal of the notary [•] in Milan, has pledged in favour of Credit Suisse First Boston, acting through its Cayman Islands Branch (the “Administrative Agent”) for itself and for the benefit of the Secured Parties (as defined in the Agreement), UBS Loan Finance LLC and Goldman Sachs Credit Partners L.P. its Shares in the Company, to secure the performance of the Secured Obligations (as defined in the Agreement) arising from the Credit Agreement (as defined in the Agreement) executed on 30 July 2004.

The pledge constituted by the Agreement will be extended to the shares owned by the Pledgor or its beneficiaries as a result of any increased share capital of the Company, free or paid.

The voting rights connected to the Shares shall be exercised pursuant to Section 7 of the Agreement.

ATTO DI COSTITUZIONE DI PEGNO SU MARCHIO

II presente contratto (di seguito I “Atto”) a datato 30 luglio 2004 e viene stipulato tra:

(1) Rockwood Italia S.p.A. (qui di seguito identificata come it “Costituente Pegno”), con sede legale in Torino, via Guglielmo Reiss Romoli n. 44/12, capitale sociale di euro 3.819.930,00.= interamente versato, codice fiscale e numero di iscrizione presso it registro delle imprese di Torino 02146370263, in persona del signor Gabriele Ceracchi, nato a Spoleto (Perugia) it 5 aprile 1952, domiciliato per gli effetti del presente Atto a Torino, via Guglielmo Reiss Romoli n. 44/12, nella sua qualita di presidente del consiglio di amministrazione del Garante, al presente atto autorizzato in virtu dei poteri a lui conferiti con delibera del consiglio di amministrazione del 30 luglio 2004; e

(2) Credit Suisse First Boston, con sede legale in Uetlibergstrasse, CH 8070 Zurich, Svizzera che agisce per it tramite della sua sede secondaria delle (sole Cayman, Eleven Madison Avenue, New York, New York 10010, elettivamente domiciliata ai fini del presente Atto in Italia a Milano, piazza Diaz n. 1, codice fiscale 97382310155, che agisce ai fini del presente Atto in qualita di admistrative agent delle Parti Garantite, in qualita di creditori garantiti e beneficiari del pegno costituito in forza del presente Atto (qui di seguito identificata come l’”Administrative Agent”), in persona del suo procuratore speciale signora Enrica Padani, nata a Codogno (Lodi) it 30 agosto 1974, domiciliata per gli effetti del presente Atto in Milano, piazza Diaz 1, debitamente autorizzata ad agire per quanto infra in forza di procura speciale autenticata in data 27 luglio 2004 dal Notaio Marjorie E. Bull dello Stato di New York (Stati Uniti d’America), depositata con atto in data 30 luglio 2004 a rogito Notaio Renato Giacosa al numero 42.047/6.383 di repertorio;

(3) UBS Loan Finance LLC, 677 Washington Boulevard, Stamford, Connecticut 06901, USA, elettivamente domiciliata ai fini del presente Atto in Italia a Milano, piazza Diaz n. 1, codice fiscale 97382320154 (d’ora in poi “UBS”), societa che agisce ai fini del presente atto in qualità di Finanziatore, in persona del suo procuratore speciale signora Enrica Pagani, sullodata, debitamente autorizzata ad agire per quanto infra in forza di procura speciale autenticata in data 27 luglio 2004 dal Notaio Denise Conzo di Stamford — Connecticut (Stati Uniti d’America), depositata con atto in data 30 luglio 2004 a rogito Notaio Renato Giacosa al numero 42.047/6.383 di repertorio;

(4) Goldman Sachs Credit Partners L.P., Clarendon House, 2 Church Street, Hamilton, HM CX_ Bermuda, elettivamente domiciliata ai fini del presente Atto in Italia a Milano, piazza Diaz n.1, codice fiscale 97382330153 (il “GS Co-Syndication Agent”), in persona del suo pro uratore special signora Enrica Pagani, sullodata, debitamente autorizzata ad agire per quanto infra in forza di procura speciale autenticata in data 27 luglio 2004 dal Notaio Catherina Kim dello Stato di New York (Stati Uniti d’America), depositata con atto in data 30 luglio 2004 a rogito Notaio Renato Giacosa al numero 42.047/6.383 di repertorio;

(l’Administrative Agent, UBS e il GS Co-Syndication Agent d’ora in poi collettivamente i “Beneficiari”)

PREMESSO CHE

(A)  In data 30 luglio 2004 é stato sottoscritto un contratto di finanziamento per un ammontare fino ad euro 931.762.400,00.= (novecentotrentunomilionisettecentosessantaduemilaquattro-cento virgola zero zero) e per un ammontare fino a USDollari 1.585.000.000,00.= (unmilardocinquecentoottantacinquemilioni) (come lo stesso potrebbe essere integrato o comunque modificato di volta in volta, il “Credit Agreement”) tra: (1) Rockwood Specialities Group, Inc., societa costituita secondo it diritto dello Stato del Delaware; (2) Rockwood Specialties Limited, societa costituita secondo it diritto inglese (“UK Borrower”); (3) Rockwood Specialties International, Inc., societa costituita secondo tl diritto dello Stato del Delaware; (4) gli istituti di credito che di volta in volta saranno parti del Credit Agreement in qualita di finanziatori (compreso UBS) (i “Finanziatori”); (5) Credit Suisse First Boston, per it tramite della sua sede secondaria delle Isole Cayman, in qualita di administrative agent (l “Administrative Agent”) e (6) i Co-Syndication Agents (compreso il GS Co-Syndication Agent);

(B)  Ai sensi del Credit Agreement, (a) i Finanziatori hanno disgiuntamente concordato di concedere alcuni Finanziamenti in favore, tra l’altro, di UK Borrower, e I’Emittente di Lettere di Credito ha concordato di emettere Lettere di Credito a favore di UK Borrower (il Finanziamento e le Lettere di Credito d’ora in poi collettivamente indicati come “Estensioni del Credito”), nei termini ed alle condizioni previste dal Credit Agreement e (b) uno o pit) dei Finanziatori o Societa Collegata ai Finanziatori stessi, potranno di volta in volta stipulare dei Contratti di Hedge con il UK Borrower;

(C)  Le Estensioni del Credito saranno usate in parte per consentire a UK Borrower di effettuare trasferimenti di valore a favore del Costituente Pegno in connessione alle esigenze derivanti dalla sua rispettiva attivita commerciale, ragion per cui it Costituente Pegno beneficera direttamente ed indirettamente dall’erogazione dell’Estensioni del Credito;

(D)  II Costituente Pegno a proprietario del seguente marchio italiano n. 380597 denominato SILO S (di seguito it “Marchio” o la “Garanzia”);

(E)  Gli obblighi dei Finanziatori e dell’Emittente delle Lettere di Credito di concedere le proprie rispettive Estensioni del Credito in favore dell’ UK Borrower ai sensi del Credit Agreement sono subordinati alla stipula ed alla consegna, da parte del Costituente Pegno, del presente Atto in favore dell’Administrative Agent, nell’interesse proprio e nell’interesse pro quota delle Parti Garantite, e in favore di UBS e del GS Co-Syndication Agent;

TUTTO CIO PREMESSO e dato atto che le suesposte premesse costituiscono parte integrante e sostanziale del presente Atto, si stipula quanto segue:

1              Definizioni

1.1                                 Salvo ove diversamente definito dal presente Atto, parole ed espressioni definite nel Credit Agreement hanno tl medesimo significato quando usate nel presente Atto.

1.2                                 Quando usato nel presente atto, “Obbligazioni Garantite” indica, collettivamente:

(a)                                  tl puntuale rimborso (i) del capitale e dell’eventuale premio, ove esistente, e it pagamento degli interessi al tasso applicabile ai sensi del Credit Agreement (compresi gli interessi maturati in pendenza di procedure fallimentari, concorsuali, di amministrazione controllata o altra procedura analoga) su tutti i Finanziamenti concessi al UK Borrower quando e secondo le modalita in cui sono dovuti, o a scadenza, o a seguito di rimborso anticipato, alla data o alle date nelle quali a prevista la possibility di effettuare tl rimborso anticipato o diversamente, (ii) it pagamento di tutto quanto dovuto dal UK Borrower ai sensi del Credit Agreement in relazione alle Lettere di Credito quando e secondo le modalita dovute, e (iii) tutte le altre obbligazioni di tipo monetario, ivi compresi gli onorari, i costi, le spese e le indennita, di tipo primario, secondario, diretto, contingente, fisse o altro (ivi comprese le obbligazioni monetarie sostenute durante Ia pendenza di ogni procedura fallimentare, concorsuale, di amministrazione controllata, o altra procedure analoga), del UK Borrower o di ogni altra Credit Party the a una Foreign Subsidiary di una delle Parti Garantite ai sensi del Credit Agreement e degli altri Documenti di Credito;

(b)                                 it puntuale adempimento di tutte le pattuizioni, accordi, obbligazioni ed impegni del UK Borrower ai sensi di o in form del Credit Agreement e degli altri Documenti di Credito;

(c)                                  tl puntuale pagamento ed adempimento di tutte le pattuizioni, accordi, obbligazioni ed impegni di ogni altra Credit Party the a una Foreign Subsidiary, ai sensi di o in forza del presente Atto o degli altri Documenti di Credito;

(d)                                 tl puntuale pagamento e adempimento di tutti gli obblighi del UK Borrower e di ciascuna Credit Party che sia una Foreign Subsidiary secondo Ia definizione contenuta in ciascun Contratto di Hedge che (i) siano in essere ally Data del Closing nei confronti di una controparte che e un Finanziatore o una Societe Collegate a un Finanziator del Closing, o (ii) siano stipulate dopo la Data del Closing con una un controparte che e un Finanziatore o una Societe Collegata a un Finanziatore nel momen in cur detto Contratto di Hedge viene stipulato; e

(e)                                  it puntuale pagamento e adempimento di tutte le obbligazioni relative a concessioni di scoperto e a relative responsabilita del UK Borrower, o di ogni altra Credit Party che sia Foreign Subsidiary, nei confronti delle Parti Garantite e delle Societe Collegate alle Parti Garantite, derivanti da, o in relazione a, servizi di tesoreria, servizi di deposito o di gestione di cassa o in relazione ad ogni trasferimento di fondi e ettuato in modo automatico in una stanza di compensazione.

1.3                                 Quando usato nel presente Atto, “Parti Garantite” significa i) i Finanziatori (compreso UBS), (ii) l’Emittente delle Lettere di Credito (iii) it Swingline Lender, (iv) (‘Administrative Agent, (v) i Co-Syndacation Agents (compreso it GS Co-Syndication Agent), (vi) ogni controparte nei Contratti di Hedge, le cui obbligazioni costituiscono

Obbligazioni, (vii) i beneficiari di ogni obbligazione di indennizzo assunta da ciascuna Credit Party ai sensi dei Documenti di Credito e (viii) ogni successore o avente causa dei sovramenzionati.

1.4                                 I riferimenti a “Finanziatori” nel presente Atto comprende le society collegate di questi ultimo che possono stipulare di volta in volta Hedge Agreements con it UK Borrower.

2              Oggetto della Garanzia

II Costituente Pegno con la presente costituisce un diritto reale di garanzia ai sensi degli articoli 49 e seguenti del Regio Decreto 21 giugno 1942, n. 929, come modificato dal Decreto Legislativo 4 dicembre 1992, n. 480 (d’ora innanzi Ia “Legge Marchi”) sul Marchio fino a concorrenza di euro 133.762,00.= (centotrentatremilasettecentosessantadue virgola zero zero) a favore dell’Administrative Agent, nell’interesse proprio e nell’interesse pro quota delle Parti Garantite, e a favore di UBS e del GS Co-Syndication Agent a garanzia delle Obbligazioni Garantite (cosi come definite al successivo articolo 3). I Beneficiari accettano detto pegno.

3              Obbligazioni Garantite

3.1                                 II pegno costituito in forza della presente scrittura a favore dell’Administrative Agent, nell’interesse proprio e nell’interesse pro quota delle Parti Garantite, e a favore di UBS e del GS Co-Syndication Agent, garantisce le Obbligazioni Garantite.

4              Dichiarazioni e Garanzie

II Costituente Pegno con it presente Atto dichiara e garantisce di avere la piena propriety e Ia libera disponibilita del Marchio e garantisce altresi:

(a)                                  di essere I’unico legittimo titolare del Marchio e di avere pieno titolo sullo stesso, che risulta libero da qualsiasi vincolo, garanzia reale, onere, gravame, pignoramento, diritto di prelazione, sequestro o altro diritto di terzi, ivi compresi quelli derivanti da licenza d’uso;

(b)                                 che non sono in corso ne si temono azioni legali, procedimenti giudiziari, arbitrali o simili aventi ad oggetto it Marchio davanti ad autorita giudiziarie, collegi arbitrali o commissioni od altre pubbliche autorita italiane o straniere;

(c)                                  che it Marchio a valido, none nullo ne annullabile, non decaduto e non viola alcun diritto di terzi;

(d)                                 che, per quanto a sua conoscenza, iI Marchio non 6 violato o contraffatto da terzi;

(e)                                  che gli obblighi assunti in forza del presente Atto sono validi e legalmente vincolanti per il Costituente Pegno e non violano alcuna norma dell’ordinamento della Repubblica Italiana;

(f)                                    che le dichiarazioni e garanzie riguardanti it Costituente Pegno indicate nell’Articolo 8 del Credit Agreement, o negli altri Documenti di Credito di cui it Costituente Pegno 6 parte, e le quali devono essere considerate parte integrante anche del presente Atto, sono veritiere e corrette, e i Beneficiari potranno fare affidamento su ognuna di esse come se fossero integralmente previste net presente Atto; e

(g)                                 iI presente Atto costituisce un pegno ed un gravame di primo grado sul Marchio e non 6 soggetto ad ulteriori gravami.

5              Obblighi del Costituente Pegno

5.1                                 II Costituente Pegno con it presente Atto si obbliga nei confronti dei Beneficiari, dalla data del presente Atto e fino al completo soddisfacimento delle Obbligazioni Garantite ai sensi dei Documenti di Credito, e alla scadenza del termine relativo ai Commitments e fino a quando vi siano Lettere di Credito emesse a favore del UK Borrower in essere, a fare, o, a seconda del caso, ad astenersi dal fare, tutto cio che sara necessario at fine di non violare alcuna disposizione, accordo o obbligazione di cui agli articoli 9 e 10 del Credit Agreement, e affinche qualsiasi comportamento od omissione da parte del Costituente Pegno non causino alcun Default o Evento di Default.

5.2                                 II Costituente Pegno si impegna a stipulare, in ogni momento, di volta in volta ed a proprie spese, t utti gli eventuali ed ulteriori accordi, documenti e dichiarazioni a contenuto finanziario, ed intraprendera tutti gli ulteriori atti che possano essere richiesti ai sensi di qualsiasi legge applicabile, o che i Beneficiari o i Required Lenders possano ragionevolmente richieder- al fine di (a) tutelare e conservare validi i pegni, le garanzie ed i vincoli costituiti o da cosh za del presente Atto, incluso it diritto di prelazione, e (b) permettere ai Beneficiari eseguire i loro diritti e rimedi ai sensi del presente Atto, in relazione al Marchio.

6              Registrazione del Pegno

6.1                                 II Costituente Pegno acconsente a che, su istanza di chiunque, venga effettuata la pubblicita del presente atto di pegno presso l’Ufficio Italiano dei Brevetti e Marchi con eson ro per gli ste da ogni responsabilita at riguardo.

7              Esecutivita del Pegno

7.1                                 Al verificarsi di un Evento di Default, i Beneficiari e ogni delegato di questi ultimi, potranno altrimenti disponibili ai Beneficiari stessi, tutti i diritti e rimedi del titolare registrato del Marchio ed avranno diritto di vendere it Marchio, in tutto o in parte, attraverso una vendita private o un’asta pubblica, presso uno qualsiasi degli uffici dei Beneficiari o altrove, per contanti, a credito, o per consegna futura, al prezzo o prezzi ed secondo condizioni commercialmente ragionevoli, e senza riguardo per l’effetto the tale vendita potra avere sul prezzo di mercato del Marchio. II Costituente Pegno con it presente Atto rinuncia (nei limiti di legge) a tutti i diritti di riscatto, riacquisto e/o stima, di cui egli al presente goda o di cui possa godere in futuro, in forza di norme di legge. I

Beneficiari avranno diritto, in caso di vendita pubblica, e, nei limiti di Iegge, di vendita privata, di acquistare it Marchio in tutto o in parte.

7.2                                 Se non diversamente previsto in questo articolo, si applicheranno le disposizioni di cui all’art.2797 del Codice Civile.

7.3                                 Qualsiasi somma risultante dalla vendita del Marchio sara imputata dai Beneficiari:

7.3.1                        in primo luogo, al rimborso di tutti i ragionevoli e documentati costi e spese, sopportati da o per conto dei Beneficiari in relazione a tale recupero del credito o vendita o altrimenti dipendenti dal presente Atto, dagli altri Documenti di Credito o dalle Obbligazioni Garantite, ivi inclusi i costi giudiziali e i ragionevoli onorari e spese dei propri procuratori e legali, it rimborso di tutte le anticipazioni fatte dai Beneficiari ai sensi del presente Atto e ogni ulteriore ragionevole e documentato costo e spesa sopportati in relazione all’esercizio di qualsivoglia diritto o mezzo di soddisfacimento ai sensi del presente Atto;

7.3.2                        in secondo luogo, alle Parti Garantite, per una somma pad al totale delle Obbligazioni Garantite ai sensi dei Documenti di Credito alle stesse spettanti alla data dell’incasso ovvero, qualora it ricavato non dovesse essere sufficiente a coprire tale somma per intero, allora pro rata a ciascuna Parte Garantita (senza prevalenza di una parte sull’altra), proporzionalmente alla quota di credito dovuta; e

7.3.3                        in terzo luogo, qualsiasi somma residua sara pagata al Costituente Pegno e ai suoi successori o aventi causa o a chiunque ne abbia legalmente diritto o come stabilito da una corte competente.

8              Efficacia ed Estinzione del Pegno

8.1                                 II presente Atto e tutte le obbligazioni del Costituente Pegno ai sensi dello stesso:

(a)                                  saranno efficaci soltanto a partire dalle ore 24:00 (ora tedesca) del 31 luglio 2004;

(b)                                 si aggiungono a e non pregiudicano ne contrastano qualsiasi altra presente o futura garanzia accessoria, vincolo, diritto o rimedio presente o futuro esistente o disponibile a favore dei Beneficiari;

(c)                                  non sono assorbiti ne sono in alcun modo pregiudicati o affetti dall’esistenza di qualsiasi di dette garanzie accessorie, vincoli, diritti o rimedi, ne saranno, in tutto od in parte, nulli, annullabili, incoercibili in alcun modo ad opera dei Beneficiari qualora questi ultimi trattino, permutino, rinuncino, modifichino od omettano di perfezionare o eseguire alcuna delle predette garanzie accessorie, vincoli, diritti, rimedi o concedano termini per adempiere o proroghe o transigano con terzi.

8.2                                 Nel momento in cui (x) venga posta in essere qualunque vendita o altro trasferimento del Marchio da parte del Costituente Pegno che sia ammessa ai sensi del Credit Agreement oppure (y) it Costituente Pegno cessi di essere una Society Co!legate del US Borrower a seguito di un’operazione permessa ai sensi del Credit Agreement, oppure (z) net momento in cui sia stato rilasciato consenso scritto all’estinzione del pegno di cui at presente Atto sul Marchio ai sensi dell’art. 14.1 del Credit Agreement, i Beneficiari si impegnano a (a) estinguere it pegno costituito con it presente Atto sul Marchio e (b), a spese del Costituente Pegno, porre in essere tutte le azioni ed effettuare tutte le formality necessarie a tat fine.

9              Poteri dell’Administrative Agent

II Costituente Pegno riconosce che i diritti e le responsabilita dell’Administrative Agent ai sensi del presente Atto con riferimento a qualsivoglia azione intrapresa dall’Administrative Agent o all’esercizio o mancato esercizio da parte dell’Administrative Agent di qualsiasi opzione, diritto di voto, richiesta, procedimento giudiziario, o altro diritto o rimedio previsto, risultante o derivante dal presente Atto, saranno regolati, per quanto riguarda i rapporti tra (‘Administrative Agent e le altre Parti Garantite, dal Credit Agreement e da qualunque altro accordo in relazione alto stesso che potra esistere di volta in volta tra dette parti, tuttavia, per quanto riguarda i rapporti tra (‘Administrative Agent e it Costituente Pegno, (‘Administrative Agent verra definitivamente considerato come parte che agisce per le Parti Garantite con pien valido potere di agire o astenersi dall’agire, e it Costituente Pegno non avra alcun obblig richiedere alcunche in merito a tale potere.

10           Elezione di domicilio e comunicazioni

10.1                           Ai fini del presente Atto e dei diritti di garanzia in esso aventi causa, it Costituent Pegno clegge domicilio presso la propria sede legate.

10.2                           Qualsiasi avviso, richiesta o altra comunicazione in forza del presente Atto ara effettuat ai sensi dell’articolo 14.2 del Credit Agreement. Qualsiasi avviso o richiesta al ostituente Pe no ai sensi del presente Atto sara inviato allo stesso presso il UK Borrower all’indirizzo del UK Borrower di cui all’Articolo 14.2 del Credit Agreement.

11           Costi

11.1                           Costituente Pegno si impegna a tenere indenne i Beneficiari da ogni eventuale ragionevole costo o spesa (ivi compresi tutti gii onorari e le spese generali degli avvocati) che potra essere da questi sostenuta per applicare od ottenere it parere di un avvocato con riferimento a qualunque dei diritti relativamente a qualunque delle Obbligazioni Garantite e l’adempimento di qualunque diritto relativo alle Obbligazioni Garantite, o la riscossione di tutte le Obbligazione Garantite, e/o per esercitare i propri diritti contro it Costituente Pegno ai sensi del presente Atto. Qualsiasi imposta, tassa, onorario o costo dovuto per la stipulazione o l’esecuzione del presente Atto, delle conseguenti formality e delle future cancellazioni sono a carico del Costitutente Pegno.

12           Modifiche

12.1                           I termini o le previsione della presente Atto potranno essere rinunciati, modificati, integrati o altrimenti modificati solamente se concordate per iscritto e sottoscritte dal Costituente Pegno e dai Beneficiari, in conformity all’articolo 14.1 del Credit Agreement.

12.2                           I Beneficiari non potranno in alcun modo (salvo che con atto scritto ai sensi del precedente articolo 11.1) ritardare, concedere dilazioni, omettere, o in altro rinunciare a qualsiasi diritto o rimedio ai sensi del presente Atto o accettare un Default o Evento di Default o un qualsiasi inadempimento dei termini e delle condizioni del presente Atto. Nessun mancato esercizio, ne ritardo nell’esercizio di un qualsiasi diritto, potere o privilegio da parte dei Beneficiari sara considerato come una rinuncia allo stesso. L’esercizio anche parziale di un qualsiasi diritto, potere o privilegio ai sensi del presente Atto non precludera l’ulteriore o altro esercizio dello stesso, o l’esercizio di qualsiasi altro diritto, potere o privilegio. Una rinuncia da parte dei Beneficiari a qualsiasi diritto o rimedio ai sensi del presente Atto, in una qualsiasi occasione, non sara interpretato come un impedimento o divieto a esercitare qualsiasi diritto o rimedio che i Beneficiari potrebbero altrimenti avere in occasioni future.

12.3                           I diritti, i poteri, e i privilegi previsti nel presente Atto sono cumulativi, possono essere esercitati singolarmente o congiuntamente, e non escludono altri diritti previsti della legge.

13           Giurisdizione

13.1                           Fatti salvi i casi di competenza inderogabile stabiliti della legge, qualsivoglia controversia inerente it presente Atto ed i diritti di garanzia derivanti dello stesso a devoluta alla competenza esclusiva del Foro di Milano. Resta comunque impregiudicata la facolta dei Beneficiari di adire ogni altro giudice e foro competente ai sensi di legge.

14           Legge Applicabile

II presente Atto ed i diritti e le obbligazioni parti ai sensi dello stesso saranno regolati e interpretati ai sensi della legge Italiana.

F.ti Gabriele Ceracchi — Enrica Pagani.

N. 42.058 di Repertorio

Milano, via Alberto da Giussano n. 18, trenta (30) luglio (7) duemilaquattro (2004).

Previa espressa e concorde rinunzia doe parti ai testi con ii mio consenso, certifico io sottoscritto dottor Renato Giacosa Notaio alla residenza di Milano, iscritto presso it Collegio Notarile di Milano, essere vere e autentiche le premesse firme dei signori:

•  CERACCHI GABRIELE nato a Spoleto (Perugia) it 5 aprile 1952, domiciliato a Torino, via Guglielmo Reiss Romoli n. 44/12, dirigente;

•   PAGANI ENRICA nata a Codogno (Lodi) il 30 agosto 1974, domiciliata a Milano, piazza Diaz n. 1, avvocato;

Persone della cui identity personale, qualifica e poteri io Notaio sono certo, che hanno firmato in mia vista e presenza l’atto che precede in calce e sui fogli intermedi, entrambi firmando nella quality indicata in atto.

Le parti hanno richiesto espressamente la restituzione del presente originale.

F.to Renato Giacosa Notaio.

* * *

Registrato presso l’Agenzia delle Entrate — Ufficio di Milano 2 - in data 5 agosto 2004.

* * *

Copia conforme all’originale in carta libera
per gli usi consentiti.
Milano, 6 agosto 2004.

Working translaton into English

EXHIBIT E-3

FORM OF ITALIAN TRADEMARK PLEDGE AGREEMENT

Private & Confidential

Dated	30 July 2004

Rockwood Italia S.p.A.                             (1)

Trademark Pledge Agreement

Contents

Clause		Page

1	Defined Terms	5

2	Trademark Pledge	6

3	Secured Obligations	6

4	Representations and Warranties	6

5	Covenants by the Pledgor	7

6	Registration of the Pledge	7

7	Enforcement of the Pledge	7

8	Effectiveness and Discharge of the Pledge	8

9	Authority of Administrative Agent	8

10	Domicile and Notices	9

11	Applicable Costs	9

12	Amendments	9

13	Jurisdiction	10

14	Goveming Law	10

2

[LETTERHEAD OF ROCKWOOD ITALIA S.P.A.J

Milan, 30 July 2004

Credit Suisse First Boston

Cayman Islands Branch

Eleven Madison Avenue

New York New York 10010, USA

UBS Loan Finance LLC

677 Washington Boulevard

Stamford, Connecticut 06901, USA,

Goldman Sachs Credit Partners L.P.

Clarendon House

2 Church Street

Hamilton

HM CX Bermuda

Dear Sirs,

Following our recent discussions, we hereby propose the constitution of a pledge in the terms and conditions set out in the following agreement (the “Agreement”) dated [•] made between:

(1)        Rockwood Italia S.p.A. (hereafter the “Pledgor”), a company incorporated and existing under the laws of Italy, having its registered office in Turin, Via Reiss Romoli no. 44/12, Italy, share capital of Euro 3,819,930, fiscal code and number of registration in the Companies Register of Turin 02146370263, represented by he undersigned Mr. Gabriele Ceracchi, in his capacity as Chairman of the Board of Directors of the Guarantor authorised to execute the present deed by virtue of the powers conferred to him by a resolution of the Board of Directors meeting held on 30 July 2004 which is attached hereto sub Annex A;

(2)        Credit Suisse First Boston, acting through its Cayman Islands Branch ( Eleven Madison Avenue, New York, New York 10010 USA (hereafter the “Administrative Agent”) acting for the purposes of this Agreement as Administrative Agent for the Secured Parties, as secured creditors and beneficiaries of the pledge constituted by virtue of this Agreement, represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B

(3)        UBS Loan Finance LLC, 677 Washington Boulevard, Stamford, Connecticut 06901, USA, acting for the purposes of this Agreement as Lender (“UBS”), represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this

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Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B; and

(4) Goldman Sachs Credit Partners L.P., Clarendon House, 2 Church Street, Hamilton, HM CX Bermuda (the “GS Co-Syndication Agent”) acting for the purposes of this Agreement as Co-Syndication Agent, represented by its agent Enrica Pagani, born in Codogno (LO), on 30 August 1974, domiciled for the purposes of this Agreement in Piazza Diaz 1, Milan 20123 (Italy), duly authorised to act in the capacity referred to below by virtue of a special power of attorney, duly certified and apostilled, which is attached hereto Annex B;

the Administrative Agent, UBS and the GS Co-Syndication Agent together the “Beneficiaries”.

WHEREAS

(A)                    On 30 July 2004 a credit agreement (as the same may be amended, supplemented, otherwise modified from time to time, the “Credit Agreement”) has been entered into among (1) Rockwood Specialties Group Inc. a Delaware corporation (2) Rockwood Specialties Limited, as UK Borrower (“UK Borrower”), (3) Rockwood Specialties International, Inc., a Delaware corporation, (4) the lending institutions from time to time parties thereto (collectively the “Lenders”), (5) Credit Suisse First Boston, acting through its Cayman Islands Branch as administrative agent and (6) the Co-Syndication Agents;

(B)                      Pursuant to the Credit Agreement, (a) the Lenders have severally agreed to make Loans to, inter alia, the UK Borrower and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of UK Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the UK Borrower;

(C)                      The proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valueabte transfers to the Pledgor in connection with the operation of their respective businesses. The Pledgor therefore will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

(D)                     The Pledgor is the owner of the following Italian trademark no. 380597 filed under the name SILO S (hereinafter the “Trademark” or the “Collateral”);

(E)                       It is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement that the Pledgor shall have executed and delivered this Agreement to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent.

NOW, THEREFORE, having acknowledged that the recitals hereof and the attachments hereto constitute an integral and substantial part of this Agreement, it is hereby agreed and stipulated as follows:

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1              Defined Terms

1.1                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.2                                 As used herein, the term “Secured Obligations” means the collective reference to:

(a)                                  the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding) on the Loans, extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary of any of the Secured Parties under the Credit Agreement and the other Credit Documents;

(b)                                 the due and punctual performance of all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents;

(c)                                  the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Agreement or the other Credit Documents;

(d)                                 the due and punctual payment and performance of all obligations of the UK Borrower and each Credit Party that is a Foreign Subsidiary under each Hedge Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into; and

(e)                                  the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Secured Parties or their Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary, arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

1.3                                 As used herein, the term “Secured Parties” means (i) the Lenders (including UBS), (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents (including the GS Co-Syndication Agent), (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party

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under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

1.4                                 References to “Lenders” in this Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower.

2              Trademark Pledge

The Pledgor hereby creates security, pursuant to article 49 of seq. of Royal Decree no. 929 of 21 June 1942, as amended by Legislative Decree no. 480 of 4 December 1992 (hereinafter the “Trademark Law”), over the Trademark up to Euro 133,762.00 (one hundred thirty three thousand seven hundred sixty two) in favour of the Administrative Agent, for itself and the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent, as security for the Secured Obligations (as defined in Article 3 below). The Beneficiaries accept such a pledge.

3              Secured Obligations

The pledge rights hereby created in favour of the Administrative Agent, for itself and the rateable benefit of the Secured Parties, UBS and the GS Co-Syndication Agent, secure the Secured Obligations.

4              Representations and Warranties

The Pledgor hereby represents and warrants that it has good title and is able to freely transfer the Trademark and further represents and warrants that:

(a)                                  the Pledgor is the sole legal owner of, and has full and legal title to, the Trademark, which is free from any and all restriction, security, claims, charges, pre-emption rights, seizure or other third party rights, including those resulting from a licence;

(b)                                 there are no actions, lawsuits or arbitrations or other proceedings pending or threatened against or affecting the Trademark before any court, arbitration panel, commission or other governmental agency, whether in Italy or abroad;

(c)                                  the Trademark is valid, neither void, voidable, nor expired and does not infringe any third party rights;

(d)                                 to its knowledge, the Trademark has not been infringed or counterfeited by third parties;

(e)                                  the obligations assumed under this Agreement are valid and legally binding for the Pledgor and do not infringe any law of the Republic of Italy; and

(f)                                    the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to the Pledgor or in the other Credit Documents to which such Pledgor is a party, each of which is hereby incorporated herein by reference, are

6

true and correct, and the Beneficiaries shall be entitled to rely on each of them as if they were fully set forth herein;

(g)                                 this Agreement shall constitute a first pledge and lien on the Trademark, subject to no prior liens.

5              Covenants by the Pledgor

5.1                                 The Pledgor hereby covenants and agrees with the Beneficiaries that, from and after the date of this Agreement until the Secured Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit drawn by the UK Borrower remains outstanding, the Pledgor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Pledgor.

5.2                                 The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions which may be required under any applicable law, or which the Beneficiaries or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby, including the priority hereof, (y) to enable the Beneficiaries to exercise and enforce their rights and remedies hereunder with respect to the Collateral.

6                                          Registration of the Pledge

6.1                                 The Pledgor consents to the publication of the present agreement, by whatever interested party requests it, with the Italian Office of Trademarks and Copyrights, exonerating the competent office from any liability in connection therewith.

7                                          Enforcement of the Pledge

7.1                                 Upon the occurrence of an Event of Default, the Beneficiaries and any nominee of the Beneficiaries may exercise in respect of all or any of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of the registered holder of the Collateral and may sell the Collateral or any part thereof at public or private sale, at any of the Beneficiaries’ offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute. The Beneficiaries shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold.

7.2                                 Unless otherwise provided in this article 7, the provisions of Article 2797 of the Civil Code shall apply.

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7.3                                 Any sum resulting from the sale of the Collateral shall be applied by Beneficiaries:

7.3.1                        first, to the payment of all reasonable and documented costs and expenses incurred by or on behalf of the Beneficiaries in connection with such collection or sale or otherwise in connection with this Agreement, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Beneficiaries hereunder and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder;

7.3.2                        second, to the Secured Parties, an amount equal to all the Secured Obligations under the Credit Documents owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

7.3.3                        third, any surplus then remaining shall be paid to the Pledgor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

8              Effectiveness and Discharge of the Pledge

8.1           This Agreement and the obligations of the Pledgor under this Agreement shall:

(a)                                  only be effective from 31 July 2004 at 24:00 hours;

(b)                                 be in addition to, and without prejudice to or in conflict with any other additional guarantees or security, obligation, right or remedy, present or future, existing or available to the Beneficiaries;

(c)                                  not be superseded or in any way prejudiced or affected by the existence of any such additional guarantee or security, obligation, right or remedy, nor are they, wholly or in part, in any way null, void or unenforceable by the Beneficiaries in the event that the Beneficiaries negotiate, transfer, abandon, modify or fail to perfect or to execute any of

(d)                                 the aforementioned additional guarantees or security, obligations, rights, remedies or agrees terms for fulfilment, extension or compromises with any other party.

8.2                                 Upon (x) any sale or other transfer by the Pledgor of any collateral that is permitted under the Credit Agreement, or (y) upon the Pledgor ceasing to be a Subsidiary of the US Borrower pursuant to a transaction permitted by the Credit Agreement, or (z) upon the effectiveness of any written consent to the release of pledge hereby created over any Collateral pursuant to Section 14.1 of the Credit Agreement, the Beneficiaries shall (a) release the pledge created hereby over such Collateral and (b) at the Pledgor’s expenses, perform all the acts and formalities that are necessary for the purpose of such release.

9                                          Authority of Administrative Agent

8

The Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Pledge with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Pledgor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

10                                    Domicile and Notices

10.1                           For the purposes of this Agreement and the security rights arising herein, the Pledgor elects to be domiciled at its own registered office and the Beneficiaries elect domicile at the Administrative Agent’s registered office.

10.2                           All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to the Pledgor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

11                                    Applicable Costs

11.1                           The Pledgor agrees to pay any and all expenses (including all fees and disbursements of counsel) that may be paid or incurred by the Beneficiaries in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, the Pledgor under this Agreement. Any tax, fee or cost owed for the creation or execution of this agreement and any further formalities and eventual discharge, shall be borne by the Pledgor.

12                                    Amendments

12.1                           None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Beneficiaries in accordance with Section 14.1 of the Credit Agreement.

12.2                           None of the Beneficiaries shall by any act (except by a written instrument pursuant to Section 12.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Beneficiaries, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Beneficiaries of any right

9

or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Beneficiaries would otherwise have on any future occasion.

12.3                           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13                                    Jurisdiction

Unless otherwise established by law, the courts of Milan shall have exclusive jurisdiction to settle any dispute between the parties which may arise out of or in connection with this Agreement and the security rights created herein. Nevertheless, nothing shall limit the right of the Beneficiaries to initiate proceedings in any other competent court pursuant to the current laws in force.

14                                    Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the Republic of Italy.

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EXHIBIT F

[FORM OF]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

From

ROCKWOOD SUBSIDIARY

To

CREDIT SUISSE FIRST BOSTON,

ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,

AS ADMINISTRATIVE AGENT

Dated: July 30, 2004

Premises:

This document prepared by and
after recording return to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022

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THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING/FINANCING STATEMENT dated as of July 30, 2004 (this “Mortgage”), by [                            ] a [                            ] corporation, having an office at [                            ] (the “Mortgagor”), to CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, having an office at Eleven Madison Avenue, New York, NY 10010 (the “Mortgagee”) as Administrative Agent for the benefit of the Secured Parties (as defined below);

WITNESSETH THAT:

WHEREAS, pursuant to the Credit Agreement dated as of July 30, 2004, by and among Rockwood Specialties Group, Inc., a Delaware corporation (the “US Borrower”), Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto (the “Lenders”), the Mortgagee, UBS Loan Finance LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agent, and [                    ], as Documentation Agent (such Credit Agreement, and as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders made certain Commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities (as described in the following paragraph) to the Borrowers.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS (i) the Lenders have agreed to make (a) Term Loans to the Borrowers in an aggregate principal amount not in excess of [$1,050,000,000] plus €[460,983,991] and (b) Revolving Credit Loans to the Borrowers, at any time and from time to time in an aggregate principal amount at any time outstanding not in excess of [$250,000,000], (ii) Mortgagee has agreed to make Swingline Loans to the US Borrower at any time and from time to time in an aggregate principal amount at any time outstanding not in excess of [$75,000,000] and (iii) the Letter of Credit Issuer has issued or agreed to issue from time to time Letters of Credit for the account of the Borrowers in an aggregate face amount at any time outstanding not in excess of [$100,000,000], in each case pursuant to, and upon the terms, and subject to the conditions specified in, the Credit Agreement.  Subject to the terms of the Credit Agreement, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.  Amounts paid in respect of Term Loans may not be reborrowed.

WHEREAS, the Borrowers or any of their Restricted Subsidiaries may from time to time enter, or may from time to time have entered, into one or more Hedge Agreements (collectively, the “Lender Hedge Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Hedge Agreements are entered into (in such capacity, collectively, the “Interest Rate Exchangers”), and it is desired that the obligations of the Borrowers or any of their Restricted Subsidiaries under the Hedge Agreements, including without limitation the obligations of the Borrowers or any of their Restricted Subsidiaries to make payments thereunder in the event of early termination thereof, together with all obligations of the Borrowers under the Credit Agreement and the other Credit Documents, be secured hereunder;

WHEREAS, pursuant to the Guarantee, dated as of July 30, 2004 (the “Guarantee”), in favor of the Administrative Agent, for the ratable benefit of the Lenders, Holdings and each US Subsidiary Guarantor have guaranteed the prompt payment and performance when due of the Obligations (as defined below); and

WHEREAS, as used in this Mortgage, the term (a) “Obligations” shall mean collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Mortgage or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds; and (b) “Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) the Documentation Agent, (vii) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (viii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (ix) any successors, indorsees, transferees and assigns of each of the foregoing.

WHEREAS, pursuant to the requirements of the Credit Agreement, the Mortgagor is entering into this Mortgage to create a lien on and a mortgage and security interest in the Mortgaged Property (as defined herein) to secure the performance and payment by the Mortgagor of the Obligations (including the obligations of the Mortgagor under the Guarantee).  The Credit Agreement also requires the granting by other Credit Parties of mortgages, deeds of trust and deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain Mortgaged Properties other than the Mortgaged Property to secure the performance of the Obligations.

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GRANTING CLAUSES

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of any and all present and future indebtedness of the Mortgagor to the Mortgagee, including but not limited to the payment of the Obligations for the benefit of the Secured Parties and the payment of any and all amounts due and owing under the Guarantee, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage and/or a security interest in, all Mortgagor’s right title and interest in and to the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired; provided however, that the maximum principal debt or obligation which is, or under any contingency may be secured at the date of execution hereof or any time thereafter by this Mortgage (exclusive of interest and protective payments) is $[                        ]:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any

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specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (all amendments, extensions, renewals, guarantees thereof, and all security therefor, collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall

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become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to the Permitted Liens and any Liens permitted pursuant to Section 10.2 of the Credit Agreement (together, the “Permitted Encumbrances”) and to satisfaction and cancellation as provided in Section 3.09.

SECTION 20.

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

20.1.	Title(a) . (a) Mortgagor has good and marketable title to:

(i) an indefeasible fee estate in the Land and Improvements; and

(ii) all of the Personal Property;

subject only to the Permitted Encumbrances.

(b)  To the best of Mortgagor’s knowledge, there are no Leases affecting the Land or the Improvements except for (i) Leases which (x) in the aggregate do not affect more than 10% of the total area of the Land or 10% of the gross building area of the Improvements and (y) are subordinate to the lien of this Mortgage or (ii) Leases which cannot reasonably be expected to have a Material Adverse Effect.

(c)  To the best of Mortgagor’s knowledge, except as permitted or created by the Credit Documents and except for any Permitted Encumbrances, Mortgagor is not obligated under, and the Mortgaged Property is not bound by or subject to, any right, of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(d)  The granting of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate, and, if required, stockholder action.  This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)  To the best of Mortgagor’s knowledge, adequate ingress and egress is available to and from the Land and the Improvements for any reasonable purpose.

(f)  This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and

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mortgage and security interest in all of the Mortgaged Property subject only to the Permitted Liens.  Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances to the extent of those rights.

20.2.        Credit Agreement; Certain Amounts(a)  .  (a) This Mortgage is given pursuant to the Guarantee and the Credit Agreement.  The Mortgagor acknowledges that the rights and responsibilities of the Mortgagee under this Mortgage with respect to any action taken by the Mortgagee or the exercise or non-exercise by the Mortgagee of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Mortgage shall, as between the Mortgagee and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Mortgagee and the Mortgagor, the Mortgagee shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Mortgagor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)  Without limiting any of the relevant provisions of the Credit Agreement, if Mortgagee exercises any of its rights or remedies under this Mortgage, or if any actions or proceedings (including any bankruptcy, insolvency, receivership, reorganization or similar proceedings) are commenced in which Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of Mortgagee hereunder or the terms of any Lease, or if a condemnation proceeding is instituted affecting the Mortgaged Property, Mortgagor will pay all reasonable sums, including reasonable attorneys’ fees and disbursements, incurred by Mortgagee related to the exercise of any remedy or right of Mortgagee pursuant hereto and the reasonable expenses of any such action or proceeding together with all statutory or other costs, disbursements and allowances, interest thereon from the date of demand for payment thereof at the rate per annum then applicable under Section 2.8(a) of the Credit Agreement plus 2% (the “Default Interest Rate”), and such sums and the interest thereon shall, to the extent permissible by law, be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by law.  Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Interest Rate, and such interest at the Default Interest Rate shall be immediately due upon demand by Mortgagee.

(c)  The Mortgagor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to the Mortgagor or the Credit Documents to which the Mortgagor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Mortgagee and each Lender shall be entitled to rely on each of them as if they were fully set forth herein.

(d)  The Mortgagor hereby covenants and agrees with the Administrative Agent and each Lender that, from and after the date of this Mortgage until the Obligations under the Credit Documents are paid or satisfied in full, the Commitments are terminated and no Letter of Credit drawn by either of the Borrowers remains outstanding, the Mortgagor shall take, or shall

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refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Mortgagor or any of its Subsidiaries.

20.3.        Compliance with Legal Requirements.  Mortgagor shall promptly, fully, and faithfully comply in all material respects with all applicable laws and legal requirements relating to its ownership, use and occupancy of the Land and the Improvements, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

20.4.        Payment of Taxes, Liens and Charges(a)  .  (a) Except as may be permitted by the Credit Agreement, Mortgagor will pay and discharge from time to time prior to the date on which material penalties attach thereto, all taxes of every kind and nature, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents, all vault charges, and all other public charges, and all service charges, common area charges, private maintenance charges, utility charges and all other private charges, whether created or evidenced by recorded or unrecorded documents or of a like or different nature, imposed upon or assessed against the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof.

(b)  In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) in any manner changing or modifying the laws now in force governing the taxation of this Mortgage (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly notify Mortgagee of such event.  In such event Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate Mortgagor to make any applicable additional payments and (ii) Mortgagor shall make such additional payments.

20.5.        Plans, Alterations and Waste; Repairs(a)  .  (a) To the extent the same exist on the date hereof or are obtained in connection with future permitted alterations, Mortgagor shall, at the request of the Administrative Agent, use reasonable commercial efforts to obtain, and shall thereafter maintain, a complete set of final plans, specifications, blueprints and drawings for the Mortgaged Property either at the Mortgaged Property or in a particular office at the headquarters of Mortgagor to which Mortgagee shall have access upon reasonable advance notice and at reasonable times.

(b)  Mortgagor shall not:

(i)  demolish or remove all or any material portion of the Improvements, except as may be required by law, if such demolition or removal could reasonably be expected to have a Material Adverse Effect;

(ii)  erect any additions to the Improvements or any other structures on the Premises, if such erection could reasonably be expected to have a Material Adverse Effect;

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(iii)  commit any waste on the Mortgaged Property or make any alterations to the Mortgaged Property if such waste or alterations could reasonably be expected to have a Material Adverse Effect;

(iv)  change the use of the Mortgaged Property or take any other action with respect to the Mortgaged Property if it would (A) materially increase the risk of fire or any other hazard (unless Mortgagor obtains additional insurance customarily attained in connection with such increased risk),(B) violate the terms of any insurance policy required by Section 1.05 hereof or (C) reasonably be expected to have a Material Adverse Effect;

in each case without the consent of the Mortgagee in each instance, which consent shall not be unreasonably withheld or delayed.

(c)  Mortgagor will keep and maintain the Improvements and the Personal Property in good repair, working order and condition, reasonable wear and tear excepted, and will schedule and perform preventive maintenance thereon in accordance with the standards observed by reasonably prudent owners of properties in the same or similar businesses as the Mortgagor.

20.6.        Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks and shall purchase such additional insurance to the extent that is required from time to time pursuant to Section 9.3 of the Credit Agreement.  Mortgagor shall pay promptly when due any premiums on such insurance policies and on any renewals thereof.  In the event of the foreclosure of this Mortgage or any other transfer of the Premises or Improvements in extinguishment of the indebtedness and other sums secured hereby, all right, title and interest of Mortgagor in and to all casualty insurance policies, and renewals thereof then in force, to the extent assignable shall pass to the purchaser or grantee in connection therewith; provided that Mortgagor’s obligations shall be reduced accordingly.

20.7.        Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding, in each case that could reasonably be expected to have a Material Adverse Effect.

20.8.        Assignment of Leases and Rents(a)  .  (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations.  Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any other Lease or their respective Rents to anyone other than Mortgagee.

(b)  If an Event of Default shall occur and be continuing, Mortgagee shall have the right, power and authority to notify any person that the Leases have been assigned to Mortgagee and that all rents and other obligations are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Premises or the Improvements.

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(c)  Without Mortgagee’s prior written consent, which consent shall not be unreasonably withheld or delayed, Mortgagor will not enter into, modify, amend, terminate or consent to the cancellation or surrender of any Lease if (i) such Lease, as entered into, modified or amended will not be subordinate to the lien of this Mortgage or (ii) such Lease and all other Leases affecting the Land or the Improvements demise in the aggregate more than 10% of the gross building area of the Improvements or 10% of the total area of the Land.

(d)  Subject to Section 1.08(e), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.08(e), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein.  Subject to Section 1.08(e), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(e)  So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.08(c), and Mortgagor shall have a license to receive and collect, and shall receive and collect, the Rents accruing under any Lease, to enforce the obligations of tenants under the Leases and to exercise all rights and remedies of Landlord under the Leases, and to operate and maintain the Mortgaged Property, subject in each case to compliance with the terms of this Mortgage; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Land, the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee.  Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing (such notice to be given by the Mortgagee promptly after the Event of Default is no longer continuing), unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(f)  Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property.  In addition, Mortgagee, except where Mortgagee or Mortgagee’s agents have acted in bad faith, have been grossly negligent or have committed wilful misconduct in relation to any of the following, shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any

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tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(g)  Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Land, the Premises or Improvements, the terms of any Lease, the space occupied and the rentals or license fees payable thereunder.

20.9.        Restrictions on Transfers and Encumbrances.  Except as permitted by the Credit Agreement (including, without limitation, pursuant to Sections 10.2, 10.3 and 10.4 thereof), Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charges or any form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, provided, that Mortgagor may in the ordinary course of business within reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially or adversely affect the use and operation of the same.

20.10.      Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property.  Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence.  Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Security Agreement.

20.11.      Filing and Recording.  Mortgagor will cause this Mortgage, any other security instrument creating a mortgage or security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the mortgage and security interest of Mortgagee in, the Mortgaged Property.  Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Personal Property or any instrument of further assurance.

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20.12.      Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

20.13.      Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and mortgage and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and mortgage and security interest of this Mortgage.

20.14.      No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

20.15.      Fixture Filing.  Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the city or town wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

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SECTION 21.

Defaults and Remedies

21.1.        Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

21.2.        Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Guarantee or, if the Mortgagor is the US Borrower, under the Credit Agreement, as applicable, and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

21.3.        Rights To Take Possession, Operate and Apply Revenues(a)  .  (a) If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)  If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may, to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents.  Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the Default Interest Rate; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)  Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for

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Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts.  Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations in accordance with Section 2.08, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)  Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

21.4.        Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Security Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same.  Pursuant to the exercise of its rights under this Section 2.04, Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.  The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the Mortgagor, shall be payable by such Mortgagor to the Administrative Agent on demand.

21.5.        Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located.  Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Default Interest Rate.

21.6.        Foreclosure and Sale(a)  .  (a) If an Event of Default shall occur and be

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continuing, Mortgagee shall have the STATUTORY POWER OF SALE.

(b)  The Mortgaged Property may be sold subject to unpaid taxes, leases and Permitted Encumbrances, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)  Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)  If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Credit Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes, subject to any applicable terms of the Guarantee, the Credit Agreement and the other Credit Documents.

21.7.        Other Remedies(a)  .  (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b)  In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage.

(c)  Subject to the provisions of the Credit Agreement, to the extent permitted by law, if after foreclosure of this Mortgage or Mortgagee’s sale hereunder, there shall remain any deficiency with respect to any amounts payable under the Credit Documents, including hereunder, or any amounts secured hereby, Mortgagee shall be entitled to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.  If Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the Default Rate.  Subject to the provisions of the Credit Agreement, to the extent permitted by law, Mortgagor waives any defense to Mortgagee’s recovery against Mortgagor of any deficiency after any foreclosure sale of the Mortgaged Property.  Subject to the provisions of the Credit Agreement, to the extent permitted by law, Mortgagor expressly waives any defense or benefits that may be derived from any statute granting Mortgagor any defense to any such recovery by Mortgagee. Subject to the provisions of the Credit Agreement, in addition, Mortgagee shall be entitled to recovery of all of their reasonable costs and expenditures (including any court imposed costs) in connection with such proceedings, including their reasonable attorneys’ fees, appraisal fees and any other costs,

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fees and expenditures.  This provision shall survive any foreclosure or sale of the Mortgaged Property, any portion thereof and/or the extinguishment of the lien hereof.

21.8.        Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and at any time thereafter apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Mortgage, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Mortgagor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

THIRD, any surplus then remaining shall be paid to Mortgagor or its successor or assign or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Borrower shall remain liable for any deficiency in the proceeds.  Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

21.9.        Mortgagor as Tenant Holding Over.  Mortgagor agrees for itself and all Persons claiming by, through or under it, that, to the extent allowed by applicable law, subsequent to foreclosure hereunder in accordance with this Mortgage and applicable law, if Mortgagor shall hold possession of the Mortgaged Property or any part thereof, Mortgagor or the Persons so holding possession shall be guilty of trespass and shall be deemed a tenant holding over and any such tenant failing or refusing to surrender possession upon demand shall be guilty of forcible detainer and shall be liable to such purchasers for reasonable rental on said premises, and shall be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

21.10.      Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any

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portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

21.11.      Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

21.12.      Suits To Protect the Mortgaged Property.  Mortgagee shall have power (a) upon the occurrence and during the continuance of an Event of Default, to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

21.13.      Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

21.14.      Possession by Mortgagee.  After the occurrence and during the continuance of an Event of Default, notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

21.15.      Waiver.  (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No

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consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder.  No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b)  Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Credit Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Credit Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

21.16.      Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

SECTION 22.

Miscellaneous

22.1.        Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

22.2.        Application of Payments.  In the event that any part of the Obligations cannot lawfully be secured hereby, or in the event that the mortgage and security interest hereof cannot be lawfully enforced to pay any part of the Obligations, or in the event that the mortgage or security interest created by this Mortgage shall be invalid or unenforceable as to any part of

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the Obligations, then all payments on the Obligations shall be deemed to have been first applied to the complete payment and liquidation of that part of the Obligations which is not secured by this Mortgage and the unsecured portion of the Obligations shall be completely paid and liquidated prior to the payment and liquidation of the remaining secured portion of the Obligations.

22.3.        Amendments; Etc.  This Mortgage may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto and otherwise in accordance with the provisions of the Credit Agreement.

22.4.        Renewal; Etc.  Mortgagee may at any time and from time to time renew or extend this Mortgage, or alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority of the mortgage and security interest hereof on any part of the Mortgaged Property; provided that nothing in this Section 3.04 shall grant Mortgagee the right to alter or modify the Mortgage without the written consent of the Mortgagor.

22.5.        Future Advances.  This Mortgage is executed and delivered to secure, among other things, Mortgagor’s guaranty of future advances under the Credit Agreement.  It is understood and agreed that this Mortgage secures Mortgagor’s guaranty of present and future advances made pursuant to the Credit Agreement and that the lien of such future advances shall relate to the date of this Mortgage.

22.6.        Compliance With Usury Law.  The Credit Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable governmental rules and legal requirements.  It is expressly stipulated and agreed to be the intent of Mortgagor and Mortgagee at all times to comply with the applicable [STATE] law governing the maximum rate or amount of interest payable on or in connection with the Obligations (or applicable United States federal law to the extent that it permits Mortgagee to contract for, charge, take, reserve or receive a greater amount of interest than under [STATE] law).  If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Credit Documents, or contracted for, charged, taken, reserved or received with respect to the extension of credit evidenced by the Credit Documents or if acceleration of the maturity of the Obligations or if any prepayment by Mortgagor results in Mortgagor having paid any interest in excess of that permitted by law, then it is Mortgagor’s and Mortgagee’s express intent that all excess amounts theretofore collected by Mortgagee be credited on the principal balance due under the Credit Documents (or, if the Credit Documents have been or would thereby be paid in full, refunded to Mortgagor), and the provisions of the Credit Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  The right to accelerate maturity of Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to Mortgagee for the use,

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forbearance or detention of the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the applicable usury ceiling.

22.7.        Notices.  All notices (including any notice to the Mortgagee pursuant to Sections 34-25-10(b) and 34-25-11 of the [STATE] General Laws, as amended), requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed to the Mortgagor and/or the Mortgagee at the addresses set forth on the first page of this Mortgage.

22.8.        Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

22.9.        Satisfaction and Cancellation(a)  .  (a) The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void when all the Obligations under the Credit Documents have been indefeasibly paid in full in accordance with the terms of the Credit Documents and the Lenders have no further commitment to make Loans under the Credit Agreement, no Letters of Credit are outstanding and the Letter of Credit Issuer has no further obligation to issue Letters of Credit under the Credit Agreement.

(b)  Upon a sale, conveyance, lease, assignment, transfer, pledge or financing permitted pursuant to the provisions of Sections 10.3 or 10.4 of the Credit Agreement, including, without limitation, a sale by Mortgagor of all or any portion of the Mortgaged Property that is permitted by the Credit Agreement and the application of the net proceeds of such sale or financing in accordance with the Credit Agreement, the lien of this Mortgage shall be released from the applicable portion of the Mortgaged Property.

(c)  Mortgagor shall automatically be released from its obligations hereunder and the Lien on the Mortgaged Property shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Mortgagor ceases to be a Domestic Subsidiary of the US Borrower.

(d)  In connection with any termination or release pursuant to paragraph (a) or (b) or (c), the Mortgage shall be marked “SATISFIED” by the Mortgagee, this Mortgage shall be canceled of record at the request and at the expense of the Mortgagor, and the lien of this Mortgage shall be released from the applicable portion of the Mortgaged Property.  Mortgagee shall execute any documents reasonably requested by Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.09 and Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.

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(e)  In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to Mortgagor, at Mortgagor’s expense, all documents that Mortgagor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this subsection 3.09 shall be without recourse to or warranty by the Administrative Agent.

22.10.      Definitions.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust, as the case may be”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”.  Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee.  Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property.  Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.  Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

22.11.      Headings Descriptive.  Article and Section headings have been inserted in this Mortgage as a matter of convenience for reference only and it is agreed that such article and section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Mortgage.

22.12.      Entire Agreement.  This Mortgage, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

22.13.      Counterparts.  This Mortgage and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

22.14.      Governing Law.  THIS MORTGAGE SHALL BE GOVERNED BY THE INTERNAL LAWS (AND NOT THE LAWS RELATING TO CONFLICT OF LAWS) OF THE STATE OF NEW YORK, EXCEPT AS SUPERSEDED BY FEDERAL LAW; PROVIDED, HOWEVER, THAT THE CREATION, PERFECTION, PRIORITY OR ENFORCEMENT OF LIENS ON THE MORTGAGED PROPERTY (OTHER THAN ANY UCC COLLATERAL) SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE LAND IS LOCATED AND PROVIDED FURTHER THAT FOR ANY UCC

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COLLATERAL THE PERFECTION, EFFECT OF PERFECTION OR NON-PERFECTION AND PRIORITY OF THE SECURITY INTEREST SHALL BE SUBJECT TO ANY MANDATORY CHOICE OF LAW RULES IN THE UCC.

22.15.      Waiver of Jury Trial.  MORTGAGOR AND MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS MORTGAGE OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF MORTGAGOR OR MORTGAGEE.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS MORTGAGE.

22.16.      Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Credit Documents that secure the Obligations.  Mortgagor agrees that this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee (except Mortgagee and Mortgagee’s agents’ willful misconduct, bad faith and gross negligence), and without limiting the generality of the foregoing, it shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Credit Documents.  This mortgage shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Credit Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Credit Documents without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Credit Documents shall not in any manner impair the indebtedness hereby secured and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Credit Documents or any of Mortgagee’s rights and remedies thereunder.  Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Credit Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 23.

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

23.1.        Applicable Law; Certain Particular Provisions.  Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in such state.

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IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date first written above.

[NAME OF MORTGAGOR], a corporation

By:
Name:
Title:

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Appendix A
to Mortgage

DESCRIPTION OF THE LAND

EXHIBIT G

FORM OF PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Inc. (the “US Borrower”), Rockwood Specialties Limited (the “UK Borrower”), Rockwood Specialties International, Inc. (“Holdings”) , the lending institutions from time to time parties thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and as Collateral Agent, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents, and the other parties thereto, (b) the Security Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among Holdings, the US Borrower, the Subsidiary Grantors and the Administrative Agent and (c) the Pledge Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among Holdings, the US Borrower, the Subsidiary Pledgors and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement, the Security Agreement or the Pledge Agreement, as applicable.

The undersigned, an Authorized Officer and the chief legal officer of the US Borrower and an authorized officer of each Grantor, hereby certify to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or formation, is as follows:

(b) Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

Grantor’s Legal Name	Former Name	Date of Name Change

(c)           Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1(a), 1(b), 1(d) and 2(c) of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)           The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

Grantor’s Legal Name	Other Name(s)

(e) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of organization or formation of each Grantor that is a registered organization:

Grantor	Organizational Identification Number

(f) Set forth below is the Federal Taxpayer Identification Number of each Grantor:

Grantor	Federal Taxpayer Identification Number

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Address	County	State

(b) Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts and/or General Intangibles (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Address	County	State

(c) The sole jurisdiction of organization or formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor	Jurisdiction of Organization or Formation

(d) Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Inventory or Equipment or other Collateral not identified above:

Grantor	Address	County	State’

1              Or country, if location is outside of the United States.

Grantor	Address	County	State’

(e) Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraph (a), (b), (c) or (d) above:

Grantor	Address	County	State

Grantor	Address	County	State

(f) Set forth below is a list of all real property held by each Grantor, whether owned or leased,

the name of the Grantor that owns or leases said property and the fair market value apportioned to each site:

Address	Owned/Leased	Entity	Fair Market Value

Address	Owned/Leased	Entity	Fair Market Value

Address	Owned/Leased	Entity	Fair Market Value

Address	Owned/Leased	Entity	Fair Market Value

Address	Owned/Leased	Entity	Fair Market Value

Address	Owned/Leased	Entity	Fair Market Value

Copies of any policy or policies of title insurance relating to the real property listed in this

Section 2(f) have been delivered to the Administrative Agent.

(g) Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor (with each such Person that holds such Collateral subject to a Lien (including, but not limited to, warehousemen’s, mechanics’ and other statutory liens) indicated by an “*”):

Grantor	Address	County	State

Grantor	Address	County	State

Grantor	Address	County	State

Grantor	Address	County	State

Grantor	Address	County	State

3.        Unusual Transactions. All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4.        File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no Liens against any of the Collateral other than those permitted under the Credit Documents or Liens which shall have been released on or prior to the Closing Date in a manner in form and substance reasonably satisfactory to the Administrative Agent.

5.        UCC Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 6 hereof. All filing fees and taxes payable in connection with the filings described in this Section 5 have been paid or will be paid promptly after the Closing Date.

6.        Schedule of Personal Property Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the personal property filings described in Section 5 above (other than fixture filings), each filing and the filing office in which such filing is to be made. The filing and applicable county recorder’s office in which each fixture filing is to be made is listed on Schedule 10 hereto.

7.        Stock Ownership. Attached hereto as Schedule 7 is a true and correct list of all the stock, partnership interests, membership interests or other equity interests owned or held by Holdings, the US Borrower and each Subsidiary Pledgor and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, including each equity investment of Holdings, the US Borrower and any Subsidiary Pledgor that represents 50% or less of the equity of the entity in which such investment was made. Schedule 7 indicates by footnote which entities are not required to be pledged pursuant to the Pledge Agreement.

8.        Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all instruments, including any promissory notes and other evidence of indebtedness held by Holdings, the US Borrower and each Subsidiary Pledgor that are required to be pledged under the Pledge Agreement, including all intercompany notes between Holdings and each Subsidiary of Holdings and each Subsidiary of Holdings and each other such Subsidiary.

9.        Advances. Attached hereto as Schedule 9 is (a) a true and correct list of all advances made by Holdings to any Subsidiary of Holdings or made by any Subsidiary of Holdings to Holdings or to any other Subsidiary of Holdings (other than those identified on Schedule 8), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent under the Pledge Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to Holdings or any Subsidiary of Holdings.

10.      Mortgage Filings. Attached hereto as Schedule 10 is a schedule setting forth, with respect to each property set forth in Section 2(f) hereof, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage and a fixture filing as described in Section 3 above with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11.      Intellectual Property. Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents (and all applications therefor), Patent Licenses, Trademarks (and all applications therefor) and Trademark Licenses, including the name of the registered owner and the registration number of each Patent and Trademark owned by such Grantor and the licensor and Patent or Trademark the subject of each such Patent License and Trademark License. Attached hereto as Schedule 11(B) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights (and all applications therefor) and Copyright Licenses, including the name of the registered owner and the registration number of each Copyright owned by such Grantor and the licensor and Copyright the subject of such Copyright License. Each of Schedule 11(A) and Schedule 11(B) contain all the requested information for Patents, Trademarks and Copyrights arising under the laws of the United States, any other country or any political subdivision thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this 30th day of July, 2004.

SCHEDULE 1

IDENTITY AND CORPORATE STRUCTURE OF GRANTOR

Name	Change in Corporate Structure

Name	Change in Corporate Structure

Name	Change in Corporate Structure

(6)                                  The chief executive office of Southern Color Company, Inc. was 7 Swisher Drive, Cartersville, Georgia 30120. The chief executive office of Southern Color of Florida, LLC was 333 Cypress Road, Ocala, Florida 34478. The chief executive office of Southern Color Company was 333 Cypress Road, Ocala, Florida 34478.

Name	Change in Corporate Structure

SCHEDULE 5

UCC FILINGS
SEE ATTACHED

SCHEDULE 6

SCHEDULE OF FILINGS

Debtor	Type of Filing	Jurisdictions

SCHEDULE 7

STOCK OWNERSHIP

Legal Name	Shareholder(s)	Percent of Stock Owned

*              Not required to be pledged pursuant to the Pledge Agreement.

Legal Name	Shareholder(s)	Percent of Stock Owned

Legal Name	Shareholder(s)	Percent of Stock Owned

SCHEDULE 8

DEBT INSTRUMENTS

ANNEX A

HOLDER	ISSUER	FORM	INITIAL PRINCIPAL AMOUNT

SCHEDULE 9

ADVANCES
NONE

SCHEDULE 10

MORTGAGE FILINGS

SCHEDULE 11(A)

INTELLECTUAL PROPERTY

PATENTS — OWNED

Registered Owner/Grantor	Patent No.	Country

PATENT APPLICATIONS

Owner	Date	Application No.	Country

PATENTS - LICENSES

		Date of	Patent No. or
	Licensor Name and	License/	Descri , tion of
Grantor	Address	Sublicense	Patent	Country

TRADEMARKS/TRADENAMES - OWNED

Registered Owner	Mark	Reg. No.	Country

Registered Owner	Mark	Reg. No.	Country

•         The exact legal name of this entity is now AlphaGary (Canada) Limited.

Registered Owner	Mark	Rea. No.	Country

Registered Owner	Mark	Reg. No.	Country

Reeistered Owner	Mark	Rea. No.	Country

Registered Owner	Mark	Reg. No.	Country

Registered Owner	Mark	Rea. No.	Country

Registered Owner	Mark	Re .. No.	Count

Registered Owner	Mark	Reg. No.	Country

TRADEMARKS/TRADENAMES - APPLICATIONS

Owner	Mark	Application No.	Country

TRADEMARKS/TRADENAMES — LICENSES

	Licensor Name	Date of
Company	and Address	License/Sublice	Mark	Country	Reg. No.

OTHERS — LICENSES

	Licensor Name	Date of
Company	and Address	License/Sublice	Subject Matter

SCHEDULE 11(B)

COPYRIGHT LICENSES

COPYRIGHTS/COPYRIGHT APPLICATIONS

Registration No.	Registration Date	Title

EXHIBIT H

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of July 30, 2004, among ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), the undersigned Subsidiaries of the US Borrower listed on Schedule 1 hereto (each a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the US Borrower, Holdings and the Subsidiary Pledgors are referred to collectively herein as the “Pledgors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Holdings, the Lenders, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”) for the Lenders.

W I T N E S S E T H:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers or any of the Restricted Subsidiaries;

WHEREAS, pursuant to the Guarantee (the “Guarantee”) dated as of the date hereof, Holdings and each Subsidiary Pledgor has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (as defined below);

WHEREAS, each Subsidiary Pledgor is a Domestic Subsidiary of the US Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrowers to make valuable transfers to the Subsidiary Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the US Borrower, Holdings and the Subsidiary Pledgors shall have executed and delivered this Pledge Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, (a) Holdings is the legal and beneficial owner of all the issued and outstanding shares of capital stock of the US Borrower, (b) the US Borrower and the Subsidiary Pledgors are the legal and beneficial owners of the Equity Interests described under Schedule 2 hereto and issued by the entities named therein (the pledged Equity Interests described under (a) and (b) are, together with any Equity Interests obtained in the future of the issuer of such Pledged Shares (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”) and (c) each of the Pledgors is the legal and beneficial owner of the Indebtedness (the “Pledged Debt”) described under Schedule 2 hereto;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents and the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers and/or the Restricted Subsidiaries, the Pledgors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.             Defined Terms.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “NY UCC”) and not defined herein shall have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the NY UCC.

(b)           As used herein, the term “Closing Time” means 24:00 (German time) on the Closing Date.

(c)           As used herein, the term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

(d)           As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary,

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secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Credit Party under or pursuant to this Pledge Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Borrower or Restricted Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

(e)           As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

(f)            References to “Lenders” in this Pledge Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with any Borrower or Restricted Subsidiary.

(g)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(h)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.             Grant of Security.  Each Pledgor hereby transfers, assigns and pledges to the Administrative Agent for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties, a security interest, which security interest shall attach immediately upon the Closing Time (“Security Interest”), in all of such Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”):

(a)           the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time

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received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, provided that the Pledged Shares under this Pledge Agreement shall not include more than 65 percent of the issued and outstanding Equity Interests in any Foreign Subsidiary;

(b)           the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(c)           to the extent not covered by clauses (a) and (b) above, respectively, all proceeds of any or all of the foregoing Collateral.  For purposes of this Pledge Agreement, the term “proceeds” shall include all “proceeds” as defined in the NY UCC and shall also include proceeds of any indemnity or guarantee payable to any Pledgor or the Administrative Agent from time to time with respect to any of the Collateral.

3.             Security for Obligations.  This Pledge Agreement secures the payment of all Obligations of each Credit Party.  Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by any of the Credit Parties to the Administrative Agent or the Lenders under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

4.             Delivery of the Collateral.  All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments or documents of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and without notice to any Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares.  Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as Schedule 1 and made a part hereof, provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities.  Each schedule so delivered shall supersede any prior schedules so delivered.

5.             Representations and Warranties.  Each Pledgor represents and warrants as follows:

(a)           Schedule 2 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder.  Except as set forth on Schedule 2, the Pledged Shares represent all (or 65 percent in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date hereof.

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(b)           Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement.

(c)           As of the date of this Pledge Agreement, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)           The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Collateral, securing the payment of the Obligations, in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

(e)           Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

6.             Certification of Limited Liability Company, Limited Partnership Interests and Pledged Debt.  (a) The Equity Interests in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall be represented by a certificate and in the organizational documents of such Domestic Subsidiary, the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the Uniform Commercial Code:

“The Partnership/Company hereby irrevocably elects that all partnership/membership interests in the Partnership/Company shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable].  Each certificate evidencing partnership/membership interests in the Partnership/Company shall bear the following legend:  “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”  No change to this provision shall be effective until all outstanding certificates have been surrendered for cancelation and any new certificates thereafter issued shall not bear the foregoing legend.”

(b)           Each Pledgor will cause any Indebtedness for borrowed money owed to such Pledgor and required to be pledged hereunder to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

7.             Further Assurances.  Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other

5

documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby  (including the priority thereof) or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8.             Voting Rights; Dividends and Distributions; Etc.  (a) So long as no Event of Default shall have occurred and be continuing:

(i)            Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents; and

(ii)           The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments or documents as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)           Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c)           Upon written notice to a Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

(i)            all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights.  After all Events of Default have been cured or waived and the US Borrower has delivered to the Administrative Agent a certificate to that effect, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise

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be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Administrative Agent under Section 8(a)(ii) shall be reinstated);

(ii)           all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral (subject to Section 12) such dividends, distributions and principal and interest payments during the continuance of such Event of Default.  After all Events of Default have been cured or waived and the US Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to each Pledgor (unless previously applied to the Obligations) (and, in any event, without interest) all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

(iii)          all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)          in order to permit the Administrative Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall, if necessary, upon written notice from the Administrative Agent, from time to time execute and deliver to the Administrative Agent, appropriate proxies, dividend payment orders and other instruments or documents as the Administrative Agent may reasonably request.

9.             Transfers and Other Liens; Additional Collateral; Etc.  Each Pledgor shall (a) not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien under this Pledge Agreement, provided that in the event such Pledgor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral to such Pledgor free and clear of the Lien under this Pledge Agreement concurrently with the consummation of such sale;

(b)           pledge and, if applicable, cause each Domestic Subsidiary to pledge, to the Administrative Agent for the benefit of the Secured Parties, immediately upon acquisition thereof, all the capital stock and all evidence of Indebtedness held or received by such Pledgor or Domestic Subsidiary required to be pledged hereunder pursuant to Section 9.12 of the Credit Agreement, in each case pursuant to a supplement to this Pledge Agreement substantially in the form of Annex A hereto (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and

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obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Pledge Agreement); and

(c)           defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than the Lien of this Pledge Agreement), however arising, and any and all Persons whomsoever.

10.           Administrative Agent Appointed Attorney-in-Fact.  Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Administrative Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument or document, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11.           The Administrative Agent’s Duties.  The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

12.           Remedies.  If any Event of Default shall have occurred and be continuing:

(a)           The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NY UCC (whether or not the NY UCC applies to the affected Collateral) and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral.  The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or

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appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Administrative Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Administrative Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 12(b)(i), and (y) the ratable satisfaction of the Obligations in accordance with Section 12(b)(ii) pay the purchase price by crediting the amount thereof against the Obligations.  Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the extent permitted by law, each Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)           The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt as follows:

(i)            first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Pledge Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)           second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)          third, any surplus then remaining shall be paid to the Pledgors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c)           The Administrative Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

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(d)           All payments received by any Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(e)           Each Pledgor hereby consents to the transfer, at any time after the occurrence and during the continuance of an Event of Default, of any Pledged Shares to the Administrative Agent or its designee and to the substitution, at any time after the occurrence and during the continuance of an Event of Default, of the Administrative Agent or its designee as a partner, member or shareholder of the limited liability company, partnership or other entity that issued the Pledged Shares.

13.           Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto.  When making any demand hereunder against any Pledgor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the US Borrower or any Pledgor or pledgor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the US Borrower or any Pledgor or pledgor or any release of the US Borrower or any Pledgor or pledgor shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Pledgor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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14.           Continuing Security Interest; Assignments Under the Credit Agreement; Release.  (a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations. This Pledge Agreement and the security interest granted hereby shall terminate on the first date on which all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding.

(b)           A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the Pledge of such Subsidiary Pledgor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Pledgor ceases to be a Domestic Subsidiary of the US Borrower.

(c)           Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral and the security interest granted hereby in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.

(d)           In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Administrative Agent.

15.           Reinstatement.  This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the US Borrower or any other Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

16.           Notices.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Pledgor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

17.           Counterparts.  This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Administrative Agent and the US Borrower.

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18.           Severability.  Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19.           Integration.  This Pledge Agreement represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

20.           Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

(b)           Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion.

(c)           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21.           Section Headings.  The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

22.           Successors and Assigns.  This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent.

23.          WAIVER OF JURY TRIAL.  EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY

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LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

24.           Submission to Jurisdiction; Waivers.  Each of the Pledgors hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement, and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Pledgor at its address referred to in Section 16 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.

25.          GOVERNING LAW.  THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

SUBSIDIARY PLEDGORS

SCHEDULE 2

TO THE PLEDGE AGREEMENT

Pledged Shares

[Schedule To Come]

Pledged Debt

[Schedule To Come]

ANNEX A TO THE

PLEDGE AGREEMENT

SUPPLEMENT NO. [  ] dated as of [            ], to the Pledge Agreement (the “Pledge Agreement”) dated as of July 30, 2004, among ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”) ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), the Subsidiaries of the US Borrower listed on Schedule 1 thereto (each a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the US Borrower, Holdings and the Subsidiary Pledgors are referred to collectively herein as the “Pledgors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.  Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales, Holdings, the Lenders, the Administrative Agent, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents, and (b) the Guarantee dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), among the US Borrower, Holdings, the Subsidiary Guarantors party thereto and the Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.  The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers and/or the Restricted Subsidiaries.

D.  The undersigned [Pledgors] [Domestic Subsidiaries] (each an “Additional Pledgor”) are (a) the legal and beneficial owners of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests obtained in the future of the issuer of such Pledged Shares (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness (the “Additional Pledged Debt”) described under Schedule 1 hereto.

E.  Section 9.12 of the Credit Agreement and Section 9(b) of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.  Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Administrative Agent for the benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1.  In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Administrative Agent for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a)           the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares, provided that the Additional Pledged Shares under this Supplement shall not include more than 65 percent of the issued and outstanding Equity Interests in any Foreign Subsidiary;

(b)           the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c)           to the extent not covered by clauses (a) and (b) above, respectively, all proceeds of any or all of the foregoing Additional Collateral.  For purposes of this Supplement, the term “proceeds” shall include all “proceeds” as defined in the NY UCC and shall also include proceeds of any indemnity or guarantee payable to any Additional Pledgor or the Administrative Agent from time to time with respect to any of the Additional Collateral.

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral and (y) the After-acquired Pledged Shares shall be deemed to include the Additional After-acquired Pledge Shares.

[SECTION 2.  Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder.  Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor.  The Pledge Agreement is hereby incorporated herein by reference.] (10)

(10) Include for new pledgors only.

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SECTION [2][3].  Each Additional Pledgor represents and warrants as follows:

(a)           Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and registered owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Additional Pledged Debt and (ii) together with Schedule 2 to the Pledge Agreement, the comparable schedules to each other Supplement to the Pledge Agreement, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder.  Except as set forth on Schedule 1, the Pledged Shares represent all (or 65 percent in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.

(b)           Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Lien created by this Supplement to the Pledge Agreement.

(c)           As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)           The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Additional Collateral, securing the payment of the Obligations, in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

(e)           Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION [3][4].  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the Administrative Agent and the US Borrower.  This Supplement shall become effective as to each Additional Pledgor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Administrative Agent.

SECTION [4][5].  Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5][6].  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER  SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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SECTION [6][7].  Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION [7][8].  All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement.  All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION [8][9].  Each Additional Pledgor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, each Additional Pledgor and the Administrative Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR],

By

Name:
Title:

CREDIT SUISSE FIRST BOSTON, AS ADMINISTRATIVE AGENT,

By

Name:
Title:

By

Name:
Title:

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ANNEX A TO THE

PLEDGE AGREEMENT

Pledged Shares

Pledgor	Issuer	Class of Stock	Stock Certificate No(s)	Number of Shares	Percentage of Issued and Outstanding Shares

Pledged Debt

Pledgor	Issuer	Initial Principal Amount	Date of Note	Maturity Date

EXHIBIT I

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of July 30, 2004, among ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), each of the Subsidiaries of the US Borrower listed on Annex A hereto (each such undersigned Subsidiary being a “Subsidiary Grantor” and collectively the “Subsidiary Grantors”; the Subsidiary Grantors, Holdings and the US Borrower are referred to collectively as the “Grantors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (“Lenders”) from time to time party to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Holdings, the Lenders, the Administrative Agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”) for the Lenders.

WITNESSETH:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers or any of their Restricted Subsidiaries;

WHEREAS, pursuant to the Guarantee (the “Guarantee”) dated as of the date hereof, Holdings and each Subsidiary Grantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, each Subsidiary Grantor is a Domestic Subsidiary of the US

Borrower;

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WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrowers to make valuable transfers to the Subsidiary Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers and/or the Restricted Subsidiaries, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1. Defined Terms.

(a)        Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “NY UCC”) and not defined herein shall have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the NY UCC.

(b)        The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.

“Closing Time” shall mean 24:00 (German time) on the Closing Date. “Collateral” shall have the meaning assigned to such term in Section 2.

“Collateral Account” shall mean any collateral account established by the Administrative Agent as provided in Section 5.1.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule 1.

“copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or

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otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Copyrights” means all copyrights now owned or hereafter acquired by any Grantor, including those listed on Schedule 2.

“Equipment” shall mean any “equipment,” as such term is defined in the NY UCC, now or hereafter owned by any Grantor and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding Equipment to the extent it is subject to a Permitted Lien and the terms of the Indebtedness securing such Permitted Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein, provided, that immediately upon the repayment of all Indebtedness secured by such Permitted Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such Equipment.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Section 9-102 of the NY UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach thereof or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in its right, title and interest in any such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

“Guarantors” shall mean each Grantor other than the US Borrower. “Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or

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otherwise now owned or hereafter acquired, including (a) all information used or useful arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information, and (b) the Copyrights, the Patents, the Trademarks and the Licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges relating to intellectual property is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto, would not give any other party to any such contract, agreement or other instrument the right to terminate its obligations thereunder or is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of any Grantor, whether now or hereafter acquired by any Grantor, in each case to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Investment Property is not prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto, would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party.

“NY UCC” has the meaning assigned to such term in Section 1(a).

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or

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pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Credit Party under or pursuant to this Security Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Borrower or Restricted Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement, including those listed on Schedule 3.

“patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patents” means all patents now owned or hereafter acquired by any Grantor, including those listed on Schedule 4.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102 of the NY UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, toss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Administrative Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all

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other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning assigned to such term in Section 2.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule 5.

“trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trademarks” means all trademarks now owned or hereafter acquired by any Grantor, including those listed on Schedule 6 hereto.

(c)        The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)        Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

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(f)         References to “Lenders” in this Security Agreement shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers.

2. Grant of Security Interest.

(a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest, which security interest shall attach immediately upon the Closing Time (the “Security Interest”), in all of the following property now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)            all Accounts;

(ii)           all Equipment;

(iii)          all General Intangibles;

(iv)          all Intellectual Property;

(v)           all Inventory;

(vi)          all cash and cash accounts;

(vii)         all Investment Property;

(viii)        all books and records pertaining to the Collateral; and

(ix)           to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral as “all assets” or “all property” or such other description as the Administrative Agent determines in its sole discretion. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

The Security Interests are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3. Representations And Warranties.

Each Grantor hereby represents and warrants to the Administrative Agent and each Secured Party that:

3.1. Title: No Other Liens. Except for the Security Interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Security Agreement, the Liens permitted by the Credit Agreement and any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Security Agreement or are permitted by the Credit Agreement.

3.2. Perfected First Priority Liens. (a) Subject to the limitations set forth in clause (b) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid perfected Security Interests in the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, upon (A) completion of all filings, registrations, recordings and other actions specified in Section 6 of the Perfection Certificate (as such information is updated pursuant to Section 9.1(d) of the Credit Agreement) to the extent that a Security Interest may be perfected by the filing of any UCC financing statement, (B) in the case of Equipment that is covered by a certificate of title, the filing with the registrar of motor vehicles or other appropriate authority in the applicable jurisdiction (as specified in the Perfection Certificate (as such information is updated pursuant to Section 9.1(d) of the Credit Agreement)) of an application requesting the notation of the Security Interest created hereunder on such certificate of title and (C) completion of the filing, registration and recording of a fully executed agreement in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting Intellectual Property in the United Stated Patent and Trademark Office within the three-month period (commencing as of the date hereof) or, in the case of Collateral constituting Intellectual Property acquired after the date hereof, thereafter pursuant to 35 USC §261 and 15 USC § 1060 and the regulations thereunder with respect to United States Patents and United States registered Trademarks and in the United States Copyright Office within the one-month period (commencing as of the date hereof) or, in the case of Collateral constituting Intellectual Property acquired after the date hereof, thereafter with

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respect to United States registered Copyrights pursuant to 17 USC §205 and the regulations thereunder and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(b) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement (including Security Interests in cash, cash accounts and Investment Property) by any means other than by (i) filings pursuant to the Uniform Commercial Codes of the relevant State(s), (ii) filings with the registrars of motor vehicles or other appropriate authorities in the relevant jurisdictions, (iii) filings approved by United States government offices with respect to Intellectual Property or (iv) when applicable, possession by the Administrative Agent in the United States. No Grantor shall be required to complete any filings or other action with respect to the perfection of Security Interests in any jurisdiction outside the United States.

(c) It is understood and agreed that the Security Interests in cash, cash accounts and Permitted Investments created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

4. Covenants.

Each Grantor hereby covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding:

4.1. Maintenance of Perfected Security Interest: Further Documentation. (a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.2 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(b).

(b)         Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request. In addition, within 30 days after the end of each calendar quarter, such Grantor will deliver to the Administrative Agent (i) copies of all such certificates of title issued during such calendar quarter with the notation thereon of the Administrative Agent’s Security Interest created hereunder in the items of Equipment covered hereby and (ii) a written supplement hereto substantially in the form of Annex 2 hereto with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantor after the date hereof, all in reasonable detail.

(c)          Subject to clause (d) below and Section 3.2(b), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions

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(including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.

(d)         Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of the US Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.

4.2. Changes in Locations, Name, etc. Each Grantor will furnish to the Administrative Agent prompt written notice of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office), (iv) in its identity or type of organization or corporate structure or (v) in its Federal Taxpayer Identification Number or organizational identification number. Each Grantor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral having at least the priority described in Section 3.2. Each Grantor also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

4.3. Notices. Each Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Administrative Agent to exercise any of its remedies hereunder.

4.4. Special Covenants with Respect to Equipment. (a) Each Grantor shall, promptly after the acquisition by such Grantor of any item of Equipment that is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a Security Interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the Security Interest created hereunder on such certificate of title.

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(b)         Upon the occurrence and during the continuation of any Event of Default, all insurance payments in respect of such Equipment shall be paid to and applied by Administrative Agent as specified in Section 5.5 hereof.

(c)          At the Administrative Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent the certificates of title covering each item of Equipment the perfection of which is governed by the notation on the certificate of title of the Administrative Agent’s Security Interest created hereunder.

5. Remedial Provisions.

5.1. Certain Matters Relating to Accounts. (a) At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)           The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)           At the Administrative Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(d)           Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Administrative Agent shall have instructed the Grantors not to grant or make any

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such extension, credit, discount, compromise, or settlement under any circumstances during the continuance of such Event of Default.

5.2. Communications with Obligors: Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)         Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)          Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Administrative Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Administrative Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control and on terms and conditions reasonably satisfactory to the Administrative Agent. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative

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Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.4. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt as follows:

(i)            first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Security Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)           second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)          third, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

5.5. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NY UCC or any other applicable law and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have the right

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to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Administrative Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 5.4(i), and (y) the ratable satisfaction of the Obligations in accordance with Section 5.4(ii), pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

5.7. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required

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Lenders, as the case may be, or, in the case of any Hedge Agreement or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the US Borrower or any Grantor or grantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the US Borrower or any Grantor or grantor or any release of the US Borrower or any Grantor or grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. The Administrative Agent.

6.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.              (a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon and during the occurrence of an Event of Default, the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, either in the Administrative Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after and during the occurrence of an Event of Default and after written notice by the Administrative Agent of its intent to do so:

(i)            take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the

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goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv)          execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)           obtain and adjust insurance required to be maintained by such Grantor or paid to the Administrative Agent pursuant to Section 4.4;

(vi)          direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vii)         ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii)        sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix)           commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x)            defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi)           settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii)          assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and

(xiii)         generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though

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the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)           The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the NY UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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6.3. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Security Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4. Security Interest Absolute. All rights of the Administrative Agent hereunder, the security interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

6.5. Continuing Security Interest; Assignments Under the Credit Agreement  Release. (a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations under the Credit Documents and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations. This Security Agreement and the security interest granted hereby shall terminate on the first date on which all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding.

(b)                A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Domestic Subsidiary of the US Borrower.

(c)                 Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.

(d)                In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Administrative Agent.

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6.6. Reinstatement. This Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the US Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the US Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

7. Administrative Agent As Agent.

(a)           Credit Suisse First Boston has been appointed to act as Administrative Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement, provided that the Administrative Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of (i) Required Lenders or (ii) after the termination of this Security Agreement. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the ratable benefit of the Lenders and Secured Parties in accordance with the terms of this Section 7(a).

(b)           The Administrative Agent shall at all times be the same Person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Administrative Agent under this Security Agreement; removal of the Administrative Agent shall also constitute removal as Administrative Agent under this Security Agreement; and appointment of a successor Administrative Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Administrative Agent under this Security Agreement. Upon the acceptance of any appointment as Administrative Agent under Section 12.9 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent under this Security Agreement, and the retiring or removed Administrative Agent under this Security Agreement shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under this Security Agreement, and (ii) execute and deliver to such successor Administrative Agent such amendments to fmancing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Security Interests created hereunder, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Administrative Agent’s resignation or

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removal hereunder as Administrative Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Administrative Agent hereunder.

(c) The Administrative Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Hedge Agreement the obligations under which constitute Obligations, until it shall have received written notice in form and substance satisfactory to the Administrative Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Hedge Agreement.

8. Miscellaneous.

8.1. Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.

(b)         Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to

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be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement.

(c)          Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent either of the Borrowers would be required to do so pursuant to Section 12.7 of the Credit Agreement.

(d)         The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

8.5. Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Administrative Agent except pursuant to a transaction permitted by the Credit Agreement.

8.6. Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Administrative Agent and the US Borrower.

8.7. Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8. Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9. Integration. This Security Agreement represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.10. GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED

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BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK

8.11. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)         agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Secured Party to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

8.12. Acicnowledgments. Each Grantor hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b)         neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

8.13. Additional Grantors. Each Subsidiary of the US Borrower that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement

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shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.14. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

24

ANNEX A TO THE

PLEDGE AGREEMENT

ANNEX 1 TO THE

SECURITY AGREEMENT

SUPPLEMENT NO. [  ] dated as of [                  ], tothe Security Agreement dated as of July 30, 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), each subsidiary of the US Borrower listed on Schedule 1 thereto (each such subsidiary individually a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, Holdings and the US Borrower are referred to collectively herein as the “Grantors”), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.     Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Holdings, the Lenders, the Administrative Agent, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents and (b) the Guarantee dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), among the US Borrower, Holdings, the Subsidiary Guarantors party thereto and the Administrative Agent.

B.      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.      The Grantors have entered into the Security Agreement in order to induce Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers and/or the Restricted Subsidiaries.

D.      Section 9.11 of the Credit Agreement and Section 8.13 of the Security Agreement provide that each Subsidiary of the US Borrower that is required to become a party to the Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and the New Grantors agree as follows:

SECTION 1. In accordance with Section 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a Security Interest in all of the Collateral of such New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Administrative Agent and the US Borrower. This Supplement shall become effective as to each New Grantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Administrative Agent.

SECTION 4. Each New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of such New Grantor, (b) set forth under its signature hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books or records relating to Collateral owned by it, (iv) the identity or type of organization or corporate structure of such New Grantor and (v) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (c) as of the date hereof (i) Schedule II hereto sets forth all of each New Grantor’s Copyright Licenses, (ii) Schedule III hereto sets forth, in proper form for filing with the United States Copyright Office, all of each New Grantor’s Copyrights (and all applications therefor), (iii) Schedule IV hereto sets forth all of each New Grantor’s Patent Licenses, (iv) Schedule V hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s Patents (and all applications therefor), (v) Schedule VI hereto sets forth all of each New Grantor’s Trademark Licenses, (vi) Schedule VII hereto sets forth, in proper form for filing

2

with the United States Patent and Trademark Office, all of each New Grantor’s Trademarks (and all applications therefor).

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, each New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By

Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent

By

Name:

3

Title:

By

Name:
Title:

4

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE I

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

COLLATERAL

Legal Name Jurisdiction of Location of Chief

Incorporation or Executive Office Organization and Principal

Place of Business

Type of Organization or Corporate Structure

Federal Taxpayer Identification Number and  Organizational Identification  Number

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE II

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

COPYRIGHT LICENSES

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE III

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

COPYRIGHTS

Registration
Registered Owner/Grantor	Title	Number

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE IV

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

PATENT LICENSES

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE V

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

PATENTS

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE VI

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

TRADEMARK LICENSES

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE VII

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

TRADEMARKS

Domestic Trademarks

Registered		Registration	Application
Owner/Grantor	Trademark	No.	No.

Foreign Trademarks

Registered		Registration	Application Country
Owner/Grantor	Trademark	No.	No.

ANNEX A TO THE

PLEDGE AGREEMENT

ANNEX 2 TO THE

SECURITY AGREEMENT

SUPPLEMENT NO. [ ] dated as of [          ], to the Security Agreement dated as of [        ], 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), each subsidiary of the US Borrower listed on Schedule 1 thereto (each such subsidiary individually a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, Holdings and the US Borrower are referred to collectively herein as the “Grantors”), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.       Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Holdings, the Lenders, the Administrative Agent, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents and (b) the Guarantee dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), among the US Borrower, Holdings, the Subsidiary Guarantors party thereto and the Administrative Agent.

B.        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.        The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers. Pursuant to Section 4.1(b) of the Security Agreement, within 30 days after the end of each calendar quarter, each Grantor has agreed to deliver to the Administrative Agent a written supplement substantially in the form of Annex 2 thereto with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantor after the date of the Credit Agreement. The Grantors have identified the additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantors after the date of the Credit Agreement set forth on Schedule I, II, III, IV, V and VI hereto. The undersigned Grantors are executing this Supplement in order to facilitate supplemental filings to be made by the Administrative Agent with the United States Copyright Office and the United States Patent and Trademark Office.

Accordingly, the Administrative Agent and the Grantors agree as follows:

SECTION 1. (a) Schedule 1 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in Schedule I hereto, (b) Schedule 2 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in Schedule II hereto, (c) Schedule 3 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in Schedule III hereto, (d) Schedule 4 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in Schedule IV hereto, (e) Schedule 5 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in Schedule V hereto, and (f) Schedule 6 of the Security Agreement is hereby supplemented, as applicable, by the information set forth in Schedule VI hereto.

SECTION 3. Each Grantor hereby represents and warrants that the information set forth on Schedules I, H, III, IV, V and VI hereto is true and correct.

SECTION 2. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Administrative Agent and the US Borrower. This Supplement shall become effective as to each Grantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Grantor and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each Grantor shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION 8. Each Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

2

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[GRANTOR],

By

Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent

By

Name:
Title:

By

Name:
Title:

3

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE I

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

COPYRIGHT LICENSES

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE II

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

COPYRIGHTS

Registered Owner/Grantor	Title	Registration Number

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE III

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

PATENT LICENSES

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE IV

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

PATENTS

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE V

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

TRADEMARK LICENSES

ANNEX A TO THE

PLEDGE AGREEMENT

SCHEDULE VI

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

TRADEMARKS

Domestic Trademarks

Registered		Registration	Application
Owner/Grantor	Trademark	No.	No.

Foreign Trademarks

Registered		Registration	Application Country
Owner/Grantor	Trademark	No.	No.

EXHIBIT J-2

FORMS OF SINGAPORE PLEDGE AGREEMENTS

SINGAPORE PLEDGE dated 30 July 2004 and intended to come into effect on 31 July 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “Pledgor”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement dated as of 30 July, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Pledgor, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Pledgor, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), the Lenders, the Administrative Agent and Goldman Sachs Credit Partners L.P. and UBS Loan Finance LLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”) for the Lenders.

WITNESSETH:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers;

WHEREAS, the Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the Pledgor is the legal and beneficial owner of the shares described under Schedule 1 hereto and issued by Rockwood Specialties (Singapore) Pte Limited (the “Charged Company”) (the pledged shares described above are, together with any shares obtained in the future of the Charged Company (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”).

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers, the Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.                                       Defined Terms.

(a)                                       Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                      As used herein, the term “Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

(c)                                       As used herein, the term “Equity Interests” means securities and investments of any kind in a limited liability company, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, any warrants, options or other rights entitling the holder thereof to subscribe for, purchase or acquire any of the foregoing and all other rights attaching or relating to securities or investments or other securities or investments in the future deriving from any of the foregoing.

(d)                                      As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Pledge or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

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(e)                                       As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

(f)                                         References to “Lenders” in this Pledge shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers.

(g)                                      The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Pledge shall refer to this Pledge as a whole and not to any particular provision of this Pledge, and Section references are to Sections of this Pledge unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(h)                                      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(i)                                          Unless expressly provided to the contrary, a Person (other than the Secured Parties) who is not a party hereto has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Pledge. Notwithstanding any terms herein, the consent of any Person not party hereto is not required for any variation (including any release or compromise of any liability under) or termination of this Pledge.

2. Grant of Security. The Pledgor, as beneficial owner and as a continuing security for the due and punctual payment and discharge of all Obligations, hereby charges and agrees to charge in favour of the Administrative Agent (for the ratable benefit of the Secured Parties) by way of first fixed charge and assigns, and agrees to assign absolutely to the Administrative Agent (for the ratable benefit of the Secured Parties), all of the Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”):

(a)                                       the Pledged Shares held by the Pledgor and the certificates representing such Pledged Shares and any interest of the Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, options or other rights to subscribe for, purchase or otherwise acquire any of the Pledged Shares, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, provided that the Pledged Shares under this Pledge shall not include more than 65 percent of the issued and outstanding Equity Interests in the Charged Company; and

(b)                                      to the extent not covered by clause (a) above, all proceeds of any or all of the foregoing Collateral. For purposes of this Pledge, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise

3

disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to the Pledgor or the Administrative Agent from time to time with respect to any of the Collateral.

3.                                       Security for Obligations. This Pledge secures the payment and discharge of all Obligations of the Credit Parties. Without limiting the generality of the foregoing, this Pledge secures the payment of all amounts that constitute part of the Obligations and would be owed by the Credit Parties to the Administrative Agent or the Lenders under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Credit Parties.

4.                                            Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and without notice to the Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as Schedule 1 and made a part hereof, provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supersede any prior schedules so delivered.

5.                                            Representations and Warranties. The Pledgor represents and warrants as follows:

(a)                                       Schedule 1 hereto (i) correctly represents as of the date hereof the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (ii) includes all Equity Interests required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent 65 percent of the issued and outstanding Equity Interests of each class of Equity Interests in the Charged Company on the date hereof.

(b)                                      The Pledgor is a corporation established and existing and is in good standing under the laws of the state of Delaware, United States of America, and is not a foreign company for the purposes of, and which should be registered under, Division 2 of Part XI of the Companies Act, Chapter 50 of Singapore.

(c)                                       The Pledgor is the legal and beneficial owner of the Collateral charged by the Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge.

(d)                                      As of the date of this Pledge, the Pledged Shares pledged by the Pledgor hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

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(e)                                       The execution and delivery by the Pledgor of this Pledge and the charge of the Collateral by the Pledgor hereunder pursuant hereto create a valid and perfected first-priority charge over the Collateral, securing the payment of the Obligations, in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

(f) The Pledgor has full power, authority and legal right to charge all the Collateral pursuant to this Pledge.

6.                                       Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

7.                                            Voting Rights; Dividends and Distributions: Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i)                                          The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge or the other Credit Documents.

(ii)                                       The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)                                 Subject to paragraph (c) below, the Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge, any and all dividends and distributions made or paid in respect of the Collateral to the extent permitted by the Credit Agreement; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c)                                  Upon written notice to the Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

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(i)                                     all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgor to exercise such rights. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Pledgor will have the right to exercise the voting and consensual rights that the Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7(a)(i) (and the obligations of the Administrative Agent under Section 7(a)(ii) shall be reinstated);

(ii)                                  all rights of the Pledgor to receive the dividends and distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends and distributions during the continuance of such Event of Default. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to the Pledgor (without interest) all dividends, distributions and principal and interest payments that the Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7(b);

(iii)                               all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7(b) and 7(c)(ii) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall forthwith be delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)                              in order to permit the Administrative Agent to receive all dividends and distributions to which it may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 7(c)(ii) and (c)(iii) above, the Pledgor shall, if necessary, upon written notice from the Administrative Agent, from time to time execute and deliver to the Administrative Agent, appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request.

8.                                       Transfers and Other Liens. The Pledgor shall (a) not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien under this Pledge, provided that in the event the Pledgor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Collateral, the Administrative Agent shall release such

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Collateral free and clear of the Lien under this Pledge concurrently with the consummation of such sale;

(b)                                 defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the proceeds thereof) against any and all Liens (other than the Lien of this Pledge), however arising, and any and all Persons whomsoever.

9.                                            Administrative Agent Appointed Attorney. The Pledgor by way of security appoints, which appointment shall (for so long as any of the Obligations under the Credit Documents and the obligations of the Pledgor under this Pledge have not been satisfied by payment in full, any of the Commitments are still in force or any of the Letters of Credit are outstanding) be irrevocable, the Administrative Agent as the Pledgor’s attorney, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge, including to receive, indorse and collect all instruments made payable to the Pledgor representing any dividend or distribution payment in respect of the Collateral or any part thereof and to give full discharge for the same.

10.                                      The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

11.                                      Remedies. If any Event of Default shall have occurred and be continuing:

(a)                                  The Administrative Agent and any nominee of the Administrative Agent may exercise in respect of all or any of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it and without the restrictions contained in section 21 of the Act, all the rights and remedies of the registered holder of the Collateral and all other powers conferred on mortgagees by section 24 of the Act (as hereby varied or extended) and may without notice, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and,

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upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Administrative Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 11(b)(i), and (y) the ratable satisfaction of the Obligations in accordance with Section 11(b)(ii) pay the purchase price by crediting the amount thereof against the Obligations. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Section 25 of the Act shall not apply to this Pledge or to any security given pursuant hereto. Any third party referred to in this sub-Section (a) may enjoy the benefit or enforce the terms of this sub-Section (a) in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(b)                                 The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt as follows:

(i)                                     first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Pledge, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)                                  second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)                               third, any surplus then remaining shall be paid to the Pledgors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. Any third party referred to in this sub-Section (b) may enjoy the benefit or enforce the terms of this sub-Section (b) in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)                                  The Administrative Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

(d)                                 All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(e)                                  The Pledgor and Administrative Agent agree and acknowledge that the Administrative Agent is entering into this Pledge, and holds its rights and benefits hereunder, as trustee for and on behalf of the Secured Parties.

12.                                 Amendments, etc. with Respect to the Obligations., Waiver of Rights. The Pledgor shall remain obligated hereunder, and the charges created hereby shall not be adversely affected, notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement, or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge

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or any property subject thereto. When making any demand hereunder against the Pledgor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Pledgor or any pledgor and any failure by the Administrative Agent or any other such Secured Party to make any such demand or to collect any payments from the Pledgor or any pledgor or any release of the Pledgor or any pledgor shall not relieve the Pledgor in respect of which a demand or collection is not made or the Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against the Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.                                 Continuing Security Interest; Assignments Under the Credit Agreement;  Release. (a) This Pledge shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations under the Credit Documents and the obligations of the Pledgor under this Pledge shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations.

(b)                                      Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Credit Agreement to any Person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral shall be automatically released and such Collateral sold free and clear of the Lien created hereby.

(c)                                       In connection with any termination or release pursuant to paragraph (a) or (b), the Administrative Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or warranty by the Administrative Agent.

14.                                 Reinstatement. This Pledge shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, administration, liquidation or reorganization of the Pledgor or any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Pledgor or any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

15.                                 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.

16.                                 Counterparts. This Pledge may be executed by one or more of the parties to this Pledge on any number of separate counterparts (including by facsimile or other electronic

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transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge signed by all the parties hereto shall be lodged with the Administrative Agent and the Pledgor.

17.                                 Severability. Any provision of this Pledge that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

18.                                 Integration. This Pledge represents the agreement of the Pledgor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

19.                                 Amendments in Writing; No Waiver; Cumulative Remedies.

(a)                                       None of the terms or provisions of this Pledge may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

(b)                                      Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 19(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion.

(c)                                       The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

20.                                 Section Headings. The Section headings used in this Pledge are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

21. Successors and Assigns. This Pledge shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the Pledgor may not

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assign, transfer or delegate any of its rights or obligations under this Pledge without the prior written consent of the Administrative Agent.

22.                            Submission to Jurisdiction; Waivers. The Pledgor hereby irrevocably and unconditionally:

(a)                                            submits itself in any legal action or proceeding relating to this Pledge, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of Singapore, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                                           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Rockwood Specialties (Singapore) Pte Ltd (which the Pledgor hereby irrevocably appoints as its agent for receipt of service of process) do One Marina Boulevard #28-00 Singapore 018989 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                           agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

(e)                                            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

24. GOVERNING LAW. THIS PLEDGE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF SINGAPORE.

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EXHIBIT K

FORMS OF TAIWAN PLEDGE AGREEMENTS

FORM OF TAIWAN PLEDGE AGREEMENT (US Obligations)

TAIWAN PLEDGE AGREEMENT dated as of July 30, 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “Pledgor”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for and on behalf of the Secured Parties (as defined below) in respect of the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Pledgor, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and together with the Pledgor, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), the Lenders (as defined in the Credit Agreement), the Administrative Agent, Goldman Sachs Credit Partners L.P., and UBS Securities LLC, together with the Administrative Agent, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers and Joint Bookrunners”) for the Lenders, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacities, the “Co-Syndication Agents”).

WITNESSETH:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers;

WHEREAS, the Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the Pledgor is the legal and beneficial owner of the shares described under Schedule 1 hereto and issued by Rockwood Electrochemicals Asia Limited (the “Issuer”) (the pledged shares described above are, together with any shares acquired by the Pledgor in the future of the Issuer (the “After-acquired Shares”) referred to collectively herein as the “Pledged Shares”).

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreements with the Borrowers, the Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.                                                 Defined Terms.

(a)                                            Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                           As used herein, the term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

(c)                                            As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Pledge Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

(d)                                           As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under

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which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

(e)                                            References to “Lenders” in this Pledge Agreement shall be deemed to include affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers.

(f)                                              The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g)                                           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                                       Grant of Security. The Pledgor hereby charges to the Administrative Agent and the other Secured Parties for their ratable benefit with full title guarantee all of the Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”):

(a)                                            the Pledged Shares and the certificates representing such Pledged Shares and any interest of the Pledgor in the entries on the books of the Issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, provided that the Pledged Shares under this Pledge Agreement shall not include more than 65 percent of the issued and outstanding Equity Interests in the Issuer; and

(b)                                           to the extent not covered by clause (a) above, all proceeds of any or all of the foregoing Collateral. For purposes of this Pledge Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to the Pledgor or the Administrative Agent or any Secured Parties from time to time with respect to any of the Collateral.

3.                                                 Security for Obligations. This Pledge Agreement secures the payment of all Obligations of each Credit Party. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by any of the Credit Parties to the Administrative Agent or the Lenders under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

4.                                                 Delivery of the Collateral. Subject to Sections 7 (b) and (c), all certificates or instruments, if any, representing or evidencing the Collateral shall be promptly duly endorsed in blank by the Pledgor, and delivered to the Administrative Agent, for and on behalf of the Secured Parties, pursuant hereto and shall be accompanied by duly executed

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instruments in blank, all in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Pledgor shall on the date of this Pledge Agreement jointly with the Administrative Agent issue a notification (in the form of Schedule 2 hereto) to the Issuer to (i) state that the Pledgor is entitled to retain and dispose of the dividends and distributions prior to a notice is given by the Administrative Agent to the Issuer indicating that an Event of Default has occurred, and stating that the Administrative Agent and the Secured Parties are entitled to receive and retain any dividends and distributions made by the Issuer after serving such notice to the Issuer and (ii) cause the Issuer to register the share pledge created hereby onto its shareholders’ register. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as Schedule 1 and made a part hereof, provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supersede any prior schedules so delivered.

5.                                                 Representations and Warranties. The Pledgor represents and warrants as follows:

(a)                                            Schedule 1 hereto (i) correctly represents as of the date hereof the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (ii) includes all Equity Interests required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent 65 percent of the issued and outstanding Equity Interests of each class of Equity Interests in the Issuer on the date hereof.

(b)                                           The Pledgor is the legal and beneficial owner of the Collateral charged by the Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement.

(c)                                            As of the date of this Pledge Agreement, the Pledged Shares pledged by the Pledgor hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

(d)                                      The execution and delivery by the Pledgor of this Pledge Agreement and the charge of the Collateral by the Pledgor hereunder pursuant hereto create a valid and perfected first-priority charge over the Collateral, securing the payment of the Obligations, in favor of the Administrative Agent and the other Secured Parties for their ratable benefit.

(e)                                       The Pledgor has full power, authority and legal right to charge all the Collateral pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

6.                                            Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other

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documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Administrative Agent and the other Secured Parties to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

7.                                            Voting Rights; Dividends and Distributions; Etc. (a) So long as no Event of Default shall have occurred and be continuing , each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

(b) Subject to paragraph (c) below, the Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends and distributions made or paid in respect of the Collateral to the extent permitted by the Credit Agreement; provided, however, that any and all noncash dividends or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith duly endorsed by the Pledgor in favor of the Administrative Agent and the other Secured Parties, delivered to the Administrative Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Administrative Agent and the other Secured Parties, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c) Upon written notice to the Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

(i)                                     all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a) shall cease, and all such rights shall thereupon become vested in the Administrative Agent and the other Secured Parties, which shall thereupon have the sole right to, through the Administrative Agent, exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgor to exercise such rights. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Pledgor will have the right to exercise the voting and consensual rights that the Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7(a);

(ii)                                  all rights of the Pledgor to receive the dividends and distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent and the other Secured Parties, which shall thereupon have the

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sole right to, through the Administrative Agent, receive and hold as Collateral such dividends and distributions during the continuance of such Event of Default. After all Events of Default have been cured or waived and the Pledgor has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to the Pledgor (without interest) all dividends and distributions that the Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7(b);

(iii)                               all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7(b) and 7(c)(ii) shall be received in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of the Pledgor and shall forthwith be delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)                              in order to permit the Administrative Agent to receive all dividends and distributions to which the Administrative Agent and the other Secured Parties may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise for and on behalf of the Administrative Agent and the other Secured Parties pursuant to Section 7(c)(i) above, and to receive all dividends and distributions that the Administrative Agent and the other Secured Parties may be entitled to under Sections 7(c)(ii) and (c)(iii) above, the Pledgor shall, if necessary, upon written notice from the Administrative Agent, from time to time execute and deliver to the Administrative Agent, appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request.

8.                                       Transfers and Other Liens. The Pledgor shall (a) not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien under this Pledge Agreement, provided that in the event the Pledgor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral to the Pledgor free and clear of the Lien under this Pledge Agreement concurrently with the consummation of such sale;

(b)                defend its and the Secured Parties’ title or interest in and to all the Collateral (and in the proceeds thereof) against any and all Liens (other than the Lien of this Pledge Agreement), however arising, and any and all Persons whomsoever.

9.                                       Administrative Agent Appointed Attorney. The Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Administrative Agent as the Pledgor’s attorney, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to the Pledgor

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representing any dividend or distribution payment in respect of the Collateral or any part thereof and to give full discharge for the same.

10.                                 The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

11. Remedies. If any Event of Default shall have occurred and be continuing:

(a)                                  The Administrative Agent and any nominee of the Administrative Agent may, on behalf of the Secured Parties, exercise in respect of all or any of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it all the rights and remedies of a pledgee under the law of the Republic of China. The Administrative Agent and any nominee of the Administrative Agent may, on behalf of the Secured Parties and with prior notice to the Pledgor, except as specified below, sell the Collateral or any part thereof at a public sale. To the extent permitted by the law of the Republic of China, the Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent or any Secured Party shall have the right upon any such public sale to purchase the whole or any part of the Collateral so sold, and the Administrative Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 11(b)(i), and (y) the ratable satisfaction of the Obligations in accordance with Section 11(b)(ii) pay the purchase price by crediting the amount thereof against the Obligations. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a public sale was less than the price that might have

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been obtained through any other means of disposal of the Collateral, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)                                 The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt as follows:

(i)                                     first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Pledge Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of the Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)                             second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)                          third, any surplus then remaining shall be paid to the Pledgor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c)                                  The Administrative Agent may, on behalf of the Secured Parties, exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

(d)                                 All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Administrative Agent for the benefit of the Secured Parties as Collateral in the same form as so received (with any necessary indorsement).

(e)                                  The Pledgor and Administrative Agent agree and acknowledge that the Administrative Agent is entering into this Pledge Agreement, and holds its rights and benefits hereunder, as trustee for and on behalf of the Secured Parties until the date this Pledge Agreement is released in accordance with its terms.

12. Amendments. etc. with Respect to the Obligations: Waiver of Rights. The Pledgor shall remain obligated hereunder, and the charges created hereby shall not be adversely

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affected, notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement, or documents entered into with the Administrative Agent or any of its affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto.

13. Continuing Security Interest: Assignments Under the Credit Agreement: Release. (a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations.

(b)           Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Credit Agreement to any person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral shall be automatically released and such Collateral sold free and clear of the Lien created hereby.

(c)           In connection with any termination or release pursuant to paragraph (a) or (b), the Administrative Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination

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or release. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or warranty by the Administrative Agent.

14. Reinstatement. This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, administration, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for any Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

15.          Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.

16.          Counterparts. This Pledge Agreement may be executed by the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge Agreement signed by all the parties hereto shall be lodged with the Administrative Agent and the Pledgor.

17.          Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

18.          Integration. This Pledge Agreement represents the agreement of the Pledgor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

19.          Amendments in Writing: No Waiver: Cumulative Remedies.

(a)           None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

(b)           Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 19(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the

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Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

20.            Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

21.            Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent.

22.            Submission to Jurisdiction; Waivers. The Pledgor hereby irrevocably and unconditionally:

(a)           submits itself in any legal action or proceeding relating to this Pledge Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Republic of China, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address set forth in Section 15 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

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(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

23.          Effective Date. This Pledge Agreement shall become effective at 24:00 (German time) on the Closing Date.

24.          GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF CHINA.

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SCHEDULE 2

NOTIFICATION TO THE COMPANY REGARDING PLEDGE OF SHARES

Date:

To: Rockwood Electrochemicals Asia Limited

Rockwood Specialties Group, Inc.

Rockwood Specialties Group, Inc. (the “Pledgor”), a shareholder of Rockwood Electrochemicals Asia Limited (the “Company”), hereby notifies, jointly with the Administrative Agent named below, the Company that the Pledgor has created a pledge over the shares described below in favor of the Secured Parties (as defined in the Pledge Agreement entered into on July 30, 2004 by Pledgors and the Administrative Agent), among which CREDIT SUISSE FIRST BOSTON acts as the administrative agent (“Administrative Agent”) and hereby request the Company to record the pledge on its shareholders’ roster accordingly.

The Pledgor and the Administrative Agent further notifies the Company that the Pledgor and the Administrative Agent have agreed that (i) before the Administrative Agent serves a notice to the Company indicating that an Event of Default (as defined in the Pledge Agreement) has occurred, the Pledgor is entitled to retain and dispose of all dividends, interest, cash, and other property arising from the shares below (“Distributions”) from time to time distributed by the Company, and (ii) after the Administrative Agent serves such notice to the Company, it is entitled to receive and retain the Distributions; in which case, the Company shall deliver the Distributions to the Administrative Agent for the ratable benefit of the Secured Parties.

Type of Shares		Serial Number of Share Certificates	Number of Share Certificates	Number of Shares Represented by the Share Certificate
Ordinary		92-NX-0000001	1	325,000

Total			1	325,000
A	Account	01
Pledgor	Number
	Account Name	Rockwood Specialties Group Inc.		Registered Chop

Rockwood Specialties Group, Inc.

By:

Name:

Title:

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

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EXHIBIT L-1

FORM OF UK DEBENTURE

Dated 30 July 2004

ROCKWOOD SPECIALTIES LIMITED
and
OTHERS
and
CREDIT SUISSE FIRST BOSTON

FIXED AND FLOATING CHARGE

LATHAM&WATKINS

London

99 Bishopsgate
London EC2M 3XF
+44 020 7710 1000 (Tel)
+44 020 7374 4460 (Fax)
www.lw.com

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24.	Choice of law	29

Schedule 1 List of Charging Companies other than UK Borrower		30

Schedule 2 List of Properties		31

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THIS DEED OF CHARGE is made on 30 July 2004 BETWEEN

(1)                                  ROCKWOOD SPECIALTIES LIMITED (the “UK Borrower”), registered in England under number 4050394, and the companies listed in schedule 1 (together the “Charging Companies” and each a “Charging Company); and

(2)                                  CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, at Eleven Madison Avenue, New York, NY 10010, United States of America, as administrative agent and trustee for the Secured Parties.

WHEREAS:

(A)                              The Lenders have severally agreed to make the Loans to Rockwood Specialties Group, Inc. (the “US Borrower”) and the UK Borrower and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the US Borrower and the UK Borrower upon the terms and subject to the conditions set forth in the credit agreement (the “Credit Agreement”) dated as of 30 July 2004, among the US Borrower, the UK Borrower, Rockwood Specialties International, Inc., the lending institutions from time to time party thereto as Lenders, Credit Suisse First Boston (acting through its Cayman Islands Branch) as administrative agent and collateral agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P. as co-syndication agents; and

(B)                                Under Section 6.1(h) of the Credit Agreement, the Charging Companies are required to execute this Deed in favour of the Administrative Agent for the rateable benefit of the Secured Parties.

WITNESSES AS FOLLOWS:

1.                                       Interpretation

1.1                                 Definitions: In this Deed, each of the following expressions has, except so far as the context otherwise requires, the meaning shown:

“1925 Act” means the Law of Property Act 1925 (as amended); “Act” means the Companies Act 1985 (as amended);

“Administrative Agent” means Credit Suisse First Boston (acting through its Cayman Island Branch) as administrative agent and trustee for the Secured Parties under this Deed or such other Person as may from time to time be appointed as successor Administrative Agent to hold the whole or any part of the security created hereby;

“Charged Property” means the property, assets, undertaking and rights for the time being comprised in or subject to the Liens created by this Deed; and references to the Charged Property include references to any part of it;

“Closing Time” means 24:00 (German time) on the Closing Date;

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“Debts” means, in relation to each Charging Company, the assets of such Charging Company described in clause 3.1.1(e);

“this Deed” means this present deed and any other document by which, pursuant to any of its provisions or otherwise, any Charging Company may grant a Lien to the Administrative Agent in respect of the Charged Property, as, in each case, from time to time varied in any manner or respect whatsoever, and “charges contained in this Deed” and “Liens contained in this Deed” and similar expressions shall be construed accordingly;

“Enforcement Event” means the occurrence of an Event of Default, provided that the Administrative Agent has served notice upon the UK Borrower to the effect that an Event of Default has occurred and the Liens constituted under this Deed have become enforceable and provided further that, notwithstanding the provisions of any other Credit Document, the Administrative Agent shall not be obliged to enforce the Liens from time to time constituted by or pursuant to this Deed unless it is satisfied that such action is in accordance with all applicable laws and regulations;

“Incapacity”, in relation to a Person, means the insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or any analogous proceeding occurring in relation to that Person whatsoever;

“Insolvency Act” means the Insolvency Act 1986 as amended by the Insolvency Act 2000 and the Enterprise Act 2002;

“Investments” means, in relation to each Charging Company, all shares, stocks, options, debentures, bonds, warrants, certificates and other securities (including all shares in its subsidiaries) of any kind whatsoever now or in the future owned legally or beneficially by such Charging Company or in which such Charging Company has an interest;

“Obligations” means the collective reference to: (i) (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents; (ii) alt covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents; (iii) all the covenants, agreements,

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obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Deed or the other Credit Documents; (iv) all obligations of the UK Borrower and each Credit Party that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into; and (v) all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds; and references to Obligations include references to any of them;

“Properties” means the properties referred to in clauses 3.1.1(a) and (b);

“Receiver’ means any Person or Persons appointed (and any additional Person or Persons appointed or substituted) as administrative receiver, receiver, manager, or receiver and manager by the Administrative Agent under this Deed or otherwise;

“Secured Amounts” means in relation to each Charging Company, the moneys, obligations and liabilities which such Charging Company covenants in clause 2 to pay or discharge and all claims, demands and damages for breach of any such covenant; and references to the Secured Amounts include references to any of them;

“Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Secured Amounts, (vii) the beneficiaries of each indemnification obligation undertaken by the UK Borrower or any other Credit Party that is a Foreign Subsidiary under any Credit Document and (viii) any successors, endorsees, transferees and assigns of each of the foregoing and “Secured Party” means any one of them; and

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly.

1.2                                 Construction: In this Deed, except where the context otherwise requires:

1.2.1                        references to a Charging Company include its permitted successors and assigns and Persons deriving title through or under such Charging Company in whole or in part and whether at law or in equity and to the Administrative Agent includes its successors and assigns and Persons deriving title through or under the Administrative Agent in whole or in part and whether at law or in equity;

1.2.2                        references to freehold and leasehold property include all estates, rights and interests in all freehold and leasehold property and all buildings, structures, fixtures (including trade fixtures), fittings and all fixed plant, machinery and equipment for the time being thereon (and the benefit of all contracts, licences and warranties relating thereto) and references

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to a mortgage or charge of any freehold or leasehold property includes (i) the proceeds of sale of any part of that property to the extent that the Charging Company of that property is entitled to the benefit of those proceeds and (ii) the benefit of any covenants for title given or entered into by any predecessor in title of the Charging Company in respect of that property or any moneys paid or payable in respect of those covenants;

1.2.3                        references to intellectual property rights include all patents, trademarks, service marks, topographical rights, know-how, technical and confidential information, copyrights, designs, utility models, inventions, computer software, rights in intemet domain names and databases and similar assets or rights (whether or not registered or the subject of an application to register and including improvements, extensions and rights to apply therefor);

1.2.4                        references to a document include any deed (including this Deed), neogitable instrument, certificate, notice or other document of any kind and references to any document (or a provision thereof) shall be construed as a reference to that document or provision as from time to time amended, supplemented, varied, restated or replaced (in whole or in part);

1.2.5                        “subsidiary” has the meaning ascribed to it by section 736 of the Act;

1.2.6                        references to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

1.2.7                        references to insurances mean, in relation to each Charging Company, all non-life present and future contracts or policies of insurance taken out by that Charging Company or in which that Charging Company from time to time has an interest;

1.2.8                        references to “the usual course of business” (and similar expressions) mean, in relation to any Charging Company, the usual course of business of that Charging Company as carried on by it at the date of this Deed or otherwise without a breach of the Credit Agreement occurring;

1.2.9                        references to “Lenders” shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower;

1.2.10                  the words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Deed shall refer to this Deed as a whole and not to any particular provision of this Deed, and Section, subsection, clause and Schedule references are to this Deed unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

1.2.11                  the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3                                 Headings: The headings in this Deed shall not affect its interpretation.

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1.4                                 Defined terms: Terms and expressions used in this Deed and not defined in this Deed shall, except so far as the context otherwise requires, have the meanings given to them in the Credit Agreement.

1.5                                 Effect as a deed: This Deed is intended to take effect as a deed notwithstanding that the Administrative Agent may have executed it under hand only.

2.           Covenant to pay secured amounts

Each Charging Company as primary obligor covenants with the Administrative Agent (on behalf of the Secured Parties) that it will pay when due and payable all moneys and liabilities and discharge all obligations and liabilities whatsoever which now are or at any time hereafter may (whether on or after any demand) become due, owing or payable or due for discharge, in any currency, to the Secured Parties by it, actually or contingently, solely or jointly and/or severally with another or others, as principal or surety, under or in connection with the UK Guarantee and/or this Deed and/or, in the case of the UK Borrower only, the Credit Agreement and any Hedge Agreement and for the avoidance of doubt, including the Obligations.

3.           Fixed and floating charges

3.1                                 Charges: Each Charging Company (and in the case of clause 3.1.1(a)(i), AlphaGary Limited, CSI Wood Protection Limited and Rockwood Additives Limited only), with full title guarantee and effective immediately upon the Closing Time, hereby charges and mortgages to the Administrative Agent (on behalf of the Secured Parties) as a continuing security for the payment or discharge of the Secured Amounts:

3.1.1                        by way of:

(a)                                  first legal mortgage:

(i)                                     the freehold property listed in schedule 2; and

(ii)                                  all other freehold and, subject to any required third party consents, all leasehold property wheresoever situate (other than any heritable property in Scotland) now owned by such Charging Company or in which such Charging Company has an interest provided that, in any such case, the book value or Market Value (as defined in the current Appraisal and Valuation Manual issued by the Royal Institution of Chartered Surveyors) thereof at the date of this Deed exceeds US$1,000,000 (or the equivalent thereof in any other currency);

(b)                                 first fixed charge, all freehold and, subject to any required third party consents, leasehold property now owned or hereafter acquired by such Charging Company or in which such Charging Company has an interest or obtains an interest after the date of this Deed, save for any such property the subject of a legal mortgage pursuant to clauses 3.1.1(a) or 12.1.2;

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(c)                                  first fixed charge, all present and future goodwill and uncalled capital of such Charging Company;

(d)                                 first fixed charge, all intellectual property rights for the time being or hereafter owned by such Charging Company or in which such Charging Company has or obtains an interest including all fees, royalties and other rights derived therefrom or incidental thereto, subject to any required third party consents to such charge being obtained;

(e)                                  first fixed charge, all book debts and other debts (including rents, revenues and claims) and all moneys and liabilities whatsoever whether actual or contingent for the time being or hereafter owing to such Charging Company (including the benefit of any judgment or order to pay a sum of money) and the benefit of any Liens and securities for the time being held by such Charging Company in respect of any such debts or moneys and all cash deposits in any account of such Charging Company with any Person and all bills of exchange, promissory notes and negotiable instruments of any description at any time owned or held by such Charging Company provided that, to the extent such Charging Company creates a Lien which is a Permitted Lien within the meaning of paragraph (k) of the definition of “Permitted Lien” over such assets in accordance with the terms of the Credit Agreement, the fixed charge created by this clause 3.1.1(e) shall be subject to such Permitted Lien;

(f)                                    first fixed charge, all the right, title and interest of such Charging Company to and in any proceeds of any present or future insurances; and

(g)                                 first fixed charge, all Investments and rights and options to acquire Investments for the time being or hereafter owned by such Charging Company or in which such Charging Company has or obtains an interest and all rights in respect of or incidental thereto including all allotments, dividends, interest and other distributions and all accretions, benefits and advantages whatsoever and all property accruing or offered at any time by way of conversion or redemption, bonus, preference, option, dividend, distribution, interest or otherwise in respect thereof; and

3.1.2                        by way of first floating charge, the undertaking of such Charging Company and all its property, assets and rights, whatsoever and wheresoever, both present and future (including all stock in trade and including all freehold and leasehold property) and whether or not expressed to be mortgaged or charged to the Administrative Agent under clause 3.1.1 above, if and to the extent such property, assets and rights are not or have ceased to be effectively mortgaged or charged by way of first mortgage or fixed charge. The floating charges created by each Charging Company pursuant to this clause 3.1.2 are “qualifying floating charges” for the purposes of paragraph 14.2(a) of schedule B1 to the Insolvency Act and paragraph 14 of schedule B1 to the Insolvency Act shall apply to this Deed.

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3.2                                 The Credit Documents: The obligation on the part of the Lenders to make further advances under the Credit Agreement shall be deemed to be incorporated in this Deed and each Charging Company must apply to the Chief Land Registrar to enter a note of such obligations on the register of each of the titles referred to in clause 3.3.

3.3                                 Registration of restriction against registered titles: Each Charging Company must apply to the Chief Land Registrar for the registration against the registered titles (if any) specified in schedule 2 to this Deed of which it is the owner and any other registered title against which this Deed may be noted (and against any title to any unregistered property specified in any such schedule which is or ought to be the subject of a first registration of title at H.M. Land Registry at the date of this Deed) of a restriction in the following terms:

“Except under an order of the Registrar, no disposition or dealing by the proprietor of the land is to be registered without the consent of the proprietor for the time being of the legal charge dated [ ] 2004 between Rockwood Specialties Limited and others (1) and Credit Suisse First Boston (acting through its Cayman Islands Branch) (2)”.

3.4                                 Assignment: Each Charging Company, with full title guarantee and as a continuing security for the payment or discharge of the Secured Amounts (to the extent the same are not the subject of any fixed charge under clause 3.1.1(e)) assigns to the Administrative Agent by way of security all its rights to any proceeds of claims brought against professional advisers in connection with the acquisition and other transactions consummated pursuant to the Purchase Agreement, to the extent such proceeds are not used to reinstate or replace assets or to meet a liability in respect of which such monies are received.

3.5                                 Warranty: Each Charging Company warrants to the Administrative Agent that it is absolutely legally and beneficially entitled to all of the Charged Property vested in it as at the date of this Deed (and, in particular, to the property and assets described in the schedules to this Deed) free from all Liens (other than those arising pursuant to this Deed, the Liens permitted by the Credit Agreement and any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated).

3.6                                 Rights attaching to the Investments:

3.6.1                        With respect to each Charging Company’s rights and powers relating to the Investments:

(a)                                  such rights and powers shall not be exercised in any manner which is inconsistent with the security intended to be conferred on the Administrative Agent by or pursuant to this Deed (save that to the extent such exercise is permitted by the Credit Agreement it shall be deemed not to be inconsistent with such security);

(b)                                 each Charging Company shall not permit or agree to any variation of the rights and powers attaching to or conferred by any of the Investments, participate in any rights issue, elect to receive or vote in favour of receiving any dividends

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other than in the form of cash or participate in any vote concerning a members voluntary winding-up or a compromise or arrangement pursuant to Section 425 of the Act, in each case other than as permitted by the Credit Documents;

(c)                                  subject to paragraph (d) below, each Charging Company shall be entitled to receive all dividends, interest and other monies arising from the Investments and the Administrative Agent undertakes to pay to the relevant Charging Company all dividends, interest and other movies arising from the Investments which it may receive promptly upon receipt or to execute a dividend mandate in favour of such Charging Company; and

(d)                                 after the occurrence of an Enforcement Event and whilst such event is continuing (and without any consent or authority on the part of any Charging Company) the Administrative Agent may at the Administrative Agents discretion (in the name of the relevant Charging Company or otherwise):

(i)                                     exercise (or refrain from exercising) any voting rights in respect of the Investments;

(ii)                                  apply all dividends, interest and other monies arising from the Investments as though they were the proceeds of sale under this Deed as set out in clause 8.1;

(iii)                               transfer the Investments into the name of the Administrative Agent or such nominee(s) of the Administrative Agent as it shall require; and

(iv)                              exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Investments to exercise all powers given to trustees by the Trustee Act 2000 in respect of securities or property subject to a trust.

4.                                       Continuance of security and release

4.1                                 Continuing security: Without prejudice to the generality of clause 2, the charges contained in this Deed are made for securing the Secured Amounts, including further advances and shall be without prejudice and in addition to any other security whatsoever which may be held by the Administrative Agent from any Charging Company or any other Person for or in respect of the whole or part of the Secured Amounts; and the charges, covenants and provisions contained in this Deed shall remain in force as continuing security to the Administrative Agent notwithstanding any settlement of account or the existence at any time of a credit balance on any current or other account or any other act, event or matter whatsoever, except only the execution by the Administrative Agent as a deed of an absolute and unconditional release or the execution by or on behalf of the Administrative Agent of a receipt for all (and not part only) of the Secured Amounts.

4.2              Retention of security: Subject to clause 4.3, the Administrative Agent shall be entitled to retain the security constituted by this Deed until the date on which all the Secured

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Amounts and the obligations of the Charging Companies under this Deed shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Secured Amounts.

4.3                                 Release of security:

(a)                                  Upon any sale or other transfer by any Charging Company of any Charged Property that is permitted under the Credit Agreement to any Person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any such Charged Property pursuant to Section 14.1 of the Credit Agreement, the obligations of such Charging Company with respect to such Charged Property shall be automatically released.

(b)                                  A Charging Company shall automatically be released from its obligations hereunder and the security constituted by this Deed in the assets of such Charging Company shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Charging Company ceases to be a subsidiary of the US Borrower.

4.4                                 Documents of release: In connection with any termination or release pursuant to clause 4.3 the Administrative Agent shall execute and deliver to any Charging Company, at such Charging Company’s expense, all documents that such Charging Company shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this clause 4.4 shall be without recourse to or warranty by the Administrative Agent.

5.                                       General covenants and representations

5.1                                 Covenants: During the subsistence of the security constituted by this Deed, each Charging Company in respect of its own Charged Property further covenants with the Administrative Agent as follows, subject in each case to the provisions of the Credit Agreement so that matters not restricted thereunder shall not be restricted by this Deed:

5.1.1                        it will not create or permit to exist any Lien in, over or affecting any of the Charged Property;

5.1.2                        it will not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Charged Property or (ii) except as permitted by the Credit Agreement, create or suffer to exist any consensual Lien upon or with respect to any of the Charged Property, except for the Lien created under this Deed; provided that in the event a Charging Company sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Charged Property, the Administrative Agent shall release such Charged Property in accordance with clauses 4.3 and 4.4 above;

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5.1.3                        it will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Charging Company and such other reports in connection therewith as the Administrative Agent may reasonably request;

5.1.4                        it will collect in the usual course of business as agent for the Administrative Agent in a proper and efficient manner and pay into its account with the Administrative Agent or such other account as the Administrative Agent may from time to time permit all moneys which it may receive in respect of its Debts forthwith on receipt (such Charging Company acknowledging that it may not, without the prior written consent of the Administrative Agent, at any time when an Enforcement Event is continuing, withdraw any such moneys from such account) and not transfer, factor, discount, sell, release, compound, subordinate, defer or vary the terms of any Debts for the time being due, owing or payable to such Charging Company, nor otherwise set off or otherwise deal with the same except by getting in the same in the usual course of business;

5.1.5                        it will not call up or receive in advance of calls all or any part of the uncalled capital of such Charging Company;

5.1.6                        it shall maintain the security constituted by this Deed as a perfected security interest having at least the priority described in clause 5.2(i) and shall defend such security interest against the claims and demands of all Persons whomsoever;

5.1.7                        it will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the security constituted hereby or Permitted Liens) on any of the Charged Property which would adversely affect, in any material respect, the ability of the Administrative Agent to exercise any of its remedies hereunder;

5.1.8                        it will, as soon as reasonably practicable, inform the Administrative Agent in writing if it acquires or agrees to acquire:

(a)                                  any freehold or leasehold property or any beneficial interest therein and in the case of the acquisition or agreement to acquire any beneficial interest to notify to the Administrative Agent the names and addresses of the trustees thereof;

(b)                                  any Investments or rights to acquire Investments; and/or

(c)                                  any intellectual property rights,

but, in each case (other than, in the case of clause 5.1.8(b), where the relevant Investments are Investments in a Charging Company or in any other company all or substantially all of the shares of which are at that time owned by Charging Companies), only if the book value or Market Value (for the time being as defined in the Appraisal and Valuation Manual issued by the Royal Institution of Chartered Surveyors) thereof exceeds US$1,000,000 (or its equivalent in another currency);

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5.1.9                        it shall take all such action as is available to it and (prior to the occurrence of an Enforcement Event) requested of it by the Administrative Agent (acting reasonably):

(b)                                 to make all such filings and registrations and to take all such other steps as may be necessary in connection with the creation, perfection, protection or maintenance of any security which it may, or may be required to, create in connection herewith;

5.1.10                  if so requested by the Administrative Agent, it will deliver to the Administrative Agent (or procure delivery to the Administrative Agent of), and the Administrative Agent shall be entitled to hold and retain, all (or such part thereof as may from time to time be specified by the Administrative Agent) of the Investments or the certificates and other documents of title to or representing the same held or acquired by the Charging Company or its nominee(s) together with, in each case in form and substance satisfactory to the Administrative Agent:

(a)                                  if any of the Investments are not in the sole name of such Charging Company, a declaration of trust in respect of such Investments (to the extent of such Charging Company’s interest therein) in favour of such Charging Company executed by each Person other than such Charging Company in whose name such Investments are registered or held;

(b)                                  an instrument or instruments of or relating to the transfer or assignment of such Investments (with the name of the transferee or assignee, the consideration and the date left blank, but otherwise duly completed) executed by each Person in whose name any of such Investments are registered or held; and

(c)                                  any other document or thing which the Administrative Agent may reasonably specify with a view to perfecting or protecting its security over the Investments,

and so that:

(i)                                    the Administrative Agent may at any time after the occurrence of an Enforcement Event which is continuing have the Investments registered in its name or in the name of, or otherwise have the same held by, one or more nominees on its behalf; and

(ii)                                notwithstanding any other provisions of this Deed, the Administrative Agent shall not register itself or any nominee as the owner (whether by legal mortgage or otherwise) of any of the shares in any Charging Company prior to the occurrence of an Enforcement Event;

5.1.11                  it will promptly upon the accrual, offer or issue of any Investments (in the form of stocks, shares, warrants or other securities) in which such Charging Company has a beneficial interest, procure the delivery to the Administrative Agent of (a) all certificates and other documents of title to or representing such Investments and (b) each of the other documents referred to in paragraphs (a), (b) and (c) of clause 5.1.10;

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5.1.12                  it will during the subsistence of the security from time to time constituted by or pursuant to this Deed pay on the same becoming due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by such Charging Company in this respect, the Administrative Agent may if it thinks fit make any such payment on behalf of such Charging Company in which event any sums so paid by the Administrative Agent shall be reimbursed by the relevant Charging Company to the Administrative Agent on demand and shall carry interest from the date of payment by the Administrative Agent until so reimbursed at the rate and otherwise as mentioned in Section 2.8(c)(y) of the Credit Agreement;

5.1.13                  it will observe and perform all material covenants, requirements and obligations from time to time imposed on, applicable to or otherwise affecting the Properties and/or the use, ownership, occupation, possession, operation, repair, maintenance or other enjoyment or exploitation of its Properties whether imposed by statute, law or regulation, contract, lease, licence, grant or otherwise, carry out all registrations or renewals and generally do all other acts and things (including the taking of legal proceedings) necessary or desirable to maintain, defend or preserve its right, title and interest to and in the Properties without infringement by any third party and not without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) enter into any onerous or restrictive obligations affecting any of the same or agree any rent review relating to any interest in any of its Properties, save in all such cases to the extent that any failure to do so could not be reasonably expected to have a Material Adverse Effect;

5.1.14                  it will not make any structural or material alteration without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) to or to the user of any of the Properties or do or permit to be done anything which is a “development” within the meaning of the Town and Country Planning Acts from time to time or any orders or regulations under such Acts or do or permit or omit to be done any act, matter or thing as a consequence of which any provision of any statute, bye-law, order or regulation or any condition of any consent, licence, permission or approval (whether of a public or private nature) from time to time in force imposed on, applicable to or otherwise affecting any of its Properties is or may be infringed to the extent that, in all cases, such an action could reasonably be expected to have a Material Adverse Effect;

5.1.15                  it will:

(a)                                  punctually pay, or procure the payment (using all reasonable endeavours) of, all present and future rent, rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether imposed by agreement, statute or otherwise) now or at any time during the continuance of this security payable in respect of its Properties or any part thereof or by the owner or occupier thereof in each case where failure to do so could reasonably be expected to have a Material Adverse Effect; and

(b)                                  punctually indemnify the Administrative Agent and the other Secured Parties and any Receiver (on a several basis) against all present and future rent, rates, taxes,

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duties, charges, assessments, impositions and outgoings whatsoever (whether imposed by agreement, statute or otherwise) now or at any time during the continuance of this security payable in respect of its Properties or any part thereof or by the owner or occupier thereof to the extent paid by the Administrative Agent, any Secured Party or any Receiver in accordance with the terms hereof;

5.1.16                  it will not without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) grant any lease, part with possession or share occupation of the whole or any part of any of its Properties or confer any licence, right or interest to occupy or grant any licence or permission to assign, underlet or part with possession of the same or any part thereof or permit any Person:

(a)                                  to be registered (jointly with the relevant Charging Company or otherwise) as proprietor under the Land Registration Acts of any of its Properties nor create or permit to arise any overriding interest affecting the same within the definition in those Acts or within the meaning of the Land Registration (Scotland) Act 1979; or

(b)                                 to become entitled to any right, easement, covenant, interest or other title encumbrance which might reasonably be expected to materially adversely affect the use, value or marketability of any of its Properties; and

5.1.17                  it will not without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) vary, surrender, cancel or dispose of, or permit to be forfeit, any leasehold interest in any of its Properties.

The obligations of each Charging Company under this clause 5 shall be in addition to and not in substitution for the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

5.2                                 Representations: During the subsistence of the security constituted by this Deed, each Charging Company in respect of its own Charged Property represents to the Administrative Agent that (i) the security constituted by this Deed constitutes valid and perfected first-priority security in the Charged Property in favour of the Administrative Agent, for the rateable benefit of the Secured Parties, as security for the Secured Amounts subject to (a) the filing of the prescribed particulars of such security pursuant to Section 395 of the Act and (b) the registration of such security at the Land Registry or the Land Charges Registry (as appropriate) and (ii) except for the security constituted by this Deed, the Liens permitted by the Credit Agreement and any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Charging Company owns each item of the Charged Property free and clear of any and all Liens or claims of others. Each Charging Company covenants with and represents to the Administrative Agent that no security agreement, financing statement or other public notice with respect to all or any part of the Charged Property that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as have been filed in favour of the Administrative Agent, for the rateable benefit of the Secured Parties, pursuant to this Deed or are permitted by the Credit Agreement.

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5.3                                 Powers and authorisations: Each Charging Company covenants with and represents to the Administrative Agent that the documents which contain or establish such Charging Company’s constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for such Charging Company to grant the charges contained in this Deed and execute and deliver, and perform the covenants and obligations contained in, this Deed and that this Deed constitutes valid and binding obligations of such Charging Company enforceable in accordance with its terms.

5.4                                 Non-violation: Each Charging Company further covenants and represents to the Administrative Agent that neither the execution and delivery of this Deed nor the performance of any of the covenants contained in it does or will contravene or constitute a default under (or result in the creation or imposition of, or the obligation to create or impose, any Lien upon any of its property or assets pursuant to), or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:

5.4.1                        any law by which it or any of its assets is bound or affected;

5.4.2                        any document which contains or establishes its constitution; or

5.4.3                        any agreement to which it is a party or by which any of its assets is bound.

5.5                                 Non-compliance by any Charging Company: If any Charging Company for any reason fails to perform any of its obligations to the Administrative Agent under this Deed, the Administrative Agent shall have power but shall not be obliged, on behalf of or in the name of such Charging Company or otherwise, to perform the obligation and to take any steps which the Administrative Agent may, in its absolute discretion, reasonably consider appropriate with a view to remedying or mitigating the consequences of such failure, but so that the exercise of this power, or the failure to exercise it, shall in no circumstances prejudice the Administrative Agents rights under this Deed. Any moneys so expended by the Administrative Agent shall be repayable by such Charging Company to the Administrative Agent on demand together with interest at the rate specified in Section 2.8(c)(y) of the Credit Agreement from the date of payment by the Administrative Agent until such repayment, both before and after judgment. No exercise by the Administrative Agent of its powers under this clause 5.5 shall make the Administrative Agent or any other of the Secured Parties liable to account as a mortgagee or heritable creditor in possession.

5.6                                 Credit Agreement: Each Charging Company hereby warrants and represents that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to the Charging Companies or in the other Credit Documents to which each of the Charging Companies is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

6.                                       The Administrative Agent’s powers

6.1                                 Amounts due: The Secured Amounts shall be deemed to have become due for the purposes of section 101 of the 1925 Act and the statutory power of sale and of appointing

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a receiver which are conferred on the Administrative Agent under that Act (as varied or extended by this Deed) and all other powers shall be deemed to arise immediately after execution of this Deed but shall only be exercisable after the occurrence of an Enforcement Event which is continuing.

6.2                                 Power of sale: Section 103 of the 1925 Act shall not apply in relation to any of the charges contained in this Deed and the statutory power of sale (as extended by this Deed) and all other powers shall be exercisable at any time after the occurrence of an Enforcement Event which is continuing.

6.3                                 Law of Property Act 1925: The provisions of the 1925 Act relating to the power of sale and the other powers conferred by section 101(1) and (2) are hereby extended (as if such extensions were contained therein) to authorise the Administrative Agent at its absolute discretion, but only after the occurrence of an Enforcement Event which is continuing:

6.3.1                        to sell all of each Charging Company’s title to or interest in the Charged Property, and to do so for any shares, debentures or other securities whatsoever, or in consideration of an agreement to pay all or part of the purchase price at a later date or dates, or an agreement to make periodical payments, whether or not the agreement is secured by a Lien or a guarantee, or for such other consideration whatsoever as the Administrative Agent may think fit, and also to grant any option to purchase, and to effect exchanges;

6.3.2                        with a view to selling the Charged Property (or offering it for sale), to repair, replace and develop the Charged Property and to apply for any appropriate permission, licence or approval;

6.3.3                        with a view to or in connection with the sale of the Charged Property, to carry out any transaction, scheme or arrangement which the Administrative Agent may, in its absolute discretion, consider appropriate;

6.3.4                        to insure the Charged Property against such risks and for such amounts as the Administrative Agent may consider prudent; and

6.3.5                        to do all or any of the things or exercise all or any of the powers which are mentioned or referred to in clause 7.6 as if each of them was expressly conferred on the Administrative Agent by this Deed and which may not be included in clauses 6.3.1 to 6.3.4 above.

6.4                                 Delegation to Receiver: In addition and without prejudice to any of its statutory powers, the Administrative Agent may at any time by deed delegate to the Receiver all or any of the extended powers of leasing, surrendering or accepting surrenders of leases conferred on the Administrative Agent by this Deed.

6.5                                 Statutory power of leasing: The Administrative Agent shall have the power to lease and make agreements for leases at a premium or otherwise, to accept surrenders of leases and to grant options on such terms as the Administrative Agent shall consider expedient and without the need to observe any of the provisions of sections 99 and 100 of the 1925 Act.

7.                                       Receiver or Administrator

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7.1                                 Appointment: Subject to clause 7.7, the Administrative Agent may by writing or by deed appoint such Person or Persons (including an officer or officers of the Administrative Agent) as it thinks fit to be administrator for the company concerned or Receiver of the Charged Property or any part thereof and, in the case of an appointment of more than one Person, to act together or independently of the other or others and the Administrative Agent may make such appointment at any time after it has demanded payment of the Secured Amounts which are due and payable but unpaid or if it is requested to do so by the relevant Charging Company or upon the presentation of a petition or application to the court for an administration order in respect of the relevant Charging Company or if any Person who is entitled to do so gives written notice of its intention to appoint an administrator or files such a notice with the court. Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally and independently of any other joint Receivers, except to the extent the Administrative Agent may specify to the contrary. The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment under the 1925 Act (as extended by this Deed) or otherwise and such powers shall remain exercisable from time to time by the Administrative Agent in respect of any part of the Charged Property in accordance with the terms of this Deed.

7.2                                 Removal and replacement: Except as otherwise required by statute, the Administrative Agent may by writing or by deed remove (so far as it is lawfully able) a Receiver and appoint another in his place or to act as an additional Receiver.

7.3                                 Extent of appointment: The exclusion of any part of the Charged Property from the appointment of any Receiver shall not preclude the Administrative Agent from subsequently extending his or their appointment (or that of any Receiver replacing him or them) to that part or appointing another Receiver over any other part of the Charged Property.

7.4                                 Agent of the relevant Charging Company: A Receiver shall be the agent of the Charging Company in respect of whose Charged Property he is appointed and such Charging Company alone shall be responsible for his acts and defaults and liable on any contracts or engagements made or entered into or adopted by him; and in no circumstances whatsoever shall the Administrative Agent be in any way responsible for or incur any liability in connection with his contracts, engagements, acts, omissions, misconduct, negligence or default and, if a liquidator of such Charging Company shall be appointed, the Receiver shall act as principal and not as agent for the Administrative Agent

7.5                                 Remuneration: Subject to section 36 of the Insolvency Act 1986, the remuneration of any Receiver may be fixed by the Administrative Agent at a rate appropriate to the work and responsibilities involved (and may be or include a commission calculated by reference to the gross amount of all moneys received or otherwise and may include remuneration in connection with claims, actions or proceedings made or brought against such Receiver by any Charging Company or any other Person or the performance or discharge of any obligation imposed upon him by statute or otherwise) but such remuneration shall be payable by the relevant Charging Company alone; and the amount of such remuneration may be debited by the Administrative Agent to any account of such Charging Company,

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but shall, in any event, form part of the Secured Amounts and accordingly be secured on the Charged Property under the charges contained in this Deed.

7.6                                 Powers: A Receiver of a Charging Company shall have any and all powers conferred on an administrative receiver, receiver, manager, receiver and manager, mortgagor and mortgagee in possession by statute or common law. In addition, a Receiver of a Charging Company shall have the following powers in relation to the Charged Property in respect of which he is appointed:

7.6.1                        to enter upon, take possession of, get in and collect the Charged Property (or such part thereof in respect of which he may be appointed) including rents and income whether accrued before or after the date of his appointment;

7.6.2                        to carry on, manage, concur in or authorise the management of, or appoint a manager of the whole or any part of the business of the relevant Charging Company;

7.6.3                        to sell, exchange, license, surrender, release, disclaim, abandon, return or otherwise dispose of or in any way whatsoever deal with the Charged Property or any interest in the Charged Property for such consideration (if any), including any Investments whatsoever, and upon such terms (including by deferred payment or payment by instalments) as he may think fit and to concur in any such transaction;

7.6.5                        to grant any leases whatsoever and to let on charter, sub-charter, hire, lease or sell on condition and to grant rights, options, licences or easements over the whole or any part of the Charged Property and (with or without consideration) to rescind, surrender or disclaim or accept or agree to accept surrenders or disclaimers of leases, hire purchase contracts or agreements relating to or affecting the Charged Property in such circumstances, to such Persons (including, without limitation, to the Administrative Agent), for such purposes and upon such terms whatsoever as he may think fit and also to vary the terms of any lease or contract affecting the Charged Property and to act in relation to any review of the rent or provide payments under such a lease in such manner as he may think fit;

7.6.6                        to appoint, engage, dismiss or vary the terms of employment of employees, officers, managers, agents and advisers of the relevant Charging Company upon such terms as to remuneration and otherwise and for such periods as he may determine;

7.6.7                        to insure, protect, decorate, maintain, repair, alter, improve, replace, exploit, sever fixtures from, demolish, add to and develop or concur in so doing the Charged Property or any part thereof in any manner and for any purpose whatsoever;

7.6.8                        for such consideration and on such terms as he may think fit, to purchase outright or acquire by leasing, hiring, licensing or otherwise, any land, buildings, plant, equipment, vehicles or materials or any other property, assets or rights of any description which he considers necessary or desirable for the carrying on, improvement or realisation of any of the Charged Property or the business of the relevant Charging Company or otherwise for the benefit of the Charged Property;

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7.6.9                        in connection with the exercise or the proposed exercise of any of his powers or in order to obtain payment of his remuneration (whether or not it is already payable), to borrow or raise money from any Person, including the Administrative Agent, without security or on the security of the Charged Property and generally in such manner and on such terms as he may think fit;

7.6.10                  to bring, defend, submit to arbitration, negotiate, compromise, abandon and settle any claims, disputes and proceedings concerning the Charged Property or any part thereof;

7.6.11                  to transfer all or any of the Charged Property and/or any of the liabilities of the relevant Charging Company to any other company or body corporate, whether or not formed or acquired for the purpose and to form a subsidiary or subsidiaries of the relevant Charging Company;

7.6.12                  to call up or require the directors of the relevant Charging Company to call up all or any portion of the uncalled capital for the time being of such Charging Company and to enforce payment of any call by action (in the name of such Charging Company or the Receiver as may be thought fit);

7.6.13                  to redeem, discharge or compromise any Lien over or with respect to the Charged Property;

7.6.14                  to effect or maintain indemnity insurance and other insurance and obtain bonds and performance guarantees;

Charging Company or otherwise, as he may think fit, all documents, receipts, registrations, acts or things which he may consider appropriate;

7.6.16                  to exercise all powers, discretions, voting, conversion or other rights or entitlements in relation to any of the Charged Property of an absolute owner, together with all powers which are incidental to the ownership of or rights in or to any Charged Property and to complete or effect any transaction entered into by the relevant Charging Company and complete, disclaim, abandon or modify all or any of the outstanding contracts or arrangements of such Charging Company relating to or affecting the Charged Property;

7.6.17                  to exercise all powers as are described in Schedule 1 to the Insolvency Act 1986, whether or not the Receiver is an “administrative receiver” as defined in that Act; and

7.6.18                  generally to carry out, or cause or authorise to be carried out, any transaction, scheme or arrangement whatsoever, whether similar or not to any of the foregoing, in relation to the Charged Property which he may consider expedient or conducive to any of the functions, powers, authorities or discretions on or vested in him and as effectually as if he were solely and absolutely entitled to the Charged Property.

7.7                                 Insolvency Act 2000, void provisions: The Administrative Agent may not appoint a Receiver solely as a result of:

7.7.1                        the obtaining of a moratorium by any Charging Company; or

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7.7.2                        anything done by any Charging Company with a view to obtaining a moratorium, in each case under section lA of and schedule Al to the Insolvency Act to the extent they are applicable to any Charging Company.

8.                                       Application of proceeds

8.1                                 Application: All moneys arising from the exercise of the powers of the Receiver or the Administrative Agent shall be held on trust by the Administrative Agent for the benefit of itself and the other Secured Parties (for so long as they remain Secured Parties) and (subject to any claims ranking in priority to the Secured Amounts and except as otherwise directed by the Administrative Agent) shall be applied in or towards discharging, in the following order of priority:

8.1.1                        first, to the amount of all moneys raised or borrowed by the Receiver, and all costs, charges, expenses and liabilities paid, incurred or charged by the Receiver (including any amounts for which he is entitled to be indemnified) in connection with or as a result of the exercise of his powers and the remuneration of the Receiver, in such order as the Receiver or the Administrative Agent may from time to time determine;

8.1.2                        second, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Deed, the other Credit Documents or any of the Secured Amounts, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Charging Company and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

8.1.3                        third, to the Secured Parties, an amount equal to all Secured Amounts owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then rateably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

8.1.4                        fourth, any surplus then remaining shall be paid to the Charging Companies or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Charging Company agrees and acknowledges that the Administrative Agent is entering into this Deed, and holds its rights and benefits hereunder, as trustee for and on behalf of the Secured Parties in accordance with the terms of clause 20.

8.2                                 Accounts: Notwithstanding the provisions of clause 8.1, all moneys from time to time received by the Administrative Agent from any Charging Company or any Person or Persons liable to pay the same or from any Receiver or otherwise on the realisation or enforcement of the charges contained in this Deed may be applied by the Administrative Agent either as a whole or in such proportion as the Administrative Agent shall think fit to any account or item of account or any transaction and, without limitation, the Administrative Agent may in its absolute discretion at all times pending the payment to

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the Administrative Agent of all of the Secured Amounts place and keep to the credit of a separate or suspense interest bearing account (subject to the accrual of interest at market rates for the account of the relevant Charging Company) any money received by the Administrative Agent from such Charging Company or such other Persons for so long and in such manner as the Administrative Agent may determine without any obligation to apply the same or any part thereof in or towards the discharge of any of the Secured Amounts.

8.3                                 Receiver’s Receipts: Sections 109(6) and (8) of the 1925 Act shall not apply in relation to a Receiver appointed under this Deed.

9.                                       Protection of third parties

9.1                                 Enquiry: No purchaser from, or other Person dealing with, the Administrative Agent or any Receiver shall be concerned to enquire whether any of the powers exercised or purported to be exercised has arisen or become exercisable, whether the Secured Amounts remain outstanding, whether the Administrative Agent or any Receiver is authorised to act or as to the propriety or validity of the exercise or purported exercise of any power; and the title of such a purchaser and the position of such a Person shall not be impeachable by reference to any of those matters and the protections contained in sections 104 to 107 of the 1925 Act, section 42(3) of the Insolvency Act or in any other applicable legislation shall apply to any Person purchasing from or dealing with a Receiver or the Administrative Agent.

9.2                                 Receipts: The receipt of the Administrative Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Administrative Agent or the Receiver.

9.3                                 Construction: In clauses 9.1 and 9.2, “purchaser” includes any Person acquiring any lease of or Lien over, or any other interest or right whatsoever in relation to, the Charged Property.

10.                Protection of Administrative Agent and Receiver

10.1                           Liability: Neither the Administrative Agent nor any Receiver shall be liable to any Charging Company in respect of any loss or damage which arises out of the exercise, the attempted or purported exercise or the failure to exercise any of their respective powers. Notwithstanding the foregoing, neither the Administrative Agent, any Receiver or any Secured Party shall be entitled to be indemnified in respect of any part of the foregoing if it arises as a result of such party’s gross negligence or wilful misconduct.

10.2                           Possession: Without prejudice to the generality of clause 10.1, entry into possession of the Charged Property shall not render the Administrative Agent or any Receiver liable to account as mortgagee or heritable creditor in possession; and if and whenever the Administrative Agent or any Receiver enters into possession of the Charged Property, it shall be entitled at any time to go out of such possession.

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11.                Expenses and indemnity

11.                                 Expenses: Each Charging Company further covenants with the Administrative Agent to reimburse or pay to the Administrative Agent or any Receiver (on the basis of a full indemnity) the amount of all costs (including legal costs), charges and expenses reasonably incurred or sustained by the Administrative Agent or such Receiver (including, for the avoidance of doubt, any such costs, charges and expenses arising from any act or omission of, or proceedings involving, any third party) in connection with:

11.1.1                  the investigation of title to or any survey, inspection or valuation of the Charged Property vested in such Charging Company under or in connection with this Deed, and the preparation, registration or perfecting of this Deed (or any of the charges contained in it), or any other document entered into between the relevant Charging Company and the Administrative Agent;

11.1.2                  the lawful exercise by or on behalf of the Administrative Agent or any Receiver of any of the powers of the Administrative Agent or such Receiver, and the enforcement, preservation or attempted preservation of this Deed or the Charged Property or any other action taken by or on behalf of the Administrative Agent or any Receiver with a view to or in connection with the recovery by the Administrative Agent of the Secured Amounts from such Charging Company or any other Person; and

11.1.3                  the carrying out of any other act or matter which the Administrative Agent or any Receiver considers to be necessary for the preservation, improvement or benefit of the Charged Property.

11.2                           Indemnity: Each Charging Company hereby agrees to pay, and to indemnify the Administrative Agent, the Secured Parties, any Receiver and any attorney, agent or other Person appointed by the Administrative Agent or any Receiver under this Deed and the Administrative Agent’s officers and employees (each an indemnified Party”) on an after tax basis from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Deed to the extent either of the Borrowers would be required to do so pursuant to the terms of the Credit Agreement.

11.3                           Taxes: All sums of whatsoever nature which are payable by any Charging Company under this Deed and which are now or at any time hereafter become subject to value added tax or any similar tax shall be deemed to be exclusive of value added tax or any similar tax and each Charging Company in addition to such sums will indemnify the Administrative Agent from and against all claims and liabilities whatsoever in respect thereof. Each Charging Company agrees to pay, and to indemnify the Administrative Agent, any Receiver and the Secured Parties against any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Charged Property or in connection with any of the transactions contemplated by this Deed.

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12.                                 Protection of charges

12.1                           Fixed mortgage: Each Charging Company further covenants with the Administrative Agent at such Charging Company’s own cost, as a continuing security for the payment or discharge of the Secured Amounts:

12.1.1                  to deposit with the Administrative Agent (which it may, subject to the terms of the Credit Agreement, retain during the continuance of the charges contained in this Deed) if the Administrative Agent so requires:

(a)                                  all documents of title and other documents relating to its Properties, any subordinate interest in any of them, the insurance policies relating thereto and the intellectual property rights of such Charging Company;

(b)                                 all documents representing rights to acquire Investments; and

(c)                                  all documents creating or evidencing Liens in favour of such Charging Company and all securities in respect of any debts payable to such Charging Company.

12.1.2                  if the Administrative Agent so requires, promptly to execute a legal mortgage, registered charge or equitable charge (as the Administrative Agent may require), on terms comparable (so far as reasonably possible) to the Liens intended to be created by this Deed, over any freehold or, subject to any required third party consents, leasehold property which is hereafter acquired by such Charging Company or which, at the date of this Deed, is owned by such Charging Company, but which is not specified in schedule 2 to this Deed provided that (in the case of a requirement to execute a legal mortgage), at the date the Administrative Agent so requires, the book value or Market Value (for the time being as defined in the Appraisal and Valuation Manual issued by the Royal Institution of Chartered Surveyors) of such property exceeds US$1,000,000 (or the equivalent thereof in any other currency);

12.1.3                  if the Administrative Agent so requires, promptly to execute a fixed mortgage or charge (as the Administrative Agent may require), on terms comparable (so far as reasonably possible) to the Liens intended to be created by this Deed of all or any part of the Charged Property which is for the time being subject to the floating charge contained in this Deed;

12.1.4                  if the Administrative Agent so requires, promptly to execute an assignment to the Administrative Agent (on behalf of the Secured Parties) on terms comparable (so far as reasonably possible) to the Liens intended to be created by this Deed of all or any debts or moneys payable to such Charging Company and any Liens or documents relating to them or otherwise to negotiate the same to the Administrative Agent;

12.1.5                  if the Administrative Agent so requires, promptly to execute a transfer of Investments or any rights to Investments now owned or hereafter acquired by such Charging Company to the Administrative Agent or its nominee (in each case, on behalf of the Secured Parties), and also to procure, in the case of shares in a subsidiary of such Charging Company, that the transfer to the Administrative Agent or its nominee is duly registered within one week; and

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12.1.6                  if the Administrative Agent so requires, promptly to execute a mortgage or first fixed charge if it acquires or agrees to acquire any intellectual property rights in terms specified by the Administrative Agent.

12.2                           Further security: Each Charging Company further covenants with the Administrative Agent from time to time (and, for the purposes mentioned in clause 12.2.2, notwithstanding that the Administrative Agent may not have served a demand for payment of the Secured Amounts) upon demand to execute, at such Charging Company’s own cost, any document or do any act or thing which:

12.2.1                  the Administrative Agent may reasonably specify with a view to perfecting or protecting any charge or security created or intended to be created by this Deed; or

12.2.2                  the Administrative Agent or any Receiver may reasonably specify with a view to facilitating the exercise or the proposed exercise of any of their powers.

12.3                           Registration: Each Charging Company covenants to procure that the legal mortgages contained in this Deed in respect of the Properties vested in it are registered against the registered title of any registered land hereby affected.

13.                                 Crystallisation

13.1                           Notice: In addition and without prejudice to any other event resulting in a crystallisation of the floating charge created by this Deed or any other right the Administrative Agent may have but subject to clause 13.4, the Administrative Agent may, at any time (subject to clause 13.2) after an Enforcement Event has occurred, by notice in writing to the relevant Charging Company declare that the floating charge hereby created shall be converted into a first specific fixed charge as to all of the undertaking, property and assets or such of them as may be specified in the notice, and by way of further assurance, such Charging Company, at its own expense, shall execute all documents in such form as the Administrative Agent shall require and shall deliver to the Administrative Agent all conveyances, deeds, certificates and documents which may be necessary to perfect the first specific fixed charge.

13.2                           Demand: Before a demand for payment has been made, a notice may only be served by the Administrative Agent under clause 13.1 if the Administrative Agent has reason to believe that such Charging Company’s property, assets and rights described or referred to in the demand or notice are in danger of being seized or sold under any form of distress or execution levied or threatened or are otherwise in immediate jeopardy.

13.3                           Automatic crystallisation: In addition and without prejudice to any other event resulting in a crystallisation of the floating charge but subject to clause 13.4, the floating charge contained herein shall automatically be converted into a fixed charge over all property, assets or undertaking of a Charging Company subject to the floating charge if and when the holder of any other Lien whether ranking in priority to or pad passu with or after the

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charges contained in this Deed shall appoint an administrator, administrative receiver, receiver, manager or receiver and manager.

13.4                           Insolvency Act 2000, void provisions: No floating charge granted by any Charging Company pursuant to clause 3.1.2 shall, either by notice given by the Administrative Agent under clause 13.1 or automatically under clause 13.3, be converted into fixed charges over any Charged Property or otherwise crystallise solely as a result of:

13.4.1                  the obtaining of a moratorium by such Charging Company; or

13.4.2                  anything done by such Charging Company with a view to obtaining a moratorium, in each case under section 1A of and schedule Al to the Insolvency Act to the extent they are applicable to any Charging Company.

14.                                 Power of attorney, etc.

14.1                           Attorneys: For the purpose of securing the interest of the Administrative Agent in the Charged Property and the performance of each Charging Company’s obligations to the Administrative Agent whether under this Deed or the other Credit Documents or otherwise, each Charging Company irrevocably and by way of security appoints the Administrative Agent and any Receiver jointly and also severally to be its attorney and attorneys (with full power to appoint substitutes and to sub-delegate, including power to authorise the Person so appointed to make further appointments, in both cases, with regard to all or any part of such Charging Company’s Charged Property) on behalf of such Charging Company and in its name or otherwise, to execute any document or do any act or thing which the Administrative Agent or such Receiver (or their substitutes or delegates) may, in its or his absolute discretion, consider appropriate in connection with the exercise of any of the powers of the Administrative Agent or such Receiver or which such Charging Company is obliged to the Administrative Agent to execute or do, whether under this Deed or otherwise; and without prejudice to the generality of its power to appoint substitutes and to sub-delegate, the Administrative Agent may appoint any Receiver as its substitute or delegate, and any Person appointed the substitute of the Administrative Agent shall, in connection with the exercise of the said power of attorney, be the agent of such Charging Company and clause 7.4 shall apply mutatis mutandis.

14.2                           Charged Property on trust: For the purpose of giving effect to this Deed, each Charging Company hereby declares that, as and when the charges contained in this Deed shall become enforceable, it will hold all of the Charged Property vested in it (subject to the right of redemption) upon trust to convey, assign or otherwise deal with the Charged Property vested in it in such manner and to such Person as the Administrative Agent shall direct and declares that it shall be lawful for the Administrative Agent to appoint a new trustee or trustees of the Charged Property in place of such Charging Company.

14.3                           Powers as trustee: Each Charging Company hereby agrees and declares that the Administrative Agent or any nominee of the Administrative Agent may at any time after the Administrative Agent or any nominee or nominees of the Administrative Agent has/have been registered as owner(s) of any Investments, without any further consent or

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authority on the part of such Charging Company, exercise (in the name of such Charging Company or otherwise) with respect to such Investments and to the exclusion of such Charging Company, all rights and powers conferred by statute or otherwise upon an absolute owner of those Investments and all the powers given to trustees by the Trustee Act 2000 in respect of Investments or property subject to a trust, and all rights or powers incidental to or conducive to the exercise of rights and powers in relation to the Investments; provided that until the security constituted by this Deed shall become enforceable the Administrative Agent shall:

14.3.1                  exercise or procure that its nominees shall exercise all such rights and powers at the specific request of and in accordance with the instructions of such Charging Company but so that neither the Administrative Agent nor any nominees of the Administrative Agent shall be obliged to give effect to any request or instruction which the Administrative Agent may consider would be prejudicial to the charges contained in this Deed or if in doing so it would incur any cost or expense or render itself subject to any liability, unless previously indemnified to its satisfaction; and

14.3.2                  pay or procure that its nominee shall pay to such Charging Company all dividends, interest and other distributions of an income nature that it or its nominee receives.

14.4                           Ratification: Each Charging Company in respect of its Charged Property ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as mentioned in clause 14.1 shall do or purport to do in the lawful and proper exercise of his powers under such clause.

15.                Inspection

Each Charging Company shall permit the Administrative Agent and any Persons appointed by it full access to the Charged Property vested in it upon reasonable notice and, following an Enforcement Event, to carry out any survey, inspection, assessment or review of the Charged Property and shall permit an inspection to be made and copies and extracts to be taken of books, accounts, records and documents relating to the Charged Property vested in it or the covenants and obligations of such Charging Company under this Deed and any reasonable costs, fees and expenses incurred by the Administrative Agent in connection with any such inspection, assessment or review shall be payable by such Charging Company and shall form part of the Secured Amounts. The Administrative Agent shall have the absolute right to share any information it gains from such inspection and review with any Secured Party.

16.                Other security, etc.

16.1                           No merger: The charges contained in or created pursuant to this Deed are in addition to, and shall neither be merged in, nor in any way exclude or prejudice any other Lien, right of recourse, set off or other right whatsoever which the Secured Parties may now or at any time hereafter hold or have (or would apart from this Deed or any charge contained or created pursuant to this Deed hold or have) as regards each Charging Company or any other Person in respect of the Secured Amounts and the Administrative Agent shall be

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under no obligation to take any steps to call in or to enforce any security for the Secured Amounts and shall not be liable to any Charging Company for any loss arising from any omission on the part of the Administrative Agent to take any such steps or for the manner in which the Administrative Agent shall enforce or refrain from enforcing any such security.

16.2                           Consolidation: Section 93 of the 1925 Act shall not apply in relation to any of the charges contained in this Deed.

16.3                           Ruling off: Without prejudice to clause 5.1.1, if the Administrative Agent receives notice of any Lien or any other interest (other than an interest arising out of a sale in the usual course of business which is permitted by the Credit Documents) affecting the Charged Property:

16.3.1                  the Administrative Agent may open a new account with the relevant Charging Company and, if it does not, it shall nevertheless be deemed to have done so at the time it received such notice; and

16.3.2                  all payments made by such Charging Company to the Administrative Agent after the Administrative Agent receives such notice shall be credited or deemed to have been credited to the new account, and in no circumstances whatsoever shall operate to reduce the Secured Amounts as at the time the Administrative Agent received such notice.

16.4                           Change of name, etc.: This Deed shall remain valid and enforceable notwithstanding any:

16.4.1                  Incapacity, change in the name, composition or constitution of the Administrative Agent or any Charging Company or any amalgamation or consolidation by the Administrative Agent or any Charging Company with any other corporation; or

16.4.2                  any amendment, waiver or variation (however material or fundamental) of any Credit Document.

Without prejudice to the foregoing, each Charging Company shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Amounts and its Charged Property shall be deemed to be a principal security for the Secured Amounts. The liability of each Charging Company under this Deed shall not be discharged, impaired or otherwise affected by any circumstance, act, omission, matter or thing which but for this provision might operate to reduce, release, prejudice or otherwise exonerate any Charging Company from its obligations under the Credit Documents in whole or in part, including without limitation and whether or not known to any Credit Party, the Administrative Agent or any other Person:

(a)                                  the winding-up, dissolution, administration, re-organisation, amalgamation, merger or reconstruction of any Charging Company or any other Person or any change in its status, function, control or ownership; or

(b)                                 any time, indulgence, concession, waiver or consent granted to, or composition with, any Charging Company or any other Person; or

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(c)                                  the release of any Charging Company or any other Person under the terms of any composition or arrangement with any creditor of the such Charging Company or any of its Affiliates; or

(d)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take-up or enforce, any rights against, or security over, the assets of any Charging Company or any other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to release or to realise the full value of any security; or

(e)                                  any legal limitation, disability, Incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of, or other circumstance relating to, any Charging Company or any other Person; or

(f)                                    any variation (however fundamental and whether or not involving any increase in the liability of any Charging Company or any other Credit Party thereunder) or replacement of any Credit Document or any other document or security; or

(g)                                 any unenforceability, illegality, invalidity or frustration of any obligation of any Charging Company or any other Person under any Credit Document or any other document or security, or any failure of any Charging Company or any other Credit Party to become bound by the terms of any other Credit Document, in each case whether through any want of power or authority or otherwise; or

(h)                                 any postponement, discharge, reduction, non-provability or similar circumstances affecting any obligation of any Charging Company or any other Credit Party under a Credit Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order, so that each Charging Company’s obligations under this Deed remain in full force and effect and that this Deed shall be construed accordingly as if there were no such circumstance, act, omission, matter or thing.

16.5                           Non-competition: Subject as provided below, until the date on which all the Secured Amounts and the obligations of the Charging Companies under this Deed shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Secured Amounts), no Charging Company shall, by virtue of any payment made, security realised or moneys received or recovered under any of the Credit Documents for or on account of the liability of any Credit Party:

16.5.1                  be subrogated to any rights, security or moneys held, received or receivable by the Administrative Agent or any other Secured Party or be entitled to any right of contribution or indemnity; or

16.5.2                  claim, rank, prove or vote as a creditor of any Credit Party or its estate in competition with the Administrative Agent or any other Secured Party; or

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16.5.3                  receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off against any Credit Party.

Each Charging Company shall hold in trust for and forthwith pay or transfer to the Administrative Agent for the benefit of the Secured Parties any payment or distribution or benefit of security received by it contrary to the above. If any Charging Company exercises any right of set-off contrary to the above it will forthwith pay an amount equal to the amount set off to the Administrative Agent for the benefit of the Secured Parties. Notwithstanding the foregoing, following any enforcement of the security created hereunder by the Administrative Agent under this Deed, each Charging Company will (at its own cost) promptly take such steps or actions as are referred to above as the Administrative Agent may from time to time stipulate.

17.                                 Set-off

Each Secured Party may upon the occurrence of an Enforcement Event and notwithstanding any settlement of account or other matter whatsoever combine or consolidate all or any of its existing accounts including accounts in the name of such Secured Party or of any Charging Company jointly with others and may set off or transfer all or any part of any credit balance or any sum standing to the credit of any account (whether or not the same is due to such Charging Company from such Secured Party and whether or not the credit balance and the account in debit or the Secured Amounts are expressed in the same currency in which case such Secured Party is hereby authorised to effect any necessary conversions at its then prevailing rates of exchange) in or towards satisfaction of any of the Secured Amounts and may in its absolute discretion (acting reasonably) estimate the amount of any liability of such Charging Company which is contingent or unascertained and thereafter set off such estimated amount and no amount shall be payable by such Secured Party to such Charging Company unless and until all Secured Amounts have been ascertained and fully repaid or discharged.

18.         Avoidance of payments

18.1                           No release: No assurance, security or payment which may be avoided or adjusted under the law, including under any enactment relating to bankruptcy or insolvency, and no release, settlement or discharge given or made by the Administrative Agent on the faith of any such assurance, security or payment, shall prejudice or affect the right of the Administrative Agent to recover the Secured Amounts from any Charging Company (including any moneys which it may be compelled to pay or refund under the provisions of the Insolvency Act and any costs payable by it pursuant to or otherwise incurred in connection therewith) or to enforce the charges contained in this Deed to the full extent of the Secured Amounts.

18.2                           Retention of charges: If the Administrative Agent shall have reasonable grounds in its absolute discretion for believing that any Charging Company may be insolvent or deemed to be insolvent pursuant to the provisions of the Insolvency Act as at the date of any payment made by such Charging Company to the Administrative Agent, the Administrative Agent shall be at liberty to retain the charges contained in or created

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pursuant to this Deed until the expiry of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the payment and discharge in full of all Secured Amounts notwithstanding any release, settlement, discharge or arrangement which may be given or made by the Administrative Agent on, or as a consequence of, such payment or discharge of liability provided that, if at any time within such period, a petition shall be presented to a competent court for an order for the winding up or the making of an administration order in respect of such Charging Company, or such Charging Company shall commence to be wound up or to go into administration or any analogous proceedings shall be commenced by or against such Charging Company, the Administrative Agent shall be at liberty to continue to retain such security for such further period as the Administrative Agent may determine and such security shall be deemed to continue to have been held as security for the payment and discharge to the Administrative Agent of all Secured Amounts.

19.         Currency conversion

19.1                           Indemnity: If under any applicable law, whether as a result of a judgment against any Charging Company or the liquidation of any Charging Company or for any other reason, any payment under or in connection with this Deed is made or any amount is received or recovered by the Administrative Agent in respect of the Secured Amounts in a currency (the “other currency”) other than the currency in which the Secured Amounts are payable (the “original currency”), then to the extent that the payment to or receipt by the Administrative Agent (when converted at the rate of exchange on the date of payment or receipt) falls short of the whole of the Secured Amounts the relevant Charging Company shall as a separate and independent obligation fully indemnify the Administrative Agent against the amount of the shortfall; and for the purposes of this clause, “rate of exchange” means the rate at which the Administrative Agent is able on the relevant date to purchase the original currency in London with the other currency.

19.2                           Purchases: If any Charging Company fails to pay or discharge any part of the Secured Amounts when due (except where such payment or discharge is made within three Business Days of the due date), the Administrative Agent from time to time may purchase an amount of the currency in which such sum is due with any other currency or currencies and such Charging Company’s obligation thereafter shall be to pay to the Administrative Agent the amount of the other currency or currencies so used to purchase.

20.         Declaration of Trust

20.1                           Declaration of Trust: The Administrative Agent hereby declares itself as trustee to hold the benefit of the covenants, agreements and undertakings of each of the Charging Companies contained in this Deed and the Liens and other rights, titles and interests constituted by this Deed and all other moneys, property and assets paid to it or held by it or received or recovered by it pursuant to or in connection with this Deed with effect from the date of this Deed on trust for the Secured Parties for application in accordance with clause 8.1.

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20.2                           Perpetuity period: The trusts constituted or evidenced in or by clause 20.1 shall remain in full force and effect until whichever is the earlier of:

20.2.1                  the expiration of a period of 80 years from the date of this Deed; and

20.2.2                  the security constituted by this Deed having been released in accordance with its terms, and the parties to this Deed declare that the perpetuity period applicable to this Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Deed.

21.         Execution of documents

Any document required to be executed as a deed by the Administrative Agent under or in connection with this Deed shall be validly executed if executed as a deed by a duly authorised attorney of the Administrative Agent.

22.         Notices and demands

All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Charging Company shall be given to it in care of the US Borrower at the US Borrower’s address set forth in Section 14.2 of the Credit Agreement.

23.                                 Further provisions

23.1                           Evidence of indebtedness: In any action, proceedings or claim relating to this Deed or the charges contained in this Deed, a statement as to any amount due to the Administrative Agent or of the Secured Amounts or any part thereof which is certified as being correct by an officer of the Administrative Agent shall, save in the case of manifest error, be conclusive evidence that such amount is in fact due and payable.

23.2                           Rights cumulative, waiver: The rights of the Administrative Agent and any Receiver are cumulative, may be exercised as often as they consider appropriate and are in addition to their respective rights under general law (including the right to appoint an administrator under the Insolvency Act). The respective rights of the Administrative Agent and any Receiver (whether arising under this Deed or under the general law) shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or variation of any such right.

23.3                           Invalidity of any provision: If any provisions of this Deed become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

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23.4                           No set-off or counterclaim; payments free and clear: All payments to be made by a Charging Company under this Deed shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings in the currency in which they are due on the due date to such account as the Administrative Agent may from time to time specify.

23.5                           Liabilities survive deficiencies and releases: Each Charging Company agrees to be bound by this Deed notwithstanding that any other Person intended to execute or to be bound by this Deed or any other Credit Document may not do so or may not be effectually bound and notwithstanding that any guarantees or Liens contained in any other Credit Document may be terminated or released or may be or become invalid or unenforceable, whether or not the deficiency is known to any of the Secured Parties.

23.6                           Law of Property (Miscellaneous Provisions) Act 1989: For the purposes of the Law of Property (Miscellaneous Provisions) Act 1989 any provisions of the Credit Documents relating to any disposition of an interest in land shall be deemed to be incorporated in this Deed.

23.7                           Contracts (Rights of Third Parties) Act 1999: Without prejudice to clause 8.1, and save for clauses 10.1, 11.2 and 17, no provision of this Deed is enforceable by a Person who is not a party to this Deed.

23.8                           Change to constitutional documents: The UK Borrower undertakes with the Administrative Agent to procure in respect of each of the other Charging Companies that, to the extent such Charging Company has not already done so, it will remove from its respective articles of association:

23.8.1                  any and all restrictions on the transfer of its shares; or 23.8.2 any and all liens on shares, whether fully or partly paid.

23.9                           Charge over Shares: The UK Borrower hereby irrevocably accepts its appointment under clause 21.8 of each UK Pledge Agreement as process agent in England for the US Borrower and hereby agrees that it will not revoke such appointment without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld or delayed.

23.10                     Assignments and Transfers: No Charging Company shall be entitled to assign or transfer all or any of its rights or obligations under this Deed without the prior written consent of the Administrative Agent. The Administrative Agent may at any time assign or otherwise transfer all or any part of its rights under this Deed in accordance with the Credit Documents and each Charging Company authorises the Administrative Agent to execute on its behalf any document required to effect the necessary transfer of rights and obligations.

23.11                     Counterparts: This Deed may be executed in any number of counterparts, all of which taken together shall be deemed to constitute one and the same instrument

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23.12                     Joint and several liability: The liability of each Charging Company under this Deed shall be joint and several. Each agreement and undertaking of any Charging Company shall be construed accordingly.

24. Choice of law

This Deed is governed by, and shall be construed in accordance with, the laws of England.

DULY DELIVERED AS A DEED by each Charging Company or on its behalf on the date inserted above.

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Schedule 1
List of Charging Companies other than UK Borrower

1

EXHIBIT L-2

FORM OF UK GUARANTEE

UK GUARANTEE

GUARANTEE dated as of July 30, 2004, made among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”) and each of the subsidiaries of ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”), listed on Annex A hereto or that becomes a party hereto pursuant to Section 19 hereof (each such subsidiary individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the US Borrower are referred to collectively as the “Guarantors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders to the UK Borrower (the “Lenders”) from time to time parties to the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, the UK Borrower, Rockwood Specialties International, Inc., a Delaware corporation (“Holdings”), the Lenders, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacities, the “Co-Syndication Agents”) for the Lenders.

W I T N E S S E T H:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the UK Borrower and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the UK Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders or Affiliates of Lenders may from time to time enter into Hedge Agreements with the UK Borrower or any of the Restricted Subsidiaries of the UK Borrower;

WHEREAS, each Subsidiary Guarantor is a Subsidiary of the UK Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the UK Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the UK Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the UK Borrower and/or the Restricted Subsidiaries of the UK Borrower, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.             Defined Terms.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)           As used herein, the term “Closing Time” means 24:00 (German time) on the Closing Date.

(c)           As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to this Guarantee or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of the UK Borrower and each Borrower or Restricted Subsidiary that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its

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Affiliates by the UK Borrower or any other Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

(d)           As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (vii) the beneficiaries of each indemnification obligation undertaken by the UK Borrower or any other Credit Party that is a Foreign Subsidiary under any Credit Document and (viii) any successors, indorsees, transferees and assigns of each of the foregoing.

(e)           References to “Lenders” in this Guarantee shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the UK Borrower or any Restricted Subsidiary of the UK Borrower.

(f)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.             Guarantee.

(a)           Subject to the provisions of Section 2(b) and effective immediately upon the Closing Time, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)           [Reserved].

(c)           Each Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

(d)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(e)           No payment or payments made by the UK Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the

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Administrative Agent or any other Secured Party from the UK Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding.

(f)            Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3.             Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof.  The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

4.             Right of Set-off.  In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor.  Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5.             No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the UK Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or

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reimbursement from the UK Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Credit Parties on account of the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

6.             Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement or documents entered into with the Administrative Agent or any of its Affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.  When making any demand hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the UK Borrower or any Guarantor or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the UK Borrower or any Guarantor or guarantor or any release of the UK Borrower or such Guarantor or guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor.  For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

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7.             Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations or any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee; and all dealings between the UK Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the UK Borrower or any of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Letter of Credit or any Hedge Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the UK Borrower against the Administrative Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the UK Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the UK Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy, liquidation, administration, or in any other instance.  When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the UK Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the UK Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the UK Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit drawn by the UK Borrower shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations.  A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the UK Borrower.  In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall

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reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 7 shall be without recourse to or warranty by the Administrative Agent.

8.             Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the UK Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the UK Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.             Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

10.           Representations and Warranties; Covenants.

(a)           Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor or in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(b)           Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Obligations under the Credit Documents are paid in full, the Commitments are terminated and no Letter of Credit drawn by the UK Borrower remains outstanding, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

11.           Authority of Agent.  Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

12.           Notices.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices

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hereunder to each Guarantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

13.           Counterparts.  This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Guarantee signed by all the parties shall be lodged with the Administrative Agent and the UK Borrower.

14.           Severability.  Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.           Integration.  This Guarantee represents the agreement of each Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

16.           Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement.

(b)           Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Secured Party would otherwise have on any future occasion.

(c)           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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17.           Section Headings.  The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.           Successors and Assigns.  This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

19.           Additional Guarantors.  Each Subsidiary of the US Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a Supplement in the form of Annex B hereto.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

20.          WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21.           Submission to Jurisdiction; Waivers.  Each Guarantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 12 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

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(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages.

22.          GOVERNING LAW.  THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent by

Name:
Title:

by

Name:
Title:

ANNEX A

TO THE GUARANTEE

SUBSIDIARY GUARANTORS

ANNEX B TO THE

UK GUARANTEE AGREEMENT

SUPPLEMENT NO. [  ] dated as of [            ], to the Guarantee dated as of July 30, 2004, among ROCKWOOD SPECIALTIES GROUP, INC. (the “US Borrower”) and each of the subsidiaries of ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”) listed on Annex A thereto (each such subsidiary individually a “Subsidiary Guarantor”, and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the US Borrower are referred to collectively as the “Guarantors”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders to the UK Borrower (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A.  Reference is made to (a) the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, the UK Borrower, Rockwood Specialties International, Inc., a Delaware corporation, the Lenders from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent for the Lenders and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacities, the “Co-Syndication Agents”).

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee (or, if not defined therein, in the Credit Agreement).

C.  The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Co-Syndication Agents and the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Hedge Agreements with the Borrowers.  Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement.  Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit to the UK Borrower and as consideration for the Extensions of Credit previously made to the UK Borrower.

Accordingly, the Administrative Agent and each New Guarantor agrees as follows:

SECTION 1.  In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor.  The Guarantee is hereby incorporated herein by reference.

SECTION 2.  Each New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.  This Supplement shall become effective as to each New Guarantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Administrative Agent.

SECTION 4.  Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.  Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.  All communications and notices hereunder to each New Guarantor shall be given to it in care of the UK Borrower at the UK Borrower’s address set forth in Section 14.2 of the Credit Agreement.

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SECTION 8.  Each New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

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ANNEX B TO THE

UK GUARANTEE AGREEMENT

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW GUARANTOR],

by

Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent by

Name:
Title:

by

Name:
Title:

EXHIBIT L-3

FORMS OF UK PLEDGE AGREEMENTS

Dated 30 July 2004

ROCKWOOD SPECIALTIES GROUP, INC.

And

CREDIT SUISSE FIRST BOSTON

CHARGE OVER SHARES

LATHAM&WATKINS

London

99 Bishopsgate

London EC2M 3XF

+44 020 7710 1000 (Tel)

+44 020 7374 4460 (Fax)

www.lw.com

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ANNEX B TO THE

UK GUARANTEE AGREEMENT

Contents

Clause		Page

1.	Interpretation	1

2.	Covenant to pay secured amounts	4

3.	Fixed charge	5

4.	Continuance of security and release	7

5.	General covenants and representations	8

6.	The Administrative Agent’s powers	10

7.	Receiver	11

8.	Application of proceeds	13

9.	Protection of third parties	14

10.	Protection of Administrative Agent and Receiver	15

11.	Expenses and indemnity	15

12.	Protection of charges	16

13.	Power of attorney, etc.	17

14.	Other security, etc	18

15.	Avoidance of payments	20

16.	Currency conversion	21

17.	Declaration of Trust	21

18.	Execution of documents	22

19.	Notices and demands	22

20.	Further provisions	22

21.	Choice of law	24

22.	Jurisdiction	24

Schedule 1 The Shares		23

THIS DEED OF CHARGE is made on 30 July 2004 BETWEEN

(A)                               ROCKWOOD SPECIALTIES GROUP, INC. (the “Chargor”), a Delaware corporation of 100 Overlook Center, Princeton, NJ 08542, United States of America; and

(B)                               CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, at Eleven Madison Avenue, New York, NY 10010, United States of America, as administrative agent and trustee for the Secured Parties.

WHEREAS:

(1)                                 The Lenders have severally agreed to make the Loans to the Chargor and to Rockwood Specialties Limited (the “UK Borrower”) and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Chargor and the UK Borrower upon the terms and subject to the conditions set forth in the credit agreement (the “Credit Agreement”) dated as of 30 July 2004, among the Chargor, the UK Borrower, Rockwood Specialties International, Inc., the lending institutions from time to time party thereto as Lenders, Credit Suisse First Boston (acting through its Cayman Islands Branch) as administrative agent and collateral agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P. as co-syndication agents; and

(2)                                 Under Section 6.1(g) of the Credit Agreement, the Chargor is required to execute this Deed in favour of the Administrative Agent for the rateable benefit of the Secured Parties.

WITNESSES AS FOLLOWS:

1.                                      Interpretation

1.1                               Definitions: In this Deed, each of the following expressions has, except so far as the context otherwise requires, the meaning shown:

“Act” means the Companies Act 1985 (as amended);

“Administrative Agent” means Credit Suisse First Boston (acting through its Cayman Island Branch) as administrative agent and trustee for the Secured Parties under this Deed or such other Person as may from time to time be appointed as successor Administrative Agent to hold the whole or any part of the security created hereby;

“After-acquired Shares” means any shares obtained by the Chargor in the future in the UK Borrower, provided that such future shares are not charged under the US Share Charge;

“Charged Property” means:

(a)                                 the shares listed in Schedule 1 hereto and any After-acquired Shares;

(b)                                 all rights in respect of or incidental to the shares identified in paragraph (a) above, including the certificates representing such shares and any interest of the Chargor in the entries on the books of the issuer of such shares or any financial intermediary pertaining to such shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

(c)                                  to the extent not covered by paragraphs (a) and (b) above, all proceeds of any or all of paragraphs (a) and (b) above. For the purposes of this Deed, the term “proceeds” includes whatever is receivable or received when assets or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to the Chargor or the Administrative Agent from time to time with respect to any of the Charged Property, and references to the Charged Property include references to any part of it; “Closing Time” means 24:00 (German time) on the Closing Date;

“this Deed” means this present deed and any other document by which, pursuant to any of its provisions or otherwise, the Chargor may grant a Lien to the Administrative Agent in respect of the Charged Property, as, in each case, from time to time varied in any manner or respect whatsoever, and “charges contained in this Deed” and “Liens contained in this Deed” and similar expressions shall be construed accordingly;

“Enforcement Event” means the occurrence of an Event of Default, provided that the Administrative Agent has served notice upon the Chargor to the effect that an Event of Default has occurred and the Liens constituted under this Deed have become enforceable and provided further that, notwithstanding the provisions of any other Credit Document, the Administrative Agent shall not be obliged to enforce the Liens from time to time constituted by or pursuant to this Deed unless it is satisfied that such action is in accordance with all applicable laws and regulations;

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing;

“Incapacity”, in relation to a Person, means the insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or any analogous proceeding occurring in relation to that Person whatsoever;

“Receiver” means any Person or Persons appointed (and any additional Person or Persons appointed or substituted) as administrative receiver, receiver, manager, or receiver and manager by the Administrative Agent under this Deed or otherwise;

“Secured Amounts” means in relation to the Chargor, the collective reference to: (i) (x) the principal of and premium, if any, and interest at the applicable rate provided in the

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Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans extended to the UK Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the UK Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the UK Borrower or any other Credit Party that is a Foreign Subsidiary to any of the Secured Parties under the Credit Agreement and the other Credit Documents; (ii) all covenants, agreements, obligations and liabilities of the UK Borrower under or pursuant to the Credit Agreement and the other Credit Documents; (iii) all covenants, agreements, obligations and liabilities of each other Credit Party that is a Foreign Subsidiary under or pursuant to the Credit Documents; (iv) all obligations of the UK Borrower and each Credit Party that is a Foreign Subsidiary under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into; and (v) all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its Affiliate by the UK Borrower or any other Credit Party that is a Foreign Subsidiary arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds; and references to Secured Amounts include references to any of them;

“Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Co-Syndication Agents, (vi) each counterparty to a Hedge Agreement the obligations under which constitute Secured Amounts, (vii) the beneficiaries of each indemnification obligation undertaken by the UK Borrower or any other Credit Party that is a Foreign Subsidiary and (viii) any successors, indorsees, transferees and assigns of each of the foregoing and “Secured Party” means any one of them;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly; and

“US Share Charge” means a charge dated 30 July 2004, among the Chargor and the Administrative Agent creating a charge over 65 percent of the issued and outstanding Equity Interests in the UK Borrower.

1.2                          Construction: In this Deed, except where the context otherwise requires:

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1.2.1                references to the Chargor include its permitted successors and assigns and Persons deriving title through or under the Chargor in whole or in part and whether at law or in equity and to the Administrative Agent includes its successors and assigns and Persons deriving title through or under the Administrative Agent in whole or in part and whether at law or in equity;

1.2.2                references to a document include any deed (including this Deed), negotiable instrument, certificate, notice or other document of any kind and references to any document (or a provision thereof) shall be construed as a reference to that document or provision as from time to time amended, supplemented, varied, restated or replaced (in whole or in part);

1.2.3                “subsidiary” has the meaning ascribed to it by section 736 of the Act;

1.2.4                references to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

1.2.5                references to “the usual course of business” (and similar expressions) mean, in relation to the Chargor, the usual course of business of the Chargor as carried on by it at the date of this Deed or otherwise without a breach of the Credit Agreement occurring;

1.2.6                references to “Lenders” shall be deemed to include Affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers (or either of them);

1.2.7                the words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import when used in this Deed shall refer to this Deed as a whole and not to any particular provision of this Deed, and Section, subsection, clause and Schedule references are to this Deed unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

1.2.8                the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3                          Headings: The headings in this Deed shall not affect its interpretation.

1.4                          Defined terms: Terms and expressions used in this Deed and not defined in this

Deed shall, except so far as the context otherwise requires, have the meanings given to them in the Credit Agreement and the appendices thereto.

1.5                          Effect as a deed: This Deed is intended to take effect as a deed notwithstanding that the Administrative Agent may have executed it under hand only.

2.                                 Covenant to pay secured amounts

The Chargor as primary obligor covenants with the Administrative Agent (on behalf of the Secured Parties) that it will pay when due and payable all of the Secured Amounts

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which now are or at any time hereafter may (whether on or after any demand) become due, owing or payable or due for discharge, in any currency, to the Secured Parties by the UK Borrower or any other Credit Party that is a Foreign Subsidiary, actually or contingently, solely or jointly and/or severally with another or others, as principal or surety.

3.                                 Fixed charge

3.1                          Charge: The Chargor with full title guarantee and effective immediately upon the

Closing Time, hereby charges to the Administrative Agent (on behalf of the Secured Parties) the Charged Property by way of first fixed charge as a continuing security for the payment or discharge of the Secured Amounts.

3.2                          Warranty: The Chargor warrants to the Administrative Agent that it is absolutely entitled to all of the Charged Property vested in it as at the date of this Deed free from all Liens (other than those arising pursuant to this Deed) and that, as of the date of this Deed, the shares forming part of the Charged Property vested in it have been duly authorised and validly issued and are fully paid and no calls have been or can be made in their respect.

3.3                          Rights attaching to the Charged Property:

3.3.1                With respect to the Chargor’s rights and powers relating to the Charged Property:

(i)                                the Chargor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Charged Property or any part thereof for any purpose not prohibited by the terms of this Deed or the other Credit Documents and to the extent that such exercise is not inconsistent with the security intended to be conferred on the Administrative Agent by or pursuant to this Deed; and

(ii)                             in the event that the Administrative Agent registers itself as the legal owner of any shares constituting part of the Charged Property, the Administrative Agent shall execute and deliver (or cause to be executed and delivered) to the Chargor all such proxies and other instruments as the Chargor may reasonably request for the purpose of enabling the Chargor to exercise the voting and other rights that it is entitled to exercise pursuant to clause 3.3.1(a)(1) above;

(b)                                 the Chargor shall not, except to the extent permitted by the Credit Agreement, permit or agree to any variation of the rights attaching to or conferred by any of the Charged Property, participate in any rights issue, elect to receive or vote in favour of receiving any dividends other than in the form of cash or participate in any vote concerning a members voluntary winding-up or a compromise or arrangement pursuant to Section 425 of the Act;

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(c)                                  subject to clause 3.1.1(d) below, the Chargor shall be entitled to receive and retain and use, free and clear of any Lien created by this Deed, any and all dividends and distributions made or paid in respect of the Charged Property to the extent permitted by the Credit Agreement provided, however, that any and all non-cash dividends, interest, principal or other distributions that would constitute Charged Property, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the UK Borrower or received in exchange for shares forming part of the Charged Property or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Charged Property and shall, if received by the Chargor, be received in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), be segregated from the other property or funds of the Chargor and be forthwith delivered to the Administrative Agent as Charged Property in the same form as so received (with any necessary endorsement); and

(d)                                 after the occurrence of an Enforcement Event and whilst such event is continuing (and without any consent or authority on the part of the Chargor) the Administrative Agent may at the Administrative Agents discretion (in the name of the Chargor or otherwise):

(i)           exercise (or refrain from exercising) any voting rights in respect of the

Charged Property, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Chargor to exercise such rights. After all of the Events of Default have been cured or waived and the Chargor has delivered to the Administrative Agent a certificate to that effect, the Chargor will have the right to exercise the voting and consensual rights that the Chargor would otherwise be entitled to exercise pursuant to the terms of this clause 3.3.1 (and the obligations of the Administrative Agent under the same shall be reinstated);

(ii)                           receive all dividends and distributions that the Chargor would otherwise be authorised to receive and retain and apply all dividends, interest and other monies arising from the Charged Property as though they were the proceeds of sale under this Deed as set out in clause 8.1, provided that after all Events of Default have been cured or waived, and the Chargor has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to the Chargor (without interest) all dividends and distributions that the Chargor would otherwise be permitted to receive, retain and use pursuant to the terms of clause 3.1.1(c);

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(iii)                       transfer the Charged Property into the name of the Administrative Agent or such nominee(s) of the Administrative Agent as it shall require; and

(iv)                          exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property to exercise all powers given to trustees by the Trustee Act 2000 in respect of securities or property subject to a trust.

3.3.2                   All dividends and distributions that are received by the Chargor contrary to the provisions of clause 3.3.1 above shall be received in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), shall be segregated from other property or funds of the Chargor and shall forthwith (and, in any event, within two Business Days) be delivered to the Administrative Agent as Charged Property in the same form as so received (with any necessary endorsements).

4.                                  Continuance of security and release

4.1                                 Continuing security: Without prejudice to the generality of clause 2, the charges contained in this Deed are made for securing the Secured Amounts, including further advances and shall be without prejudice and in addition to any other security whatsoever which may be held by the Administrative Agent from the Chargor or any other Person for or in respect of the whole or part of the Secured Amounts; and the charges, covenants and provisions contained in this Deed shall remain in force as continuing security to the Administrative Agent notwithstanding any settlement of account or the existence at any time of a credit balance on any current or other account or any other act, event or matter whatsoever, except only the execution by the Administrative Agent as a deed of an absolute and unconditional release or the execution by or on behalf of the Administrative Agent of a receipt for all (and not part only) of the Secured Amounts.

4.2                                 Retention of security: Subject to clause 4.3, the Administrative Agent shall be entitled to retain the security constituted by this Deed until the date on which all the Secured Amounts and the obligations of the Chargor under this Deed shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Secured Amounts.

4.3                                 Release of security: Upon any sale or other transfer by the Chargor of any Charged Property that is permitted under the Credit Agreement to any Person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any such Charged Property pursuant to Section 14.1 of the Credit Agreement, the obligations of the Chargor with respect to such Charged Property shall be automatically released.

4.4                                 Documents of release: In connection with any termination or release pursuant to clause 4.3 the Administrative Agent shall execute and deliver to the Chargor, at the Chargor’s

7

expense, all documents that the Chargor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this clause 4.4 shall be without recourse to or warranty by the Administrative Agent.

5.                                       General covenants and representations

5.1                                 Covenants: During the subsistence of the security constituted by this Deed, the Chargor further covenants with the Administrative Agent as follows:

5.1.1                        it will not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Charged Property or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Charged Property, except for the Lien created under this Deed; provided that in the event the Chargor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Charged Property, the Administrative Agent shall release such Charged Property in accordance with clauses 4.3 and 4.4 above;

5.1.2                        it shall maintain the security constituted by this Deed as a perfected security interest having at least the priority described in clause 5.2.2(i) and shall defend its and the Administrative Agent’s title or interest in and to all the Charged Property against any and all Liens (other than the Lien created in accordance with the terms of this Deed), however arising, and any and all Persons whomsoever;

5.1.3                        it will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the security constituted hereby) on any of the Charged Property which would adversely affect, in any material respect, the ability of the Administrative Agent to exercise any of its remedies hereunder;

5.1.4                        it will deliver to the Administrative Agent (or procure delivery to the Administrative Agent of), and the Administrative Agent shall be entitled to hold and retain, all (or such part thereof as may from time to time be specified by the Administrative Agent) of the Charged Property (including, for the avoidance of doubt, the After-acquired Shares) or the certificates and other documents of title to or representing the same held or acquired by the Chargor or its nominee(s) together with, in each case in form and substance satisfactory to the Administrative Agent:

(a)                                  an instrument or instruments of or relating to the transfer of such Charged Property (with the name of the transferee or assignee, the consideration and the date left blank, but otherwise duly completed} executed by the Chargor; and

(b)                                  any other document or thing which the Administrative Agent may reasonably specify with a view to perfecting or protecting its security over the Charged Property,

and so that:

(i)                               the Administrative Agent may at any time after the occurrence of an Enforcement Event which is continuing have the Charged Property

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registered in its name or in the name of, or otherwise have the same held by, one or more nominees on its behalf; and

(ii)                           notwithstanding any other provisions of this Deed, the Administrative Agent shall not register itself or any nominee as the owner (whether by legal mortgage or otherwise) of any of the shares in the UK Borrower prior to the occurrence of an Enforcement Event; and

5.1.5                        it will during the subsistence of the security from time to time constituted by or pursuant to this Deed pay on the same becoming due all calls or other payments which may be or become due in respect of any of the Charged Property, and in any case of default by the Chargor in this respect, the Administrative Agent may if it thinks fit make any such payment on behalf of the Chargor in which event any sums so paid by the Administrative Agent shall be reimbursed by the Chargor to the Administrative Agent on demand and shall carry interest from the date of payment by the Administrative Agent until so reimbursed at the rate and otherwise as mentioned in Section 2.8(c)(y) of the Credit Agreement.

The obligations of the Chargor under this clause 5 shall be in addition to and not in substitution for the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

5.2                                 Representations: During the subsistence of the security constituted by this Deed, the Chargor represents to the Administrative Agent as follows:

5.2.1                        Schedule 1 hereto (i) correctly represents as of the date hereof the issuer, the certificate number, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all current shares charged as Charged Property hereunder and (ii) includes all Equity Interests required to be charged hereunder. Except as set forth on Schedule 1, the Charged Property represents all of the issued and outstanding Equity Interests of each class of current shares in the UK Borrower on the date hereof that are required to be charged hereunder; and

5.2.2 (i) the charge of the Charged Property by the Chargor hereunder constitutes valid and perfected first-priority security in the Charged Property in favour of the Administrative Agent, for the rateable benefit of the Secured Parties, as security for the Secured Amounts subject to the filing of the prescribed particulars of such security pursuant to Section 395 of the Act, (ii) except for the security constituted by this Deed, the Chargor is the legal and beneficial owner of each item of the Charged Property free and clear of any and all Liens and (iii) the Chargor has full power, authority and legal right to charge all the Charged Property pursuant to this Deed.

5.3                                 Powers and authorisations: The Chargor covenants with and represents to the Administrative Agent that the documents which contain or establish the Chargor’s constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for the Chargor to grant the charges contained in this Deed and execute and deliver, and perform the covenants and obligations contained in,

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this Deed and that this Deed constitutes valid and binding obligations of the Chargor enforceable in accordance with its terms.

5.4                                 Non-violation: The Chargor further covenants and represents to the AdministrativeAgent that neither the execution and delivery of this Deed nor the performance of any of the covenants contained in it does or will contravene or constitute a default under (or result in the creation or imposition of, or the obligation to create or impose, any Lien upon any of its property or assets pursuant to), or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:

5.4.1                        any law by which it or any of its assets is bound or affected;

5.4.2                        any document which contains or establishes its constitution; or

5.4.3                        any agreement to which it is a party or by which any of its assets is bound.

5.5                                 Non-compliance by the Chargor: If the Chargor for any reason fails to perform any of its obligations to the Administrative Agent under this Deed, the Administrative Agent shall have power but shall not be obliged, on behalf of or in the name of the Chargor or otherwise, to perform the obligation and to take any steps which the Administrative Agent may, in its absolute discretion, reasonably consider appropriate with a view to remedying or mitigating the consequences of such failure, but so that the exercise of this power, or the failure to exercise it, shall in no circumstances prejudice the Administrative Agents rights under this Deed. Any moneys so expended by the Administrative Agent shall be repayable by the Chargor to the Administrative Agent on demand together with interest at the rate specified in Section 2.8(c)(y) of the Credit Agreement from the date of payment by the Administrative Agent until such repayment, both before and after judgment. No exercise by the Administrative Agent of its powers under this clause 5.5 shall make the Administrative Agent or any other of the Secured Parties liable to account as a mortgagee in possession.

6.                                       The Administrative Agent’s powers

6.1                                 Amounts due: The Secured Amounts shall be deemed to have become due for the purposes of section 101 of the Law of Property Act 1925 (the “1925 Act”) and the statutory power of sale and of appointing a receiver which are conferred on the Administrative Agent under that Act (as varied or extended by this Deed) and all other powers shall be deemed to arise immediately after execution of this Deed but shall only be exercisable after the occurrence of an Enforcement Event which is continuing

6.2                                 Power of sale: Section 103 of the 1925 Act shall not apply in relation to any of the charges contained in this Deed and the statutory power of sale (as extended by this Deed) and all other powers shall be exercisable at any time after the occurrence of an Enforcement Event which is continuing.

6.3                                 Law of Property Act 1925: The provisions of the 1925 Act relating to the power of sale and the other powers conferred by section 101(1) and (2) are hereby extended (as if such

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extensions were contained therein) to authorise the Administrative Agent at its absolute discretion, but only after the occurrence of an Enforcement Event which is continuing:

6.3.1                        to sell all of the Chargor’s title to or interest in the Charged Property or any part thereof, and to do so for any shares, debentures or other securities whatsoever, or in consideration of an agreement to pay all or part of the purchase price at a later date or dates, or an agreement to make periodical payments, whether or not the agreement is secured by a Lien or a guarantee, or for such other consideration whatsoever as the Administrative Agent may think fit, and also to grant any option to purchase, and to effect exchanges;

6.3.2                        with a view to or in connection with the sale of the Charged Property, to carry out any transaction, scheme or arrangement which the Administrative Agent may, in its absolute discretion, consider appropriate;

6.3.3                        to insure the Charged Property against such risks and for such amounts as the Administrative Agent may consider prudent; and

6.3.4                        to do all or any of the things or exercise all or any of the powers which are mentioned or referred to in clause 7.6 as if each of them was expressly conferred on the Administrative Agent by this Deed and which may not be included in clauses 6.3.1 to 6.3.3 above.

7.                                       Receiver

7.1                                 Appointment: The Administrative Agent may by writing or by deed appoint such Person or Persons (including an officer or officers of the Administrative Agent) as it thinks fit to be receiver or manager of the Charged Property or any part thereof and, in the case of an appointment of more than one Person, to act together or independently of the other or others and the Administrative Agent may make such appointment at any time after it has demanded payment of any of the Secured Amounts which are due and payable but unpaid or if it is requested to do so by the Chargor or upon the presentation of a petition or application to the court for an administration order in respect of the Chargor. Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally and independently of any other joint Receivers, except to the extent the Administrative Agent may specify to the contrary. The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment under the 1925 Act (as extended by this Deed) or otherwise and such powers shall remain exercisable from time to time by the Administrative Agent in respect of any part of the Charged Property in accordance with the terms of this Deed.

7.2                                 Removal and replacement: Except as otherwise required by statute, the Administrative Agent may by writing or by deed remove (so far as it is lawfully able) a Receiver and appoint another in his place or to act as an additional Receiver.

7.3                                 Extent of appointment: The exclusion of any part of the Charged Property from the appointment of any Receiver shall not preclude the Administrative Agent from subsequently extending his or their appointment (or that of any Receiver replacing him or them) to that part or appointing another Receiver over any other part of the Charged Property.

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7.4                                 Agent of the Chargor: A Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for his acts and defaults and liable on any contracts or engagements made or entered into or adopted by him; and in no circumstances whatsoever shall the Administrative Agent be in any way responsible for or incur any liability in connection with his contracts, engagements, acts, omissions, misconduct, negligence or default and, if a liquidator of the Chargor shall be appointed, the Receiver shall act as principal and not as agent for the Administrative Agent.

7.5                                 Remuneration: Subject to section 36 of the Insolvency Act 1986, the remuneration of any Receiver may be fixed by the Administrative Agent at a rate appropriate to the work and responsibilities involved (and may be or include a commission calculated by reference to the gross amount of all moneys received or otherwise and may include remuneration in connection with claims, actions or proceedings made or brought against such Receiver by the Chargor or any other Person or the performance or discharge of any obligation imposed upon him by statute or otherwise) but such remuneration shall be payable by the Chargor alone; and the amount of such remuneration may be debited by the Administrative Agent to any account of the Chargor, but shall, in any event, form part of the Secured Amounts and accordingly be secured on the Charged Property under the charges contained in this Deed.

7.6                                 Powers: A Receiver of the Chargor shall have any and all powers conferred on a receiver, manager, receiver and manager, mortgagor and mortgagee in possession by statute or common law. In addition, a Receiver of the Chargor shall have the following powers in relation to the Charged Property in respect of which he is appointed:

7.6.1                        to enter upon, take possession of, get in and collect the Charged Property (or such part thereof in respect of which he may be appointed) including rents and income whether accrued before or after the date of his appointment;

7.6.2                        to sell, exchange, license, surrender, release, disclaim, abandon, return or otherwise dispose of or in any way whatsoever deal with the Charged Property or any interest in the Charged Property for such consideration (if any), including any Charged Property whatsoever, and upon such terms (including by deferred payment or payment by instalments) as he may think fit and to concur in any such transaction;

7.6.3                        to sell on condition and to grant rights, options, licences or easements over the whole or any part of the Charged Property and (with or without consideration) to rescind, surrender or disclaim or accept or agree to accept surrenders or disclaimers of agreements relating to or affecting the Charged Property in such circumstances, to such Persons (including, without limitation, to the Administrative Agent), for such purposes and upon such terms whatsoever as he may think fit and also to vary the terms of any contract affecting the Charged Property and to provide payments under such contract in such manner as he may think fit;

7.6.4                        in connection with the exercise or the proposed exercise of any of his powers or in order to obtain payment of his remuneration (whether or not it is already payable), to borrow or raise money from any Person, including the Administrative Agent, without security or on

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the security of the Charged Property and generally in such manner and on such terms as he may think fit;

7.6.5                        to bring, defend, submit to arbitration, negotiate, compromise, abandon and settle any claims, disputes and proceedings concerning the Charged Property or any part thereof;

7.6.6                        to transfer all or any of the Charged Property and/or any of the liabilities of the Chargor to any other company or body corporate, whether or not formed or acquired for the purpose and to form a subsidiary or subsidiaries of the Chargor;

7.6.7                        to redeem, discharge or compromise any Lien over or with respect to the Charged Property;

7.6.8                        to effect or maintain indemnity insurance and other insurance and obtain bonds and performance guarantees;

7.6.9                        in connection with the exercise of any of his powers, to execute or do, or cause or authorise to be executed or done, on behalf of or in the name of the Chargor or otherwise, as he may think fit, all documents, receipts, registrations, acts or things which he may consider appropriate;

7.6.10                  to exercise all powers, discretions, voting, conversion or other rights or entitlements in relation to any of the Charged Property of an absolute owner, together with all powers which are incidental to the ownership of or rights in or to any Charged Property and to complete or effect any transaction entered into by the Chargor and complete, disclaim, abandon or modify all or any of the outstanding contracts or arrangements of the Chargor relating to or affecting the Charged Property;

7.6.11                  to exercise all powers as are described in Schedule 1 to the Insolvency Act 1986, whether or not the Receiver is an “administrative receiver” as defined in that Act; and

7.6.12                  generally to carry out, or cause or authorise to be carried out, any transaction, scheme or arrangement whatsoever, whether similar or not to any of the foregoing, in relation to the Charged Property which he may consider expedient or conducive to any of the functions, powers, authorities or discretions conferred on or vested in him and as effectually as if he were solely and absolutely entitled to the Charged Property.

8.                                       Application of proceeds

8.1                                 Application: All moneys arising from the exercise of the powers of the Receiver or the Administrative Agent shall be held on trust by the Administrative Agent for the benefit of itself and the other Secured Parties (for so long as they remain Secured Parties) and (subject to any claims ranking in priority to any of the Secured Amounts and except as otherwise directed by the Administrative Agent) shall be applied in or towards discharging, in the following order of priority:

8.1.1                        first, to the amount of all moneys raised or borrowed by the Receiver, and all costs, charges, expenses and liabilities paid, incurred or charged by the Receiver (including any amounts for which he is entitled to be indemnified) in connection with or as a result of

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the exercise of his powers and the remuneration of the Receiver, in such order as the Receiver or the Administrative Agent may from time to time determine;

8.1.2                        second, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Deed, the other Credit Documents or any of the Secured Amounts, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of the Chargor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

8.1.3                        third, to the Secured Parties, an amount equal to all of the Secured Amounts owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then rateably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

8.1.4                        fourth, any surplus then remaining shall be paid to the Chargor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The Chargor agrees and acknowledges that the Administrative Agent is entering into this Deed, and holds its rights and benefits hereunder, as trustee for and on behalf of the Secured Parties in accordance with the terms of clause 17.

8.2                                 Accounts: Notwithstanding the provisions of clause 8.1, all moneys from time to time received by the Administrative Agent from the Chargor or any Person or Persons liable to pay the same or from any Receiver or otherwise on the realisation or enforcement of the charges contained in this Deed may be applied by the Administrative Agent either as a whole or in such proportion as the Administrative Agent shall think fit to any account or item of account or any transaction and, without limitation, the Administrative Agent may in its absolute discretion at all times pending the payment to the Administrative Agent of all of the Secured Amounts place and keep to the credit of a separate or suspense interest bearing account (subject to the accrual of interest at market rates for the account of the Chargor) any money received by the Administrative Agent from the Chargor or such other Persons for so long and in such manner as the Administrative Agent may determine without any obligation to apply the same or any part thereof in or towards the discharge of any of the Secured Amounts.

8.3                                 Receiver’s Receipts: Sections 109(6) and (8) of the 1925 Act shall not apply in relation to a Receiver appointed under this Deed.

9.                                      Protection of third parties

9.1                                 Enquiry: No purchaser from, or other Person dealing with, the Administrative Agent or any Receiver shall be concerned to enquire whether any of the powers exercised or purported to be exercised has arisen or become exercisable, whether the Secured Amounts remain outstanding, whether the Administrative Agent or any Receiver is authorised to act or as to the propriety or validity of the exercise or purported exercise of

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any power; and the title of such a purchaser and the position of such a Person shall not be impeachable by reference to any of those matters and the protections contained in sections 104 to 107 of the 1925 Act, section 42(3) of the Insolvency Act 1986 (as amended) or in any other applicable legislation shall apply to any Person purchasing from or dealing with a Receiver or the Administrative Agent.

9.2                                 Receipts: The receipt of the Administrative Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Administrative Agent or the Receiver.

9.3                                 Construction: in clauses 9.1 and 9.2, “purchaser’’ includes any Person acquiring any Lien over, or any other interest or right whatsoever in relation to, the Charged Property.

10.                               Protection of Administrative Agent and Receiver

10.1                           Liability: Neither the Administrative Agent nor any Receiver shall be liable to the Chargor in respect of any loss or damage which arises out of the exercise, the attempted or purported exercise or the failure to exercise any of their respective powers. Notwithstanding the foregoing, neither the Administrative Agent, any Receiver or any Secured Party shall be entitled to be indemnified in respect of any part of the foregoing if it arises as a result of such party’s gross negligence or wilful misconduct.

10.2                           Possession: Without prejudice to the generality of clause 10.1, entry into possession of the Charged Property shall not render the Administrative Agent or any Receiver liable to account as mortgagee in possession; and if and whenever the Administrative Agent or any Receiver enters into possession of the Charged Property, it shall be entitled at any time to go out of such possession.

11.                                 Expenses and indemnity

11.1                           Expenses: The Chargor further covenants with the Administrative Agent to reimburse or pay to the Administrative Agent or any Receiver (on the basis of a full indemnity) the amount of all costs (including legal costs), charges and expenses reasonably incurred or sustained by the Administrative Agent or such Receiver (including, for the avoidance of doubt, any such costs, charges and expenses arising from any act or omission of, or proceedings involving, any third party) in connection with:

11.1.1                  the investigation of title to or any inspection or valuation of the Charged Property vested in the Chargor under or in connection with this Deed, and the preparation, registration or perfecting of this Deed (or any of the charges contained in it), or any other document entered into between the Chargor and the Administrative Agent;

11.1.2                  the lawful exercise by or on behalf of the Administrative Agent or any Receiver of any of the powers of the Administrative Agent or such Receiver, and the enforcement, preservation or attempted preservation of this Deed or the Charged Property or any other action taken by or on behalf of the Administrative Agent or any Receiver with a view to

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or in connection with the recovery by the Administrative Agent of the Secured Amounts from the Chargor or any other Person; and

11.1.3                  the carrying out of any other act or matter which the Administrative Agent or any Receiver considers to be necessary for the preservation, improvement or benefit of the Charged Property.

11.2                           Indemnity: The Chargor hereby agrees to pay, and to indemnify the Administrative Agent, the Secured Parties, any Receiver and any attorney, agent or other Person appointed by the Administrative Agent or any Receiver under this Deed and the Administrative Agent’s officers and employees (each an “Indemnified Party”) on an after tax basis from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Deed to the extent either of the Borrowers would be required to do so pursuant to the terms of the Credit Agreement.

11.3                           Taxes: All sums of whatsoever nature which are payable by the Chargor under this Deed and which are now or at any time hereafter become subject to value added tax or any similar tax shall be deemed to be exclusive of value added tax or any similar tax and the Chargor in addition to such sums will indemnify the Administrative Agent from and against all claims and liabilities whatsoever in respect thereof. The Chargor agrees to pay, and to indemnify the Administrative Agent, any Receiver and the Secured Parties against any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Charged Property or in connection with any of the transactions contemplated by this Deed.

12.                               Protection of charges

12.1                           Fixed mortgage: The Chargor further covenants with the Administrative Agent at the Chargor’s own cost, as a continuing security for the payment or discharge of the Secured Amounts that it shall, if the Administrative Agent so requires, promptly execute a transfer of Charged Property or any rights to Charged Property now owned or hereafter acquired by the Chargor to the Administrative Agent or its nominee (in each case, on behalf of the Secured Parties), and also to procure that the transfer to the Administrative Agent or its nominee is duly registered within one week.

12.2                           Further security: The Chargor further covenants with the Administrative Agent from time to time (and, for the purposes mentioned in clause 12.2.2, notwithstanding that the Administrative Agent may not have served a demand for payment of the Secured Amounts) upon demand to execute, at the Chargor’s own cost, any document or do any act or thing which:

12.2.1                  the Administrative Agent may reasonably specify with a view to perfecting or protecting any charge or security created or intended to be created by this Deed; or

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12.2.2                  the Administrative Agent or any Receiver may reasonably specify with a view to facilitating the exercise or the proposed exercise of any of their powers.

13.                               Power of attorney, etc.

13.1                           Attorneys: For the purpose of securing the interest of the Administrative Agent in the Charged Property and the performance of the Chargor’s obligations to the Administrative Agent whether under this Deed or the other Credit Documents or otherwise, the Chargor irrevocably and by way of security appoints the Administrative Agent and any Receiver jointly and also severally to be its attorney and attorneys (with full power to appoint substitutes and to sub-delegate, including power to authorise the Person so appointed to make further appointments, in both cases, with regard to all or any part of the Charged Property) on behalf of the Chargor and in its name or otherwise, to execute any document or do any act or thing which the Administrative Agent or such Receiver (or their substitutes or delegates) may, in its or his absolute discretion, consider appropriate in connection with the exercise of any of the powers of the Administrative Agent or such Receiver or which the Chargor is obliged to the Administrative Agent to execute or do, whether under this Deed or otherwise; and without prejudice to the generality of its power to appoint substitutes and to sub-delegate, the Administrative Agent may appoint any Receiver as its substitute or delegate, and any Person appointed the substitute of the Administrative Agent shall, in connection with the exercise of the said power of attorney, be the agent of the Chargor and clause 7.4 shall apply mutatis mutandis.

13.2                           Charged Property on trust: For the purpose of giving effect to this Deed, the Chargor hereby declares that, as and when the charges contained in this Deed shall become enforceable, it will hold all of the Charged Property vested in it (subject to the right of redemption) upon trust to convey, assign or otherwise deal with the Charged Property vested in it in such manner and to such Person as the Administrative Agent shall direct and declares that it shall be lawful for the Administrative Agent to appoint a new trustee or trustees of the Charged Property in place of the Chargor.

13.3                           Powers as trustee: The Chargor hereby agrees and declares that the Administrative Agent or any nominee of the Administrative Agent may at any time after the Administrative Agent or any nominee or nominees of the Administrative Agent has/have been registered as owner(s) of any Charged Property, without any further consent or authority on the part of the Chargor, exercise (in the name of the Chargor or otherwise) with respect to such Charged Property and to the exclusion of the Chargor, all rights and powers conferred by statute or otherwise upon an absolute owner of such Charged Property and all the powers given to trustees by the Trustee Act 2000 in respect of charged property or property subject to a trust, and all rights or powers incidental to or conducive to the exercise of rights and powers in relation to the Charged Property; provided that until the security constituted by this Deed shall become enforceable the Administrative Agent shall:

13.3.1                  exercise or procure that its nominees shall exercise all such rights and powers at the specific request of and in accordance with the instructions of the Chargor but so that neither the Administrative Agent nor any nominees of the Administrative Agent shall be obliged to give effect to any request or instruction which the Administrative Agent may

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consider would be prejudicial to the charges contained in this Deed or if in doing so it would incur any cost or expense or render itself subject to any liability, unless previously indemnified to its satisfaction; and

13.3.2                  pay or procure that its nominee shall pay to the Chargor all dividends, interest and other distributions of an income nature that it or its nominee receives.

13.4                           Ratification: The Chargor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as mentioned in clause 13.1 shall do or purport to do in the lawful and proper exercise of his powers under such clause.

14.                                 Other security, etc.

14.1                           No merger: The charges contained in or created pursuant to this Deed are in addition to, and shall neither be merged in, nor in any way exclude or prejudice any other Lien, right of recourse, set off or other right whatsoever which the Secured Parties may now or at any time hereafter hold or have (or would apart from this Deed or any charge contained or created pursuant to this Deed hold or have) as regards the Chargor or any other Person in respect of the Secured Amounts and the Administrative Agent shall be under no obligation to take any steps to call in or to enforce any security for the Secured Amounts and shall not be liable to the Chargor for any loss arising from any omission on the part of the Administrative Agent to take any such steps or for the manner in which the Administrative Agent shall enforce or refrain from enforcing any such security.

14.2                           Consolidation: Section 93 of the 1925 Act shall not apply in relation to any of the charges contained in this Deed.

14.3                           Ruling off: Without prejudice to clause 5.1.1, if the Administrative Agent receives notice of any Lien or any other interest (other than an interest arising out of a sale in the usual course of business which is permitted by Section 10.4 of the Credit Agreement) affecting the Charged Property:

14.3.1                  the Administrative Agent may open a new account with the relevant Chargor and, if it does not, it shall nevertheless be deemed to have done so at the time it received such notice; and

14.3.2                  all payments made by the Chargor to the Administrative Agent after the Administrative Agent receives such notice shall be credited or deemed to have been credited to the new account, and in no circumstances whatsoever shall operate to reduce the Secured Amounts as at the time the Administrative Agent received such notice.

14.4                           Change of name, etc.:  This Deed shall remain valid and enforceable notwithstanding any:

14.4.1                  Incapacity, change in the name, composition or constitution of the Administrative Agent or the Chargor or any amalgamation or consolidation by the Administrative Agent or the Chargor with any other corporation; or

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14.4.2                  any amendment, waiver or variation (however material or fundamental) of any Credit Document.

Without prejudice to the foregoing, the Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Amounts and the Charged Property shall be deemed to be a principal security for the Secured Amounts. The liability of the Chargor under this Deed shall not be discharged, impaired or otherwise affected by any circumstance, act, omission, matter or thing which but for this provision might operate to reduce, release, prejudice or otherwise exonerate the Chargor from its obligations under the Credit Documents in whole or in part, including without limitation and whether or not known to any Credit Party, the Administrative Agent or any other Person:

(a)                                  the winding-up, dissolution, administration, re-organisation, amalgamation, merger or reconstruction of the Chargor or any other Person or any change in its status, function, control or ownership; or

(b)                                 any time, indulgence, concession, waiver or consent granted to, or composition with, the Chargor or any other Person; or

(c)                                  the release of the Chargor or any other Person under the terms of any composition or arrangement with any creditor of the Chargor or any of its Affiliates; or

(d)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take-up or enforce, any rights against, or security over, the assets of the Chargor or any other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to release or to realise the full value of any security; or

(e)                                  any legal limitation, disability, Incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of, or other circumstance relating to, the Chargor or any other Person; or

(f)                                    any variation (however fundamental and whether or not involving any increase in the liability of the Chargor or any other Credit Party thereunder) or replacement of any Credit Document or any other document or security; or

(g)                                 any unenforceability, illegality, invalidity or frustration of any obligation of the Chargor or any other Person under any Credit Document or any other document or security, or any failure of the Chargor or any other Credit Party to become bound by the terms of any other Credit Document, in each case whether through any want of power or authority or otherwise; or

(h)                                 any postponement, discharge, reduction, non-provability or similar circumstances affecting any obligation of the Chargor or any other Credit Party under a Credit

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Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order,

so that the Chargor’s obligations under this Deed remain in full force and effect and that this Deed shall be construed accordingly as if there were no such circumstance, act, omission, matter or thing.

14.5                      Non-competition: Subject as provided below, until the date on which all the Secured Amounts and the obligations of the Chargor under this Deed shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Secured Amounts), the Chargor shall not, by virtue of any payment made, security realised or moneys received or recovered under any of the Credit Documents for or on account of the liability of any Credit Party:

14.5.1             be subrogated to any rights, security or moneys held, received or receivable by the Administrative Agent or any other Secured Party or be entitled to any right of contribution or indemnity; or

14.5.2             claim, rank, prove or vote as a creditor of any Credit Party or its estate in competition with the Administrative Agent or any other Secured Party; or

14.5.3             receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off against any Credit Party.

The Chargor shall hold in trust for and forthwith pay or transfer to the Administrative Agent for the benefit of the Secured Parties any payment or distribution or benefit of security received by it contrary to the above. If the Chargor exercises any right of set-off contrary to the above it will forthwith pay an amount equal to the amount set off to the Administrative Agent for the benefit of the Secured Parties. Notwithstanding the foregoing, following any enforcement of the security created hereunder by the Administrative Agent under this Deed, the Chargor will (at its own cost) promptly take such steps or actions as are referred to above as the Administrative Agent may from time to time stipulate.

15.                            Avoidance of payments

15.1                      No release: No assurance, security or payment which may be avoided or adjusted under the law, including under any enactment relating to bankruptcy or insolvency, and no release, settlement or discharge given or made by the Administrative Agent on the faith of any such assurance, security or payment, shall prejudice or affect the right of the Administrative Agent to recover the Secured Amounts from the Chargor (including any moneys which it may be compelled to pay or refund under the provisions of the Insolvency Act 1986 and any costs payable by it pursuant to or otherwise incurred in connection therewith) or to enforce the charges contained in this Deed to the full extent of the Secured Amounts.

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15.2                      Retention of charges: If the Administrative Agent shall have reasonable grounds in its absolute discretion for believing that the Chargor may be insolvent or deemed to be insolvent pursuant to the provisions of the Insolvency Act 1986 as at the date of any payment made by the Chargor to the Administrative Agent, the Administrative Agent shall be at liberty to retain the charges contained in or created pursuant to this Deed until the expiry of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the payment and discharge in full of all Secured Amounts notwithstanding any release, settlement, discharge or arrangement which may be given or made by the Administrative Agent on, or as a consequence of, such payment or discharge of liability provided that, if at any time within such period, a petition shall be presented to a competent court for an order for the winding up or the making of an administration order in respect of the Chargor, or the Chargor shall commence to be wound up or to go into administration or any analogous proceedings shall be commenced by or against the Chargor, the Administrative Agent shall be at liberty to continue to retain such security for such further period as the Administrative Agent may determine and such security shall be deemed to continue to have been held as security for the payment and discharge to the Administrative Agent of all Secured Amounts.

16.                          Currency conversion

16.1                      Indemnity: If under any applicable law, whether as a result of a judgment against the Chargor or the liquidation of the Chargor or for any other reason, any payment under or in connection with this Deed is made or any amount is received or recovered by the Administrative Agent in respect of the Secured Amounts in a currency (the “other currency”) other than the currency in which the Secured Amounts are payable (the “original currency”), then to the extent that the payment to or receipt by the Administrative Agent (when converted at the rate of exchange on the date of payment or receipt) falls short of the whole of the Secured Amounts the Chargor shall as a separate and independent obligation fully indemnify the Administrative Agent against the amount of the shortfall; and for the purposes of this clause, “rate of exchange” means the rate at which the Administrative Agent is able on the relevant date to purchase the original currency in London with the other currency.

16.2                      Purchases: If the Chargor fails to pay or discharge any part of the Secured Amounts when due (except where such payment or discharge is made within three Business Days of the due date), the Administrative Agent from time to time may purchase an amount of the currency in which such sum is due with any other currency or currencies and the Chargor’s obligation thereafter shall be to pay to the Administrative Agent the amount of the other currency or currencies so used to purchase.

17.                          Declaration of Trust

17.1                      Declaration of Trust: The Administrative Agent hereby declares itself as trustee to hold the benefit of the covenants, agreements and undertakings of the Chargor contained in this Deed and the Liens and other rights, titles and interests constituted by this Deed and all other moneys, property and assets paid to it or held by it or received or

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recovered by it pursuant to or in connection with this Deed with effect from the date of this Deed on trust for the Secured Parties for application in accordance with clause 8.1.

17.2                      Perpetuity period: The trusts constituted or evidenced in or by clause 17.1 shall remain in full force and effect until whichever is the earlier of:

17.2.1   the expiration of a period of 80 years from the date of this Deed; and

17.2.2             the security constituted by this Deed having been released in accordance with its terms,

and the parties to this Deed declare that the perpetuity period applicable to this Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Deed.

18.                          Execution of documents

Any document required to be executed as a deed by the Administrative Agent under or in connection with this Deed shall be validly executed if executed as a deed by a duly authorised attorney of the Administrative Agent.

19.                          Notices and demands

All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.

20.                          Further provisions

20.1                      Evidence of indebtedness: In any action, proceedings or claim relating to this Deed or the charges contained in this Deed, a statement as to any amount due to the Administrative Agent or of the Secured Amounts or any part thereof which is certified as being correct by an officer of the Administrative Agent shall, save in the case of manifest error, be conclusive evidence that such amount is in fact due and payable.

20.2                      Rights cumulative, waiver: The rights of the Administrative Agent and any Receiver are cumulative, may be exercised as often as they consider appropriate and are in addition to their respective rights under general law. The respective rights of the Administrative Agent and any Receiver (whether arising under this Deed or under the general law) shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or variation of any such right.

20.3                      Invalidity of any provision: If any provisions of this Deed become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

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20.4                      No set-off or counterclaim; payments free and clear: All payments to be made by the Chargor under this Deed shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings in the currency in which they are due on the due date to such account as the Administrative Agent may from time to time specify.

20.5                      Liabilities survive deficiencies and releases: The Chargor agrees to be bound by this Deed notwithstanding that any other Person intended to be bound by any other Credit Document may not do so or may not be effectually bound and notwithstanding that any guarantees or Liens contained in any other Credit Document may be terminated or released or may be or become invalid or unenforceable, whether or not the deficiency is known to any of the Secured Parties.

20.6                      Contracts (Rights of Third Parties) Act 1999: Without prejudice to clause 8.1, and save for clauses 10.1, 11.2 and 17, no provision of this Deed is enforceable by a Person that is not a party to this Deed.

20.7                      Change to constitutional documents: The Chargor undertakes with the Administrative Agent to procure in respect of the UK Borrower that, if it has not already done so, the UK Borrower will remove from its articles of association:

20.7.1   any and all restrictions on the transfer of its shares; or 20.7.2 any and all liens on shares, whether fully or partly paid.

20.8                      Process Agent: Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

20.8.1             irrevocably appoints the UK Borrower at its registered address from time to time as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed and any Credit Documents; and

20.8.2             agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

If the appointment of the UK Borrower ceases to be effective in respect of the Chargor, the Chargor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Administrative Agent shall be entitled to appoint such a person by notice to the Chargor. Nothing contained in this Deed shall affect the right to serve process in any other manner permitted by law.

20.9                      Assignments and Transfers: The Chargor shall not be entitled to assign or transfer all or any of its rights or obligations under this Deed without the prior written consent of the Administrative Agent. The Administrative Agent may at any time assign or otherwise transfer all or any part of its rights under this Deed in accordance with the Credit Documents and the Chargor authorises the Administrative Agent to execute on its behalf any document required to effect the necessary transfer of rights and obligations.

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20.10                Counterparts: This Deed may be executed in any number of counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

21.                          Choice of law

This Deed is governed by, and shall be construed in accordance with, the laws of England.

22.                          Jurisdiction

22.1                      Submission: The Chargor agrees for the benefit of the Administrative Agent that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed and, for such purposes, irrevocably submits to the jurisdiction of such courts.

22.2                      Forum: The Chargor irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause 22.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed and agrees not to claim that any such court is not a convenient or appropriate forum.

22.3                      Other competent jurisdictions: The submission to the jurisdiction of the courts referred to in clause 22.1 shall not (and shall not be construed so as to) limit the right of the Administrative Agent to take proceedings against the Chargor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

22.4                      Consent to enforcement: The Chargor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Deed to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever of the Chargor (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

DULY DELIVERED AS A DEED by the Chargor or on its behalf on the date inserted above.

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Schedule 1
The Shares

Issuer	Class of Share	Share Certificate No(s)	Number of Shares	Percentage of Issued and Outstanding Shares

EXHIBIT M

FORM OF LUXEMBOURG PLEDGE AGREEMENTS

LUXEMBOURG PLEDGE AGREEMENT dated as of 31 July, 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation having its registered office at 1029 Orange Street, Corporation Trust Center, Wilmington, DE 19801, U.S.A., (the “Pledgor”), and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent and as Collateral Agent (in such capacities, the “Administrative Agent”) for the lenders (each, a “Lender” and, collectively, the “Lenders”) and for the Secured Parties (as defined below) from time to time parties to the Credit Agreement dated as of 30 July, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, the Pledgor (as “US Borrower”), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation, the Syndication Agent (as defined in the Credit Agreement), the Lenders and the other Secured Parties.

WITNESSETH:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Lenders, or affiliates of Lenders may from time to time enter into Hedge Agreements with the Borrowers;

WHEREAS, the Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge Agreement; and

WHEREAS, the Pledgor is the owner of the shares described under Schedule 1 hereto and issued by Knight Lux 1 S.a r.1., a Luxembourg societe a responsabilite limitee, with a share capital of one hundred thirty seven thousand five hundred euros (£ 137,500), whose registered office is at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with the Luxembourg trade and companies’ registry under the number B 100.495 (the “Company”) (the pledged shares .described above are, together with any shares of the Company obtained in the future by the Pledgor, including any shares issued by the Company as a result of the conversion of any or all Convertible Preferred Equity Certificates (the “CPECs”) and registered in the Pledgor’s name in the Company’s CPEC register (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”).

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders and the Letter of Credit

Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreeements with the Borrowers, the Pledgor hereby agrees with the Adminiitrative Agent, as agent for the Lenders and for the ratable benefit of the Secured Parties, as follows:

1.                                      Defined Terms.

a)            Unless otherwise defined herein (including in the above recitals), terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

b)            As used herein, the term “Equity Interests” means quotas or shares of capital stock of the Company as well as any quotas or shares which may be substituted for, or added to, the Pledged Shares by way of exchange, consolidation, division, free distribution, or otherwise and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing and any of the foregoing class of securities being a “Class of Equity Interest”.

c)             As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Pledge Agreement or the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or a affiliate of a Lender at the time such Hedge Agreement is entered into and (v) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in a connection with treasury, .depositary or cash managment services or in connection with any automated clearinghouse transfer of funds.

d)            As used herein, the term “Secured Parties” means (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Syndication Agent, (vi) the Documentation Agent and (vii) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (viii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (ix) any successors, indorsees, transferees and assigns of each of the foregoing.

e)             References to “Lenders” in this Pledge Agreement shall be deemed to include affiliates of Lenders that may from time to time enter into Hedge Agreements with the Borrowers as hedging counterparties.

f)             The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

g)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                                      Grant of Security. The Pledgor hereby undertakes to pledge to the Administrative Agent as agent for the Secured Parties for their ratable benefit, all of the Pledgor’s right, title and interest in the following, now owned or existing, and hereby undertakes to pledge to the Administrative Agent as agent for the Secured Parties all of the Pledgor’s right, title and interest in any of the following hereafter acquired or existing (collectively, the “Collateral”):

a)                                     the Pledged Shares registered in the Pledgor’s name and, subject to Section 7 hereof, all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange’for any or all of the Pledged Shares, subject in all cases to the limit that the Pledged Shares shall never exceed 65% of the total issued share capital of the Company; and

b)                                     to the extent not covered by clause (a) above, and subject to Section 7 hereof; the Equity Interests, subject in all cases, to the limit that the Pledged Shares shall never exceed 65% of the total issued share capital of the Company and all proceeds of any or all of the foregoing Collateral. For purposes of this Pledge Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to the Pledgor or the Administrative Agent from time to time with respect to any of the Collateral;

c)                                      all and any rights which the Pledgor may have or obtain against the Company in case the Pledged Shares were held to be invalidly issued, regardless of the qualification given to such rights.

3.                                      Security for Obligations. This Pledge Agreement secures the payment of all Obligations owed by the Borrowers and/or each other Credit Party to the Administrative Agent or the Secured Parties for their ratable benefit. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by the Borrowers to the Administrative Agent or the Secured Parties under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrowers and/or each other Credit Party.

4.             Delivery of the Collateral. The pledge of the Pledged Shares shall be perfected by (i) an acknowledgement by the Company in compliance with article 114 of the Luxembourg commercial code and (ii) the immediate registration in the share register of the Company (registre des associes) of the name of the Administrative Agent, as agent for the Secured Parties. Both the Pledgor and the Administrative Agent as agent for the Secured Parties as well as the Company authorise and empower and hereby instruct any manager of the Company and/or any employee of Demag Holding S.a r.l. and/or any lawyer of Clifford Chance Luxembourg to proceed immediately with the registration of the Pledge in the share register of the Company. The Pledgor hereby undertakes to bring satisfactory evidence to the Administrative Agent as agent for the Secured Parties of such notification or acceptance and recording in the shares register of the Company including, without limitation, a certified true copy of the page or the pages bearing the recording of the pledge, and the registration of the name of the Administrative Agent as agent for the Secured Parties in the share register of the Company.

The Pledgor undertakes to reiterate the above formalities each time that the pledge is extended to further quotas or shares of the Company.

5.                   Representations and Warranties. The Pledgor represents and warrants as follows:

a)            Schedule 1 hereto (i) correctly represents as of the date hereof the issuer, the Pledgor, the number, the Class of Equity Interest and the percentage of the issued and outstanding Class of Equity Interests of such Class of Equity Interests of all Pledged Shares and (ii) includes all Equity Interests required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent 65 percent of such issued and outstanding Class of Equity Interests and no other Class of Equity Interests in the Company has been issued on the date hereof.

b)            The Pledgor is the owner of the Collateral pledged or assigned by the Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement

c)             As of the date of this Pledge Agreement, the Pledged Shares pledged by the Pledgor hereunder have been duly authorized by a meeting of the shareholders of the Company and are validly issued and are fully paid up.

d)            The execution and delivery by the Pledgor of this Pledge Agreement and the pledge of the Collateral by the Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Collateral, securing the payment of the Obligations, in favor of the Administrative Agent as agent for the Secured Parties. •

e)             The Pledgor has full power, authority and legal right to pledge all the Collateral pursuant to this Pledge. Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights generally.

f)             In the event the Administrative Agent enforces this Luxembourg Pledge Agreement, shareholders of the Company representing at least three-quarters of the share capital of the Company shall have agreed in advance to accept the Secured Parties as new shareholders of the Company.

6.                                      Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will execute any and all further documents, agreements and instruments and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Administrative Agent to exercise and enforce the rights and remedies hereunder with respect to any Collateral.

The Pledgor further agrees, that if new shares are issued through a resolution of the managez(s) of the Company under the authorised capital mechanism, such issuance will be formally approved and ratified by a proper shareholder’s meeting of the Company held in front of a Luxembourg notary within a period of two weeks following the issuance.

7.                        Voting Rights: Dividends and Distributions: Etc.

a)            Subject to paragraph (b) below, the Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends and distributions made or paid in respect of the Collateral to the extent permitted by the Credit Agreement; provided, however, that any and all noncash dividends or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any par thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall become Collateral, shall be held as Collateral and shall, if received by the Pledgor, be held for the benefit of the Administrative Agent, be segregated from the other property or funds of the Pledgor and be forthwith remitted as Collateral to the Administrative Agent in the same form as so received and provided, that the valid issuance of the Pledged Shares is not being challenged in court proceedings.

b)            Upon written notice to the Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

(i)            all rights of the Pledgor to receive the dividends and distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7 (a) shall, cease, and all such rights shall thereupon become vested in the Administrative Agent as agent for the Secured Parties, which shall thereupon have the sole right to receive and hold as Collateral such dividends and distributions during the continuance of such Event of Default. The Administrative Agent shall retain those amounts as a “gage “. After all Events of Default have been cured or waived and the relevant Pledgor has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall repay to the Pledgor (without interest) all such dividends and distributions that the Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7 (a);

(ii)           all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7 (a) and 7 (b)(i) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall forthwith be remitted to the Administrative Agent, which shall retain the same as a “gage”;

c) The Pledgor agrees as of the date hereof and as long as the Pledge Agreement remains in force:

(i)            to refrain from using any voting rights in respect of the Collateral in a way which would be contrary to the provisions of this Pledge Agreement or of any other Credit Document to which the Pledgor is a party;

(ii)           (x) if the Company proceeds with a reduction of share capital which is not motived by losses, not to offer the Pledged Shares to the Company for repurchase and (y) if the Company proceeds with a share capital reduction which is motivated by losses, to inform the Administrative Agent of the proposed reduction before its adoption by the shareholders’ meeting and to cause any new shares issued and attributed to the Pledgor as a result of the reduction in capital to be included in the Collateral; and

(iii)         not to permit the Company’s by-laws or any other instrument to contain any provision (including preemption rights, rights of replacement or similar rights) which would limit in any way the execution or the performance of this Pledge Agreement or the enforcement by the Administrative Agent of the security interest herein created.

8. Transfers and Other Liens. The Pledgor shall:

a)            not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any contractual Lien upon or with respect to any of the Collateral, except for the

Lien under this Pledge Agreement, provided that in the event the Pledgor sells or otherwise disposes of assets permitted by the Credit Agreement and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral to the Pledgor free and clear of the Lien under this Pledge Agreement concurrently with the consummation of such sale;

b)            defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the proceeds thereof) against any and all Liens (other than the Lien of this Pledge Agreement), however arising, and any and all Persons whomsoever.

9. Remedies. If any Event of Default shall have occurred and be continuing:

a) The Administrative Agent and any nominee of the Administrative Agent may on behalf of the Secured Parties exercise in respect of all or any of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies conferred on a secured creditor (creamier gagiste) pursuant to Luxembourg law and regulations, and may, provided that the Obligations remain unpaid ten (10) business days after the notification of a demand to pay (mise en demeure) addressed to the Borrowers, (x) proceed to a public sale of the Collateral in accordance with the provisions of Article 116 of the Luxembourg Commercial Code, or (y) petition a Luxembourg court, as provided for in Article 117 of the Luxembourg Commercial Code, that title to the Collateral be assigned to it for payment of all or any part of the outstanding amount of the Collateral. In this case, the Pledged Shares may not be transferred to non-shareholders, unless shareholders of the Company representing at least three-quarters of its share capital agree to such transfer in a general meeting.

In the event ownership of the Collateral is attributed to the Secured Parties pursuant to clause (y) above, subject to mandatory provisions of Luxembourg law and except as specified below, the Administrative Agent acting in such capacity:

(i)            shall be entitled to sell the Collateral or any part thereof in one or more parcels for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral;

(ii)      shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or . sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have, subject to the aforementioned restrictions, the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted; and

(iii)         The Administrative Agent or any Secured Party shall have the right, to the extent permitted by law, upon any such sale, to purchase the whole or any part of the Collateral so sold.

Subject to applicable law, the Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

b) The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt as follows:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Pledge Agreeement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of the Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)           second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)         third, any surplus then remaining shall be paid to the Pledgor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

c) All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Administrative Agent as Collateral (“gage”) in the same form as so received.

d) The Pledgor hereby waives its rights under Articles 2032 and 2039 of the Luxembourg Civil Code.

10. Amendments. etc. with Respect to the Obligations: Waiver of Rights. The Pledgor shall remain obligated hereunder, and the charges created hereby shall not be adversely affected nor shall this Agreement be novated unless expressly agreed in writing by the parties hereto, notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Administrative Agent or any of its affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Hedge Agreement, or document entered into with the Administrative Agent or any of its affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against the Pledgor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrowers or any pledgor and any failure by the Administrative Agent or any other such Secured Party to make any such demand or to collect any payments from the Borrowers or any pledgor or any release of the Borrowers or any pledgor shall not relieve the Pledgor in respect of which a demand or collection is not made or the Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against the Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11. Continuing Security Interest: Assignments Under the Credit Agreement: Release.

a)            This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement and any Hedge Agreement the Credit Parties may be free from any Obligations.

b)            Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Credit Agreement to any Person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.1 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral shall be automatically released and such Collateral sold free and clear of the Lien created hereby.

c)             In connection with any termination or release pursuant to paragraph (a) or (13), the Administrative Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 11 shall be without recourse to or warranty by the Administrative Agent.

12. Reinstatement. This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, administration, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

13. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement.

14. Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15. Integration. This Pledge Agreement and the Schedules hereto represent the agreement of the Pledgor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

16. Amendments in Writing No Waiver: Cumulative Remedies.

a)            None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement

b)            Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure or exercise, nor any delay in exercising, on the part of the Administrative Agent or any other secured Party, any right, power or privilege hereunder shall operate as a waiver hereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party otherwise have on any future occasion.

c)             The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and not exclusive of any other rights or remedies provided by law. ,

17. Section Headings. The Section Headings used in this Pledge Agreement are for convenience or reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent.

19. Governing law — Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of Luxembourg. The Pledgor submits in favor of the Secured Parties with respect to any dispute arising from or in connection with this Pledge Agreement to the non-exclusive jurisdiction of the Luxembourg tribunal d’arrondissement without prejudice to the rights for the Secured Parties to commence proceedings before any other court of competent jurisdiction.

EXHIBIT N

FORM OF LETTER OF CREDIT REQUEST

No.                                         (11)                                    Dated                                         (12)

To:                              CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent and as the Letter of Credit Issuer, under the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, and Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent referred to above and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.

Ladies and Gentlemen:

The undersigned hereby requests that the Letter of Credit Issuer issue a Letter of Credit on                                            (13) (the “Date of Issuance”) in the aggregate stated amount of the Dollar Equivalent of                                              (14) in                                  (15).

For purposes of this Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested Letter of Credit will be                                (16), and such Letter of Credit will be in support of                                              (17) and will have a stated termination date of                                    (18).

(11) Letter of Credit Request Number.

(12) Date of standby Letter of Credit Request (at least five Business Days prior to the Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).

(13) Date of Issuance.

(14) Aggregate initial stated amount of Letter of Credit.

(15) Dollars, Euro or Sterling.

The undersigned hereby certifies that:

(a)  All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default has occurred and is continuing as of the date hereof nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

[ROCKWOOD SPECIALTIES GROUP, INC.,]

[ROCKWOOD SPECIALTIES LIMITED]

By:
Name:
Title:

(16) Insert name and address of beneficiary.

(17) Insert description of supported obligations and name of agreement to which it relates, if any.

(18) Insert last date upon which drafts may be presented.

EXHIBIT O-1

FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP

EXHIBIT O-2

FORM OF OPINION OF TOM RIORDAN

EXHIBIT O-3

FORM OF OPINION OF LATHAM & WATKINS LLP

EXHIBIT O-4

FORM OF OPINION OF LATHAM & WATKINS LLP

EXHIBIT O-5

FORM OF OPINION OF BORDEN LADNER GERVAIS

EXHIBIT O-6

FORM OF OPINION OF LATHAM & WATKINS LLP

EXHIBIT O-7

FORM OF OPINION OF LEE AND LI

EXHIBIT O-8

FORM OF OPINION OF NORTON ROSE MILAN

EXHIBIT O-9

FORM OF OPINION OF BURNESS

EXHIBIT O-10

FORM OF OPINION OF ARENDT & MEDERNACH

EXHIBIT O-11

FORM OF OPINION OF LOCAL COUNSEL

EXHIBIT P

FORM OF CLOSING CERTIFICATE

Reference is made to the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Inc., a Delaware corporation, Rockwood Specialties Limited, a company incorporated under the laws of England and Wales, Rockwood Specialties International, Inc., a Delaware corporation, the several lenders from time to time parties thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and UBS Loan Finance LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

1.             The undersigned [President or Vice President] of [                        ] (the “Certifying Credit Party”) hereby certifies as follows:

(a) The representations and warranties made by the Certifying Credit Party(19) in Sections 8.1(a), 8.2 and 8.3 of the Credit Agreement, in each case as they relate to the Credit Parties on the date hereof, are true and correct in all material respects on and as of the date hereof; and

(b) [                             ] is the duly elected and qualified [Assistant] Secretary of the Certifying Credit Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents; and

2.             The undersigned [Assistant] Secretary of the Certifying Credit Party hereby certifies as follows:

(a) There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Credit Party, nor to my knowledge has any other event occurred affecting or threatening the corporate existence of the Certifying Credit Party;

(b) The Certifying Credit Party is a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of [jurisdiction];

(c) Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of the Certifying

(19) Only applicable for Rockwood Specialties Group, Inc., Rockwood Specialties Limited and Rockwood Specialties International, Inc.

Credit Party on                   , 2004 authorizing [(a)] the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party [and (b) the extensions of credit contemplated by the Credit Agreement](20); such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Certifying Credit Party now in force relating to or affecting the matters referred to therein;

(d) Attached hereto as Exhibit B is a true and complete copy of the certificate of [incorporation][formation] of the Certifying Credit Party as in effect at all times since [              ], to and including the date hereof, certified by the [Secretary of State of the State of Delaware or appropriate Governmental Authority in the jurisdiction] as of a recent date;

(e) Attached hereto as Exhibit C is a true and complete copy of the [by-laws][limited liability company agreement] of the Certifying Credit Party as in effect at all times since [         ], to and including the date hereof; and

(f) The following persons are now duly elected and qualified officers of the Certifying Credit Party holding the offices indicated next to their respective names below, and such officers have held such offices with the Certifying Credit Party at all times since the date appearing opposite their respective names below, to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents:

Name	Office	Date	Signature

[ ]
[Assistant] Secretary

IN WITNESS WHEREOF, the undersigned have hereto set our names as of [     ], 2004.

Name:	Name:
Title: [ ]	Title: [Assistant] Secretary

(20) To be included for Rockwood Specialties Group, Inc. and Rockwood Specialties Limited only.

EXHIBIT Q

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Inc., a Delaware corporation (the “US Borrower”), Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation, the several lenders from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Credit Facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.             Assignor (the “Assignor”):

2.             Assignee (the “Assignee”):

3.             Assigned Interest:

Credit Facility	Total Commitment of all Lenders	Amount of Credit Facility Assigned	Percentage Assigned of Total Commitment of all Lenders (Set forth, to at least 9 decimals, as a percentage of the Total Commitment of all Lenders)
Revolving Credit Commitment	$250,000,000.00		[0.000000000%]
Tranche A Term Loan Commitment	€209,538,177.86		[0.000000000%]
Tranche B Term Loan Commitment	$985,000,000.00		[0.000000000%]
Tranche C Term Loan Commitment	€222,110,486.53		[0.000000000%]

4.             Effective Date of Assignment (the “Effective Date”):                    , 20  (21).

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:

(21) To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

[Consented to and](22) Accepted: CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent,

by
Name:
Title:

by
Name:
Title:

(22) See Section 14.6 of Credit Agreement.

[Consented to: ROCKWOOD SPECIALTIES GROUP, INC.,

by
Name:
Title: ](23)

(23) See Section 14.6 of Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.  Representations and Warranties and Agreements.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, Holdings, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any of the Borrowers, Holdings, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document of any of their respective obligations under any Credit Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any other Agent, or any other Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender, including, if it is a Non-U.S. Lender, its obligations pursuant to Section 5.4 of the Credit Agreement.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.

3.1  In accordance with Section 14.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with a Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and, in the case of this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5 thereof).

3.2  This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT R-1

FORM OF PROMISSORY NOTE (TRANCHE A-1 TERM LOANS)

New York
€	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Credit Suisse First Boston, acting through its Cayman Islands Branch (the “Administrative Agent”), shall have specified, in Euro and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the Tranche A-1 Term Loan Maturity Date (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [                       ] Euro (€[      ]) or, if less, the aggregate unpaid principal amount of all Tranche A-1 Term Loans, if any, made by the Lender to the US Borrower pursuant to the Credit Agreement.  The US Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited (the “UK Borrower”), Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche A-1 Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Tranche A-1 Term Loans evidenced hereby are subject to prepayment prior to the Tranche A-1 Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROCKWOOD SPECIALTIES GROUP, INC.,

by

Name:
Title:

EXHIBIT R-2

FORM OF PROMISSORY NOTE (TRANCHE A-2 TERM LOANS)

New York
€	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Credit Suisse First Boston, acting through its Cayman Islands Branch (the “Administrative Agent”), shall have specified, in Euro and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the Tranche A-2 Term Loan Maturity Date (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [                       ] Euro (€[      ]) or, if less, the aggregate unpaid principal amount of all Tranche A-2 Term Loans, if any, made by the Lender to the UK Borrower pursuant to the Credit Agreement.  The UK Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Inc., (the “US Borrower”), the UK Borrower, Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche A-2 Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Tranche A-2 Term Loans evidenced hereby are subject to prepayment prior to the Tranche A-2 Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROCKWOOD SPECIALTIES LIMITED

by

Name:
Title:

EXHIBIT R-3

FORM OF PROMISSORY NOTE (TRANCHE B TERM LOANS)

New York
$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Credit Suisse First Boston, acting through its Cayman Islands Branch (the “Administrative Agent”), shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the Tranche B Term Loan Maturity Date (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [           ] Dollars ($[        ]) or, if less, the aggregate unpaid principal amount of all Tranche B Term Loans, if any, made by the Lender to the US Borrower pursuant to the Credit Agreement.  The US Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited (the “UK Borrower”), Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche B Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Tranche B Term Loans evidenced hereby are subject to prepayment prior to the Tranche B Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROCKWOOD SPECIALTIES GROUP, INC.,

by

Name:
Title:

EXHIBIT R-4

FORM OF PROMISSORY NOTE (TRANCHE C TERM LOANS)

[London]
€	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Credit Suisse First Boston, acting through its Cayman Islands Branch (the “Administrative Agent”), shall have specified, in Euro and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the Tranche C Term Loan Maturity Date (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [                ] Euro (€[        ]) or, if less, the aggregate unpaid principal amount of all Tranche C Term Loans, if any, made by the Lender to the US Borrower pursuant to the Credit Agreement.  The US Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited, (the “UK Borrower”), Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche C Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Tranche C Term Loans evidenced hereby are subject to prepayment prior to the Tranche C Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROCKWOOD SPECIALTIES GROUP, INC.,

by

Name:
Title:

EXHIBIT R-5

FORM OF PROMISSORY NOTE (REVOLVING CREDIT AND SWINGLINE LOANS)

[London][New York]
[$][€]	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, [ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”)] [ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”)], hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch (the “Administrative Agent”), shall have specified, in [Dollars][Euro] and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the [Revolving Credit Maturity Date][Swingline Maturity Date] (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [      ] [Dollars][Euro] ([$][€][             ]) or, if less, the aggregate unpaid principal amount of all [Revolving Credit Loans][Swingline Loans], if any, made by the Lender to the [US Borrower][UK Borrower] pursuant to the Credit Agreement.  The [US Borrower][UK Borrower] further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Credit Agreement dated as of July 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [Rockwood Specialties Group, Inc.], [Rockwood Specialties Limited], Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Revolving Credit Loans][Swingline Loans] evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The [Revolving Credit Loans][Swingline Loans] evidenced hereby are subject to prepayment prior to the [Revolving Credit Maturity Date][Swingline Maturity Date], in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the

Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[ROCKWOOD SPECIALTIES GROUP, INC.][ROCKWOOD SPECIALTIES LIMITED],

by

Name:
Title:

EXHIBIT R-6

FORM OF PROMISSORY NOTE (TRANCHE H TERM LOANS)

New York
$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Credit Suisse (the “Administrative Agent”), shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the Tranche H Term Loan Maturity Date (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [           ] Dollars ($[        ]) or, if less, the aggregate unpaid principal amount of all Tranche H Term Loans, if any, made by the Lender to the US Borrower pursuant to the Credit Agreement.  The US Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Amended and Restated Credit Agreement, dated as of June 12, 2009 (the “Amended and Restated Credit Agreement”), which amends and restates in its entirety that certain Credit Agreement, dated as of July 30, 2004 (the “Existing Credit Agreement” and together with the Amended and Restated Credit Agreement and as otherwise amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited (the “UK Borrower”), Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche H Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Tranche H Term Loans evidenced hereby are subject to prepayment prior to the Tranche H Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the

Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROCKWOOD SPECIALTIES GROUP, INC.

by

Name:
Title:

EXHIBIT R- 7

FORM OF PROMISSORY NOTE (TRANCHE I TERM LOANS)

New York
$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Credit Suisse acting through its Cayman Islands Branch (the “Administrative Agent”), shall have specified, in Euro and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the Tranche I Term Loan Maturity Date (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [           ] Euro (€ [        ]) or, if less, the aggregate unpaid principal amount of all Tranche I Term Loans, if any, made by the Lender to the US Borrower pursuant to the Credit Agreement.  The US Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Amended and Restated Credit Agreement, dated as of June 12, 2009 (the “Amended and Restated Credit Agreement”) which amends and restates in its entirety that certain Credit Agreement, dated as of July 30, 2004 (the “Existing Credit Agreement” and together with the Amended and Restated Credit Agreement and as otherwise amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, Rockwood Specialties Limited (the “UK Borrower”), Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche I Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Tranche I Term Loans evidenced hereby are subject to prepayment prior to the Tranche I Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the

Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROCKWOOD SPECIALTIES GROUP, INC.

by
Name:
Title:

EXHIBIT R-8

FORM OF PROMISSORY NOTE (EXTENDED REVOLVING CREDIT AND SWINGLINE LOANS)

[London][New York]
[$][€]	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, [ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”)] [ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”)], hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CREDIT SUISSE (the “Administrative Agent”), shall have specified, in [Dollars][Euro] and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below) on the [Extended Revolving Credit Maturity Date][Swingline Maturity Date] (capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), the principal amount of [      ] [Dollars][Euro] ([$][€][             ]) or, if less, the aggregate unpaid principal amount of all [Extended Revolving Credit Loans][Swingline Loans], if any, made by the Lender to the [US Borrower][UK Borrower] pursuant to the Credit Agreement.  The [US Borrower][UK Borrower] further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Amended and Restated Credit Agreement, dated as of June 12, 2009 (the “Amended and Restated Credit Agreement”), which amends and restates in its entirety that certain Credit Agreement, dated as of July 30, 2004 (the “Existing Credit Agreement” and together with the Amended and Restated Credit Agreement and as otherwise amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [Rockwood Specialties Group, Inc.], [Rockwood Specialties Limited], Rockwood Specialties International, Inc., the several lenders from time to time parties thereto, the Administrative Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.  This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Extended Revolving Credit Loans][Swingline Loans] evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The [Extended Revolving Credit Loans][Swingline Loans] evidenced hereby are subject to prepayment prior to the [Extended Revolving Credit Maturity Date][Swingline Maturity Date], in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the

Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 14.6(b) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[ROCKWOOD SPECIALTIES GROUP, INC.][ROCKWOOD SPECIALTIES LIMITED],

by

Name:
Title:

EXHIBIT S

FORM OF CONFIDENTIALITY AGREEMENT

Memorandum To:	[Insert Name and Address of the Prospective Lender/Counterparty to Swap Agreement to be entered into in connection with Loans]
Date:	[ ]

Subject:	Confidentiality Agreement for the Credit Agreement (as defined below).

In connection with your interest in becoming a [Lender][counterparty to a swap agreement to be entered into in connection with Loans (a “Counterparty”)] under the Credit Agreement dated as of July 30, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Rockwood Specialties Group, Inc., a Delaware corporation (the “US Borrower”), Rockwood Specialties Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower, the “Borrowers”), Rockwood Specialties International, Inc., a Delaware corporation, the several lenders from time to time parties thereto (the “Lenders”), Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and UBS Securities LLC and Goldman Sachs Credit Partners, L.P. as co-syndication agents, you will be receiving certain information that is non-public, confidential or proprietary.  Such information concerning Rockwood Specialties Group, Inc. and each of its Subsidiaries, Rockwood Specialties Limited, Rockwood Specialties International, Inc., (each together with its respective affiliates, the “Companies”), and partnerships controlled by Kohlberg Kravis Roberts & Co. (“KKR”), including the structure of the transaction in which KKR is involved or any of the Companies or KKR, furnished to you by Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Goldman Sachs Credit Partners L.P. or any of their respective affiliates (collectively, the “Agents”) or otherwise by or on behalf of the Companies (at any time on, before or after the date of this Confidentiality Agreement), together with analyses, compilations, studies or other documents prepared by you or by your affiliates, agents, representatives (including attorneys, accountants and financial advisors) or employees that contain or otherwise reflect such information or your review of, or interest in, the Companies, and any information otherwise concerning the Credit Agreement, is hereinafter referred to as the “Information”.  In consideration of your receipt of the Information, you agree that:

1.             The Information shall be kept confidential and shall not, without the prior written consent of the Administrative Agent and the US Borrower, be reproduced or disclosed by you or by your affiliates, agents, representatives or employees in any manner whatsoever, in whole or in part, and shall not be used by you or your affiliates, agents, representatives or employees, other than in connection with evaluating whether you wish to become a [Lender under the Credit Agreement] [Counterparty].  Moreover, you agree to reveal Information only to your affiliates, agents, representatives and employees who need to know the Information for the purpose of evaluating whether you wish to become a [Lender under the Credit Agreement][Counterparty], who are informed by you of the confidential nature of the Information and who agree to be bound by the terms and conditions of this Confidentiality Agreement.  You agree to take all reasonable measures to restrain your affiliates, agents, representatives and employees from unauthorized disclosure or use of the Information.

2.             Without the prior written consent of the Administrative Agent and the US Borrower except as required by law, you and your affiliates, agents, representatives and employees shall not disclose to any person or entity (including, specifically, any representative of the press or media) the fact that the Information has been made available, that discussions or negotiations are taking place concerning a possible transaction involving the Credit Agreement, any of the terms, conditions or other facts with respect to any such possible transaction (including the status thereof), or that the transaction has been, or is about to be, consummated.

3.             This Confidentiality Agreement shall be inoperative as to such portions of the Information (or such of the facts referred to in the preceding paragraph) that (a) are or become generally available to the public on a non-confidential basis through no fault of or action by you or your affiliates, agents, representatives or employees so long as you have determined in good faith that such portions became generally available from a source (an “Unrestricted Source”) not prohibited from disclosing such portions by a contractual, legal or fiduciary obligation to any of the Companies or Agents, (b) become available to you on a non-confidential basis from a source other than any of the Companies or Agents or any of their respective affiliates, agents, representatives or employees, which source is an Unrestricted Source, or (c) was hereafter independently developed or compiled by you, as evidenced by your records, without the use of the Information.

4.             If and to the extent that you or anyone to whom you transmit the Information pursuant to this Confidentiality Agreement (a) becomes legally compelled to discuss any of the Information or the existence of the transaction pursuant to a subpoena or other court process or (b) is requested or required to provide any of the Information or acknowledge the existence of the Information by an applicable regulatory agency in connection with an examination of your financial institution by examiners or by your independent auditors, (i) you shall use your best efforts to provide the Administrative Agent and the US Borrower with notice of such event promptly upon your obtaining knowledge thereof so that any one or more of the Administrative Agent and the US Borrower may seek confidential treatment of such Information, (ii) you may disclose the portion of the Information that is the subject of such legal compulsion or request or requirement of such applicable regulatory agency and (iii) you shall disclose such Information in a manner reasonably designed to preserve its confidential nature.

Notwithstanding anything express or implied to the contrary herein or by the documents referred to or incorporated by reference herein, or any other prior or future oral or written statements by any parties hereto with respect to the transactions contemplated herein or by the other Credit Documents, and whether or not any of them are legally binding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by the Credit Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each recipient (and its employees, representatives, or other agents) may immediately disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax structure and such recipient’s U.S. Federal income tax treatment of such transactions and any opinions or other tax analyses that have been provided by the parties hereto (or any agent thereof) to the recipient regarding such tax structure or tax treatment.  However, no such recipient shall disclose any information relating to such tax structure or tax treatment to the extent that non-disclosure is reasonably necessary to comply with applicable securities laws.  This paragraph is intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

This Confidentiality Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

If you are prepared to accept the Information on this basis, please sign and return to the Administrative Agent the enclosed copy of this Confidentiality Agreement.  In the event that you decide not to provide financing under the Credit Agreement referenced above or to become a Counterparty, you shall, within two business days of such decision, re-deliver to the Administrative Agent the Information, including the material that was furnished to you by or on behalf of any of the Companies in connection with the Credit Agreement, and represent to the Administrative Agent and the US Borrower that you have returned all copies of such material (except that you may destroy, rather than re-deliver, any analyses, compilations, studies or other documents prepared by you or by your affiliates, agents, representatives (including attorneys, accountants and financial advisors) or employees that contain or otherwise reflect any Information, and represent to the Administrative Agent and the US Borrower that you have destroyed all copies of such material).  All of your obligations hereafter and all of our rights and remedies hereunder shall survive any return or destruction of the Information.

Very truly yours,

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent,

By:

Name:
Title:

By:

Name:
Title:

ACCEPTED:

By:

(Name of [Lender] [Counterparty])

By:

Name:
Title:

Date:

EXHIBIT T

FORM OF POST-CLOSING SCHEDULE

EXHIBIT U

FORM OF JOINDER

JOINDER AGREEMENT, dated as of [                        , 20[  ] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”) and CREDIT SUISSE, as administrative agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 12, 2009 (the “Amended and Restated Credit Agreement”), which amends and restates in its entirety that certain Credit Agreement, dated as of July 30, 2004 (the “Existing Credit Agreement” and together with the Amended and Restated Credit Agreement and as otherwise amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, the UK Borrower, Holdings, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent and UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agents (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the US Borrower may establish New Revolving Loan Commitments, New Extended Revolving Loan Commitments, New Tranche H Term Loan Commitments, New Tranche I Term Loan Commitments, Incremental Refinancing Term Loan Commitments and/or Incremental Refinancing Revolving Credit Commitments by, among other things, entering into one or more Joinder Agreements with New Tranche H Term Loan Lenders, New Tranche I Term Loan Lenders, New Revolving Loan Lenders, New Extended Revolving Loan Lenders, Incremental Refinancing Term Loan Lenders, and/or Incremental Refinancing Revolving Credit Lenders, as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Revolving Loan Lender party hereto hereby agrees to commit to provide its respective New Revolving Loan Commitment, each New Extended Revolving Loan Lender party hereto hereby agrees to commit to provide its respective New Extended Revolving Loan Commitment, each New Tranche H Term Loan Lender party hereto agrees to commit to provide its respective New Tranche H Term Loan Commitment, each New Tranche I Term Loan Lender party hereto agrees to commit to provide its respective New Tranche I Term Loan Commitment, each Incremental Refinancing Term Loan Lender party hereto hereby agrees to provide its respective Incremental Refinancing Term Loan Commitment and/or each Incremental Refinancing

Revolving Credit Lender party hereto hereby agrees to commit to provide its respective Incremental Refinancing Revolving Credit Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Revolving Loan Lender, each New Extended Revolving Loan Lender, each New Tranche H Term Loan Lender, each New Tranche I Term Loan Lender, each Incremental Refinancing Term Loan Lender and/or each Incremental Refinancing Revolving Credit Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender, Incremental Refinancing Revolving Credit Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, New Revolving Loan Lender, New Extended Revolving Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender as the case may be.

Each New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender hereby agrees to make its respective Commitment on the following terms and conditions:(24)

SECTION 24.         Applicable ABR Margin.  The Applicable ABR Margin for each Series [    ] [New Tranche H Term Loan / Incremental Refinancing Term Loan] shall mean, as of any date of determination, [    ]% per annum [plus the pricing premium, if any, less the pricing reduction, if any].

SECTION 25.         Applicable Eurodollar Margin.  The Applicable Eurodollar Margin for each Series [  ] [New Tranche H Term Loans / New Tranche I Term Loans / Incremental Refinancing Term Loans] shall mean, as of any date of determination, [    ]% per annum [plus the pricing premium, if any, less the pricing reduction].

SECTION 26.         Principal Payments.  The US Borrower shall make principal payments on the Series [    ] New Tranche H Term Loans in installments on the dates and in the amounts set forth below:

(24) Insert completed items 1-7 as applicable with respect to New Tranche H Term Loans, New Tranche I Term Loans and Incremental Refinancing Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Tranche H Term Loans
$
$
$
$
$
$
$
$

The US Borrower shall make principal payments on the Series [    ] New Tranche I Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Tranche I Term Loans
$
$
$
$
$
$
$
$

The US Borrower shall make principal payments on the Series [    ]Incremental Refinancing Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] Incremental Refinancing Term Loans
$
$
$
$
$
$
$
$

SECTION 27.         Voluntary and Mandatory Prepayments.  Scheduled installments of principal of the Series [    ] New Tranche H Term Loans, Series [    ] New Tranche I Term Loans or Series [    ] Incremental Refinancing Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [    ] New Tranche H Term Loans, Series [    ] New Tranche I Term Loans or Series [    ] Incremental Refinancing Term Loans, as applicable, in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively.

SECTION 28.         Prepayment Fees.  The US Borrower agrees to pay to each [New Tranche H Term Loan Lender / New Tranche I Term Loan Lender / Incremental Refinancing Term Loan Lender] the following prepayment fees, if any:  [                                  ].

[Insert other additional prepayment provisions with respect to New Tranche H Term Loans, New Tranche I Term Loans or Incremental Refinancing Term Loans]

SECTION 29.         Other Fees.  The US Borrower agrees to pay each [New Tranche H Term Loan Lender] [New Tranche I Term Loan Lender] [New Revolving Loan Lender] [New Extended Revolving Loan Lender] [Incremental Refinancing Term Loan Lender] [Incremental Refinancing Revolving Credit Lender] its pro rata share of an aggregate fee equal to [                          ] on [                        ,         ].

SECTION 30.         Proposed Borrowing.  This Agreement represents the US Borrower’s request to borrow Series [    ] [New Tranche [H] [I] Term Loans / Incremental Refinancing Term Loans] from the [New Tranche [H] [I] Term Loan Lenders / Incremental Refinancing Term Loan Lenders] as follows (the “Proposed Borrowing”):

21.1.        Business Day of Proposed Borrowing:                            ,

21.2.        Amount of Proposed Borrowing:  $

21.3.        Interest rate option:

a.                                       ABR Loan(s)

b.                                      Eurodollar Loans

with an initial Interest

Period of          month(s)

SECTION 31.         [New Loan Lenders.  Each New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Revolving Loans, New Extended Revolving Loans, Series [      ] New Tranche H Term Loans, Series [      ] New Tranche I Term Loans, Series [    ] Incremental Refinancing Term Loans, and/or Incremental Refinancing Revolving Credit Commitments,  as the case may be, that such New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.](25)

SECTION 32.         Credit Agreement Governs  Except as set forth in this Agreement, the New Revolving Loans, New Extended Revolving Loans, Series [      ] New Tranche H Term Loans, Series [      ] New Tranche I Term Loans, Series [    ] Incremental Refinancing Term Loans and/or Incremental Refinancing Revolving Credit Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

SECTION 33.         Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the US Borrower hereby certify that:

The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

No event has occurred and is continuing or would result from the consummation of the proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

The US Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

SECTION 34.         Borrower Covenants.  By its execution of this Agreement, the US Borrower hereby covenants that:

[The US Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the New Revolving Loan Commitments, New

(25) Insert bracketed language if the lending institution is not already a Lender.

Extended Revolving Loan Commitments and/or the Incremental Refinancing Revolving Credit Commitment as applicable;](26)

The US Borrower shall deliver or cause to be delivered the following legal opinions and documents:  [                      ], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Sections 10.9 and 10.10 of the Credit Agreement.

SECTION 35.         Notice.  For purposes of the Credit Agreement, the initial notice address of each New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender shall be as set forth below its signature below.

SECTION 36.         Non-US Lenders.  For each New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender that is a Non-US Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender may be required to deliver to the Administrative Agent pursuant to subsection 5.4(d) of the Credit Agreement.

SECTION 37.         Recordation of the New Loans.  Upon execution and delivery hereof, the Administrative Agent will record the Series [      ] New Tranche H Term Loans, Series [      ] New Tranche I Term Loans, New Revolving Loans, New Extended Revolving Loans, Series [    ] Incremental Refinancing Term Loans and/or Incremental Refinancing Revolving Credit Commitments, as the case may be, made by each New Revolving Loan Lender, New Extended Revolving Loan Lender, New Tranche H Term Loan Lender, New Tranche I Term Loan Lender, Incremental Refinancing Term Loan Lender and/or Incremental Refinancing Revolving Credit Lender in the Register.

SECTION 38.         Amendment, Modification and Waiver  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

(26)Select this provision in the circumstance where the Lender is a New Revolving Loan Lender.

SECTION 39.         Entire Agreement.  This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

SECTION 40.         GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 41.         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

SECTION 42.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                              ,           ].

[NAME OF NEW LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

SCHEDULE A
TO JOINDER AGREEMENT

Name of New Loan Lender	Type of Commitment	Amount

[ ]

[New Tranche H Term Loan Commitment]

[New Tranche I Term Loan Commitment]

[New Revolving Loan Commitment]

[New Extended Revolving Loan Commitment]

[Incremental Refinancing Term Loan Commitment]

[Incremental Refinancing Revolving Credit Commitment]

$